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As filed with the Securities and Exchange Commission on April 29, 2005

Registration No. 333-122108

SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

Amendment No. 4 to
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SYNTA PHARMACEUTICALS CORP.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	2834 (Primary Standard Industrial Classification Code Number)	04-3508648 (IRS Employer Identification No.)
45 Hartwell Avenue Lexington, Massachusetts 02421 (781) 274-8200 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Safi R. Bahcall, Ph.D.
President and Chief Executive Officer
Synta Pharmaceuticals Corp.
45 Hartwell Avenue
Lexington, Massachusetts 02421
(781) 274-8200
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

With copies to:

Jonathan L. Kravetz, Esq. Brian P. Keane, Esq. Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. One Financial Center Boston, Massachusetts 02111 (617) 542-6000	Wendy E. Rieder, Esq. Vice President, IP and Legal Affairs Synta Pharmaceuticals Corp. 45 Hartwell Avenue Lexington, Massachusetts 02421 (781) 274-8200	Patrick O'Brien, Esq. Ropes & Gray LLP One International Place Boston, Massachusetts 02110 (617) 951-7000

        Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement becomes effective.

        If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box.    ☐

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering.    ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering.    ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

PROSPECTUS (Subject to Completion)
Issued April 29, 2005

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and we are not soliciting offers to buy these securities, in any state where such offer or sale is not permitted.

6,000,000 Shares

COMMON STOCK

We are offering 6,000,000 shares of our common stock. This is our initial public offering, and no public market currently exists for our shares. We anticipate the initial public offering price will be between $14.00 and $16.00 per share.

We have applied to have our common stock approved for listing on the Nasdaq National Market under the symbol "SNTA."

Investing in our common stock involves risks. See "Risk Factors" beginning on page 7.

PRICE $       A SHARE

	Price to Public		Underwriting Discounts and Commissions		Proceeds to Synta
Per Share		$		$		$
Total	$		$		$

We have granted the underwriters the right to purchase up to an additional 900,000 shares of common stock to cover over-allotments.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Morgan Stanley & Co. Incorporated expects to deliver the shares to purchasers on                           , 2005.

MORGAN STANLEY

                  LEHMAN BROTHERS

                  LAZARD

                                      , 2005

TABLE OF CONTENTS

Prospectus Summary	1
Risk Factors	7
Special Note Regarding Forward-Looking Statements	27
Use of Proceeds	28
Dividend Policy	29
Capitalization	29
Dilution	30
Selected Historical Financial and Operating Data	31
Management's Discussion and Analysis of Financial Condition and Results of Operations	32
Business	44
Management	70
Certain Relationships and Related Party Transactions	87
Principal Stockholders	93
Description of Capital Stock	96
Shares Eligible for Future Sale	99
Underwriters	102
Legal Matters	105
Independent Registered Public Accounting Firm	105
Where You Can Find More Information	105
Index to the Financial Statements	F-1

        You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock.

        Until            , 2005 (25 days after the date of this prospectus), all dealers that buy, sell or trade our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

        For investors outside the United States: Neither we nor any of the underwriters have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus.

PROSPECTUS SUMMARY

        The following summary highlights information appearing elsewhere in this prospectus. It may not contain all of the information that may be important to you in deciding whether to invest in our common stock. You should read the entire prospectus carefully, including the "Risk Factors" section and the financial statements and related notes appearing at the end of this prospectus, before making an investment decision.

Synta Pharmaceuticals Corp.

        We are a biopharmaceutical company focused on discovering, developing, and commercializing novel, small-molecule drugs for inflammatory diseases and cancer. Our pipeline of drug candidates is diverse – each of our seven clinical and preclinical drug programs is based on a unique chemical class with a distinct mechanism of action – and addresses some of the largest pharmaceutical markets in the world. All of our drug candidates were discovered internally, using the chemistry, biology, and pharmaceutical development assets and capabilities built over the combined history of Synta and predecessor companies. We use these capabilities to discover and develop new drug candidates, and to increase and protect the value of our drug candidates in clinical trials. We have retained worldwide rights to all of our drug candidates in all indications.

        We have three drug candidates in human clinical trials and four additional programs in preclinical studies. For our two most advanced drug candidates, we are conducting six Phase 2 clinical trials across five therapeutic indications, including Crohn's disease, psoriasis, and multiple cancer types. We have enrolled approximately 500 patients in these Phase 2 trials at over 100 trial sites. STA-5326, an orally administered, small-molecule inhibitor of interleukin-12, or IL-12, and interleukin-23, or IL-23, is currently in Phase 2 clinical development for the treatment of Crohn's disease and psoriasis. STA-4783, a small-molecule anticancer therapeutic, is in three separate Phase 2 trials for the treatment of non-small cell lung cancer, malignant melanoma, and soft tissue sarcoma. STA-5312, a small-molecule anticancer agent we are developing initially for the treatment of chemotherapy-resistant cancers, is currently in two Phase 1 trials for the treatment of solid-tumor cancers and cancers of the blood. Given the current stage of development of these drug candidates, we do not expect to receive regulatory approval for any of our drug candidates until 2008 at the earliest, if at all. Our drug candidates are described in greater detail below.

  STA-5326

        STA-5326 is a novel, orally administered, small-molecule drug candidate that selectively and potently inhibits the production of the IL-12 family of proteins, including IL-12 and IL-23. Over-production of these proteins plays a central role in chronic inflammatory diseases, driving the body's immune system to infiltrate and damage tissues and organs. In particular, IL-12 has been recognized as a key regulator of a type of immune cell known as TH1. Inflammatory diseases known to be mediated by TH1 cells include Crohn's disease, psoriasis, rheumatoid arthritis, and multiple sclerosis.

        A category of approved drugs, including Remicade, Enbrel, and Humira, that inhibit a protein known as tumor necrosis factor-alpha, or TNFa, has achieved significant commercial success as a treatment for certain TH1-biased diseases. However, for many patients these TNFa-antagonist drugs are ineffective or poorly tolerated. Recent results have shown that inhibiting IL-12 is a promising alternative therapeutic strategy. Clinical trials in Crohn's disease and psoriasis for antibodies targeting IL-12 have indicated significant therapeutic benefit to patients, and offer promise that inhibiting IL-12 activity may be a more advantageous therapeutic approach for the treatment of TH1-biased inflammatory diseases than inhibiting TNFa activity. We believe that STA-5326, as an orally administered, small-molecule IL-12 inhibitor, may offer additional advantages over both the TNFa-antagonists and anti-IL-12 antibodies, which require intravenous or subcutaneous injection.

        Our initial therapeutic focus for STA-5326 has been on the treatment of Crohn's disease and psoriasis. We have completed enrollment of a 73-patient Phase 2a clinical trial in moderate-to-severe Crohn's disease. This trial was designed as an open-label, dose-escalating study to assess the safety, pharmacokinetics, and efficacy of STA-5326. Patients were assigned to one of five dose levels of STA-5326 – 14 mg twice-a-day, 35 mg once-a-day, 28 mg twice-a-day, 35 mg twice-a-day, and 70 mg once-a-day – and treated for four weeks. Efficacy was assessed using the Crohn's Disease Activity Index, or CDAI, which is a composite index of symptomatic and other parameters that has been the basis of pivotal studies for previously approved Crohn's disease therapies.

        In this trial, we observed clinical improvement at all but the lowest dose level and an onset of therapeutic benefit within two weeks of initiation of treatment. In addition, STA-5326 has demonstrated an acceptable safety profile over four weeks of treatment. These results are based on a small number of patients, and may not be supported by further results in subsequent clinical trials. We plan to initiate a randomized, double-blind, placebo-controlled clinical trial in Crohn's disease in the second half of 2005.

        In the second half of 2004, we initiated two Phase 2 trials for the treatment of chronic plaque psoriasis, the most common form of psoriasis. The first psoriasis trial is a randomized, double-blind, placebo-controlled Phase 2b trial. We recently completed enrollment of 214 patients in this trial. The second psoriasis trial is a complementary open-label Phase 2a trial designed to enroll approximately 60 patients, 40 of whom have been enrolled to date. Results from both trials are expected to be available in the second half of 2005. If the data are favorable and no additional studies are required by the FDA before commencing pivotal trials, we expect to initiate a pivotal Phase 3 clinical trial for the treatment of chronic plaque psoriasis by the end of 2005.

  STA-4783

        STA-4783 is a novel, small-molecule compound that we are currently evaluating in three separate Phase 2 trials for the treatment of non-small cell lung cancer, malignant melanoma, and soft tissue sarcoma, in combination with taxanes, a leading class of anticancer therapeutic agents. STA-4783 induces the expression of heat shock protein 70, or Hsp70, on the surface of tumor cells, which flags the cells for destruction and elimination by the immune system. STA-4783 also disrupts the function of the centrosome, a critical component of cellular infrastructure. Preclinical studies demonstrated that the combination of STA-4783 with a taxane achieved superior antitumor activity compared to the taxane alone, with minimal or no increase in toxicity. Based on the encouraging results seen during the initial stages of the ongoing Phase 2 trials, we began the second-stage, randomized portion of each of the non-small cell lung cancer, malignant melanoma, and soft tissue sarcoma trials. In January 2005, we completed enrollment of 87 patients in the second stage of the non-small cell lung cancer trial. We continue to enroll patients in the second stage of the malignant melanoma trial and have reached our target enrollment of 80 patients in the soft tissue sarcoma trial. We expect to report data from our Phase 2 cancer trials in the second half of 2005 or early 2006. The results seen to date are preliminary and are based on a small number of patients, and may not be supported by the second stages of these trials or subsequent clinical trials. If supported by continued favorable clinical data, we expect to initiate a pivotal Phase 3 clinical trial of STA-4783 for the treatment of one of these cancer types by the end of 2005 or early 2006.

  STA-5312

        STA-5312 is a novel, small-molecule anticancer agent that we are initially developing for the treatment of chemotherapy-resistant cancers. STA-5312 inhibits the assembly of microtubules, fibers inside cells which play an essential role in cell division. By inhibiting microtubule assembly, STA-5312 disrupts the process of cell division, thereby causing cell death. This inhibition is more pronounced in rapidly dividing cells, such as cancer cells. In preclinical studies, STA-5312 has been shown to have considerably higher anticancer activity in chemotherapy-resistant cancer cells than standard treatments and to significantly increase animal survival in chemotherapy-resistant cancer models. We have initiated two dose-escalating Phase 1 trials of STA-5312 for the treatment of solid-tumor cancers and cancers of the blood. Results from these trials are expected by the end of 2005.

Our Business Strategy

        Our mission is to extend and enhance the lives of patients by discovering, developing, and commercializing novel pharmaceutical products for treating severe medical conditions. To achieve this objective, we intend to continue to:

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  Focus on novel therapies for severe diseases with large market potential. Our clinical and discovery programs are focused on severe or life-threatening diseases, including chronic inflammatory diseases and cancer, each of which represents a large therapeutic market and an attractive commercial opportunity.

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  Use our drug discovery capabilities to maximize the value of our ongoing clinical-stage programs. We apply our discovery capabilities to improve, expand, and protect the value of our ongoing clinical programs.

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  Expand our pipeline of unique drug candidates, with a focus on inflammatory diseases and cancer. Applying our discovery capabilities to rapidly and efficiently develop new drug candidates enhances the value of our pipeline through increased market potential and through diversification of our product, regulatory, and market risks.

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  Maximize the retained value of our drug candidates. At present, we own worldwide rights to all of our drug candidates in development. Based on our strong financial position, we intend to independently develop and commercialize certain drug candidates, and for other candidates, to develop them to a more advanced clinical stage before entering into development and commercial agreements. We believe this approach will allow us to retain a higher share of the value from our drug candidates.

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  Maintain our focus on small-molecule drug development. We discover and develop small-molecule drug candidates, not large molecule biologic agents such as proteins or antibodies, which are complex and costly to manufacture. Small-molecule drugs have the potential for development into orally administered drugs, thereby offering patients greater convenience. They also typically require lower infrastructure investment, face fewer manufacturing constraints, and may enable us to realize greater potential profit margins.

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  Build on the strength of our intellectual property estate. We are continuing to strengthen our intellectual property estate, which provides us with the ability to maximize the value of our internal discoveries and to protect these discoveries from competition. As of April 15, 2005, we had a total of 254 issued patents and pending patent applications worldwide, including issued U.S. composition-of-matter patents for each of our drug candidates in clinical development.

Risks Associated with Our Business

        Our business is subject to numerous risks, as more fully described in the section entitled "Risk Factors" immediately following this prospectus summary. We have a limited operating history, have incurred substantial net losses, and had an accumulated deficit of $128.3 million as of March 31, 2005. We expect to continue to incur substantial losses for the foreseeable future, and we expect these losses to increase substantially as we conduct larger scale trials for our drug candidates. All of our drug candidates are undergoing clinical trials or are in early stages of development, and failure is common and can occur at any stage of development. Our two lead clinical drug candidates, STA-5326 and STA-4783, are currently in Phase 2 clinical trials where the historical rate of failure is significantly higher than in pivotal Phase 3 clinical trials. In addition, we expect to replace the formulations of STA-5326, STA-4783, and possibly STA-5312 used in clinical trials to date with commercial formulations. This transition will require the successful completion of comparability studies (which have been largely completed for STA-5326), other testing, and additional manufacturing development, which cannot be assured. While there have been a limited number of serious adverse events reported to date in connection with our clinical trials of STA-5326, STA-4783, and STA-5312, we cannot assure you that the number of serious adverse events will not increase as we expand our clinical trial programs for these drug candidates. Our ability to generate product revenue in the future will depend heavily on the successful development and commercialization of our drug candidates, particularly our clinical drug candidates, STA-5326, STA-4783, and STA-5312. Even if we succeed in obtaining regulatory approval of one or more of our drug candidates, we have no experience in commercializing drug products. Accordingly, we may never generate sufficient revenue to achieve and then sustain profitability.

Company History and Information

        Our current drug candidates and drug discovery capabilities have their origins in research begun in 1992 by the U.S.-based research subsidiary of a Japanese imaging company. A unique chemical compound library developed by this entity was acquired in 1998 by Shionogi BioResearch Corp., a U.S.-based research company formed by Shionogi & Co., Ltd., a Japanese pharmaceutical company. Synta commenced operations in July 2001, and in September 2002, we acquired Principia Associates, Inc., which had acquired Shionogi BioResearch Corp. a few months earlier. Through this acquisition, we obtained the chemical compound library, a pipeline of preclinical and research programs, and the chemistry, biology, and pharmaceutical development assets built over the preceding decade. A core group of our scientists contributed to the development of our drug candidates at predecessor companies and continue at Synta as key members of our scientific team, including our scientific founder; Senior Vice President, Drug Development; Vice President, Chemistry; and Vice President, Clinical Development. Since the Principia acquisition, we have devoted our efforts to advancing the clinical development of our current drug candidates and discovering new drug candidates. We remain, however, a development-stage company and, as Synta Pharmaceuticals, have a limited operating history.

        Our principal executive offices are located at 45 Hartwell Avenue, Lexington, Massachusetts 02421, and our telephone number is (781) 274-8200. Our website address is www.syntapharma.com. The information contained on our website is not incorporated by reference into, and does not form any part of, this prospectus. We have included our website address as a factual reference and do not intend it to be an active link to our website. Our trademarks include Synta Pharmaceuticals and our logo. Other service marks, trademarks and trade names appearing in this prospectus are the property of their respective owners. Unless the context requires otherwise, references in this prospectus to "the company," "the Company," "we," "our," "us," and "Synta" refer to Synta Pharmaceuticals Corp.

The Offering

Common stock offered by Synta	6,000,000 shares
Common stock to be outstanding after this offering	38,903,233 shares
Over-allotment option	900,000 shares
Use of proceeds
To fund clinical trials, preclinical testing and other research and development activities, general and administrative expenses, working capital needs, and other general corporate purposes. See "Use of Proceeds."
Proposed Nasdaq National Market symbol	SNTA

        The information above is based on the number of shares of common stock outstanding as of April 15, 2005. It does not include:

  •
  4,409,690 shares of common stock issuable upon the exercise of stock options outstanding as of April 15, 2005, including 109,090 shares of common stock issuable upon the exercise of stock options granted outside of our stock plans, at a weighted average exercise price of $9.41 per share;

  •
  514,246 shares of common stock reserved for future awards under our 2001 Stock Plan, which terminates upon completion of this offering; and

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  3,500,000 shares of common stock reserved for future awards under our 2005 Stock Plan, which becomes effective upon completion of this offering.

        Unless otherwise indicated, all information contained in this prospectus:

  •
  assumes that the underwriters do not exercise their over-allotment option to purchase up to 900,000 shares of our common stock;

  •
  reflects a 1-for-2.75 reverse split of our common stock to be effected prior to the completion of this offering; and

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  assumes the adoption of our restated certificate of incorporation and restated bylaws upon the completion of this offering.

Summary Financial Data
(in thousands, except per share data)

        The following tables summarize our consolidated financial data for the periods presented. We prepared this information using our consolidated financial statements for each of the periods presented. You should read this information in conjunction with our audited and unaudited consolidated financial statements and related notes, "Selected Historic Consolidated Financial and Operating Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus. Results for the three months ended March 31, 2005 are not necessarily indicative of the results expected for the year ended December 31, 2005 or for any future period. The unaudited as adjusted balance sheet data set forth below gives effect to our sale of 6,000,000 shares of common stock in this offering at an assumed initial public offering price of $15.00 per share, after deducting estimated underwriting discounts and commissions and offering expenses payable by us.

						Three months ended March 31
		Years ended December 31
	Period from inception (March 10, 2000) to December 31, 2000
		2001	2002(1)	2003	2004	2004	2005
	(unaudited)					(unaudited)
Consolidated Statement of Operations Data:
Revenues	$—	$—	$—	$1,304	$173	$173	$—
Operating expenses
Research and development	—	277	7,292	24,337	38,136	5,625	16,218
In-process research and development	—	—	18,088	—	1,583	1,583	—
General and administrative	78	124	1,569	5,261	7,383	1,934	2,280
Other compensation expense	—	—	9,315	—	—	—	—

Total operating expenses	78	401	36,264	29,598	47,102	9,142	18,498

Loss from operations	(78)	(401)	(36,264)	(28,294)	(46,929)	(8,969)	(18,498)
Investment income, net	—	20	110	416	995	212	641

Net loss	$(78)	$(381)	$(36,154)	$(27,878)	$(45,934)	$(8,757)	$(17,857)

Basic and diluted net loss per common share	—	$(0.09)	$(3.00)	$(1.28)	$(1.69)	$(0.33)	$(0.55)

Weighted average shares used in computing basic and diluted net loss per share	—	4,420	12,042	21,853	27,206	26,318	32,357

(1)
In September 2002 and December 2002 Synta acquired Principia Associates, Inc. and Diagon Genetics, Inc., respectively. See footnote 3 to Synta's audited consolidated financial statements.

	March 31, 2005
	Actual	As adjusted
	(unaudited)
Consolidated Balance Sheet Data:
Cash, cash equivalents and marketable securities	$110,015	$191,015
Working capital	95,221	176,221
Total assets	118,472	199,472
Capital lease obligations, net of current portion	1,572	1,572
Common stock	3	4
Additional paid-in capital	239,326	320,325
Deficit accumulated during the development stage	(128,282)	(128,282)
Total stockholders' equity	101,067	182,067

RISK FACTORS

        An investment in our common stock involves a high degree of risk. You should carefully read and consider the risks and uncertainties described below together with all of the other information contained in this prospectus, including the consolidated financial statements and the related notes appearing at the end of this prospectus, before deciding to invest in our common stock. If any of these risks actually occur, our business, business prospects, financial condition, results of operations, or cash flows could be materially harmed. In any such case, the trading price of our common stock could decline, and you could lose all or part of your investment.

Risks Related to Our Financial Position and Need for Additional Capital

        We have incurred significant losses since our inception, and we expect to incur losses for the foreseeable future and may never reach profitability.

        Since inception we have incurred significant operating losses and, as of March 31, 2005, we had an accumulated deficit of $128.3 million, which includes research and development expense of $86.3 million. We expect to continue to incur significant operating expenses and capital expenditures and anticipate that our expenses and losses will increase substantially in the foreseeable future as we:

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  complete our Phase 2 clinical trials for STA-5326 and, if supported by the Phase 2 results, initiate pivotal Phase 3 trials;

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  complete our Phase 2 clinical trials for STA-4783 and, if supported by the Phase 2 results, initiate pivotal Phase 3 trials;

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  complete our Phase 1 clinical trials for STA-5312 and, if supported by the Phase 1 results, initiate larger scale Phase 2 trials;

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  seek regulatory approvals for STA-5326, STA-4783, and STA 5312;

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  advance our ion channel modulator, Hsp90 inhibitor, microtubule inhibitor, and antidiabetic agent preclinical programs into clinical trials, if supported by positive preclinical data;

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  discover, develop and seek regulatory approval for new drug candidates;

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  commercialize STA-5326, STA-4783, and STA-5312, if approved;

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  hire additional clinical, scientific, and management personnel;

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  add operational, financial, and management information systems and personnel; and

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  identify additional compounds or drug candidates and acquire rights from third parties to those compounds or drug candidates through licenses.

        We must generate significant revenue to achieve and maintain profitability. Even if we succeed in developing and commercializing one or more of our drug candidates, we may not be able to generate sufficient revenue and we may never be able to achieve or maintain profitability.

        Our operating history may make it difficult for you to evaluate the success of our business to date and to assess our future viability.

        We commenced operations in July 2001 and are a development-stage company. Our operations to date have been limited to organizing and staffing our company, acquiring, developing, and securing our technology, and undertaking preclinical studies and clinical trials of our drug candidates. We have not yet demonstrated our ability to obtain regulatory approval, formulate and manufacture a commercial-scale product, or conduct sales and marketing activities necessary for successful product commercialization.

Consequently, any predictions you make about our future success or viability may not be as accurate as they could be if we had a longer operating history.

        If we fail to obtain the capital necessary to fund our operations, we will be unable to successfully develop and commercialize our lead drug candidates.

        Although we have raised substantial capital to date, we will require substantial future capital in order to continue to complete clinical development and commercialize our lead drug candidates, STA-5326, STA-4783, and STA-5312, and to conduct the research and development and clinical and regulatory activities necessary to bring other drug candidates to market. Our future capital requirements will depend on many factors that are currently unknown to us, including:

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  the progress and results of our Phase 2 clinical trials for STA-5326 and any future Phase 3 trials we may initiate based on the Phase 2 results;

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  the progress and results of our Phase 2 clinical trials for STA-4783 and any future Phase 3 trials we may initiate based on the Phase 2 results;

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  the progress and results of our Phase 1 clinical trials for STA-5312, any future Phase 2 trials we may initiate based on the Phase 1 results, and Phase 3 trials we may initiate based on the Phase 2 results;

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  the results of our preclinical studies and testing for our ion channel modulator, Hsp90 inhibitor, microtubule inhibitor, and antidiabetic agent preclinical programs, and our decision to initiate clinical trials if supported by the preclinical results;

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  the costs, timing, and outcome of regulatory review of STA-5326, STA-4783, STA-5312, and our preclinical drug candidates;

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  the scope, progress, results, and cost of preclinical development, clinical trials, and regulatory review of any new drug candidates we may discover or acquire;

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  the costs of preparing, filing, and prosecuting patent applications and maintaining, enforcing, and defending intellectual property-related claims;

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  the costs of establishing sales and marketing functions and of establishing commercial manufacturing arrangements if any of our drug candidates is approved;

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  our ability to establish strategic collaborations and licensing or other arrangements on terms favorable to us;

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  the costs to satisfy our obligations under potential future collaborations; and

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  the timing, receipt, and amount of sales or royalties, if any, from STA-5326, STA-4783, STA-5312, and our other potential products.

        We may seek the additional capital necessary to fund our operations through public or private equity offerings, debt financings, and collaborative and licensing arrangements. To the extent that we raise additional capital through the sale of equity or convertible debt securities, your ownership interest will be diluted and the terms may include liquidation or other preferences that adversely affect your rights as a stockholder. Debt financing, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions such as incurring additional debt, making capital expenditures, or declaring dividends. If we raise additional funds through collaboration and licensing arrangements with third parties, we may have to relinquish valuable rights to our technologies or drug candidates, or grant licenses on terms that are not favorable to us. We cannot assure you that additional funds will be available when we need them on terms that are acceptable to us, or at all. If adequate funds are not available on a timely basis, we may be required to:

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  terminate or delay clinical trials or other development for one or more of our drug candidates;

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  delay our establishment of sales and marketing capabilities or other activities that may be necessary to commercialize our drug candidates; or

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  curtail significant drug development programs that are designed to identify new drug candidates.

        We believe that the proceeds we receive from this offering and our existing cash and investment securities will be sufficient to support our current operating plan through at least 2006. However, our operating plan may change as a result of many factors currently unknown to us, and we may need additional funds sooner than planned. In addition, we may seek additional capital due to favorable market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans.

Risks Related to the Development and Regulatory Approval of Our Drug Candidates

        Our success is largely dependent on the success of our clinical drug candidates, STA-5326, STA-4783, and STA-5312, and we cannot be certain that we will be able to obtain regulatory approval for or successfully commercialize any of these drug candidates.

        We have invested a significant portion of our time and financial resources in the development of STA-5326 for the treatment of inflammatory disease, and STA-4783 and STA-5312 for the treatment of cancer. We anticipate that our success will depend largely on the receipt of regulatory approval and successful commercialization of these drug candidates. The future success of these drug candidates will depend on several factors, including the following:

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  our ability to provide acceptable evidence of their safety and efficacy;

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  receipt of marketing approval from the FDA and any similar foreign regulatory authorities;

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  successful reformulation of our drug candidates from the formulation used for early clinical trials to a commercial formulation, including the successful completion of comparability studies (which have been largely completed for STA-5326), other testing, and additional manufacturing development required in connection with our reformulation of STA-5326, STA-4783, and possibly STA-5312;

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  obtaining and maintaining commercial manufacturing arrangements with third-party manufacturers or establishing commercial-scale manufacturing capabilities;

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  establishing an internal sales force or collaborating with pharmaceutical companies or contract sales organizations to market and sell any approved drug; and

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  acceptance of any approved drug in the medical community and by patients and third-party payors.

        Many of these factors are beyond our control. Accordingly, we cannot assure you that we will ever be able to generate revenues through the sale of STA-5326, STA-4783, or STA-5312.

        If we do not obtain required regulatory approval, we will be unable to market and sell our drug candidates.

        STA-5326, STA-4783, and STA-5312 and any other drug candidates we may discover or acquire and seek to commercialize are subject to extensive governmental regulations relating to development, clinical trials, manufacturing, and commercialization. Rigorous preclinical testing and clinical trials and an extensive regulatory approval process are required to be successfully completed in the U.S. and in many foreign jurisdictions before a new drug can be sold. Satisfaction of these and other regulatory requirements is costly, time consuming, uncertain, and subject to unanticipated delays. The time required to obtain approval by the U.S. Food and Drug Administration, or FDA, is unpredictable but typically exceeds five years following the commencement of clinical trials, depending upon the complexity of the drug candidate. We initiated clinical development of STA-5326, STA-4783, and STA-5312 in 2003, 2002, and 2003, respectively, and thus far, these drug candidates have been studied in only a small number of patients. Currently, STA-5326 and STA-4783 are in Phase 2 trials, and STA-5312 is in Phase 1 trials. It is possible that none of these drug candidates or any other drug candidates we may seek to develop in the future will ever obtain the appropriate regulatory approvals necessary for us to begin selling them.

        We have limited experience in conducting and managing the clinical trials necessary to obtain regulatory approvals, including approval by the FDA. In connection with the clinical trials for STA-5326, STA-4783, and STA-5312 and any other drug candidate we may seek to develop in the future, we face risks that:

  •
  the drug candidate may not prove to be efficacious;

  •
  patients may die or suffer other adverse effects for reasons that may or may not be related to the drug candidate being tested (for example, a patient died during our Phase 2 non-small cell lung cancer trial for STA-4783 of causes which we believe were unrelated to the treatment);

  •
  the results may not confirm the positive results of earlier trials; and

  •
  the results may not meet the level of statistical significance required by the FDA or other regulatory agencies.

        Of the large number of drugs in development, only a small percentage result in the submission of a new drug application, or NDA, to the FDA and even fewer are approved for commercialization. Furthermore, even if we do receive regulatory approval to market a commercial product, any such approval may be subject to limitations on the indicated uses for which we may market the product. These limitations may limit the size of the market for the product.

        Because our drug candidates are in an early stage of development, there is a high risk of failure, and we may never succeed in developing marketable products or generating product revenue.

        We have no drug candidates that have received regulatory approval for commercial sale. Our most advanced drug candidates, STA-5326 and STA-4783, are currently in Phase 2 clinical trials, and STA-5312 is currently in Phase 1 trials. We do not expect to have any commercial products on the market until at least 2008, if at all. We are exploring human diseases at the cellular level and attempting to develop drug candidates that intervene with cellular processes. Trial and error is inherent in science, and we may fail at numerous stages along the way. Success in preclinical studies of a drug candidate may not be predictive of similar results in humans during clinical trials, and successful results from early clinical trials of a drug candidate may not be replicated in later clinical trials. A number of companies in the pharmaceutical and biotechnology industries have suffered significant setbacks in late stage clinical trials even after achieving promising results in early stage development. Accordingly, the results from the completed and ongoing trials for STA-5326, STA-4783, and STA-5312 may not be predictive of the results we may obtain in later stage trials.

        If clinical trials for our drug candidates, including STA-5326, STA-4783, and STA-5312, are prolonged or delayed, we may be unable to commercialize our drug candidates on a timely basis, which would require us to incur additional costs and delay our receipt of any revenue from potential product sales.

        We cannot predict whether we will encounter problems with any of our completed, ongoing or planned clinical trials that will cause us or any regulatory authority to delay or suspend those clinical trials or delay the analysis of data derived from them. A number of events, including any of the following, could delay the completion of our ongoing and planned clinical trials and negatively impact our ability to obtain regulatory approval for, and to market and sell, a particular drug candidate, including our clinical drug candidates STA-5326, STA-4783, and STA-5312:

  •
  conditions imposed on us by the FDA or any foreign regulatory authority regarding the scope or design of our clinical trials;

  •
  delays in obtaining, or our inability to obtain, required approvals from institutional review boards or other reviewing entities at clinical sites selected for participation in our clinical trials;

  •
  insufficient supply or deficient quality of our drug candidates or other materials necessary to conduct our clinical trials;

  •
  lower than anticipated retention rate of subjects in clinical trials;

  •
  negative or inconclusive results from clinical trials, or results that are inconsistent with earlier results, that necessitate additional clinical study (for example, due to patient-to-patient pharmacokinetic variability);

  •
  serious and unexpected drug-related side effects experienced by patients in clinical trials; or

  •
  failure of our third-party contractors to comply with regulatory requirements or otherwise meet their contractual obligations to us in a timely manner.

        Commercialization of our drug candidates may be delayed by the imposition of additional conditions on our clinical trials by the FDA or the requirement of additional supportive studies by the FDA. For example, if the data from our ongoing Phase 2 trials in psoriasis are favorable, we currently expect to initiate a pivotal Phase 3 clinical trial for the treatment of chronic plaque psoriasis by the end of 2005. Although we have conducted several toxicology studies of STA-5326 in animals, including rodents and dogs, for periods as long as nine months, we are in the process of determining whether the FDA will require that we conduct an additional toxicology study of STA-5326 in monkeys. If the FDA requires that we conduct the study, we believe that we may be able to do so concurrently with our Phase 3 trial for STA-5326 in psoriasis. However, if the FDA requires that we conduct this study prior to the initiation of the Phase 3 trial, it would significantly delay the commercialization of STA-5326.

        In addition, clinical trials require sufficient patient enrollment, which is a function of many factors, including the size of the patient population, the nature of the trial protocol, the proximity of patients to clinical sites, the availability of effective treatments for the relevant disease, the eligibility criteria for our clinical trial, and competing studies or trials. Although we have had satisfactory patient enrollment in our clinical trials to date, future delays in patient enrollment can result in increased costs and longer development times. For example, soft tissue sarcoma is a disease indication with a relatively low incidence, which may make patient enrollment more difficult in future clinical trials. Our failure to enroll patients in our clinical trials could delay the completion of the clinical trial beyond our current expectations. In addition, the FDA could require us to conduct clinical trials with a larger number of subjects than we have projected for any of our drug candidates. We may not be able to enroll a sufficient number of patients in a timely or cost-effective manner.

        Furthermore, enrolled patients may drop out of our clinical trials, which could impair the validity or statistical significance of the clinical trials. For example, in our Phase 2b randomized, double-blind, placebo-controlled clinical trial of STA-5326 for the treatment of psoriasis, there has been a higher aggregate patient discontinuation rate to date than we expected when we initiated the trial in the second half of 2004. This preliminary discontinuation rate exceeds the range described in published results from other Phase 2 psoriasis trials of which we are aware, and it is possible that it will increase further before the completion of the trial. A number of factors could be influencing the patient discontinuation rate, including, but not limited to: the inclusion of a placebo arm in the trial; possible inactivity or low activity of STA-5326 at one or more of the dose levels being tested; adverse side effects experienced, whether or not related to the drug candidate; and the availability of numerous alternative treatment options that may induce patients to discontinue their participation in the trial. Since the relationship of the safety or efficacy data to active dose level or placebo from this double-blinded study is generally unknown to us, we are unable to assess the relationship, if any, between the discontinuations and the safety or efficacy of STA-5326, and no conclusions can be made until the completion of the trial.

        We do not know whether our clinical trials will begin as planned, will need to be restructured, or will be completed on schedule, if at all. Delays in our clinical trials will result in increased development costs for our drug candidates. In addition, if our clinical trials are delayed, our competitors may be able to bring products to market before we do and the commercial viability of our drug candidates, including our drug candidates STA-5326, STA-4783, and STA-5312, could be limited.

        If we are unable to successfully develop, manufacture, and complete required clinical comparative studies of our new formulations of STA-5326, STA-4783, and possibly STA-5312, clinical development may be delayed and our ability to supply commercial quantities of these drug candidates may be adversely affected.

        We are currently using a capsule formulation of STA-5326 in our clinical trials. This current capsule formulation was originally developed to increase the water solubility of STA-5326 but has a limited shelf life and is complicated to manufacture. We have also experienced significant patient-to-patient pharmacokinetic variability with the capsule formulation. In addition, we expect we would be required to pay a modest royalty if we used this formulation in a commercial product. Accordingly, we do not currently believe that this will be our commercial formulation for STA-5326. We have developed a novel salt form of STA-5326 that allows us to formulate the drug as a tablet. We believe this tablet will serve as our commercial formulation, replacing the current capsule formulation. We also plan to use the tablet formulation of STA-5326 in all future clinical trials. We must first, however, complete a clinical comparative study in healthy volunteers and demonstrate the comparability of pharmacokinetics of the salt form tablet formulation and the capsule formulation. Although animal and in vitro preclinical studies have confirmed the comparability of the salt form tablet formulation and the capsule formulation and have demonstrated an improvement in pharmacokinetic variability, we cannot assure you that the comparative clinical study will do so as well. The dosing period of this clinical study has been completed, and the preliminary analysis of the pharmacokinetic data indicates that the novel salt form and tablet formulation are bioequivalent to the capsule formulation. We are currently in the process of confirming our findings and finalizing the reporting of this study, which we expect to complete in the second quarter of 2005. However, we cannot assure you that the final analysis will demonstrate such bioequivalence. Separately, we are in the process of modifying the manufacturing process for the novel salt form as well as the tablet formulation in order to improve stability and reduce or eliminate certain impurities we have observed in some manufacturing lots, but we cannot assure you that we will be successful in doing so. Similarly, we also do not believe that the current form or formulation of STA-4783 being used in clinical trials will be our commercial formulation. This formulation is not water soluble and requires manual dissolution in an organic solvent prior to administration. We have developed a novel salt form of STA-4783 that is water-soluble and that we expect will replace the current form of STA-4783. We plan to use the new form of STA-4783 in all future clinical trials and believe that it also represents the likely commercial form of this drug candidate. Animal and in vitro preclinical studies have confirmed the comparability of this novel salt form, but we must also complete a similar clinical comparative study in healthy volunteers before this new form may be used. We initiated this study in the first quarter of 2005 and expect to complete it in the second half of 2005. If we do not successfully complete these studies or comparative studies of other new formulations of these drug candidates and successfully develop the manufacturing processes for the new formulations, our clinical development may be delayed and our ability to supply commercial quantities of these drug candidates, if approved, may be adversely affected. We may also need to synthesize a salt form or reformulate STA-5312 to improve its solubility profile. If required, we would anticipate making such a formulation transition prior to initiating Phase 3 trials or commercialization.

        Failure to comply with foreign regulatory requirements governing human clinical trials and marketing approval for drugs could prevent us from selling our drug candidates in foreign markets, which may adversely affect our operating results and financial condition.

        The requirements governing the conduct of clinical trials, product licensing, pricing, and reimbursement for marketing our drug candidates outside the U.S. vary greatly from country to country and may require additional testing. We have no experience in obtaining foreign regulatory approvals and, to date, the only foreign regulatory submission we have pursued is the submission of a filing necessary to conduct clinical trials of STA-4783 in soft tissue sarcoma in Canada. We expect that our future clinical development of STA-5326 and STA-4783 will involve a number of clinical trials in foreign jurisdictions, particularly in Europe. The time required to obtain approvals outside the U.S. may differ from that required to obtain FDA approval. We may not obtain foreign regulatory approvals on a timely basis, if at all. Approval by the FDA does not ensure approval by regulatory authorities in other countries, and approval by one foreign regulatory authority does not ensure approval by regulatory authorities in other countries or by the FDA. Failure to comply with these regulatory requirements or obtain required approvals could impair our ability to develop foreign markets for our drug candidates and may have a material adverse effect on our results of operations and financial condition.

        Our drug candidates will remain subject to ongoing regulatory review even if they receive marketing approval, and if we fail to comply with continuing regulations, we could lose these approvals and the sale of any approved commercial products could be suspended.

        Even if we receive regulatory approval to market a particular drug candidate, the manufacturing, labeling, packaging, adverse event reporting, storage, advertising, promotion, and record keeping related to the product will remain subject to extensive regulatory requirements. If we fail to comply with the regulatory requirements of the FDA and other applicable U.S. and foreign regulatory authorities or previously unknown problems with any approved commercial products, manufacturers, or manufacturing processes are discovered, we could be subject to administrative or judicially imposed sanctions, including:

  •
  restrictions on the products, manufacturers or manufacturing processes;

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  untitled or warning letters;

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  civil or criminal penalties;

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  fines;

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  injunctions;

  •
  product seizures or detentions;

  •
  import bans;

  •
  voluntary or mandatory product recalls and related publicity requirements;

  •
  suspension or withdrawal of regulatory approvals;

  •
  total or partial suspension of production; and

  •
  refusal to approve pending applications for marketing approval of new products or supplements to approved applications.

        If side effects increase or are identified during the time our drug candidates are in development or after they are approved and on the market, we may be required to perform lengthy additional clinical trials, change the labeling of any such products, or withdraw any such products from the market, any of which would hinder or preclude our ability to generate revenues.

        To date, there have been two serious adverse events reported as probably or possibly related to treatment with STA-5326. The first event involved a patient in our Phase 2b psoriasis trial who experienced rigors, increased liver function tests, and diarrhea, and the second event involved a patient in our Phase 2a psoriasis trial who developed a breast abscess. In addition, the data monitoring committee for our ongoing trial of STA-5326 for psoriasis indicated that it has observed changes from baseline levels of certain liver and kidney function tests and certain blood cell counts. The committee has noted that the clinical relevance of these observations is unknown and has not recommended any changes in the trial. Because the trial is blinded, we do not know the extent to which these changes are related to treatment with STA-5326. There have been three patients with possible drug-related serious adverse events related to treatment with STA-4783, including syncope, infection, anemia, and axillary mass change. In addition, there have been two serious adverse events related to treatment with STA-5312. The first event involved a patient who was hospitalized for the treatment of myalgia, and the second event involved a patient who experienced decreased mental acuity, dehydration, thrush, and significantly increased liver function tests. If the incidence of these events increases or if other effects are identified after any of our drug candidates are approved and on the market:

  •
  regulatory authorities may withdraw their approvals;

  •
  we may be required to reformulate any such products, conduct additional clinical trials, make changes in labeling of any such products, or implement changes to or obtain new approvals of our or our contractors' manufacturing facilities;

  •
  we may experience a significant drop in the sales of the affected products;

  •
  our reputation in the marketplace may suffer; and

  •
  we may become the target of lawsuits, including class action suits.

        Any of these events could harm or prevent sales of the affected products or could substantially increase the costs and expenses or commercializing and marketing any such products.

        We deal with hazardous materials and must comply with environmental laws and regulations, which can be expensive and restrict how we do business.

        Our activities involve the controlled storage, use, and disposal of hazardous materials, including infectious agents, corrosive, explosive and flammable chemicals, and various radioactive compounds. We are subject to federal, state, and local laws and regulations governing the use, manufacture, storage, handling, and disposal of these hazardous materials. Although we believe that our safety procedures for handling and disposing of these materials comply with the standards prescribed by these laws and regulations, we cannot eliminate the risk of accidental contamination or injury from these materials.

        In the event of an accident, state or federal authorities may curtail our use of these materials, and we could be liable for any civil damages that result, which may exceed our financial resources and may seriously harm our business. While we believe that the amount of insurance we carry is sufficient for typical risks regarding our handling of these materials, it may not be sufficient to cover pollution conditions or other extraordinary or unanticipated events. Additionally, an accident could damage, or force us to shut down, our operations. In addition, if we develop a manufacturing capacity, we may incur substantial costs to comply with environmental regulations and would be subject to the risk of accidental contamination or injury from the use of hazardous materials in our manufacturing process.

Risks Related to Our Dependence on Third Parties

        We rely on third parties to conduct our clinical trials, and those third parties may not perform satisfactorily, including failing to meet established deadlines for the completion of such trials.

        We do not have the ability to independently conduct clinical trials for our drug candidates, and we rely on third parties such as contract research organizations, medical institutions, and clinical investigators to perform this function. Our reliance on these third parties for clinical development activities reduces our control over these activities. Furthermore, these third parties may also have relationships with other entities, some of which may be our competitors. To date, our contract research organizations and other similar entities with which we are working have performed well; however, if these third parties do not successfully carry out their contractual duties or meet expected deadlines, we may be delayed in obtaining regulatory approvals for our drug candidates and may be delayed in our efforts to successfully commercialize our drug candidates for targeted diseases.

        We have no manufacturing capacity and depend on third-party manufacturers to produce our clinical trial drug supplies.

        We do not currently operate manufacturing facilities for clinical or commercial production of STA-5326, STA-4783, or STA-5312, or any of our preclinical drug candidates. We have no experience in drug manufacturing, and we lack the resources and the capabilities to manufacture any of our drug candidates on a clinical or commercial scale. As a result, we currently rely on third-party manufacturers to supply, store, and distribute drug supplies for our clinical trials and anticipate future reliance on a limited number of third-party manufacturers until we increase the number of manufacturers with whom we contract. Any performance failure on the part of our existing or future manufacturers could delay clinical development or regulatory approval of our drug candidates or commercialization of any approved products, producing additional losses and depriving us of potential product revenue.

        In late 2004, we observed granules in some of the capsules of STA-5326 manufactured by the third-party contractor used in our Phase 2 Crohn's disease and psoriasis trials. We conducted analytical testing and in vivo animal studies of the capsules containing the granules and determined that the granules consisted of the active pharmaceutical ingredient of STA-5326 rather than impurities. Based on these studies, we believe that the capsules containing the granules are comparable to the capsules without the granules, including with respect to pharmacokinetics and expected absorption in patients. We do not believe that this has had any adverse effect on our trials, but we cannot assure you that it has not. We submitted a summary of our findings from the preclinical studies on this issue to the FDA, and the FDA requested the data from these studies that support these findings. We provided these data to the FDA in early February 2005. We have received no further inquiry from the FDA and do not know whether the FDA will require additional information or require that corrective action be taken. Since the identification of these granules, we have performed a comprehensive investigation and believe we identified the cause of the granule formation. We have made improvements to the manufacturing process, and thereafter, no granules have been observed in these batches. We do not expect any delay in the clinical development of STA-5326 due to this issue, but we cannot assure you that no such delay will occur.

        Our drug candidates require precise, high quality manufacturing. Our contract manufacturers' failure to achieve and maintain high manufacturing standards could result in patient injury or death, product recalls or withdrawals, delays or failures in testing or delivery, cost overruns, or other problems that could seriously hurt our business. Contract manufacturers may encounter difficulties involving production yields, quality control, and quality assurance. These manufacturers are subject to ongoing periodic unannounced inspection by the FDA and corresponding state and foreign agencies to ensure strict compliance with current Good Manufacturing Practice, or cGMP, and other applicable government regulations and corresponding foreign standards; however, we do not have control over third-party manufacturers' compliance with these regulations and standards.

        If for some reason our contract manufacturers cannot perform as agreed, we may be unable to replace such third-party manufacturers in a timely manner and the production of our drug candidates would be interrupted, resulting in delays in clinical trials and additional costs. Switching manufacturers may be difficult because the number of potential manufacturers is limited and the FDA must approve any replacement manufacturer prior to manufacturing our drug candidates. Such approval would require new testing and compliance inspections. In addition, a new manufacturer would have to be educated in, or develop substantially equivalent processes for, production of our drug candidates after receipt of FDA approval. It may be difficult or impossible for us to find a replacement manufacturer on acceptable terms quickly, or at all. We have in the past experienced low inventory levels of the capsule formulation of STA-5326 we currently use in our clinical trials. To date, however, our clinical trials for STA-5326 have not been adversely affected, and we believe we have taken sufficient steps to ensure that we will have adequate inventory to complete our current Phase 2 trials for STA-5326 in Crohn's disease and plaque psoriasis. We expect to have completed our clinical comparative study of the tablet form of STA-5326 prior to the commencement of any future clinical trial for STA-5326.

        If we do not establish collaborations, we may have to alter our development plans.

        Our drug development programs and potential commercialization of our drug candidates will require substantial additional cash to fund expenses. Our strategy includes potentially selectively collaborating with leading pharmaceutical and biotechnology companies to assist us in furthering development and potential commercialization of some of our drug candidates. Although we are not currently a party to any such collaboration, we may enter into one or more of such collaborations in the future, especially for target indications in which the potential collaborator has particular therapeutic expertise or that involve a large, primary care market that must be served by large sales and marketing organizations. We face significant competition in seeking appropriate collaborators and these collaborations are complex and time-consuming to negotiate and document. We may not be able to negotiate collaborations on acceptable terms, or at all. If that were to occur, we may have to curtail the development of a particular drug candidate, reduce or delay its development program or one or more of our other development programs, delay its potential commercialization or reduce the scope of our sales or marketing activities, or increase our expenditures and undertake development or commercialization activities at our own expense. If we elect to increase our expenditures to fund development or commercialization activities on our own, we may need to obtain additional capital, which may not be available to us on acceptable terms, or at all. If we do not have sufficient funds, we will not be able to bring our drug candidates to market and generate product revenue.

        We anticipate continued reliance on third-party manufacturers if we are successful in obtaining marketing approval from the FDA and other regulatory agencies for any of our drug candidates.

        To date, our drug candidates have been manufactured in small quantities for preclinical testing and clinical trials by third-party manufacturers. If the FDA or other regulatory agencies approve any of our drug candidates for commercial sale, we expect that we would continue to rely, at least initially, on third-party manufacturers to produce commercial quantities of our approved drug candidates. These manufacturers may not be able to successfully increase the manufacturing capacity for any of our approved drug candidates in a timely or economic manner, or at all. Significant scale-up of manufacturing may require additional validation studies, which the FDA must review and approve. If they are unable to successfully increase the manufacturing capacity for a drug candidate or we are unable to establish our own manufacturing capabilities, the commercial launch of any approved products may be delayed or there may be a shortage in supply.

        If we are unable to establish sales and marketing capabilities or enter into agreements with third parties to market and sell our drug candidates, we may be unable to generate product revenue.

        We do not currently have an organization for the sales, marketing, and distribution of pharmaceutical products. In order to market any products that may be approved by the FDA, we must build our sales, marketing, managerial, and other non-technical capabilities or make arrangements with third parties to perform these services. If we are unable to establish adequate sales, marketing, and distribution capabilities, whether independently or with third parties, we may not be able to generate product revenue and may not become profitable.

Risks Related to Our Intellectual Property

        If our patent position does not adequately protect our drug candidates or any future products, others could compete against us more directly, which would harm our business.

        As of April 15, 2005, our patent portfolio included a total of 254 patents and patent applications worldwide with claims covering the composition-of-matter and methods of use for all three of our clinical stage compounds. We own or license a total of 15 issued U.S. patents and 59 U.S. patent applications, as well as 180 foreign counterparts to many of these patents and patent applications. We have issued U.S. composition-of-matter patents claiming the chemical structures of STA-5326, STA-4783, and STA-5312.

        Our commercial success will depend in part on our ability to obtain additional patents and protect our existing patent position as well as our ability to maintain adequate protection of other intellectual property for our technologies, drug candidates, and any future products in the U.S. and other countries. If we do not adequately protect our intellectual property, competitors may be able to use our technologies and erode or negate any competitive advantage we may have, which could harm our business and ability to achieve profitability. The laws of some foreign countries do not protect our proprietary rights to the same extent as the laws of the U.S., and we may encounter significant problems in protecting our proprietary rights in these countries.

        The patent positions of biotechnology and pharmaceutical companies, including our patent position, involve complex legal and factual questions, and, therefore, validity and enforceability cannot be predicted with certainty. Patents may be challenged, deemed unenforceable, invalidated or circumvented. We will be able to protect our proprietary rights from unauthorized use by third parties only to the extent that our proprietary technologies, drug candidates, and any future products are covered by valid and enforceable patents or are effectively maintained as trade secrets.

        The degree of future protection for our proprietary rights is uncertain, and we cannot ensure that:

  •
  we or our licensors were the first to make the inventions covered by each of our pending patent applications;

  •
  we or our licensors were the first to file patent applications for these inventions;

  •
  others will not independently develop similar or alternative technologies or duplicate any of our technologies;

  •
  any of our or our licensors' pending patent applications will result in issued patents;

  •
  any of our or our licensors' patents will be valid or enforceable;

  •
  any patents issued to us or our licensors and collaborators will provide a basis for commercially viable products, will provide us with any competitive advantages or will not be challenged by third parties;

  •
  we will develop additional proprietary technologies or drug candidates that are patentable; or

  •
  the patents of others will not have an adverse effect on our business.

        We typically file for patent protection first on the composition-of-matter of our drug candidates and also claim their activities and methods for their production and use to the extent known at that time. As we learn more about the mechanisms of action and new methods of manufacture and use of these drug candidates, we generally file additional patent applications for these new inventions. Although our patents may prevent others from making, using or selling similar products, they do not ensure that we will not infringe the patent rights of third parties. For example, because we sometimes identify the mechanism of action or molecular target of a given drug candidate after identifying its composition-of-matter and therapeutic use, we may not be aware until the mechanism or target is further elucidated that a third party has an issued or pending patent claiming biological activities or targets that may cover our drug candidate. If such a patent exists or is granted in the future, we cannot provide assurances that a license will be available on commercially reasonable terms, or at all.

        We are aware of an issued U.S. patent held by a third party that claims a method of increasing Hsp70 levels by administering a proteasome inhibitor. Our drug candidate STA-4783 induces the expression of Hsp70 on the surface of tumor cells. We are not certain about the role that proteasome inhibition may have with respect to STA-4783's induction of Hsp70 expression. We cannot guarantee that the patent holder will not assert the patent claims against us, but based on our analysis of this patent, we do not believe that the manufacture, use, or sale of STA-4783 would infringe any valid claim of this U.S. patent. However, we cannot guarantee that a court would find this patent to be invalid or would find STA-4783 not to infringe this patent. If the patent were held to be valid and infringed, we would be required to take corrective action, which might include acquiring a license to the patent, paying damages or ceasing infringement. We cannot provide assurances that a license would be available on commercially reasonable terms, or at all.

        We may be unable to adequately prevent disclosure of trade secrets and other proprietary information.

        We rely on trade secrets to protect our proprietary technologies, especially where we do not believe patent protection is appropriate or obtainable. However, trade secrets are difficult to protect. We rely in part on confidentiality agreements with our employees, consultants, outside scientific collaborators, sponsored researchers, and other advisors to protect our trade secrets and other proprietary information. These agreements may not effectively prevent disclosure of confidential information and may not provide an adequate remedy in the event of unauthorized disclosure of confidential information. In addition, others may independently discover our trade secrets and proprietary information. Costly and time-consuming litigation could be necessary to enforce and determine the scope of our proprietary rights, and failure to obtain or maintain trade secret protection could adversely affect our competitive business position.

        Litigation or other proceedings or third-party claims of intellectual property infringement would require us to spend time and money and could prevent us from developing or commercializing our drug candidates.

        Our commercial success will depend in part on not infringing upon the patents and proprietary rights of other parties. Although we are not currently aware of any litigation or other proceedings or third-party claims of intellectual property infringement related to our drug candidates, the pharmaceutical industry is characterized by extensive litigation regarding patents and other intellectual property rights. Other parties may obtain patents in the future and claim that the use of our technologies infringes these patents or that we are employing their proprietary technology without authorization. We could incur substantial costs and diversion of management and technical personnel in defending ourselves against any claims that the use of our technologies infringes upon any patents, defending ourselves against any claim that we are employing any proprietary technology without authorization or enforcing our patents against others. In the event of a successful claim of infringement against us, we may be required to:

  •
  pay substantial damages;

  •
  stop developing, commercializing, and selling the infringing drug candidates or approved products;

  •
  stop utilizing the infringing technologies and methods in our drug candidates or approved products;

  •
  develop non-infringing products, technologies, and methods; and

  •
  obtain one or more licenses from other parties, which could result in our paying substantial royalties or our granting of cross licenses to our technologies.

        We may not be able to obtain licenses from other parties at a reasonable cost, or at all. If we are not able to obtain necessary licenses at a reasonable cost, or at all, we could encounter substantial delays in product introductions while we attempt to develop alternative technologies, methods, and products, which we may not be able to accomplish. Although third parties may challenge our rights to, or the scope or validity of our patents, to date, we have not received any communications from third parties challenging our patents or patent applications covering our drug candidates.

        We may be subject to claims that we or our employees have wrongfully used or disclosed alleged trade secrets of their former employers.

        As is commonplace in our industry, we employ individuals who were previously employed at other biotechnology or pharmaceutical companies, including our competitors or potential competitors. Although no claims against us are currently pending, we may be subject to claims that these employees or we have inadvertently or otherwise used or disclosed trade secrets or other proprietary information of their former employers. Litigation may be necessary to defend against these claims. Even if we are successful in defending against these claims, litigation could result in substantial costs and be a distraction to management.

Risks Related to the Commercialization of Our Drug Candidates

        If physicians and patients do not accept our future products, we may be unable to generate significant revenue, if any.

        Even if STA-5326, STA-4783, STA-5312, or any other drug candidates we may develop or acquire in the future obtain regulatory approval, they may not gain market acceptance among physicians, healthcare payors, patients, and the medical community. Physicians may elect not to recommend these drugs for a variety of reasons including:

  •
  timing of market introduction of competitive products, including the anti-IL-12 antibodies currently in development;

  •
  demonstration of clinical safety and efficacy compared to other products;

  •
  cost-effectiveness;

  •
  availability of reimbursement from managed care plans and other third-party payors;

  •
  convenience and ease of administration;

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  prevalence and severity of adverse side effects;

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  other potential advantages of alternative treatment methods; and

  •
  ineffective marketing and distribution support.

        If our approved drugs fail to achieve market acceptance, we may not be able to generate significant revenue and our business would suffer.

        If the government and third-party payors fail to provide adequate coverage and reimbursement rates for our future products, if any, our revenue and prospects for profitability will be harmed.

        In both domestic and foreign markets, our sales of any future products will depend in part upon the availability of reimbursement from third-party payors. Such third-party payors include government health programs such as Medicare, managed care providers, private health insurers, and other organizations. These third-party payors are increasingly attempting to contain healthcare costs by demanding price discounts or rebates and limiting both coverage and the amounts that they will pay for new drugs, and, as a result, they may not cover or provide adequate payment for our drugs. We might need to conduct post-marketing studies in order to demonstrate the cost-effectiveness of any future products to such payors' satisfaction. Such studies might require us to commit a significant amount of management time and financial and other resources. Our future products might not ultimately be considered cost-effective. Adequate third-party reimbursement might not be available to enable us to maintain price levels sufficient to realize an appropriate return on investment in product development.

        U.S. and foreign governments continue to propose and pass legislation designed to reduce the cost of healthcare. For example, in some foreign markets, the government controls the pricing and profitability of prescription pharmaceuticals. In the U.S., we expect that there will continue to be federal and state proposals to implement similar governmental controls. In addition, recent changes in the Medicare program and increasing emphasis on managed care in the U.S. will continue to put pressure on pharmaceutical product pricing. Cost control initiatives could decrease the price that we would receive for any products in the future, which would limit our revenue and profitability. Accordingly, legislation and regulations affecting the pricing of pharmaceuticals might change before our drug candidates are approved for marketing. Adoption of such legislation could further limit reimbursement for pharmaceuticals.

        If a successful product liability claim or series of claims is brought against us for uninsured liabilities or in excess of insured liabilities, we could be forced to pay substantial damage awards.

        The use of any of our drug candidates in clinical trials, and the sale of any approved products, might expose us to product liability claims. We currently maintain product liability insurance coverage to cover us against such claims. However, such insurance coverage might not protect us against all of the claims to which we might become subject. We might not be able to maintain adequate insurance coverage at a reasonable cost or in sufficient amounts or scope to protect us against potential losses. In the event a claim is brought against us, we might be required to pay legal and other expenses to defend the claim, as well as uncovered damages awards resulting from a claim brought successfully against us. Furthermore, whether or not we are ultimately successful in defending any such claims, we might be required to direct financial and managerial resources to such defense and adverse publicity could result, all of which could harm our business.

Risks Related to Our Industry

        We may not be able to keep up with the rapid technological change in the biotechnology and pharmaceutical industries, which could make any future approved products obsolete and reduce our revenue.

        Biotechnology and related pharmaceutical technologies have undergone and continue to be subject to rapid and significant change. Our future will depend in large part on our ability to maintain a competitive position with respect to these technologies. Our competitors may render our technologies obsolete by advances in existing technological approaches or the development of new or different approaches, potentially eliminating the advantages in our drug discovery process that we believe we derive from our research approach and proprietary technologies. In addition, any future products that we develop, including our clinical drug candidates STA-5326, STA-4783, and STA-5312, may become obsolete before we recover expenses incurred in developing those products, which may require that we raise additional funds to continue our operations.

        Our competitors may develop products that are less expensive, safer, or more effective, which may diminish or eliminate the commercial success of any future products that we may commercialize.

        Competition in the pharmaceutical and biotechnology industries is intense and expected to increase. We face competition from pharmaceutical and biotechnology companies, as well as numerous academic and research institutions and governmental agencies, both in the U.S. and abroad. Some of these competitors have products or are pursuing the development of drugs that target the same diseases and conditions that are the focus of our drug development programs.

        For example, if approved, we expect STA-5326 to compete against currently approved treatments for chronic inflammatory diseases, including:

  •
  large-molecule, injectable TNFa-antagonists, including: Remicade, marketed by Johnson & Johnson; Enbrel, marketed by Amgen and Wyeth Pharmaceuticals; and Humira, marketed by Abbott Laboratories; and

  •
  broadly immunosuppressive small-molecule agents including corticosteroids, methotrexate and azathioprine.

        STA-5326 may also compete with CNTO-1275 and ABT-874, two antibody-based clinical candidates targeting IL-12 currently in clinical trials that are being developed by Johnson & Johnson and Abbott Laboratories, respectively.

        If approved, we would expect STA-4783 to compete with:

  •
  other agents that are being used or tested in combination with taxanes, including: Herceptin, marketed by Genentech; Tarceva, marketed by OSI Pharmaceuticals, Genentech, and Roche; and Xeloda, marketed by Roche;

  •
  taxane-like molecules such as epothilones; and

  •
  modifications or reformulations of taxanes.

        We would expect STA-5312, if approved, to compete against the currently approved therapies for the treatment of cancers, in particular, those being used or tested for the treatment of chemotherapy-resistant cancers.

        Many of our competitors and their collaborators have significantly greater experience than we do in the following:

  •
  identifying and validating targets;

  •
  screening compounds against targets;

  •
  preclinical studies and clinical trials of potential pharmaceutical products; and

  •
  obtaining FDA and other regulatory approvals.

        In addition, many of our competitors and their collaborators have substantially greater capital and research and development resources, manufacturing, sales, and marketing capabilities, and production facilities. Smaller companies also may prove to be significant competitors, particularly through proprietary research discoveries and collaboration arrangements with large pharmaceutical and established biotechnology companies. Many of our competitors have products that have been approved or are in advanced development and may develop superior technologies or methods to identify and validate drug targets and to discover novel small-molecule drugs. Our competitors, either alone or with their collaborators, may succeed in developing drugs that are more effective, safer, more affordable or more easily administered than ours and may achieve patent protection or commercialize drugs sooner than us. Our competitors may also develop alternative therapies that could further limit the market for any drugs that we may develop. Our failure to compete effectively could have a material adverse effect on our business.

Risks Related to Employee Matters and Managing Growth

        Our future success depends on our ability to retain our chief executive officer and other key executives and to attract, retain and motivate qualified personnel.

        We are highly dependent on Safi R. Bahcall, Ph.D., our President and Chief Executive Officer, and the other principal members of our executive and scientific teams, particularly: James G. Barsoum, Ph.D., our Vice President, Biology; Keizo Koya, Ph.D., our Senior Vice President, Drug Development; John A. McCarthy, Jr., our Senior Vice President and Chief Financial Officer; Wendy E. Rieder, Esq., our Vice President, Intellectual Property and Legal Affairs; Matthew L. Sherman, M.D., our Senior Vice President and Chief Medical Officer; and Robert J. Terifay, our Senior Vice President, Commercial Development and Strategy. All of the agreements with these principal members of our executive and scientific teams provide that employment is at-will and may be terminated by the employee at any time and without notice. Although we do not have any reason to believe that we may lose the services of any of these persons in the foreseeable future, the loss of the services of any of these persons might impede the achievement of our research, development, and commercialization objectives. Recruiting and retaining qualified scientific personnel and possibly sales and marketing personnel will also be critical to our success. We may not be able to attract and retain these personnel on acceptable terms given the competition among numerous pharmaceutical and biotechnology companies for similar personnel. We also experience competition for the hiring of scientific personnel from universities and research institutions. We do not maintain "key person" insurance on any of our employees. In addition, we rely on consultants and advisors, including scientific and clinical advisors, to assist us in formulating our research and development and commercialization strategy. Our consultants and advisors may be employed by employers other than us and may have commitments under consulting or advisory contracts with other entities that may limit their availability to us.

        We expect to expand our development, clinical research and marketing capabilities, and as a result, we may encounter difficulties in managing our growth, which could disrupt our operations.

        We expect to experience significant growth in the number of our employees and the scope of our operations. To manage our anticipated future growth, we must continue to implement and improve our managerial, operational, and financial systems, expand our facilities, and continue to recruit and train additional qualified personnel. Due to our limited resources, we may not be able to effectively manage the expansion of our operations or recruit and train additional qualified personnel. The physical expansion of our operations may lead to significant costs and may divert our management and business development resources. Any inability to manage growth could delay the execution of our business plans or disrupt our operations.

        If we make strategic acquisitions, we will incur a variety of costs and might never realize the anticipated benefits.

        We have grown primarily through acquisitions, particularly our 2002 acquisition of Principia Associates, Inc. All of our acquisitions to date, however, have been of related parties. Accordingly, we have very limited experience in independently identifying acquisition candidates and integrating the operations of truly independent acquisition candidates with our company. Currently we are not a party to any acquisition agreements, nor do we have any understanding or commitment with respect to any such acquisition. If appropriate opportunities become available, however, we might attempt to acquire approved products, additional drug candidates, or businesses that we believe are a strategic fit with our business. If we pursue any transaction of that sort, the process of negotiating the acquisition and integrating an acquired product, drug candidate, or business might result in operating difficulties and expenditures and might require significant management attention that would otherwise be available for ongoing development of our business, whether or not any such transaction is ever consummated. Moreover, we might never realize the anticipated benefits of any acquisition. Future acquisitions could result in potentially dilutive issuances of equity securities, the incurrence of debt, contingent liabilities or impairment expenses related to goodwill, and impairment or amortization expenses related to other intangible assets, which could harm our financial condition.

Risks Related to our Common Stock and the Offering

        Our stock price is likely to be volatile and the market price of our common stock after this offering may drop below the price you pay.

        You should consider an investment in our common stock as risky and invest only if you can withstand a significant loss and wide fluctuations in the market value of your investment. Prior to this offering, there was not a public market for our common stock. We will negotiate and determine the initial public offering price with the representatives of the underwriters based on several factors. This price may vary from the market price of our common stock after this offering. You may be unable to sell your shares of common stock at or above the initial offering price due to fluctuations in the market price of our common stock arising from changes in our operating performance or prospects. In addition, the stock market has recently experienced significant volatility, particularly with respect to pharmaceutical, biotechnology, and other life sciences company stocks. The volatility of pharmaceutical, biotechnology, and other life sciences company stocks often does not relate to the operating performance of the companies represented by the stock. Some of the factors that may cause the market price of our common stock to fluctuate include:

  •
  results of our current Phase 2 or any subsequent clinical trials for STA-5326;

  •
  results of our current Phase 2 or any subsequent clinical trials for STA-4783;

  •
  results of our current Phase 1 or any subsequent clinical trials for STA-5312;

  •
  results of clinical trials conducted by others on drugs that would compete with our drug candidates;

  •
  failure or delays in advancing drug candidates from our ion channel modulator, Hsp90 inhibitor, microtubule inhibitor, and antidiabetic agent preclinical programs, or other drug candidates we may discover or acquire in the future, into clinical trials;

  •
  failure or discontinuation of any of our research programs;

  •
  issues in manufacturing our drug candidates or approved products;

  •
  regulatory developments or enforcement in the U.S. and foreign countries;

  •
  developments or disputes concerning patents or other proprietary rights;

  •
  introduction of technological innovations or new commercial products by us or our competitors;

  •
  changes in estimates or recommendations by securities analysts, if any cover our common stock;

  •
  public concern over our drug candidates or any approved products;

  •
  litigation;

  •
  future sales of our common stock;

  •
  general market conditions;

  •
  changes in the structure of health care payment systems;

  •
  failure of any of our drug candidates, if approved, to achieve commercial success;

  •
  economic and other external factors or other disasters or crises; and

  •
  period-to-period fluctuations in our financial results.

        These and other external factors may cause the market price and demand for our common stock to fluctuate substantially, which may limit or prevent investors from readily selling their shares of common stock and may otherwise negatively affect the liquidity of our common stock. In addition, in the past, when the market price of a stock has been volatile, holders of that stock have instituted securities class action litigation against the company that issued the stock. If any of our stockholders brought a lawsuit against us, we could incur substantial costs defending the lawsuit. Such a lawsuit could also divert the time and attention of our management.

  There may not be an active, liquid trading market for our common stock.

        There is currently no established trading market for our common stock. There is no guarantee that an active trading market for our common stock will develop and be maintained after this offering. If a trading market does not develop or is not maintained, you may experience difficulty in reselling, or an inability to sell, your shares quickly or at the latest market price.

        Insiders will continue to have substantial control over Synta which could delay or prevent a change in corporate control or result in the entrenchment of management and/or the board of directors.

        After this offering, our directors, executive officers and principal stockholders, together with their affiliates and related persons, will beneficially own, in the aggregate, approximately 50.4% of our outstanding common stock. As a result, these stockholders, if acting together, may have the ability to determine the outcome of matters submitted to our stockholders for approval, including the election and removal of directors and any merger, consolidation or sale of all or substantially all of our assets. In addition, these persons, acting together, may have the ability to control the management and affairs of our company. Accordingly, this concentration of ownership may harm the market price of our common stock by:

  •
  delaying, deferring or preventing a change in control;

  •
  entrenching our management and/or the board of directors;

  •
  impeding a merger, consolidation, takeover or other business combination involving Synta; or

  •
  discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of Synta.

        Future sales of common stock by our existing stockholders may cause our stock price to fall.

        Sales of a substantial number of shares of our common stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of our common stock. After this offering, we will have outstanding 38,903,233 shares of common stock based on the number of shares outstanding as of April 15, 2005. This includes the 6,000,000 shares that we are selling in this offering, which may be resold in the public market immediately. The remaining 32,903,233 shares are currently restricted as a result of securities laws or lock-up agreements but will be able to be sold in the near future as set forth below.

Number of Shares	Date Available for Sale Into the Public Market
36,358	On the date of this prospectus.
26,827,404	After 180 days* from the date of this prospectus (subject, in some cases, to volume limitations).
6,039,471	At various times after 180 days* from the date of this prospectus (subject, in some cases, to volume limitations).

*
180 days corresponds to the end of the lock-up period described in "Shares Eligible for Future Sale — Lock-Up Agreement." This lock-up period may be extended under certain circumstances as described in that section.

        Moreover, beginning after the lock-up period described in "Shares Eligible for Future Sale — Lock-Up Agreement" expires, the holders of 12,470,297 shares of our common stock and 370,453 shares of our common stock issuable upon the exercise of options will have rights, subject to some conditions, to require us to file registration statements covering their shares or to include their shares in registration statements that we may file for ourselves or other stockholders. We also intend to register all shares of common stock that we may issue under our stock plans. For additional information, see "Shares Eligible for Future Sale."

        We have broad discretion in the use of the net proceeds from this offering and may not use them effectively.

        Management will retain broad discretion over the use of the net proceeds from this offering. Stockholders may not agree with such uses, and our use of the proceeds may not yield a significant return or any return at all for our stockholders. The failure by our management to apply these funds effectively could have a material adverse effect on our business.

        We intend to use the proceeds from this offering for clinical trials, preclinical testing and other research and development activities, and general and administrative expenses, working capital needs, and other general corporate purposes. Because of the number and variability of factors that will determine our use of the proceeds from this offering, their ultimate use may vary substantially from their currently intended use. For a further description of our intended use of the proceeds of the offering, see "Use of Proceeds."

        Provisions of our charter, bylaws, and Delaware law may make an acquisition of us or a change in our management more difficult.

        Certain provisions of our restated certificate of incorporation and restated bylaws that will be in effect upon the completion of this offering could discourage, delay or prevent a merger, acquisition or other change in control that stockholders may consider favorable, including transactions in which you might otherwise receive a premium for your shares. These provisions also could limit the price that investors might be willing to pay in the future for shares of our common stock, thereby depressing the market price of our common stock. Stockholders who wish to participate in these transactions may not have the opportunity to do so. Furthermore, these provisions could prevent or frustrate attempts by our stockholders to replace or remove our management. These provisions:

  •
  allow the authorized number of directors to be changed only by resolution of our board of directors;

  •
  establish a classified board of directors, providing that not all members of the board be elected at one time;

  •
  authorize our board of directors to issue without stockholder approval blank check preferred stock that, if issued, could operate as a "poison pill" to dilute the stock ownership of a potential hostile acquirer to prevent an acquisition that is not approved by our board of directors;

  •
  require that stockholder actions must be effected at a duly called stockholder meeting and prohibit stockholder action by written consent;

  •
  establish advance notice requirements for stockholder nominations to our board of directors or for stockholder proposals that can be acted on at stockholder meetings;

  •
  limit who may call stockholder meetings; and

  •
  require the approval of the holders of 80% of the outstanding shares of our capital stock entitled to vote in order to amend certain provisions of our restated certificate of incorporation and restated bylaws.

        In addition, because we are incorporated in Delaware, we are governed by the provisions of Section 203 of the Delaware General Corporation Law, which may, unless certain criteria are met, prohibit large stockholders, in particular those owning 15% or more of our outstanding voting stock, from merging or combining with us for a prescribed period of time.

        We have never paid dividends on our capital stock, and we do not anticipate paying any cash dividends in the foreseeable future.

        We have paid no cash dividends on any of our classes of capital stock to date and we currently intend to retain our future earnings, if any, to fund the development and growth of our businesses. As a result, capital appreciation, if any, of our common stock will be your sole source of gain on your investment for the foreseeable future.

        Investors in this offering will pay a much higher price than the book value of our common stock and therefore you will incur immediate and substantial dilution of your investment.

        If you purchase common stock in this offering, you will pay more for your shares than the amounts paid by existing stockholders for their shares. You will incur immediate and substantial dilution of $10.32 per share, representing the difference between our pro forma net tangible book value per share after giving effect to this offering at an assumed initial public offering price of $15.00 per share. In the past, we issued options to acquire common stock at prices significantly below the assumed initial public offering price. To the extent these outstanding options are ultimately exercised, you will sustain further dilution.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus contains forward-looking statements. The forward-looking statements are contained principally in the sections entitled "Prospectus Summary," "Risk Factors," "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and "Business." These statements involve known and unknown risks, uncertainties, and other factors which may cause our actual results, performance, or achievements to be materially different from any future results, performance, or achievements expressed or implied by the forward-looking statements. Forward-looking statements include statements about:

  •
  the anticipated progress of our research, development, and clinical programs, including the timing of current and future clinical trials;

  •
  our ability to market, commercialize, and achieve market acceptance for our drug candidates that we may develop or acquire;

  •
  our anticipated use of the proceeds of this offering; and

  •
  estimates regarding the sufficiency of our cash resources.

        In some cases, you can identify forward-looking statements by terms such as "anticipates," "believes," "could," "estimates," "expects," "intends," "may," "plans," "potential," "predicts," "projects," "should," "will," "would," and similar expressions intended to identify forward-looking statements. Forward-looking statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. We discuss many of these risks in this prospectus in greater detail under the heading "Risk Factors." Given these uncertainties, you should not place undue reliance on these forward-looking statements. Also, forward-looking statements represent our estimates and assumptions only as of the date of this prospectus. You should read this prospectus and the documents that we have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect.

        Except as required by law, we assume no obligation to update any forward-looking statements publicly or to update the reasons actual results could differ materially from those anticipated in any forward-looking statements, even if new information becomes available in the future.

USE OF PROCEEDS

        We estimate that our net proceeds from the sale of 6,000,000 shares of our common stock in this offering will be approximately $81.0 million, or approximately $93.6 million if the underwriters exercise their over-allotment option in full, assuming an initial public offering price of $15.00 per share and after deducting estimated underwriting discounts and commissions and offering expenses payable by us.

        The principal purposes of this offering are to obtain additional working capital to fund anticipated operating losses, establish a public market for our common stock, and facilitate future access to the public markets. We estimate that we will use the proceeds of this offering as follows:

  •
  approximately $54.0 million to fund continued clinical development of STA-5326, STA-4783, and STA-5312 as follows;

  •
  approximately $30.0 million of these net proceeds to fund the continued clinical development of STA-5326, including the completion of ongoing Phase 2 clinical trials, the initiation of new Phase 2 clinical trials, and the initiation of a Phase 3 clinical trial;

  •
  approximately $18.0 million of these net proceeds to fund the continued clinical development of STA-4783, including the completion of ongoing Phase 2 clinical trials, the initiation of new Phase 2 clinical trials, and the initiation of a Phase 3 clinical trial; and

  •
  approximately $6.0 million of these net proceeds to fund the continued clinical development of STA-5312, including the completion of ongoing Phase 1 clinical trials, and the initiation of new Phase 2 clinical trials;

  •
  approximately $16.0 million to fund preclinical testing, and other research and development activities; and

  •
  approximately $11.0 million to fund general and administrative expenses, working capital needs, and other general corporate purposes.

We may also use a portion of the proceeds for the potential acquisition of, or investment in, technologies, products, or companies that complement our business, although we have no current understandings, commitments, or agreements to do so.

        As of the date of this prospectus, we cannot predict with certainty all of the particular uses for the proceeds from this offering, or the amounts that we will actually spend on the uses set forth above. The amounts and timing of our actual expenditures will depend upon numerous factors, including the progress of our research, development, and commercialization efforts, the progress of our clinical trials, and our operating costs and expenditures. Accordingly, our management will have significant flexibility in applying the net proceeds of this offering.

        The costs and timing of drug development and regulatory approval, particularly conducting clinical trials, are highly uncertain, are subject to substantial risks, and can often change. Accordingly, we may change the allocation of use of these proceeds as a result of contingencies such as the progress and results of our clinical trials and other research and development activities, the establishment of collaborations, the results of our commercialization efforts, our manufacturing requirements and regulatory or competitive developments. In addition, assuming our current clinical programs proceed further to the next stage of clinical development, we do not expect our existing capital resources and the net proceeds from this offering to be sufficient to enable us to fund the completion of all such clinical development programs through commercial introduction. Accordingly, we expect we will need to raise additional funds.

        Pending use of the proceeds from this offering as described above or otherwise, we intend to invest the net proceeds in short-term interest-bearing, investment grade securities.

DIVIDEND POLICY

        We have never paid or declared any cash dividends on our common stock. We currently intend to retain all available funds and any future earnings to fund the development and expansion of our business, and we do not anticipate paying any cash dividends in the foreseeable future. Any future determination to pay dividends will be at the discretion of our board of directors and will depend on our financial condition, results of operations, capital requirements, and other factors that our board of directors deems relevant. In addition, the terms of any future debt or credit facility may preclude us from paying dividends.

CAPITALIZATION

        The following table sets forth our capitalization as of March 31, 2005:

  •
  on an actual basis;

  •
  on an as adjusted basis to give effect to our sale of 6,000,000 shares of common stock in this offering at an assumed initial public offering price of $15.00 per share after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

        This table should be read with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and the related notes appearing elsewhere in this prospectus.

	As of March 31, 2005
	Actual	As adjusted
	(in thousands, except share and per share data)
	(unaudited)
Cash, cash equivalents and marketable securities	$110,015	$191,015

Capital lease obligations, long-term	1,572	1,572
Stockholders' equity
Common stock, par value $.0001 per share Authorized 150,000,000 shares actual and 100,000,000 shares as adjusted; 32,903,233 shares issued and outstanding actual and 38,903,233 shares issued and outstanding as adjusted	3	4
Additional paid-in capital	239,326	320,325
Deferred compensation	(9,789)	(9,789)
Accumulated other comprehensive loss	(191)	(191)
Deficit accumulated during the development stage	(128,282)	(128,282)

Total stockholders' equity	101,067	182,067

Total capitalization	$102,639	$183,639

        The outstanding share information excludes:

  •
  4,291,326 shares of common stock issuable upon the exercise of stock options outstanding as of March 31, 2005, including 109,090 shares of common stock issuable upon the exercise of stock options granted outside of our stock plans, at a weighted average exercise price of $9.19 per share; and

  •
  632,804 shares of common stock reserved for future awards under our stock plans as of March 31, 2005.

DILUTION

        If you invest in our common stock, your interest will be diluted to the extent of the difference between the initial public offering price per share of our common stock and the pro forma net tangible book value per share of our common stock after this offering. We calculate pro forma net tangible book value per share by dividing the net tangible book value, tangible assets less total liabilities, by the number of outstanding shares of common stock.

        Our historical net tangible book value at March 31, 2005 was $101.1 million, or $3.07 per share, based on 32,903,233 shares of common stock outstanding at March 31, 2005. After giving effect to the sale of 6,000,000 shares of common stock by us in this offering at an assumed initial public offering price of $15.00 per share, less the underwriting discounts and commissions and the estimated offering expenses payable by us, our pro forma net tangible book value at March 31, 2005, would be $182.1 million, or $4.68 per share. This represents an immediate increase in the pro forma net tangible book value of $1.61 per share to existing stockholders and an immediate dilution of $10.32 per share to new investors purchasing shares in this offering. The following table illustrates this per share dilution:

Assumed initial public offering price per share		$15.00
Net tangible book value per share as of March 31, 2005	$3.07
Increase per share attributable to new investors	1.61

Pro forma net tangible book value per share after this offering		4.68

Dilution per share to new investors		$10.32

        The following table shows on a pro forma basis at March 31, 2005 the difference between the number of shares of common stock purchased from us, the total consideration paid to us and the average price paid per share by existing stockholders and by new investors purchasing common stock in this offering:

	Shares Purchased		Total Consideration
					Average Price Per Share
	Number	Percent	Amount	Percent
Existing stockholders	32,903,233	84.6%	$222,295,910	71.2%	$6.76
New investors	6,000,000	15.4	90,000,000	28.8	$15.00

Total	38,903,233	100%	$312,295,910	100%

        Assuming the underwriters' over-allotment option is exercised in full, sales by us in this offering will reduce the percentage of shares held by existing stockholders to 82.7% and will increase the number of shares held by new investors to 6,900,000, or 17.3%.

        The information set forth above is based on shares outstanding as of March 31, 2005. It excludes:

  •
  4,291,326 shares of common stock issuable upon the exercise of stock options outstanding as of March 31, 2005, including 109,090 shares of common stock issuable upon the exercise of stock options granted outside of our stock plans, at a weighted average exercise price of $9.19 per share; and

  •
  632,804 shares of common stock reserved for future awards under our stock plans as of March 31, 2005.

        To the extent outstanding options are exercised, there will be further dilution to the new investors.

SELECTED HISTORICAL FINANCIAL AND OPERATING DATA
(in thousands, except per share amounts)

        You should read the following selected financial information together with our financial statements and the related notes appearing at the end of this prospectus and the "Management's Discussion and Analysis of Financial Condition and Results of Operations" section of this prospectus.

        We have derived the consolidated statements of operations data for the three months ended March 31, 2004 and 2005 and the consolidated balance sheet data at March 31, 2005 from our unaudited consolidated financial statements which are included in this prospectus. The unaudited consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the information set forth therein. We have derived the consolidated statements of operations data for the years ended December 31, 2002, 2003 and 2004 and the consolidated balance sheet information at December 31, 2003 and 2004 from our audited consolidated financial statements which are included in this prospectus. We have derived the consolidated statements of operations data for the year ended December 31, 2001 and consolidated balance sheet data at December 31, 2001 and 2002 from our audited consolidated financial statements, which are not included in this prospectus. We have derived the consolidated statements of operations data for the period from March 10, 2000 (inception) to December 31, 2000 and the consolidated balance sheet data at December 31, 2000 from our unaudited consolidated financial statements, which are not included in this prospectus. Our historical results for any prior period are not necessarily indicative of results to be expected for any future period.

	Period from inception (March 10, 2000) to December 31, 2000					Three months ended March 31
		Years ended December 31
		2001	2002(1)	2003	2004	2004	2005
	(unaudited)					(unaudited)
Consolidated Statement of Operations Data:
Revenues	$—	$—	$—	$1,304	$173	$173	$—
Operating expenses
Research and development	—	277	7,292	24,337	38,136	5,625	16,218
In-process research and development	—	—	18,088	—	1,583	1,583	—
General and administrative	78	124	1,569	5,261	7,383	1,934	2,280
Other compensation expense	—	—	9,315	—	—	—	—

Total operating expenses	78	401	36,264	29,598	47,102	9,142	18,498

Loss from operations	(78)	(401)	(36,264)	(28,294)	(46,929)	(8,969)	(18,498)
Investment income, net	—	20	110	416	995	212	641

Net loss	$(78)	$(381)	$(36,154)	$(27,878)	$(45,934)	$(8,757)	$(17,857)

Basic and diluted net loss per common share	—	$(0.09)	$(3.00)	$(1.28)	$(1.69)	$(0.33)	$(0.55)

Weighted average shares used in computing basic and diluted net loss per share	—	4,420	12,042	21,853	27,206	26,318	32,357

(1)
In September 2002 and December 2002, Synta acquired Principia Associates, Inc. and Diagon Genetics, Inc., respectively. See footnote 3 to Synta's audited consolidated financial statements.

	As of December 31
						As of March 31, 2005
	2000	2001	2002	2003	2004
	(unaudited)					(unaudited)
Consolidated Balance Sheet Data:
Cash, cash equivalents and marketable securities	$4	$1,708	$28,952	$76,226	$124,968	$110,015
Working capital	4	2,697	27,574	73,564	113,147	95,221
Total assets	53	2,773	33,173	80,387	132,019	118,472
Capital lease obligations, net of current portion	—	—	—	—	1,188	1,572
Common stock	—	1	2	3	3	3
Additional paid-in capital	—	3,521	68,433	144,153	238,929	239,326
Deficit accumulated during the development stage	(78)	(459)	(36,613)	(64,491)	(110,425)	(128,282)
Total stockholders' equity (deficit)	(78)	2,744	31,151	76,891	117,956	101,067

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        You should read this discussion together with the financial statements, related notes and other financial information included elsewhere in this prospectus. The following discussion may contain predictions, estimates and other forward-looking statements that involve a number of risks and uncertainties, including those discussed under "Risk Factors" and elsewhere in this prospectus. These risks could cause our actual results to differ materially from any future performance suggested below.

Overview

        We are a biopharmaceutical company focused on discovering, developing, and commercializing novel, small-molecule drugs for inflammatory disease and cancer. Our pipeline of drug candidates is diverse and addresses some of the largest pharmaceutical markets in the world. We currently have three drug candidates in human clinical trials and four additional programs in preclinical studies or discovery. For our two most advanced drug candidates, we are currently conducting six Phase 2 clinical trials across five therapeutic indications, including Crohn's disease, plaque psoriasis, and multiple cancer types. All of our drug candidates were discovered internally, using the chemistry, biology, and pharmaceutical development assets and capabilities built over the combined history of Synta and predecessor companies. We use these capabilities to increase and protect the value of our clinical programs, and to expand our drug candidate pipeline. We have retained worldwide rights to all of our drug candidates in all indications.

        We were incorporated in March 2000 and commenced operations in July 2001. Since that time, we have been principally engaged in raising capital and in the discovery and development of novel drug candidates. In September 2002, we acquired all of the outstanding stock of Principia Associates, Inc., an operating biopharmaceutical company and a related party, in exchange for our common stock, common stock warrants and forgiveness of notes receivable with an aggregate value of $16.9 million. In July 2002, Principia acquired all of the outstanding stock of SBR Pharmaceuticals Corp. (formerly Shionogi BioResearch Corp.), an operating biopharmaceutical company, in exchange for cash of $12.5 million. In December 2002, we acquired all of the outstanding stock of Diagon Genetics, Inc., a related party, whose activities consisted of owning the rights to the development of certain intellectual property, in exchange for cash of $5.0 million and $8.5 million of our common stock. In January 2004, we acquired the assets, consisting principally of rights to intellectual property, and assumed certain liabilities of Cancer Genomics, Inc., Kava Pharmaceuticals, Inc and SinglePixel Biomedical, Inc., collectively referred to herein as CKS, all related parties, in a single transaction in exchange for our common stock with a value of $2.2 million.

        Since our inception, we have had no revenues from product sales and have funded our operations primarily through the private placement of common stock. Through March 31, 2005, we raised net cash proceeds of $196.7 million through the private placement of common stock and exercise of common stock options and warrants. In November 2004, we raised net cash proceeds of $79.9 million through the private placement of common stock. We have devoted substantially all of our capital resources to the research and development of our drug candidates and to the acquisitions of Principia and Diagon. We have never been profitable and, as of March 31, 2005, we have an accumulated deficit of $128.3 million. We had net losses of $78,000 for the period from inception (March 10, 2000) through December 31, 2000, $381,000 for the year ended December 31, 2001, $36.2 million for the year ended December 31, 2002, $27.9 million for the year ended December 31, 2003, $45.9 million for the year ended December 31, 2004, and $17.9 million for the three months ended March 31, 2005. We expect to incur significant and increasing operating losses for the foreseeable future as we advance our drug candidates from discovery through preclinical and clinical trials and seek regulatory approval and eventual commercialization. In addition to these increasing research and development expenses, we expect general and administrative costs to increase as we add personnel and begin to operate as a public company. We will need to generate significant revenues to achieve profitability and may never do so.

Financial Operations Overview

  Revenue

        We have not yet generated any product revenue and do not expect to generate any product revenue for the foreseeable future. We have recognized, in the aggregate, $1.5 million of revenue since our inception. This revenue was derived entirely from government research grants. We will seek to generate revenue from product sales, and possibly from research and development payments, profit sharing payments, milestone payments, and royalties. In the future, we expect that any revenue we generate will fluctuate from quarter-to-quarter as a result of the timing and amount of research and development and other payments received under any future collaborative or strategic relationships, and the amount and timing of payments we receive upon the sale of our drug candidates, to the extent any are successfully commercialized.

  Research and Development

        Research and development expense consists of expenses incurred in connection with developing and advancing our drug discovery technology and identifying and developing our drug candidates. These expenses consist principally of salaries and related expenses, license fees, facility costs, and costs for clinical trials including related contract research, formulation and manufacturing. We charge all research and development expenses to operations as incurred.

        Clinical development timelines, likelihood of drug candidate success, and total costs vary widely. We began tracking our internal and external research and development costs and our personnel and related costs on an individual drug candidate basis in 2003. For the year ended December 31, 2004, research and development expenses for our STA-5326, STA-4783, and STA-5312 drug candidates were approximately $15.0 million, $10.8 million and $2.5 million, respectively. The remaining $9.8 million of research and development expenses for the year ended December 31, 2004 is allocated among our early-stage programs. For the year ended December 31, 2003, research and development expenses for these drug candidates were $7.8 million, $3.8 million and $3.2 million, respectively, with the remaining $9.5 million of research and development expenses allocated among our early-stage programs. While expenses associated with the completion of our current clinical programs are expected to be substantial and increase, we believe that accurately projecting total program-specific expenses through commercialization is not possible at this time. There exist numerous factors associated with the successful commercialization of any of our drug candidates, including clinical candidate selection, future trial design, and various regulatory requirements, many of which cannot be determined with accuracy at this time based on our stage of development. Additionally, future commercial and regulatory factors beyond our control will evolve and therefore impact our clinical development programs and plans over time.

        Despite this uncertainty, however, our development strategy for our two lead drug candidate programs, STA-5326 and STA-4783, is currently based on a number of assumptions that allow for broad estimates of certain clinical trial related expense. If successful with our current Phase 2 clinical trials for these two lead drug candidates, we currently anticipate that we would choose a lead indication for each drug candidate and initiate a pivotal Phase 3 clinical trial program by the end of 2005 or early 2006. The direct costs associated with each of these two Phase 3 programs could be in the range of $35-$45 million, or an aggregate of $70-$90 million for both programs, over the estimated two years necessary to complete the programs. Additional clinical trials may also be initiated in the future to explore other therapeutic indications for each drug candidate. Our current strategy assumes that for the foreseeable future we do not pursue a collaboration with a strategic corporate partner for the development of either of these drug candidates and therefore continue to internally finance all current and future clinical development initiatives. We do not expect to receive regulatory approval of any of our drug candidates until 2008 at the earliest, if at all.

        Beyond our two lead drug candidates, we anticipate that we will select drug candidates and research projects for further development on an ongoing basis in response to their preclinical and clinical success, as well as commercial potential.

  In-process Research and Development

        Our acquisitions of Principia, Diagon and the CKS assets resulted in in-process research and development charges to our consolidated statements of operations in the respective periods of the acquisitions. The total amount of in-process research and development charges related to these acquisitions was approximately $19.7 million. Under purchase accounting, we allocate the purchase price to assets acquired and liabilities assumed based upon our analysis and estimates of fair values. We used the income approach to estimate the fair value of in-process research and development for the Principia and Diagon acquisitions and the cost approach for the CKS acquisition. If the in-process research and development acquired is incomplete and has no alternative future value, we record the value of the in-process research and development as an expense in our consolidated statement of operations in the period of the acquisition. Generally, in cases where the purchase price exceeds the fair value of net assets acquired, the excess purchase price has been allocated to acquired intangible assets, principally in-process research and development.

        Under the income approach, each project was analyzed to determine the utilization of core technology; the complexity, cost and time to complete development; any alternative future use or current technological feasibility; and the stage of completion. Future cash flows were estimated, taking into account the expected life cycles of the product and the underlying technology, relevant market sizes and industry trends. The estimated net cash flows from these products were based on management's estimates of related revenues, cost of goods sold, research and development costs, selling, general and administrative costs, and income taxes. Material cash flows from each of the projects valued under the income approach was assumed to commence in the year following project completion. Discount rates and probability factors were utilized based on the nature of the technology of the products, the stage of completion of the projects, the complexity of the development effort and the risks associated with reaching technological feasibility of the projects.

        The following tables summarize the value of the Principia in-process research and development projects acquired, including the allocations of excess purchase price, and significant assumptions used for valuation under the income approach at the time of the acquisitions (dollars in millions):

Project	In-process R&D recorded	Discount Rate	Estimated Completion Date	Estimated Remaining Costs through Completion
STA-4783	$1.5	40%	2007	$61.6
STA-5326	3.7	30%	2008	41.5
STA-5312	8.7	40%	2008	62.3

Total	$13.9

        Projects acquired in the Diagon acquisition related to ion channel technology and anti-allergy antibody projects and resulted in in-process research and development valuation of approximately $3.0 million and $1.2 million, respectively. The discount rate applied in the valuations was 30%. Estimated completion dates for these projects ranged from 2008 to 2009 and the estimated remaining costs to be incurred through completion ranged from approximately $42 million to $63 million per project.

        The CKS in-process research and development charge, after allocation of excess purchase price of $1.6 million, pertained to the technology related to the treatment of anxiety and general pain. The value of the CKS in-process research and development charge was based on the cost approach. During 2004, after an initial investment to advance the technology, the Company ceased further funding of the project.

        The following table summarizes the value of the SBR in-process research and development projects acquired by Principia upon its acquisition of SBR, including the allocations of excess purchase price, and significant assumptions used for valuation under the income approach at the time of the acquisition (dollars in millions):

Project	In-process R&D recorded	Discount Rate	Estimated Completion Date	Estimated Remaining Costs through Completion
STA-4783	$1.1	40%	2007	$61.8
STA-5326	2.5	30%	2008	42.1
STA-5312	6.0	40%	2008	63.6

Total	$9.6

        We believe each of the acquired technologies for which in-process research and development was recorded was unique and patents were filed for each of the acquired projects. Completion of these projects will be a complex and costly undertaking, involving continuing research, animal studies and human clinical trials.

  General and Administrative

        General and administrative expense consists primarily of salaries and related expenses for personnel in administrative, finance, business development, and human resource functions. Other costs include legal costs of pursuing patent protection of our intellectual property, and fees for general legal and other professional services. After this offering, we anticipate increases in general and administrative expense relating to public-company requirements and initiatives. These increases will likely include legal fees, accounting fees, directors' and officers' liability insurance premiums as well as fees for investor relations services.

Critical Accounting Policies and Estimates

        Our discussion and analysis of our financial condition and results of operations are based on our financial statements which have been prepared in accordance with U.S. generally accepted accounting principles, or GAAP. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. On an ongoing basis, we evaluate our estimates and judgments, including those related to revenue, accrued expenses, and the fair value of our common stock. We base our estimates on historical experience, known trends and events, and various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

        We believe the following accounting policies and estimates are most critical to aid you in understanding and evaluating our reported financial results.

  Accrued Expenses

        As part of the process of preparing financial statements, we are required to estimate accrued expenses. This process involves identifying services which have been performed on our behalf, and estimating the level of service performed and the associated cost incurred for such service as of each balance sheet date in our financial statements. Examples of services for which we must estimate accrued expenses include contract service fees paid to contract manufacturers in conjunction with the production of clinical drug supplies and to contract research organizations in connection with our preclinical studies and clinical trials. In connection with such service fees, our estimates are most affected by our understanding of the status and timing of services provided. The majority of our service providers invoice us in arrears for services performed. In the event that we do not identify certain costs which have begun to be incurred, or we under- or over-estimate the level of services performed or the costs of such services in a given period, our reported expenses for such period would be too low or too high. The date on which certain services commence, the level of services performed on or before a given date, and the cost of such services are often determined based on subjective judgments. We make these judgments based upon the facts and circumstances known to us in accordance with GAAP. There were no changes in our estimates and accruals for contract service fees that had a material effect on our net losses in the years ended December 31, 2002, 2003, and 2004 or for the three months ended March 31, 2004 and 2005, respectively.

  Acquisitions

        We apply purchase accounting in our acquisitions. Under purchase accounting, we allocate the purchase price to assets acquired and liabilities assumed based upon our analysis and estimates of fair values. Our analysis generally includes three approaches to estimate the value of acquired assets. The cost approach measures the value of an asset by quantifying the aggregate expenditures that would be required to replace the subject asset, given its future service capability. The market approach employs a comparative analysis of actual transactions in which similar assets have been transferred or in which businesses have been sold whose value is comprised largely of assets similar to the subject assets. The income approach is an estimation of the present value of the future monetary benefits expected to flow to the owner of the asset during its remaining useful life. We generally use the income approach to estimate the fair value of in-process research and development. We perform a discounted cash flow analysis, utilizing anticipated revenues, expenses and net cash flow forecasts related to the technology. Given the high risk associated with the development of new drugs, we probability adjust the revenue and expense forecasts to reflect the risk of advancement through the regulatory approval process based on the stage of development in the regulatory process. Such a valuation requires significant estimates and assumptions. We believe the fair value assigned to the in-process research and development reflected in our consolidated financial statements is based on reasonable assumptions. However, these assumptions may be incomplete or inaccurate, and unanticipated events and circumstances may occur. If the in-process research and development is incomplete and has no alternative future value, we record the full value of the in-process research and development as an expense in the period of the acquisition.

  Stock-Based Compensation

        We have elected to follow Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations, in accounting for our stock-based compensation plans, rather than the alternative fair value method provided for under Statement of Financial Accounting Standards (SFAS) No. 123, Accounting for Stock-Based Compensation. In the notes to our consolidated financial statements, we provide pro forma disclosures in accordance with SFAS No. 148 Accounting for Stock-Based Compensation — Transition and Disclosure (an amendment of FASB Statement No. 123). We account for transactions in which services are received from non-employees in exchange for equity instruments based on the fair value of such services received or of the equity instruments issued, whichever is more reliably measured, in accordance with SFAS No. 123 and the Emerging Issues Task Force (EITF) Issue No. 96-18, Accounting for Equity Instruments that Are Issued to Other than Employees for Acquiring, or in Conjunction with Selling, Goods or Services.

        Accounting for equity instruments granted or sold by us under APB Opinion No. 25, SFAS No. 123 and EITF Issue No. 96-18 requires fair value estimates of the equity instrument granted or sold. If our estimates of the fair value of these equity instruments are too high or too low, our expenses may be over- or understated. The value of equity instruments granted or sold in exchange for the receipt of goods or services and the value of those goods or services cannot be readily estimated, as is true in connection with most stock options and warrants granted to employees and non-employees. We estimated the fair value of the equity instruments based upon consideration of factors which we deemed to be relevant at the time. Because shares of our common stock have not been publicly traded, market factors historically considered in valuing stock and stock option grants include comparative values of public companies discounted for the risk and limited liquidity provided for in the shares we are issuing, pricing of private sales of our common stock, prior valuations of stock grants, and the effect of events that have occurred between the time of such grants, and economic trends.

        We contemporaneously estimated the fair value of the equity instruments based upon consideration of factors which we deemed to be relevant at the time of each respective grant or issuance. Because shares of our common stock have not been publicly traded, market factors historically considered in valuing stock and stock option grants include comparative values of public companies discounted for the risk and limited liquidity provided for in the shares we are issuing, pricing of private sales of our common stock, prior valuations of stock grants, and the effect of events that have occurred between the time of such grants, and economic trends. The fair value of our common stock is determined by our board of directors. In the absence of a public trading market for our common stock, our board of directors considers objective and subjective factors in determining the fair value of our common stock. In all periods, the board of directors evaluated events that provided indicators of the fair value of our common stock. These included, depending on the period, the purchase price of our common stock that was issued in December 2003 and throughout 2004 and the impact of our proposed initial public offering of common stock. These factors indicated that the common stock options granted to employees and board members during 2003 and 2004 had a deemed fair value that was equivalent to the exercise price except for one grant of an option for 109,090 shares of common stock to a board member in May 2004 at an exercise price that was below fair value. The difference, or the intrinsic value, is being amortized as compensation expense over the vesting period of the stock options. In addition, these factors indicated that issuance of 530,901 shares of restricted stock and the grant of stock options in December 2004 and the issuance of 4,627 shares of restricted stock in January 2005 were at sales and exercise prices below fair value and, accordingly, the difference is being amortized as compensation expense over the respective vesting periods.

  Revenue

        Revenues to date have been generated by research grant contracts and, accordingly, we follow the revenue recognition guidance of Staff Accounting Bulletin (SAB) No. 104, Revenue Recognition. Revenues from research grant contracts are generally recorded as the services are performed. When we are required to defer revenue, the period over which such revenue should be recognized is subject to estimates by management and may change over the course of the agreement.

Consolidated Results of Operations

  Three Months Ended March 31, 2005 and 2004

        Revenue.    There were no research grant revenues for the three months ended March 31, 2005 as compared to $173,000 for the three months ended March 31, 2004 as we concluded work in 2004 on a government research grant that was awarded in 2002.

        Research and Development.    Research and development expenses increased from $5.6 million in the first three months of 2004 to $16.2 million in the first three months of 2005. This increase in research and development expense principally resulted from an increase of $2.3 million for personnel costs and related research supplies and operational overhead due to an increase in research and development headcount, an increase of $7.4 million for external costs of clinical trials, animal studies and other preclinical testing, clinical product manufacturing, and consulting, $0.5 million of expense in connection with an Agreement and Release with our scientific founder, and an increase in stock-based compensation expense of $0.4 million principally related to the issuance of restricted stock in 2004.

        In-process Research and Development.    In-process research and development expense of $1.6 million for the three months ended March 31, 2004 represents the write-off of the value of incomplete research and development acquired in connection with the purchase of the CKS assets in January, 2004.

        General and Administrative.    General and administrative expenses increased from $1.9 million in the first three months of 2004 to $2.3 million in the first three months of 2005. This increase in general and administrative expense was principally due to an increase of $0.5 million for personnel costs and related overhead due to increased headcount, a decrease of $0.3 million for legal fees in connection with our intellectual property, and a decrease of $0.1 million for external professional fees, principally for legal, accounting, and other consulting services, as well as an increase in stock-based compensation expense of $0.2 million principally related to the issuance of restricted stock in 2004.

        Investment Income, Net.    Net investment income increased from $0.2 million in the first three months of 2004 to $0.6 million in the first three months of 2005. The increase in investment income was principally the result of investment of net proceeds from the sale of common stock during 2004.

  Twelve Months Ended December 31, 2004, 2003 and 2002

        Revenue.    Research grant revenues were $0.2 million in the year ended December 31, 2004 compared to $1.3 million in the year ended December 31, 2003 and none in the year ended December 31, 2002, as research services were performed principally in 2003 and concluded during 2004.

        Research and Development.    Research and development expense for the year ended December 31, 2004 was $38.1 million compared to $24.3 million for the year ended December 31, 2003 and $7.3 million for the year ended December 31, 2002. The increase from 2003 to 2004 principally resulted from (1) an increase of $6.8 million for personnel costs and related research supplies and operational overhead and (2) an increase of $9.3 million for external costs of clinical trials, animal studies and other preclinical testing, clinical product manufacturing and consulting, partially offset by a net decrease in stock-based compensation expense resulting from a $1.7 million one-time charge in 2003 as described below. The increase from 2002 to 2003 principally resulted from an increase of $6.5 million for personnel costs and related research supplies and operational overhead and an increase of $10.2 million for external costs of clinical trials, animal studies and other preclinical testing, clinical product manufacturing and consulting. These increases were principally the result of the acquisition of Principia in September 2002 and the inclusion of Principia's operations within the operations of Synta for a full year in 2003 compared to approximately three months in 2002 and, to a lesser extent, an increase in research and development headcount. In addition, during 2003 and 2002 we paid one-time technology license fees of cash and stock valued at $0.2 million and $2.1 million, respectively. The increase in research and development expense for the year ended December 31, 2003 as compared to the year ended December 31, 2002 is also due to a charge in the amount of $1.7 million related to a modification to the terms of a former scientific officer's stock option of $1.3 million, and $0.4 million in cash payments to be made over 18 months.

        In-process Research and Development.    In-process research and development expense of $1.6 million for the year ended December 31, 2004 represents the expensing of the value of incomplete research and development acquired in connection with the purchase of the CKS assets in January, 2004. In-process research and development expense of $18.1 million for the year ended December 31, 2002 includes the expensing of the $13.9 million value of incomplete research and development acquired in the purchase of Principia in September 2002 and the expensing of the $4.2 million value of incomplete research and development acquired in the purchase of Diagon in December 2002.

        General and Administrative.    General and administrative expense for the year ended December 31, 2004 was $7.4 million compared to $5.3 million for the year ended December 31, 2003 and $1.6 million for the year ended December 31, 2002. The increase from 2003 to 2004 was principally a result of an increase of $1.1 million for personnel costs and related overhead due primarily to increased hiring as well as an increase of $1.0 million in legal fees related to support of our intellectual property. The increase from 2002 to 2003 was principally a result of an increase of $2.5 million for personnel costs and related overhead due primarily to increased headcount and the inclusion of the operations of Principia following its acquisition in September 2002 as well as an increase of $0.5 million in legal fees in connection with our intellectual property. In addition, our costs of corporate communications, legal, audit and tax fees, consulting fees and insurance increased by $0.7 million as our administrative infrastructure was expanded to accommodate growth.

        Other Compensation Expense.    Other compensation expense of $9.3 million for the year ended December 31, 2002 reflects the excess purchase price paid for Diagon over the fair value of its net assets. Diagon, a related party, was owned by our Chief Executive Officer and our scientific founder, both of whom are board members and significant shareholders of Synta.

        Investment Income, Net.    Net investment income increased to $995,000 for the year ended December 31, 2004 from $416,000 for the year ended December 31, 2003 and from $110,000 for the year ended December 31, 2002. The increase in net investment income in each year was principally due to increases in the average cash balances invested resulting from sales of our common stock.

Liquidity and Capital Resources

  Sources of Liquidity

        Since our inception in March of 2000, we have funded our operations principally through the private placement of common stock which, together with the exercise of common stock warrants and options, provided aggregate net cash proceeds of approximately $196.7 million through March 31, 2005. We have also generated funds from government grant revenues, equipment lease financings and investment income. As of March 31, 2005, we had cash, cash equivalents, and short-term investments of approximately $110.0 million. In November 2004, we raised net cash proceeds of $79.9 million from the sale of common stock to private investors. Our funds are currently invested in investment grade and U.S. government securities with an average duration of less than one year.

  Cash Flows

        During the three months ended March 31, 2005 and 2004 our operating activities used cash of $13.4 million and $5.9 million, respectively. Our operating activities used cash of $33.8 million, $23.6 million and $6.3 million in the years ended December 31, 2004, 2003 and 2002, respectively. The use of cash in all periods principally resulted from our losses from operations and changes in our working capital accounts. The increase in cash used in operations in each of the periods was due to our increase in research and development activities and the related expansion of our organizational infrastructure to support the broadened development activities.

        During the three months ended March 31, 2005, our investing activities used cash of $2.2 million as compared to $12.3 million of cash used by investing activities for the three months ended March 31, 2004. The use of cash in the three months ended March 31, 2005 and 2004 resulted principally from the excess of purchases of $57.2 million and $19.4 millon, respectively of our marketable securities over the sales and maturities of $55.8 million and $7.6 million, respectively, of our marketable securities as we reinvested our excess cash in each of the respective periods. In addition, we purchased property and equipment during the three months ended March 31, 2005 and 2004 in the amounts of $0.8 million and $0.5 million, respectively. Our investing activities used cash of $43.8 million, $40.4 million and $5.3 million in the years ended December 31, 2004, 2003 and 2002, respectively. Our investing activities in 2004 consisted of purchases of marketable securities in the amount of $124.7 million and purchases of property and equipment in the amount of $1.6 million. The cash provided by investing activities in 2004 resulted from the sales and maturities of marketable securities in our investment portfolio in the amount of $82.5 million. Our investing activities in 2003 consisted of purchases of marketable securities in the amount of $47.9 million and purchases of property and equipment in the amount of $0.8 million. The cash provided by investing activities in 2003 resulted from the sales and maturities of marketable securities in our investment portfolio in the amount of $7.8 million and the repayment to the Company of $0.5 million of advances to a related party. Our investing activities in 2002 consisted of cash paid to acquire Diagon Genetics, Inc. and Principia Associates, Inc. in the amount of $5.6 million, net of cash acquired, purchases of property and equipment in the amount of $0.2 million and the advance of cash to a related party in the amount of $0.5 million. The cash provided by investing activities in 2002 consisted of the repayment to the Company of $1.0 million of advances to related parties.

        During the three months ended March 31, 2005, financing activities used cash of $0.7 million compared to providing cash of $3.1 million in the three months ended March 31, 2004. Our financing activities provided $84.3 million, $71.1 million and $38.8 million in the years ended December 31, 2004, 2003 and 2002, respectively. The cash provided in the years ended December 31, 2004, 2003 and 2002, is principally a result of the sale and issuance of approximately 6.2 million, 7.7 million and 5.2 million shares of common stock, respectively, to private investors and for exercises of common stock options and warrants in each period. Our financing activities since inception through March 31, 2005 consisted principally of the sale of common stock to private investors and exercise of stock options and warrants providing net proceeds of $196.7 million, and the sale and lease-back of equipment providing net proceeds of $2.0 million, less the repayment of $0.4 million of our capital equipment leases and payment of $1.6 million of deferred offering costs in connection with our proposed initial public offering of common stock.

        In November 2004, we negotiated an equipment lease line of credit. Under the agreement, we may finance up to $3.0 million of equipment, software and leasehold improvements through December 2005 either through direct leasing arrangements or under a sale-leaseback arrangement. Amounts borrowed under the facility are repayable over 36 or 48 months.

Contractual Obligations and Commitments

        The following table summarizes our contractual obligations at December 31, 2004 and the effects such obligations are expected to have on our liquidity and cash flows in future periods (in thousands).

Contractual Obligations	Total	2005	2006 through 2007	2008 through 2009
Capital lease obligations	$1,976	$670	$1,215	$91
Operating lease obligations	5,011	1,880	2,777	354
Research and development contracts	15,568	14,837	731	—
Consulting and separation obligations	810	288	347	175
Purchase obligations	350	350	—	—

Total	$23,715	$18,025	$5,070	$620

        Research and development contracts principally include contracts for human clinical studies, animal studies and clinical manufacturing. The future research and development contract obligations in the table of Contractual Obligations above assume that each of the studies and related manufacturing contracts is completed as planned. In the event a study or manufacturing contract is terminated prior to planned completion by mutual agreement between the contractor and us, the amount paid under such contracts may be less than the amounts presented.

        Under various license agreements, substantially all of which are related to our early-stage discovery programs, we may be obligated to pay up to an aggregate of to $4.4 million if specified development and commercialization milestones are met, as follows (in thousands). These amounts are not included in the table of Contractual Obligations above.

Milestone	Amount
Phase 1 clinical trials	$225
Phase 2 clinical trials	375
Phase 3 clinical trials	525
FDA new drug approval	1,875
European market approval	750
Other	650

Total	$4,400

        In January 2005, we entered into an Agreement and Release with our scientific founder, who is a board member. Pursuant to this Agreement and Release, we are paying the founder a total of $500,000 in equal quarterly installments over five years beginning in January 2005.

        In January 2005, we entered into a lease for additional office space in Lexington, Massachusetts. The lease is for two years with a one year extension option at the same base rent. The minimum rents payable for 2005 and 2006 are approximately $314,000 and $426,000, respectively. We are in negotiations to assume a facilities lease, currently leased by us on a tenant-at-will basis from a company controlled by our scientific founder, who is also a board member. Annual base rent payable under the lease is expected to be approximately $209,000 through May 2009.

        In November 2004, we entered into an agreement for an equipment lease line of credit. Under the agreement, we may periodically directly lease, or sell and lease back up to $3.0 million of equipment with repayment periods of 36 or 48 months and a $1.00 purchase option at the end of each lease period. In November 2004 and March 2005, we sold and leased back under this agreement an aggregate of approximately $2.0 million of our previously purchased equipment, of which approximately $1.5 million and $0.5 million were capitalized and will be paid over 36 and 48 month periods, respectively.

        Based on our operating plans, we expect the proceeds of this offering, together with our existing resources, to be sufficient to fund our planned operations, including our continued research and drug development, through at least 2006. However, we may require significant additional funds earlier than we currently expect to conduct additional clinical trials and seek regulatory approval of our drug candidates. We may seek additional funding through collaboration agreements and public or private financings. Additional funding may not be available to us on acceptable terms or at all. In addition, the terms of any financing may adversely affect the holdings or the rights of our stockholders. For example, if we raise additional funds by issuing equity securities, further dilution to our existing stockholders may result. If we are unable to obtain funding on a timely basis, we may be required to significantly curtail one or more of our research or development programs. We also could be required to seek funds through arrangements with collaborators or others that may require us to relinquish rights to some of our technologies or drug candidates which we would otherwise pursue on our own.

Funding Requirements

        We expect to use the net proceeds from this offering to fund clinical development of STA-5326, STA-4783, and STA-5312, preclinical testing, and other research and development activities, and for general and administrative expenses, working capital needs, and other general corporate purposes.

        We expect to incur substantial expenses and generate significant operating losses as we continue to advance our drug candidates into preclinical studies and clinical trials and as we expand our research and development activities. Our funding requirements will depend on numerous factors, including:

  •
  the progress of our research and development programs, including the completion of our preclinical and clinical trials for our current drug candidates and the nature of the results from these studies and trials;

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  the number of drug candidates we advance into later-stage clinical trials and the scope of our research and development programs;

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  our ability to discover additional drug candidates using our drug discovery technology and advance them into clinical development;

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  the costs involved in preparing, filing, prosecuting, maintaining and enforcing patent claims for our drug discovery technology and drug candidates and avoiding the infringement of intellectual property of others;

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  the time and costs involved in obtaining regulatory approvals for our drug candidates;

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  our ability to establish and maintain collaborative arrangements;

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  the potential in-licensing of other products or technologies or the acquisition of complementary businesses;

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  the cost of manufacturing, marketing and sales activities, if any; and

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  the timing, receipt and amount of revenues, if any, from our drug candidates.

        We do not expect to generate significant revenues, other than payments that we may receive from potential future collaborations, until we successfully obtain marketing approval for, and begin selling one or more of our drug candidates. We believe the key factors that will affect our internal and external sources of cash are:

  •
  the success of our preclinical and clinical development programs;

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  our ability to successfully develop, manufacture, obtain regulatory approval for and commercialize our drug candidates;

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  our ability to enter into strategic collaborations with corporate collaborators and the success of such collaborations; and

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  the receptivity of the capital markets to financings by biotechnology companies.

Off-Balance Sheet Arrangements

        We do not have any off-balance sheet arrangements or relationships with unconsolidated entities of financial partnerships, such as entities often referred to as structured finance or special purpose entities.

Tax Loss Carryforwards

        The Company completed an analysis to determine if there were changes in ownership, as defined by Section 382 of the Internal Revenue Code, that would limit our ability to utilize certain net operating loss and tax credit carryforwards. We determined that we experienced a change in ownership, as defined by Section 382, in connection with the acquisition of Principia on September 20, 2002. As a result, the utilization of our federal tax net operating loss carryforwards generated prior to the ownership change is limited. As of December 31, 2004, we have net operating loss carryforwards for U.S. federal tax purposes of approximately $85.5 million, after taking into consideration net operating losses expected to expire unused as a result of this limitation. In addition, as of December 31, 2004, we have state net operating loss carryforwards of approximately $69.7 million. The utilization of these net operating loss carryforwards may be further limited if we experience future ownership changes as defined in Section 382.

Recently Issued Accounting Pronouncements

        In January 2003, the FASB issued FIN 46, Consolidation of Variable Interest Entities, and in December 2003, issued a revision to FIN 46 (FIN 46R). This interpretation addresses the requirements for business enterprises to consolidate related entities in which they are determined to be the primary beneficiary as a result of their variable economic interest. The interpretation is intended to provide guidance in judging multiple economic interests in an entity and in determining the primary beneficiary. The interpretation outlines disclosure requirements for Variable Interest Entities in existence prior to January 31, 2003, and outlines consolidation requirements for Variable Interest Entities created after January 31, 2003. The Company does not have any entities that require disclosure or entities that would require consolidation under FIN 46 so the interpretation did not have an impact on the Company's financial statements.

        In December 2004, the FASB issued SFAS No. 123R, Share-Based Payment: an amendment of FASB Statements No. 123 and 95 (SFAS 123R), which requires companies to measure and recognize compensation expense for all stock-based payments at fair value. SFAS 123R is effective for annual periods beginning after June 15, 2005 and, thus, will be effective for us beginning with the first quarter of 2006. Early adoption is encouraged. We are currently evaluating the impact of SFAS 123R on our financial position and results of operations. See note 3 to our consolidated financial statements for information related to the pro forma effects on our reported net loss and net loss per share of applying the fair value recognition provisions of the previous SFAS 123, to stock-based employee compensation.

Qualitative and Quantitative Disclosures About Market Risk

        We are exposed to market risk related to changes in interest rates. As of March 31, 2005, we had cash, cash equivalents and marketable securities of $110.0 million consisting of cash and highly liquid, short-term investments. Our cash is deposited in and invested through highly rated financial institutions in North America. Our marketable securities are subject to interest rate risk and will fall in value if market interest rates increase. If market interest rates were to increase immediately and uniformly by 10% from levels at March 31, 2005, we estimate that the fair value of our investments will decline by an immaterial amount, and therefore, our exposure to interest rate changes is immaterial.

BUSINESS

Overview

        We are a biopharmaceutical company focused on discovering, developing, and commercializing novel, small-molecule drugs for inflammatory diseases and cancer. Our pipeline of drug candidates is diverse – each of our seven clinical and preclinical small-molecule drug programs is based on a unique chemical class with a distinct mechanism of action – and addresses some of the largest pharmaceutical markets in the world. All of our drug candidates were discovered internally, using the chemistry, biology, and pharmaceutical development assets and capabilities built over the combined history of Synta and predecessor companies. We use these capabilities to discover and develop new drug candidates, and to increase and protect the value of our drug candidates in clinical trials. We have retained worldwide rights to all of our drug candidates in all indications.

        We have three drug candidates in human clinical trials and four additional programs in preclinical studies. For our two most advanced drug candidates, we are conducting six Phase 2 clinical trials across five therapeutic indications, including Crohn's disease, psoriasis, and multiple cancer types. We have enrolled more than 500 patients in these Phase 2 trials at over 100 trial sites. STA-5326, an orally administered, small-molecule inhibitor of interleukin-12, or IL-12, and interleukin-23, or IL-23, is currently in Phase 2 clinical development for the treatment of Crohn's disease and chronic plaque psoriasis. STA-4783, a small-molecule anticancer therapeutic, is in three separate Phase 2 trials for the treatment of non-small cell lung cancer, malignant melanoma, and soft tissue sarcoma. STA-5312, a small-molecule anticancer agent we are developing initially for the treatment of chemotherapy-resistant cancers, is currently in two Phase 1 trials for the treatment of solid-tumor cancers and cancers of the blood. All of our drug candidates are in early stages of development, and we do not expect to receive regulatory approval for any of our drug candidates until 2008 at the earliest, if at all. Our drug candidates are described in greater detail below.

  •
  STA-5326.  STA-5326 is a novel, orally administered, small- molecule drug candidate that selectively and potently inhibits the production of the IL-12 family of proteins, including IL-12 and IL-23. Over-production of these proteins plays a central role in chronic inflammatory diseases, driving the body's immune system to infiltrate and damage tissues and organs. We believe that STA-5326 may provide considerable benefits over existing therapies for inflammatory diseases. In 2003, we completed two Phase 1 trials which enrolled a total of 120 healthy volunteers and suggested a favorable safety profile. Our initial therapeutic focus for STA-5326 has been on the treatment of Crohn's disease and psoriasis. We have completed enrollment of a total of 73 patients across five cohorts in our Phase 2a Crohn's disease trial. Results from this Phase 2a Crohn's trial continue to suggest a favorable safety profile and indicate a rapid onset of therapeutic benefit. These results are based on a small number of patients, and may not be supported by further results in subsequent clinical trials. We expect to initiate a randomized, double-blind, placebo-controlled clinical trial for the treatment of Crohn's disease in the second half of 2005. In the second half of 2004, we initiated two Phase 2 trials for the treatment of chronic plaque psoriasis: a blinded, randomized, placebo-controlled Phase 2b trial and a complementary open-label Phase 2a trial. We have completed enrollment of 214 patients in our Phase 2b psoriasis trial and have enrolled 40 of approximately 60 patients in the Phase 2a psoriasis trial. We expect to report data from both psoriasis trials in the second half of 2005. If the data are favorable and no additional studies are required by the FDA before commencing pivotal trials, we expect to initiate a pivotal Phase 3 clinical trial for the treatment of chronic plaque psoriasis by the end of 2005. We may also initiate additional exploratory Phase 2 trials in rheumatoid arthritis and multiple sclerosis.

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  STA-4783.  STA-4783 is a novel, small-molecule compound that we are currently evaluating in three separate Phase 2 trials for the treatment of non-small cell lung cancer, malignant melanoma, and soft tissue sarcoma, in combination with taxanes, a leading class of anticancer therapeutic agents. STA-4783 induces the expression of heat shock protein 70, or Hsp70, on the surface of tumor cells, which flags the cells for destruction and elimination by the immune system. STA-4783 also disrupts the function of the centrosome, a critical component of cellular infrastructure. Preclinical studies demonstrated that the combination of STA-4783 with a taxane achieved superior antitumor activity compared to taxane alone, with minimal or no increase in toxicity. Based on the encouraging results seen during the initial stages of the ongoing Phase 2 trials, we began the second-stage, randomized portion of each of the non-small cell lung cancer, malignant melanoma, and soft tissue sarcoma trials. In January 2005, we completed enrollment of 87 patients in the second stage of the non-small cell lung cancer trial. We expect to report data from our Phase 2 cancer trials in the second half of 2005 or early 2006. The results seen to date are preliminary and are based on a small number of patients, and may not be supported by the second stages of these trials or subsequent clinical trials. If supported by continued favorable clinical data, we expect to initiate a pivotal Phase 3 clinical trial of STA-4783 for the treatment of one of these cancer types by the end of 2005 or early 2006.

  •
  STA-5312.  STA-5312 is a novel, small-molecule anticancer agent that we are initially developing for the treatment of chemotherapy-resistant cancers. STA-5312 inhibits the assembly of microtubules, fibers inside cells which play an essential role in cell division. By inhibiting microtubule assembly, STA-5312 disrupts the process of cell division, thereby causing cell death. This inhibition is more pronounced in rapidly dividing cells such as cancer cells. In preclinical studies, STA-5312 has been shown to have considerably higher anticancer activity in chemotherapy-resistant cancer cells than standard treatments and to significantly increase animal survival in chemotherapy-resistant cancer models. We have initiated two dose-escalating Phase 1 trials of STA-5312 for the treatment of solid- tumor cancers and cancers of the blood that are refractory, meaning the cancer has not responded to treatment, or relapsed, meaning the cancer has returned after treatment. Results from these trials are expected by the end of 2005.

        All of our clinical-stage drug candidates were discovered using our internal assets and capabilities. These capabilities are based on our strength in medicinal chemistry, our unique chemical compound library, and the processes we use to achieve a tight integration and rapid cycle time among our chemistry, biology, and pharmaceutical development functions. These processes, together with our cell-biology expertise and in-house in vivo testing capabilities, allow us to rapidly optimize the safety, efficacy, and pharmaceutical profiles of our most promising lead compounds. In certain cases, our approach has led to the identification of new pathways and mechanisms of action, resulting in potentially novel therapeutic categories. We believe that our ability to identify, create and develop novel therapeutic categories is a strong competitive advantage.

        We apply our research and development capabilities to maximize the value of our drug candidate pipeline in two primary ways. First, we use our accumulated experience with our internally developed clinical-stage programs to improve, expand, and protect the long-term value of these programs. We do so by developing laboratory tests and identifying new chemical families that strengthen our intellectual property positions, facilitate the interpretation and design of our clinical trials, and allow us to identify new potential therapeutic applications. Second, we apply our research capabilities to novel drug discovery programs designed to lead to new drug candidates with chemical structures, therapeutic applications, and, potentially, mechanisms of action that are distinct from our current clinical-stage drug candidates. In addition to our three clinical development programs, we have four active discovery programs in inflammatory disease, cancer, and diabetes, each with promising lead candidates in the optimization/preclinical stages.

        We commenced operations in July 2001. In September 2002, we acquired Principia Associates, Inc., which had previously acquired Shionogi BioResearch Corp., a U.S.-based drug discovery subsidiary of the Japanese pharmaceutical company, Shionogi & Co., Ltd. In this acquisition, we acquired a unique chemical compound library, an integrated set of drug discovery capabilities, and a pipeline of preclinical and research programs. Since 2002, we have been advancing these programs into later stages of development, discovering and developing additional drug candidates, and expanding our management and scientific teams and capabilities to support more advanced stages of drug development. To date, we have raised approximately $197 million from private investors to support our growth strategy.

Our Business Strategy

        Our company mission is to extend and enhance the lives of patients by discovering, developing, and commercializing novel pharmaceutical products for treating severe medical conditions. To achieve this objective, we intend to continue to:

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  Focus on novel therapies for severe diseases with large market potential.  Our clinical and discovery programs are focused on severe or life-threatening diseases, including chronic inflammatory diseases and cancer. We develop compounds for these diseases that have novel mechanisms of action not shared by competing products. We believe this strategy targets attractive market opportunities for a number of reasons: the severity of these diseases may permit smaller or more expedited clinical trials; the specialized nature of these markets may require lower sales and marketing costs; and finally, the novel mechanisms of action of our product candidates may allow us to better address unmet medical needs, creating the potential for more rapid market acceptance and greater pricing flexibility.

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  Use our drug discovery capabilities to maximize the value of our ongoing clinical-stage programs.  We apply our discovery capabilities to improve, expand, and protect the value of our ongoing clinical programs. We aim to improve our clinical choices and trial designs through a deeper understanding of the biology of our drug candidates and their effects in patients. We seek to expand the market potential of our drug candidates by exploring new potential therapeutic applications. Finally, we continue to strengthen our intellectual property position, as well as our potential future market position, by developing and protecting new chemical compounds and biological assays that complement our programs and increase our competitive advantage.

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  Expand our pipeline of unique drug candidates, with a focus on inflammatory disease and cancer.  Our ability to apply our discovery capabilities to rapidly and efficiently develop promising new chemical compounds is a valuable competitive advantage. New drug candidates enhance the value of our pipeline through increased market potential and through diversification of our product, regulatory, and market risks.

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  Maximize the retained value of our drug candidates.  At present, we own worldwide rights to all of our drug candidates in development. For certain drug candidates, we may in the future establish collaborations with other pharmaceutical companies to assist in the development and commercialization of these drug candidates and mitigate commercial and financial risk. Based on our strong financial position, however, we intend to independently develop and commercialize certain drug candidates, and for other candidates, to develop them to a more advanced clinical stage before entering into development and commercial agreements. We believe this approach will allow us to retain a higher share of the value from our drug candidates.

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  Maintain our focus on small-molecule drug development.  We discover and develop small-molecule drug candidates, not large molecule biologic agents such as proteins or antibodies, which are complex and costly to manufacture. By developing small-molecule drugs, we believe we will require lower infrastructure investment, face fewer manufacturing constraints, and realize greater potential profit margins than competitors developing biologic drugs. In addition, small-molecule drugs have the potential for development into orally administered drugs, thereby offering patients greater convenience.

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  Build on the strength of our intellectual property estate.  We are continuing to strengthen our intellectual property estate, which provides us with the ability to maximize the value of our internal discoveries and to protect these discoveries from competition. As of April 15, 2005, we had a total of 254 issued patents and pending patent applications worldwide, including issued U.S.

    composition-of-matter patents for each of our drug candidates in clinical development. We believe that our intellectual property estate provides strong protection for all aspects of our drug discovery and development programs, including our drug candidates, methods of treatment, and manufacturing processes.

Our Drug Candidate Pipeline

        The following table summarizes our most advanced drug candidates currently in clinical or preclinical development:

Program	Optimization/ Preclinical	Phase 1	Phase 2	Phase 3	Worldwide Commercial Rights
Inflammatory Disease					
• **STA-5236**					
Crohn's disease (Phase 2a)					Synta
Psoriasis (Phase 2a and 2b)					Synta
Rheumatoid arthritis					Synta
Multiple sclerosis					Synta
• **Ion channel modulators**					Synta
Oncology					
• **STA-4783**					
Non-small cell lung cancer					Synta
Melanoma					Synta
Sarcoma					Synta
• **STA-5312**					
Solid-tumor cancers					Synta
Solid-tumor/blood cancers					Synta
• **Hsp90 inhibitor**					Synta
• **Microtubule inhibitor**					Synta
Metabolic Disorders					
• **Antidiabetic agent**					Synta

        In the above chart, Optimization/Preclinical indicates identification and evaluation of compounds in in vitro and animal models to allow for Phase 1 clinical trials in humans. Phase 1 indicates initial clinical safety testing and pharmacological profiling in healthy volunteers, with the exception that Phase 1 trials in oncology are performed in patients with cancer. Phase 2 indicates clinical efficacy testing and continued clinical safety testing in patients with a specific disease, and may include separate Phase 2a and Phase 2b trials. Phase 2a trials typically represent the first human clinical trial of a drug candidate in a smaller patient population and are designed to provide earlier information on drug safety and efficacy. Phase 2b trials typically involve larger numbers of patients and comparison with placebo, standard treatments, or other active comparators. Phase 3 indicates a confirmatory study of efficacy and safety in an even larger patient population, and typically involves comparison with placebo, standard treatments, or other active comparators.

Clinical Development Programs

        We have three drug candidates undergoing human clinical trials in chronic inflammatory disease and oncology. STA-5326, an orally administered, small-molecule IL-12 inhibitor, is currently in Phase 2 clinical development for the treatment of Crohn's disease and chronic plaque psoriasis. STA-4783, a small-molecule anticancer therapeutic, is in three separate Phase 2 trials for the treatment of non-small cell lung cancer, malignant melanoma, and soft tissue sarcoma. STA-5312, a small-molecule anticancer agent we are developing initially for the treatment of chemotherapy-resistant cancers, is currently in two Phase 1 trials for the treatment of refractory or relapsed solid-tumor cancers and cancers of the blood.

  Inflammatory Disease Program

  Background

        Inflammatory diseases are typically caused by aberrant activity of the immune system. The immune system normally protects the body from injury and infection, but in these diseases it attacks and damages the body's own tissues. Major chronic inflammatory diseases include Crohn's disease, psoriasis, rheumatoid arthritis, and multiple sclerosis. Together, these diseases afflict over 7 million people in the U.S. and over 21 million people worldwide.

Selected Indications	Worldwide patient population	U.S. patient population
Crohn's disease(1)	1.0 million	0.5 million
Psoriasis(2)	13.0 million	4.5 million
Rheumatoid arthritis(3)	5.0 million	2.0 million
Multiple sclerosis(4)	2.5 million	0.4 million

(1)
Source: Journal of Gastroenterology (Worldwide); Crohn's and Colitis Foundation of America (U.S.)
(2)
Source: Clinical and Experimental Dermatology (Worldwide); National Psoriasis Foundation (U.S.)
(3)
Source: Forbes.com (Worldwide); American College of Rheumatology (U.S.)
(4)
Source: National Multiple Sclerosis Society (Worldwide, U.S.)

        Despite the availability of numerous therapeutic options for these diseases, inflammatory diseases remain major causes of impairment of daily activities, reduced quality of life, significant disability, and sometimes death. Current therapeutic treatments for chronic inflammatory diseases have the potential to cause skeletal, endocrinologic, neurologic, and metabolic side effects, which can limit their long-term use. The limitations of conventional treatments, together with a growing understanding of the pathogenesis of inflammatory diseases, have stimulated significant interest in the development of targeted immune modulators for the management of chronic inflammatory diseases.

  The TH1 Pathway and the Role of IL-12 in Chronic Inflammatory Diseases

        T cells play a critical role in the coordination of the body's immune response. T cells secrete cytokines, which are proteins that signal the activity of other cells in the immune system. T helper type 1, or TH1, and T helper type 2, or TH2, cells are two important types of T cells that play both a beneficial role in defending against infection and a harmful role in mediating the hyperinflammatory responses underlying immune diseases. TH1 cells are normally involved in the body's defense against intracellular attack by bacteria and other micro-organisms. TH2 cells are critical for eliminating extracellular bacteria, parasites, allergens, and toxins, and initiating the production of antibodies. Overactive immune responses by these T cell types, however, can lead to certain inflammatory diseases. For example, an overactive TH1 response can lead to Crohn's disease, psoriasis, rheumatoid arthritis, and multiple sclerosis, and an overactive TH2 response can lead to ulcerative colitis, lupus, allergy, and asthma.

        The IL-12 cytokine plays a central role in the initiation of the TH1 response, as highlighted in the figure below. Antigen-presenting cells, or APCs, first present antigens to naïve T cells, which then become

TH0 cells. A TH0 cell will then become either a TH1 or a TH2 cell depending on the cytokine signals the TH0 cell receives. Production of IL-12 by APCs triggers TH0 cells to become TH1 cells, whereas the presence of the IL-4 cytokine triggers TH0 cells to become TH2 cells. TH1 and TH2 cells themselves also produce cytokines. TH1 cells produce pro-inflammatory cytokines including interferon-gamma, or IFNg, IL-2, and tumor necrosis factor-alpha, or TNFa. These cytokines initiate the swelling, immune cell invasion of tissues, and tissue damage that underlie TH1-biased chronic inflammatory diseases, while other cytokines initiate the inflammation underlying TH2-biased inflammatory diseases.

        As illustrated above, because of its early role in the TH1 pathway, IL-12 is an important "master switch" that triggers the TH1 immune response. An additional cytokine, IL-23, is critical to the maintenance of the TH1 response. This cytokine, a member of the IL-12 cytokine family, contributes to the differentiation of TH1 cells into so-called "memory" T cells that mediate prolonged inflammatory responses. Because STA-5326 inhibits the production of the protein subunit shared by IL-12 and IL-23, STA-5326 inhibits the production of both of these important pro-TH1 cytokines that drive chronic inflammatory diseases.

  Limitations of Current Therapies

        The selective inhibition of the TH1 immune response by STA-5326 contrasts with the inhibition of both TH1 and TH2 immune responses by broad-spectrum immunosuppressive agents which lack selectivity. Some of these agents, such as steroids and cyclosporine, lack selectivity because they inhibit the expression of a wide variety of proteins, while others, such as methotrexate and leflunomide, lack selectivity due to their broad inhibition of DNA synthesis and their effects on multiple cell types. These non-selective agents can display significant undesirable side effects, including bone thinning, cataracts, loss of vision, liver damage, kidney dysfunction, diabetes, muscle weakness, and alterations in mental status.

        To date, the most successful targeted modulators of the immune system for TH1-biased diseases have been antibodies and other proteins that provide selective inhibition of TNFa. These TNFa-antagonist therapies have offered a significant improvement over the broad-spectrum immunosuppressive therapies described above. By targeting a single, important cytokine, these drugs can successfully prevent the tissue damage caused by the over-production of TNFa, with fewer side effects than broad-spectrum immunosuppressive agents. As a category, TNFa-antagonist drugs, including Remicade, marketed by Johnson & Johnson, Enbrel, marketed by Amgen and Wyeth Pharmaceuticals, and Humira, marketed by Abbott Laboratories, generated over $3.0 billion in worldwide sales in 2003, according to the annual reports of these companies. However, for many patients these TNFa-antagonist drugs are ineffective or poorly tolerated. While important, TNFa is not the only potentially destructive cytokine associated with TH1-biased diseases. Such diseases can therefore persist despite the selective inhibition of TNFa. In addition, many of the side effects of TNFa-antagonist drugs are severe and include tuberculosis and other infections, lupus-like syndromes, lymphomas, congestive heart failure, and adverse neurologic events. The FDA has required "black box" and bolded warnings on the labels for these drugs recommending screening for latent tuberculosis and other infections, and treatment of infections prior to initiation of TNFa-antagonist therapy. In addition, because all TNFa-antagonist therapies are large-molecule biologic agents, they require administration by injection or infusion. This requirement for injection or infusion, sometimes in a hospital setting, can reduce patient convenience and compliance in the treatment of chronic inflammatory diseases.

        Because IL-12 and IL-23 play critical roles in the initiation and maintenance of chronic TH1-biased inflammatory diseases, these cytokines represent promising alternative targets to TNFa in the treatment of these conditions. Two monoclonal antibody therapies targeting IL-12 and IL-23 are currently in clinical trials in Crohn's disease, psoriasis, and other inflammatory diseases. According to recently reported results of completed clinical trials, these drug candidates have shown promising indications of efficacy in the treatment of Crohn's disease and psoriasis. While the degree of efficacy and safety of these drug candidates remains to be confirmed in clinical trials with larger patient populations, the results observed in these clinical trials to date have been received with significant interest by experts in the field.

        We believe that the results observed with anti-IL-12 antibody therapies validate the inhibition of IL-12 activity as a promising approach for the treatment of inflammatory diseases. Anti-IL-12 antibody therapies, however, like TNFa-antagonist therapies, require injection or infusion at periodic intervals and have other disadvantages. For example, these antibodies are complex and costly to manufacture. In addition, antibody therapies are also subject to the risk that patients will develop neutralizing antibodies to the drug. Therefore, we believe there is an unmet need and a significant market opportunity for an orally administered, highly selective, small-molecule inhibitor of IL-12.

  STA-5326 — IL-12 Inhibitor

        We believe we have discovered the first oral, selective inhibitor of IL-12. To our knowledge, no other oral, selective IL-12 inhibitor drug candidates are in clinical development by other companies. Our research indicates that STA-5326 inhibits production of IL-12 by interfering with the activity of c-Rel, a regulator that enables the transcription of genes that encode the two protein subunits that comprise IL-12. Because IL-23 shares a subunit with IL-12, STA-5326 inhibits the production of both of these inflammatory cytokines. In studies performed to date, STA-5326 has demonstrated strong inhibition of IL-12 and IL-23 production without significant inhibition of other cytokines. Preclinical studies have shown substantial efficacy in animal models of Crohn's disease, rheumatoid arthritis, and multiple sclerosis.

        We have completed two Phase 1 clinical trials in 120 healthy volunteers. These trials were designed to test the safety, pharmacokinetics, and pharmacodynamics of STA-5326 at escalating doses from 7 mg per day to 210 mg per day. Pharmacokinetics is the determination of how much of a drug is absorbed, distributed, metabolized, and eliminated by the body. Pharmacodynamics is the determination of the processes through which a drug exerts the biological effect observed. In these trials, STA-5326 was well-tolerated, with no serious adverse events or early discontinuations due to adverse events. Treatment with STA-5326 at a dose of 35 mg twice-a-day for two weeks was found to inhibit the production of IL-12 by immune cells in blood samples following antigen stimulation. As shown in the figure below, a decrease in IL-12 production was observed in all of the nine individuals treated, whereas no consistent change in IL-12 production was observed for the ten subjects not treated with STA-5326:

        Blood samples were collected from two healthy volunteers untreated with STA-5326 that were part of the Phase 1 study as well as eight additional volunteers outside of the Phase 1 volunteer group. No substantial difference was observed in IL-12 production between these two subgroups. Expanded studies of IL-12 production in blood samples collected during current Phase 2 trials in Crohn's disease and psoriasis are ongoing.

        Based on results from these Phase 1 studies, we expanded the clinical development of STA-5326 and initiated multiple Phase 2 clinical trials in Crohn's disease and plaque psoriasis.

        Crohn's Disease.    Crohn's disease is a chronic inflammatory bowel disease characterized by inflammation throughout the length of the gastrointestinal, or digestive, tract. Symptoms can be severe, and include abdominal pain, frequent diarrhea, and intestinal bleeding. In addition, patients with Crohn's disease may experience malnutrition and an increased risk of gastrointestinal cancers. Although several anti-inflammatory and immunosuppressive agents have been used to treat Crohn's disease, the two FDA-approved therapies for Crohn's disease are Remicade, a TNFa-antagonist marketed by Johnson & Johnson, and Entocort, a coated, corticosteroid capsule marketed by AstraZeneca.

        Therapeutic efficacy in clinical trials of treatments for Crohn's disease is assessed using the Crohn's Disease Activity Index, or CDAI. The CDAI is a composite index of symptomatic and other parameters and has been the basis of pivotal studies for previously approved Crohn's disease therapies. A decrease in CDAI of 100 points or more is accepted to represent a clinical response, and a decrease in the CDAI to lower than 150 points is accepted to indicate the induction of remission of the disease. Historically, a decrease in CDAI of 70 points or more was accepted to represent a clinical response; however, an increasing number of clinical trials have been designed with the more stringent 100-point response definition. In the pivotal, 108-patient study of Remicade that formed the basis of its FDA approval, Remicade demonstrated at week four a clinical response, as defined in that trial by a 70-point decrease, in 65% of all patients receiving treatment, and in 81% and 50% of patients receiving 5 mg/kg and 10 mg/kg, respectively. Clinical remission was observed at week four in 33% of all patients receiving treatment, and in 48% and 25% of patients receiving 5 mg/kg and 10 mg/kg, respectively.

        We have completed enrollment of a 73-patient Phase 2a clinical trial in moderate-to-severe Crohn's disease. This trial was designed as an open-label, dose-escalating study to assess the safety, pharmacokinetics, and efficacy of STA-5326. Patients were assigned to one of five dose levels – 14 mg twice-a-day, 35 mg once-a-day, 28 mg twice-a-day, 35 mg twice-a-day, and 70 mg once-a-day – and treated for four weeks. Patients were permitted to continue stable doses of other medications for Crohn's treatment other than a TNFa-antagonist, such as Remicade, but prior therapy with a TNFa-antagonist was allowed. Patients were selected for the trial based on a baseline CDAI score of between 220 and 450 and a diagnosis of Crohn's disease for at least six months. Measurement of clinical response was a secondary objective of the study, with clinical response defined as a decrease in the CDAI of 70 points or more at week two or four. The rates of response using the more stringent definition of at least a 100-point drop in CDAI were also calculated as part of the efficacy analysis.

        We have safety and efficacy data for the 73 patients in the five dose cohorts. STA-5326 demonstrated an acceptable safety profile over four weeks of treatment; no serious adverse events related to the use of STA-5326 were reported. Twelve patients discontinued treatment due to adverse events. The most common drug-related adverse events observed were dizziness, nausea, headache, and fatigue. Clinical response and remission rates are shown in the table below. For the purposes of this analysis, patients for whom CDAI data are unavailable at weeks two or four due to missing data or discontinued treatment were assumed at these time points not to have achieved clinical response or remission. One patient receiving 35 mg once-a-day, for whom no available CDAI data are available beyond baseline, was excluded from this efficacy analysis as it was prospectively defined.

		Clinical response (≥70-point drop)		Clinical response (≥100-point drop)		Clinical remission CDAI < 150
Dose level	Patients	Week 2	Week 4	Week 2	Week 4	Week 2	Week 4

14 mg, twice-a-day	13	15%	8%	15%	8%	8%	8%
35 mg, once-a-day	11	64%	82%	55%	64%	36%	36%
28 mg, twice-a-day	12	50%	42%	33%	42%	25%	33%
35 mg, twice-a-day	20	35%	45%	30%	40%	10%	15%
70 mg, once-a-day	16	50%	44%	38%	38%	13%	19%

        These results are based on a small number of patients in an open-label trial which is not designed to show statistically significant evidence of efficacy and may not be supported by further results in subsequent clinical trials. We are currently in the process of confirming the data observed across all cohorts in this trial and finalizing our reporting of these results, which we expect to complete in the second quarter of 2005. No statistical testing was performed on these results. However, at all but the lowest dose level, the results suggest substantial clinical improvement following STA-5326 treatment, with an onset of therapeutic benefit within two weeks of initiation of treatment. We plan to initiate a randomized, double-blind, placebo-controlled clinical trial of STA-5326 for the treatment of Crohn's disease in the second half of 2005.

        Psoriasis.    Psoriasis is a chronic, inflammatory skin disorder that is characterized by thickened, red areas of skin that are covered with scales. The area of skin affected can range from discrete, localized patches, to large areas of the body. The joints, nails, and mucous membranes may also be affected by the disease. Chronic plaque psoriasis is the most common form of psoriasis. This disease involves the formation of plaques, which are circular-to-oval, elevated, and often scaly skin lesions that contain swollen blood vessels and infiltrating immune cells. In these affected areas, itching, swelling, and pain are common, all of which can impair daily activities and sleep.

        Treatment of psoriasis falls into three general classes: topical agents, phototherapy, and systemic agents. Topical agents include corticosteroids, coal tar, and tazarotene. Phototherapy involves exposure to ultraviolet light, often in combination with a topical or photosensitizing agent. Systemic medications include methotrexate, cyclosporine, and retinoids. These non-specific immunosuppressive agents have serious side effects that can lead to liver toxicity, kidney toxicity, and birth defects. The increasing recognition of psoriasis as an immune-mediated disease has led to the development and adoption of targeted biologic agents for treatment of the disease, such as the TNFa-antagonist Enbrel, marketed by Amgen and Wyeth Pharmaceuticals, Amevive, marketed by Biogen Idec, and Raptiva, marketed by Genentech. These agents require subcutaneous or intravenous injection, which can reduce patient convenience and compliance. In addition, these products have been found to cause severe side effects including liver failure, serious infections requiring hospitalization such as sepsis, new onset or exacerbation of central nervous system disorders including multiple sclerosis, aplastic anemia, reduced platelet count, and reduced white blood cell count. Therefore, we believe there is an unmet need and substantial commercial opportunity for a selective, targeted, orally administered agent.

        We are currently conducting two complementary Phase 2 clinical trials of STA-5326 for the treatment of moderate-to-severe chronic plaque psoriasis. Each of these trials will treat patients for 12 consecutive weeks. Results from both trials are expected to be available in the second half of 2005.

        The first psoriasis trial is a randomized, double-blind, placebo-controlled Phase 2b trial. We recently completed enrollment of 214 patients in this trial at 30 medical centers throughout the U.S. This trial is the largest ongoing trial of STA-5326 and is designed to provide information on the safety and efficacy profile of three doses of STA-5326 (7 mg, 21 mg, and 35 mg, each twice-a-day) for 12 weeks and guide dose selection for future studies. For inclusion in this trial, patients were required to have greater than 10% of their body surface area affected by psoriasis and to have been diagnosed with psoriasis for at least six months. Patients are not allowed to take any phototherapy or systemic treatments for their psoriasis during the study. We will assess efficacy using the static Physician's Global Assessment, or sPGA, a seven-point scale of disease severity. A secondary efficacy endpoint is the Psoriasis Area and Severity Index, or PASI, a composite, weighted index that measures the severity of certain disease symptoms and the proportion of body surface area affected by psoriasis. To date, there has been one drug-related serious adverse event reported in this trial involving a patient with rigors, increased liver function tests, and diarrhea. There has also been a higher aggregate patient discontinuation rate to date in this trial than we expected when we initiated the trial. This preliminary discontinuation rate exceeds the range described in published results from other Phase 2 psoriasis trials. A number of factors could be influencing the patient discontinuation rate, however, since the relationship of the safety or efficacy data to active dose level or placebo from this double-blinded study is generally unknown to us, we are unable to assess the relationship, if any, between the discontinuations and the safety or efficacy of STA-5326, and no conclusions can be made until the completion of the trial.

        We have conducted several toxicology studies of STA-5326 in animals, including rodents and dogs, for periods as long as nine months and we are in the process of determining whether the FDA will require that we conduct an additional toxicology study of STA-5326 in monkeys. If the FDA requires that we conduct this study, we believe that we may be able to do so concurrently with our Phase 3 trial for STA-5326 in psoriasis rather than prior to such trial. If supported by favorable clinical data from this trial and no additional studies are required by the FDA before commencing pivotal trials, we intend to initiate Phase 3 trials by the end of 2005.

        The second psoriasis trial is a complementary open-label Phase 2a trial designed to assess the biological response to STA-5326 through histological studies of skin biopsies. This trial is expected to enroll approximately 60 patients, with the same inclusion criteria as our Phase 2b trial described above. To date, we have enrolled 40 patients in this trial. These patients will be treated with 35 mg once-a-day, 21 mg twice-a-day, 35 mg twice-a-day, or 70 mg once-a-day for 12 weeks. Skin biopsies will be examined through microscopic visual assessment, as well as through assessments of levels of inflammatory biomarkers. In addition, clinical and pharmacokinetic activity will be assessed, and levels of biological markers of immune activity will be measured in blood samples. To date, preliminary data from treated patients have shown early signs of therapeutic activity. There has been one possibly drug-related serious adverse event reported involving a patient who developed a breast abscess. The additional information gathered in this trial will help guide future clinical development choices for STA-5326 in this indication.

        Clinical Support.    Several ongoing clinical, pharmaceutical development, and discovery efforts were designed to support and enhance the STA-5326 development program. First, we have developed a novel salt form of STA-5326 that allows us to formulate the drug candidate as a tablet. We believe this tablet will serve as our commercial formulation, replacing the current capsule formulation. Preclinical studies in animals and in vitro have confirmed the comparability of the salt form tablet formulation and the STA-5326 capsule formulation. We plan to use the tablet formulation of STA-5326 in all future clinical trials. We must first, however, complete a clinical study in healthy volunteers to demonstrate the comparability of pharmacokinetics of the salt form tablet formulation and the capsule formulation. The dosing period of the study has been completed, and the preliminary analysis of the pharmacokinetic data indicates that the novel salt form and tablet formulation are bioequivalent to the capsule formulation. We are currently in the process of confirming our findings and finalizing the reporting of this study, which we expect to complete in the second quarter of 2005. Separately, we are in the process of modifying the manufacturing process for the active pharmaceutical ingredient for the novel salt form as well as the tablet formulation in order to improve stability and reduce or eliminate certain impurities we have observed in some manufacturing lots. Second, advanced discovery efforts are also underway to identify additional, next-generation oral inhibitors of IL-12 production. We expect to initiate a Phase 1 trial of the first of these compounds in late 2005 or early 2006. We believe that successful development of follow-on IL-12 inhibitor drug candidates will allow us to maximize the commercial value of our IL-12 inhibitor program. Finally, we have filed for intellectual property protection on the mechanistic pathways through which STA-5326 exerts its action which we believe will strengthen our competitive position in developing orally available IL-12 inhibitor drugs.

  Oncology Program

  Background

        Cancers are diseases characterized by abnormal and uncontrolled cell growth and division, typically leading to tumor formation. As a tumor grows, it can directly disrupt the organ function at its site of origin. In addition these cells can also spread to other organs, such as the brain, bones and liver, by a process called metastasis. The growth of metastatic tumors at these new sites can disrupt the function of these other organs. There are many kinds of cancer, but all are characterized by uncontrollable growth of abnormal cells.

        The American Cancer Society estimated that approximately 1.4 million people would be diagnosed with cancer and approximately 560,000 would die of cancer in the U.S. in 2004. Together, non-small cell lung cancer, melanoma, and sarcoma were projected to account for approximately 200,000 new diagnoses and approximately 140,000 deaths in the U.S. in 2004 as described below.

Cancer Type	U.S. Incidence	U.S. Mortality
All cancers	1,300,000	564,000
Non-small cell lung cancer	140,000	128,000
Melanoma	55,000	8,000
Sarcoma	9,000	4,000

  STA-4783 — Hsp70 Inducer

        STA-4783 is a novel, small-molecule drug candidate that acts through two distinct pathways to disrupt the function of cancer cells. In preclinical studies, STA-4783 demonstrated an ability to strongly enhance the antitumor activity of taxanes with minimal or no increase in toxicity. We are initially developing

STA-4783 to be intravenously administered in combination with taxanes for the treatment of solid-tumor cancers.

        The class of drugs known as taxanes, the first of which was approved in 1992, is the market-leading class of anticancer therapeutic drugs, with over $2.0 billion in worldwide sales in 2003, as reported by the companies marketing these drugs. Approved taxanes include Taxol, a formulation of paclitaxel marketed by Bristol-Myers Squibb; Taxotere, marketed by Sanofi-Aventis; Abraxane, a paclitaxel protein conjugate marketed by American Pharmaceutical Partners; and generic equivalents of paclitaxel. The commercial success of taxanes can be attributed in large part to their efficacy across a wide range of cancer types. Taxanes have been approved by the FDA for the treatment of prostate, ovarian, breast, non-small cell lung cancer, and Kaposi's sarcoma. Additionally, we believe taxanes are prescribed off-label for other cancer types, including head and neck, uterine, stomach, esophageal, and bladder cancers. The efficacy of taxanes in many of these cancer types is limited, with response rates ranging from 30% to 40% according to clinical trial results published in oncology scientific journals, including the August 1996 issue of Gynecologic Oncology and the June 1995 issue of Seminars in Oncology.

        Other anticancer agents are sometimes added to taxanes in attempts to improve efficacy. A common example of such an agent is Paraplatin, a formulation of carboplatin marketed by Bristol-Myers Squibb. While incrementally increasing treatment efficacy, carboplatin has been shown to add significant toxicity as well. As a result, we believe there exists a significant need for agents that can enhance the antitumor effects of taxanes without adding undesirable side effects.

        Our research indicates that STA-4783 has two distinct actions that we believe may contribute to the killing of tumor cells: (1) induction of Hsp70 on tumor cell surfaces, which targets the tumor cells for destruction by the body's immune system and (2) disruption of the cytoskeletal network of tumor cells, a network of fibers essential to cell structure, attachment, movement, and cell division.

  •
  Hsp70 induction. Hsp70 is a critical stress protein that serves as a danger signal for the immune system, identifying cells for immune-mediated elimination. The induction of Hsp70 expression on the surface of cancer cells can therefore attract immune cells to attack the cancer cells on which Hsp70 is expressed. The following pictures show staining for Hsp70; the image on the left shows untreated cells, the image on the right highlights cells after treatment with STA-4783 in which the Hsp70 can be observed on the cell surface.

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  Disruption of the cytoskeletal network. Our research has shown that STA-4783 also has a significant effect on the cytoskeleton of tumor cells by altering the structure and function of the centrosome, a cellular component critical to the organization of the cytoskeleton. This alteration of the cytoskeleton results in changes in tumor cell structure, loss of cell attachment, and death of tumor cells. The following pictures show the centrally organized microtubule network of untreated cells, at left, and the disrupted network following treatment with STA-4783, at right:

        Preclinical studies in animal models of a range of cancer types including breast, lung, uterine melanoma, and lymphoma, demonstrated that the combination of STA-4783 with paclitaxel achieved superior antitumor activity than paclitaxel alone. Results included numerous instances of tumor regression, tumor eradication, and increased survival time. Preclinical safety studies showed that this increase in antitumor activity was accompanied by minimal to no increase in toxicity with the compound in combination with taxanes.

        We recently completed a Phase 1 clinical trial of STA-4783 with paclitaxel. This trial, which enrolled 35 patients, was designed to assess the safety, pharmacokinetics, and efficacy of STA-4783 with paclitaxel in a broad cancer patient population. The combination of STA-4783 and paclitaxel was well-tolerated, with minimal to no toxicity attributed to STA-4783 at all doses tested. Partial response or disease stabilization was observed in several cancer types, including parotid gland adenocarcinoma, colon, Kaposi's sarcoma, melanoma, ovarian, pancreatic and paraganglioma. In some of these patients, their cancers had previously progressed to more advanced stages during treatment with paclitaxel alone.

        In addition to measuring safety, efficacy, and pharmaceutical properties in our Phase 1 trial, we also measured biological markers of activity, including levels of circulating Hsp70 in the blood. We observed time-dependent and dose-dependent increases in levels of Hsp70 following administration of STA-4783. At the lowest doses, the change in circulating Hsp70 from before treatment to after treatment was minimal. However, at the uppermost doses, following treatment with STA-4783, every patient was observed to have substantial increases of circulating Hsp70 ranging from 80% to 850%.

        Based on the safety results and the promising signs of activity we observed in our Phase 1 trial, we initiated Phase 2 clinical trials in non-small cell lung cancer, malignant melanoma, and soft tissue sarcoma. Together these trials are expected to ultimately enroll over 280 patients at over 50 medical centers throughout the U.S. and Canada. These trials have been designed to assess response rates and time-to-tumor-progression, and to further expand the safety profile of STA-4783. Results from our Phase 2 clinical trials are expected to be available in the second half of 2005 or early 2006, and, assuming the data support further development, we would expect to initiate a Phase 3 clinical trial for one of these cancers by the end of 2005 or early 2006.

        Non-Small Cell Lung Cancer.    Lung cancers are diseases characterized by uncontrolled growth where the cancerous cells originate from within the lung. Based on pathology, these tumors are grouped into either small cell or non-small cell lung cancers. Non-small cell lung cancers account for approximately 80% of all lung cancers according to the American Lung Association. The American Cancer Society estimated that approximately 140,000 people would be diagnosed with non-small cell lung cancer and approximately 128,000 would die of non-small cell lung cancer in the U.S. in 2004. Most non-small cell lung cancer patients are diagnosed with advanced stage disease, where surgery is not a reasonable therapeutic option. Combination chemotherapies, such as carboplatin and paclitaxel, are a common first line treatment for these patients. Responses to these combinations can occur in 20-30% of patients and have been observed in as many as 50% according to the National Cancer Institute. Despite these response rates, average survival among advanced non-small cell lung cancer patients is less than one year and non-small cell lung cancer continues to be the leading cause of cancer-related deaths for Americans. Additionally, because the toxicity observed with current therapeutic regimens is substantial, we believe there is a need to continue to improve patient outcome without adding to that toxicity.

        Our Phase 2 trial for the treatment of non-small cell lung cancer is a two-stage trial, which enrolled over 100 patients. This trial is designed to directly compare the effect of a standard first-line lung combination cancer therapy, paclitaxel and carboplatin, with the effect of this same combination therapy plus STA-4783. We expect this direct assessment of the impact of STA-4783 will provide a more detailed and controlled comparison of treatment effects than other studies which compare the efficacy of drug candidates to historical controls. Patients included in this study were diagnosed with either stage IIIb or stage IV non-small cell lung cancer and had not received prior chemotherapy. In both stages of this trial, patients receive one treatment of paclitaxel and carboplatin, with or without STA-4783, every three weeks. These three-week cycles are repeated until the earlier of disease progression or completion of six cycles. We have recently completed enrollment in both stages of this trial; treatment of patients in the second stage is ongoing. In stage one, a total of 16 patients were treated to establish the safety, tolerability, and pharmacokinetics of the combination therapy plus STA-4783. Three of the 16 patients had serious adverse events that were deemed related to the study drug combination. All three patients experienced decreases in neutrophils, a type of white blood cell. These events were deemed expected by the investigators based on historical occurrence of similar toxicity in patients treated with the carboplatin and paclitaxel combination. Additionally, one of those patients experienced a decrease in platelets that was likely related to the combination, and dehydration that was possibly related to the combination.

        We assessed efficacy using the RECIST criteria, which is the unified response assessment criteria agreed to by the World Health Organization, National Cancer Institute, and European Organisation for Research and Treatment of Cancer. In stage one, seven of the 16 patients treated experienced a partial response, defined under the RECIST criteria as a 30% or greater reduction in tumor diameter. An additional six of the 16 patients experienced disease stabilization, defined as between a 30% reduction and a 20% increase in tumor diameter. Two of the 16 patients experienced disease progression, defined as a greater than 20% increase in tumor diameter. The remaining patient died prior to the first follow-up scan; the cause of death was not related to treatment. In addition, preliminary data show that the median time-to-tumor progression in the first 16 patients is currently at least 4.2 months, compared to a historically reported median time-to-tumor progression of 3.1 months in patients with advanced non-small cell lung cancer who receive only the combination of paclitaxel and carboplatin as first-line therapy. These preliminary results are based on a small number of patients in the open-label stage of this trial, which is not designed to show statistically significant evidence of efficacy, and may not be supported by further results in the second stage of this trial or in subsequent clinical trials.

        In stage two of the trial, 87 patients have been randomized in a blinded fashion to receive the paclitaxel and carboplatin combination with or without STA-4783 every three weeks for 18 weeks. The two groups will be compared based on endpoints including time-to-tumor-progression, time-to-treatment failure, response rate, duration of response, safety, quality of life, and survival. Data from this trial are expected to be available in the second half of 2005.

        Melanoma.    Melanoma is a serious form of skin cancer that arises from the pigment producing cells of the skin. Although melanoma accounts for only about 5% of all skin cancers, it causes most skin cancer-related deaths. The American Cancer Society estimated that approximately 55,000 people would be diagnosed with melanoma and approximately 8,000 would die of melanoma in the U.S. in 2004. If melanoma is diagnosed early, surgical treatment may lead to a cure. However, for patients whose disease spreads, the prognosis is poor, with expected survival of roughly seven months. Dacarbazine, or DTIC, has been the standard chemotherapy used in the treatment of melanoma despite never having demonstrated survival benefit. Immunotherapy with interleukin-2 has been approved by the FDA based on durable responses which occur in a small subset of patients. As such, we believe there is a need for additional therapies with activity against melanoma.

        Our Phase 2 malignant melanoma trial is a two-stage trial, which is expected to enroll approximately 100 patients and is designed to directly compare standard treatment with paclitaxel with weekly treatments of paclitaxel plus STA-4783 for three weeks, followed by one week of rest. These four-week cycles are repeated until the earlier of disease progression, or a minimum of four months. We are enrolling patients with metastatic melanoma who have received up to one prior chemotherapy treatment. Prior immunotherapy is also allowed. In stage one, 20 patients receiving the combination were evaluated for disease status after two cycles of treatment, and based on preliminary data, 11 of the 20 patients achieved non-progression of disease. There were three patients with serious adverse events that were possibly drug-related, which included syncope, infection, anemia, and axillary mass changes. These preliminary results are based on a small number of patients in the open-label stage of this trial, which is not designed to show statistically significant evidence of efficacy, and may not be supported by further results in the second stage of this trial or in subsequent clinical trials.

        Based on these results, we initiated the second-stage, randomized, blinded portion of the study, which is expected to enroll approximately 80 patients. The two patient groups in stage two will be compared based on endpoints including time-to-tumor-progression, response rate, duration of response, and safety. Patients will receive cycles of paclitaxel and STA-4783 at the same doses and treatment schedule as stage one. Because paclitaxel alone has been shown to have only limited activity in the treatment of melanoma, this trial is randomizing only one-third of patients to paclitaxel alone, with the remaining two-thirds of the patients to receive paclitaxel plus STA-4783. We believe this weighting has increased the attractiveness of the trial to patients and physicians and contributes more productively to the safety database for STA-4783 than an even randomization, while still allowing for a statistical comparison of treatment effects. As with the non-small cell lung cancer trial, the direct comparison of treatment effects in this melanoma trial should be more informative than the use of historical control comparisons. Data from this trial are expected to be available in the second half of 2005 or early 2006.

        Sarcoma.    Soft tissue sarcoma is a group of cancers in which the malignant cells originate from any of the body's numerous types of soft tissue, such as muscles, connective tissues, blood vessels, lymph vessels, joints, and fat. Surgery can be curative if the disease is diagnosed early, although almost half of patients eventually die of their disease. The American Cancer Society estimated that approximately 9,000 people would be diagnosed with sarcoma and approximately 4,000 would die of sarcoma in the U.S. in 2004. Drugs commonly used to treat soft tissue sarcoma include doxorubicin and ifosfamide; however, most patients eventually fail these therapies and require other treatments.

        Our soft tissue sarcoma trial is an 80-patient, two-stage Phase 2 trial designed to assess activity based on response and non-progression rates. In this trial, since there is no established role for paclitaxel alone in this indication, all patients will receive weekly treatments of the combination of paclitaxel and STA-4783 for three weeks, followed by one week of rest. These four-week cycles are repeated until the earlier of disease progression, or a minimum of four months. We will enroll patients with soft tissue sarcoma who have failed at least one prior chemotherapy treatment. In the first stage, 30 eligible patients will be evaluated for disease response or stabilization after three months. We completed enrollment of these 30 patients in the first stage of this trial in December 2004. Preliminary data on 24 of these patients show that eight patients achieved non-progression of disease after three cycles of treatment. This result met the prospective success criteria for the first stage allowing us to advance to the second stage. We have reached our target enrollment of 50 additional patients for the second stage of this trial, and the entire group of 80 patients will be assessed on endpoints including time-to-tumor-progression, response rates, and non-progression rates at several time points to further characterize potential efficacy. There have been no drug-related serious adverse events reported. These preliminary results are based on a small number of patients in the open-label stage of this trial, which is not designed to show statistically significant evidence of efficacy, and may not be supported by further results in the second stage of this trial or in subsequent clinical trials.

        Clinical Support.    Several ongoing clinical, pharmaceutical development, and discovery efforts were designed to support and enhance the STA-4783 development program. First, we have developed a novel water-soluble salt form of STA-4783 that we expect will replace the current form, which requires manual dissolution in the paclitaxel formulation prior to administration. We plan to use the new form of STA-4783 in all future clinical trials and believe that it also represents the likely commercial form of this drug candidate. Preclinical animal and in vitro studies have confirmed the comparability of this novel form; however, we must complete a clinical comparative study in patients and demonstrate the comparability of pharmacokinetics of this form and the current form before this new form may be used in future clinical trials. We initiated this study in the first quarter of 2005 and expect to complete it in the second half of 2005. Second, we have identified certain pathways through which STA-4783 exerts its action, have filed for intellectual property protection of these discoveries, and are developing assays designed to assess the biological activity of STA-4783. Finally, we are actively exploring additional potential uses of STA-4783 in combination with other agents, and in other therapeutic areas where the mechanism of action suggests potential benefit.

  STA-5312 — Microtubule Inhibitor

        Our microtubule inhibitor, STA-5312, is an intravenously administered small-molecule anticancer agent that we are initially developing for the treatment of chemotherapy-resistant cancers. Resistance to chemotherapy is a major obstacle in cancer treatment and frequently results in metastasis, or spreading of the cancer. The five-year survival rates for patients with metastatic cancers are poor: 34% for prostate cancer and 21% for breast cancer, for example, according to the National Cancer Institute's Surveillance, Epidemiology, and End Results, or SEER, database. These poor survival rates reflect the limitations of current treatments and the fact that cancers develop resistance to currently available therapies. To our knowledge, no currently marketed drugs exist with sufficient activity against chemotherapy-resistant tumors. As a result, we believe that drugs developed to address resistant cancers represent a significant market opportunity.

        STA-5312 inhibits the assembly of microtubules, which are essential cellular components for the proliferation of cells. This inhibition disrupts the process of cell division thereby causing cell death. The inhibition of microtubule function is an approach shared with clinically proven drugs such as paclitaxel and vincristine. Over time, however, many tumors become resistant to these drugs. One mechanism of drug resistance involves overexpression of the P-glycoprotein, or P-gp, pump by cancer cells. The P-gp pump has been shown to increase drug efflux from cells and to decrease intracellular drug accumulation. It is believed that effective anticancer agents that are able to evade the P-gp pump could therefore counteract this resistance strategy taken by cancer cells. Our research indicates that STA-5312 is able to evade the P-gp pump and may overcome the resistance faced by other agents. In preclinical studies, STA-5312 has been shown to have considerably higher anticancer activity than paclitaxel and vincristine in chemotherapy-resistant cancer cells and to significantly increase animal survival in chemotherapy-resistant cancer models. STA-5312 inhibited tumor growth, delayed tumor progression, and prolonged survival in models of chemotherapy-resistant cancers against which comparable drugs had limited or no effect. In a chemotherapy-resistant animal model of leukemia, for example, STA-5312 more than doubled survival times, while vincristine increased survival by only 10%.

        We have initiated two Phase 1 trials of STA-5312 for the treatment of refractory or relapsed solid-tumor cancers and cancers of the blood. We have enrolled more than 20 patients to date; together these trials are expected to ultimately enroll up to 60 patients. The trials are dose-escalating trials that were designed to assess the safety, pharmacokinetics, and efficacy of STA-5312. Results from these trials are expected by the end of 2005. There have been two serious adverse events related to treatment with STA-5312. The first event involved a patient who was hospitalized for the treatment of myalgia, and the second event involved a patient who experienced decreased mental acuity, dehydration, thrush, and significantly increased liver function tests. Assuming that trial results support continued development, we would expect to initiate Phase 2 trials in a number of indications.

        Clinical Support.    There is a possibility that we may need to synthesize a salt form or reformulate STA-5312 to improve its solubility profile, which will allow higher doses to be administered without requiring additional intravenous volume. If required, we would anticipate making this transition prior to initiating Phase 3 trials or commercialization.

Discovery Programs

        We are actively expanding our pipeline of drug candidates through internal research activities. Our most advanced research-stage drug candidates are described below.

  Ion Channel Modulators

        We are developing modulators of calcium release-activated calcium, or CRAC, transient-receptor potential, or TRP, and other novel ion channels expressed on immune cells and other non-excitable cells for the treatment of asthma, transplant rejection, allergies, cancer, and other conditions. For several ion channel targets, we hold exclusive licenses for their sequences and related screening assays.

        Ion channel modulators are an extremely successful class of marketed drugs, generating a total of over $12.0 billion in worldwide revenues in 2003, according to Decision Resources, Inc. and Nature Reviews Drug Discovery. Successful examples of such drugs are the hypertension agent, Norvasc, marketed by Pfizer with approximately $4.3 billion in worldwide sales in 2003, and the sleep and anxiety medication, Ambien, marketed by Sanofi-Aventis with approximately $1.3 billion in worldwide sales in 2003, according to company reports. To date, these drugs target only excitable cells, such as cardiac cells and neurons. We are currently investigating ion channel modulators targeting non-excitable cells, notably immune cells and cancer cells.

        CRAC ion channels are critical to the activation of T cells and other immune cells. The channels provide the primary route for calcium entry, which drives multiple cellular processes, including cell proliferation and secretion. Therapies that inhibit these channels could therefore provide a novel approach to modulation of the immune system; however, potent, selective inhibitors of CRAC channels have proven elusive.

        We have discovered a family of novel, small-molecule, orally administered CRAC channel inhibitors that are both selective and highly potent. We are currently studying these molecules in multiple disease models. We have demonstrated in vitro and in vivo that this novel family has promising activity, including inhibition of mast cell degranulation, which may be important for the treatment of allergy and asthma, and potent inhibition of critical pro-inflammatory cytokines including IL-2 and TNFa, which may be important for the treatment of transplant rejection and chronic inflammatory diseases. We have obtained early signs of efficacy in multiple animal models of immune diseases.

  Hsp90 Inhibitor

        We are using our internal chemistry and drug optimization expertise to develop novel small-molecule inhibitors of heat shock protein 90, or Hsp90, for the treatment of cancer. This program is currently in the lead optimization stage.

        Hsp90 is a chaperone protein that regulates the folding, stability, and function of numerous signaling proteins associated with cancer. Through interaction with Hsp90, these signaling proteins can trigger the uncontrolled proliferation of cancer cells. Because of the broad scope of the role of Hsp90, we believe inhibition of Hsp90 may provide a means to simultaneously attack multiple cancer pathways. Furthermore, since cancer cells have far greater levels of active Hsp90 than normal cells, we believe that inhibitors of Hsp90 may selectively halt proliferation and cause cancer cell death.

        The Hsp90 inhibitors we have identified have demonstrated far less toxicity in vitro than certain other Hsp90 inhibitors in development, while demonstrating similar efficacy in mouse tumor models. Based on our understanding of the mechanism, we believe our Hsp90 inhibitors may also provide additive or synergistic effects in combination with other anticancer treatments. We are continuing optimization of our lead molecules and further characterizing their efficacy in additional animal models of cancer.

  Microtubule Inhibitor

        We have identified a family of novel small-molecule compounds that shows highly potent antitumor activity in vitro and in vivo, with little toxicity against normal cells. Like our clinical drug candidate, STA-5312, these compounds inhibit microtubule assembly, thereby disrupting the process of cell division and leading to cancer cell death. These compounds belong to a different chemical class than STA-5312, and, based on certain structural features, we believe that these compounds may act by a unique mechanism. We are currently evaluating a working hypothesis that, in addition to microtubule inhibition, these compounds also act by disrupting blood vessels in tumors that are needed to support tumor cell proliferation.

        The lead compound in this novel series has potent antitumor cell activity and is equally effective against both chemo-sensitive and multi-drug-resistant tumor cells. Our in vivo data show that the lead compound is effective in multiple mouse tumor models of human cancers and has a favorable toxicological profile. We continue to test the lead compound in additional animal efficacy models and evaluate its activity relative to other anticancer agents.

  Antidiabetic Agent

        We are actively investigating an orally administered antidiabetic agent that we believe could represent a potentially effective treatment for Type 2 diabetes. Based on its apparent novel mechanism of action and demonstrated effectiveness in animal models in combination with two of the most successful oral antidiabetic agents, we believe that the compound represents an exciting new potential drug candidate for the underserved diabetes market.

        Over 140 million people worldwide suffer from Type 2 diabetes, according the International Diabetes Federation. Type 2 diabetics represent over 90% of all diabetics. Type 2 diabetes is most common in obese adults over 45 years of age. The number of Type 2 diabetics is growing, due to the increasing prevalence of obesity and an aging population. Also, as a consequence of increased obesity in the young, Type 2 diabetes is becoming more prevalent among children and young adults. The worldwide market for oral agents for Type 2 diabetes was approximately $9.0 billion in 2003, according to figures published by Pharmaceutical Executive. Glucophage, marketed in the U.S. by Bristol-Myers Squibb, and Avandia, co-marketed by GlaxoSmithKline and Bristol-Myers Squibb, are leading therapies in this class. One driver for the market growth of diabetes therapies is the increasing use of combinations of oral agents.

        In Type 2 diabetes, either insufficient amounts of insulin are produced or cells become unresponsive to insulin. Since insulin is necessary for glucose to be taken from the blood into cells, a lack of insulin or unresponsiveness to insulin in diabetics leads to elevated glucose levels in the blood. Elevated blood glucose can lead to muscle weakness, renal failure, blindness, heart abnormalities, and other serious health concerns. Type 2 diabetes is treated primarily with oral, glucose-lowering agents. These agents themselves can cause undesirable side effects including fluid retention, weight gain, and hypoglycemia. According to a recent study published in the Journal of the American Medical Association, the vast majority of diabetics using available treatments do not meet treatment goals defined by the American Diabetic Association for blood glucose and other parameters. In addition, for many patients, most oral therapies lose effectiveness after several months or years of treatment. Due to the limited effectiveness of existing treatments, there is a clear need for novel therapies.

        We believe we have discovered a novel, oral, glucose-lowering agent for the treatment of Type 2 diabetes. Our compound appears to act through a unique mechanism of action not shared by any existing therapies. In multiple diabetes mouse and rat models, our compound has been shown to reduce blood glucose levels and increase glucose tolerance. In addition, the compound was shown to substantially enhance the activity of the active ingredients in both Glucophage and Avandia in a number of preclinical animal models.

Our Drug Discovery Capabilities

        Our drug discovery approach is based on the tight integration and rapid cycle times among our chemistry, biology, and pharmaceutical development groups. Drug candidates are typically identified using novel chemical structures as molecular probes in cell-based assays that are designed to preserve the complexity of biological signaling. Early in vivo testing and a rapid optimization process allow for high productivity of promising leads, improved profiles for our compounds, and, in some cases, the discovery of novel pathways or mechanisms of action with the potential to define entirely new categories of treatment.

        Our approach is based on the integration of the following capabilities and resources:

  •
  Unique chemical library. Our chemical library contains over 100,000 small molecules and numerous plant extracts collected from universities, non-profit institutions, other organizations, and commercial sources. This library represents a diverse and distinct set of chemical structures that was not generated using combinatorial chemistry and continues to be a valuable source of lead compounds for drug discovery. We are continuing our compound collection efforts. In addition, for each of our discovery programs we build focused libraries dedicated to particular drug targets.

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  Broad set of screening assays. We have high throughput screening capabilities linked to our chemical library that facilitate the rapid identification of new drug candidates. We have developed a wide variety of biochemical and cell-based in vitro assays designed to identify promising compounds for treating cancer, immune disorders and other diseases, which form the basis of our initial screening efforts. In addition to assays for identifying new compounds, we have also developed assays we use for early optimization of safety and pharmacokinetic properties.

  •
  Robust in vivo testing capabilities. We have a substantial in vivo testing facility we use for evaluating the safety, efficacy, and pharmaceutical properties of our compounds, including absorption, distribution, metabolism, excretion, and toxicology properties. The facility is equipped for detailed experimental measurements and surgical tasks, and we have in-house experience with approximately 90 individual animal models of disease, including oncology, inflammatory diseases, metabolic disease, and pain. The early testing of compounds in vivo, and our ability to complete these tests internally without dependencies on third parties, is a valuable advantage in our ability to rapidly optimize the pharmaceutical properties of our most promising compounds.

  •
  Multi-functional chemistry capabilities. We possess a full range of chemistry capabilities, including medicinal chemistry, analytical chemistry, formulation, process development, natural products isolation, and computational chemistry. Our approach to medicinal chemistry applies the rigorous exploration of permutations of biologically active molecular components to optimize lead compounds. Our in-house process development capability – characterizing and specifying manufacturing processes for our compounds – allows us to reduce dependencies on third parties and is an important advantage in our ability to successfully commercialize our drug candidates.

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  Novel target elucidation. Our scientists use expression profiling, RNA interference, affinity purification, proteomics, and other methods to identify the therapeutic intervention points of novel, promising compounds.

Manufacturing

        Our drug candidates and preclinical compounds are small molecules that can be readily synthesized by processes that we have developed. Utilizing our medicinal chemistry and process development capabilities, we have developed the manufacturing process to produce the active pharmaceutical ingredients for our drug candidates. We also have the internal capability to synthesize small-molecule compounds in quantities of up to several kilograms for use in our preclinical studies, including proof-of-concept studies in animal models, early pharmacokinetic assays, initial toxicology studies, and formulation development. We currently contract with third parties for the synthesis of all materials used in our clinical trials and rely on third party manufacturers for the supply of our drug candidates in bulk quantities and for the production of suitable dosage forms. We are not dependent on any particular third party manufacturer for these services and anticipate being able to readily contract with additional manufacturers on favorable terms if such a need arises.

        The starting materials and reagents required for synthesizing our drug candidates and preclinical compounds are commercially available from multiple sources. We have established a quality control and quality assurance program, including a set of standard operating procedures, analytical methods, and specifications, designed to ensure that our drug candidates are manufactured in accordance with the FDA's current Good Manufacturing Practices, or cGMP, and other applicable domestic and foreign regulations. We have selected manufacturers that we believe comply with cGMP and other applicable regulatory standards. We do not currently expect to internally manufacture cGMP material for our clinical trials nor undertake the commercial scale manufacture of our drug candidates after approval. We are discussing with our current suppliers and other third party manufacturers the long-term supply and manufacture of these and other drug candidates we may develop.

Sales and Marketing

        We currently have no marketing, sales or distribution capabilities. In order to commercialize any of our drug candidates, we must develop these capabilities internally or through collaboration with third parties. In selected therapeutic areas where we feel that any approved products can be commercialized by a specialty sales force that calls on a limited and focused group of physicians, we currently plan to commercialize these drug candidates. In therapeutic areas that require a large sales force selling to a large and diverse prescribing population, we currently plan to partner our drug candidates for commercialization.

Patents and Proprietary Rights

        Our success depends in part on our ability to obtain and maintain proprietary protection for our drug candidates, technology, and know-how, to operate without infringing on the proprietary rights of others, and to prevent others from infringing our proprietary rights. Our policy is to seek to protect our proprietary position by, among other methods, filing U.S. and foreign patent applications related to our proprietary technology, inventions, and improvements that are important to the development of our business. We also rely on trade secrets, know-how, continuing technological innovation, and in-licensing opportunities to develop and maintain our proprietary position.

        As of April 15, 2005, our patent portfolio included a total of 254 patents and patent applications worldwide with claims covering the composition-of-matter and methods of use for all three of our clinical stage compounds. We own or exclusively license a total of 15 issued U.S. patents and 59 U.S. patent applications, as well as 180 foreign counterparts to these patents and patent applications. We have issued U.S. composition-of-matter patents claiming the chemical structures of STA-5326, STA-4783, and STA-5312. The patents covering our three clinical programs have patent terms that will expire no earlier than 2021. The patent term may be extended under applicable law or regulations, such as the Patent Term Restoration Act. Counterpart filings to these patents and patent applications have been made in a number of other jurisdictions, including Europe and Japan.

        We have also in-licensed various technologies to complement our ongoing clinical and research programs. These licenses generally extend for the term of the related patent and contain customary royalty, termination, and other provisions. We have license agreements with Beth Israel Deaconess Medical Center and The Queen's Medical Center, Inc. that provide us with the exclusive commercial right to certain patent filings made by Beth Israel and Queen's Medical in the field of ion channels. We also have an exclusive license with Dana-Farber Cancer Institute for certain patent applications relating to rare event detection, such as circulating cancer cell detection. We do not believe that these license agreements are currently material to our business. We have exclusive license rights to a patent application filed by Dana-Farber covering combinations of ingredients that could potentially cover our STA-4783/taxane combination therapy. We would owe nominal royalty payments to Dana-Farber if any of the claims which ultimately issue under the Dana-Farber patent application or that are pending in such application cover our commercial product.

Regulatory and Legal Matters

        Government authorities in the U.S., at the federal, state, and local level, and other countries extensively regulate, among other things, the research, development, testing, manufacture, labeling, promotion, advertising, distribution, marketing, and export and import of products such as those we are developing.

  U.S. Government Regulation

        In the U.S., the information that must be submitted to the FDA in order to obtain approval to market a new drug varies depending on whether the drug is a new product whose safety and effectiveness has not previously been demonstrated in humans or a drug whose active ingredient(s) and certain other properties are the same as those of a previously approved drug. A new drug will follow the New Drug Application, or NDA, route.

  NDA Approval Processes

        In the U.S., the FDA regulates drugs under the Federal Food, Drug, and Cosmetic Act, and implementing regulations. Failures to comply with the applicable regulatory requirements at any time may result in administrative or judicial sanctions. These sanctions could include the FDA's imposition of a clinical hold on trials, refusal to approve pending applications, license suspension or revocation, withdrawal of an approval, warning letters, product recalls, product seizures, total or partial suspension of production or distribution, injunctions, fines, civil penalties, or criminal prosecution. Any agency or judicial enforcement action could have a material adverse effect on us.

        The steps required before a drug or biologic may be marketed in the U.S. include, but are not limited to, the following:

  •
  completion of preclinical laboratory tests, animal studies and formulation studies in compliance with applicable FDA regulations;

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  submission to the FDA of an Investigational New Drug application, or IND, for human clinical testing, which must become effective before human clinical trials may begin and must include independent Institutional Review Board, or IRB, approval at each clinical site before the trial is initiated;

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  performance of adequate and well controlled clinical trials to establish the safety and efficacy of the product for each indication;

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  submission to the FDA of an NDA;

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  satisfactory completion of an FDA Advisory Committee review, if applicable;

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  satisfactory completion of an FDA inspection of the manufacturing facility or facilities at which the product is produced to assess compliance with cGMP to assure that the facilities, methods and controls are adequate to preserve the drug's identity, strength, quality and purity or to meet standards designed to ensure the biologic's continued safety, purity and potency; and

  •
  FDA review and approval of the NDA.

        Preclinical tests include laboratory evaluations of product chemistry, toxicity, and formulation, as well as animal studies. An IND sponsor must submit the results of the preclinical tests, together with manufacturing information and analytical data, to the FDA as part of the IND. An IND will automatically become effective 30 days after receipt by the FDA, unless before that time, the FDA raises concerns or questions about issues such as the conduct of the trials as outlined in the IND. In that case, the IND sponsor and the FDA must resolve any outstanding FDA concerns or questions before clinical trials can proceed. In other words, submission of an IND may not result in the FDA allowing clinical trials to commence.

        Clinical trials involve the administration of the investigational product to human subjects under the supervision of qualified investigators. Clinical trials are conducted under protocols detailing, among other things, the objectives of the study, the parameters to be used in monitoring safety, and the effectiveness criteria to be evaluated. A protocol for each clinical trial and any subsequent protocol amendments must be submitted to the FDA as part of the IND, and an IRB at each site where the study is conducted must approve the protocol and any amendments.

        Clinical trials typically are conducted in three sequential phases, but the phases may overlap or be combined. Phase 1 trials usually involve the initial introduction of the investigational drug into humans to evaluate the product's safety, dosage tolerance, and pharmacodynamics and, if possible, to gain an early indication of its effectiveness.

        Phase 2 trials usually involve controlled trials in a limited patient population to:

  •
  evaluate dosage tolerance and appropriate dosage;

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  identify possible adverse effects and safety risks; and

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  evaluate the preliminary efficacy of the drug for specific indications.

        Phase 2 trials are sometimes denoted as Phase 2a or Phase 2b trials. Phase 2a trials typically represent the first human clinical trial of a drug candidate in a smaller patient population and are designed to provide earlier information on drug safety and efficacy. Phase 2b trials typically involve larger numbers of patients and involve comparison with placebo, standard treatments, or other active comparators.

        Phase 3 trials usually further evaluate clinical efficacy and test further for safety in an expanded patient population. Phase 1, Phase 2, and Phase 3 testing may not be completed successfully within any specified period, if at all. Furthermore, the FDA or we may suspend or terminate clinical trials at any time on various grounds, including a finding that the subjects or patients are being exposed to an unacceptable health risk.

        Assuming successful completion of the required clinical testing, the results of the preclinical studies and of the clinical trials, together with other detailed information, including information on the chemistry, manufacture, and control criteria of the product, are submitted to the FDA in the form of an NDA requesting approval to market the product for one or more indications. The FDA reviews an NDA to determine, among other things, whether a product is safe and effective for its intended use and whether its manufacturing is cGMP-compliant to assure and preserve the product's identity, strength, quality and purity.

        Before approving an NDA, the FDA will inspect the facility or the facilities at which the product is manufactured. The FDA will not approve the product unless cGMP compliance is satisfactory. If the FDA determines the application, manufacturing process, or manufacturing facilities are not acceptable, it will outline the deficiencies in the submission and often will request additional testing or information. Notwithstanding the submission of any requested additional information, the FDA ultimately may decide that the application does not satisfy the regulatory criteria for approval.

        The testing and approval process requires substantial time, effort, and financial resources, and each may take several years to complete. The FDA may not grant approval on a timely basis, or at all. We may encounter difficulties or unanticipated costs in our efforts to secure necessary governmental approvals, which could delay or preclude us from marketing our products. The FDA may limit the indications for use or place other conditions on any approvals that could restrict the commercial application of the products. After approval, some types of changes to the approved product, such as adding new indications, manufacturing changes and additional labeling claims, are subject to further FDA review and approval.

        We are not currently aware of any material incidents of noncompliance with FDA regulations. However, the FDA regulatory approval process is extensive and complex. Furthermore, we rely on third parties such as contract research organizations, medical institutions, and clinical investigators to conduct clinical trials for our drug candidates. Accordingly, while we are not currently aware of any material incidents of noncompliance, we cannot assure you that there have been no such incidents or that there will be none in the future.

  Post-Approval Requirements

        After regulatory approval of a product is obtained, we are required to comply with a number of post-approval requirements. For example, as a condition of approval of an NDA, the FDA may require post marketing testing and surveillance to monitor the product's safety or efficacy.

        In addition, holders of an approved NDA are required to report certain adverse reactions and production problems to the FDA to provide updated safety and efficacy information and to comply with requirements concerning advertising and promotional labeling for their products. Also, quality control and manufacturing procedures must continue to conform to cGMP after approval. The FDA periodically inspects manufacturing facilities to assess compliance with cGMP, which imposes certain procedural, substantive, and recordkeeping requirements. Accordingly, manufacturers must continue to expend time, money, and effort in the area of production and quality control to maintain compliance with cGMP and other aspects of regulatory compliance.

        We use, and will continue to use in at least the near-term, third-party manufacturers to produce our products in clinical and commercial quantities. Future FDA inspections may identify compliance issues at our facilities or at the facilities of our contract manufacturers that may disrupt production or distribution or require substantial resources to correct. In addition, discovery of problems with a product or the failure to comply with applicable requirements may result in restrictions on a product, manufacturer or holder of an approved NDA, including withdrawal or recall of the product from the market or other voluntary FDA initiated or judicial action that could delay or prohibit future marketing. Also, new government requirements may be established that could delay or prevent regulatory approval of our products under development.

  Foreign Regulation

        In addition to regulations in the U.S., we will be subject to a variety of foreign regulations governing clinical trials and commercial sales and distribution of our products. Whether or not we obtain FDA approval for a product, we must obtain approval of a product by the comparable regulatory authorities of foreign countries before we can commence clinical trials or marketing of the product in those countries. The approval process varies from country to country, and the time may be longer or shorter than that required for FDA approval. The requirements governing the conduct of clinical trials, product licensing, pricing, and reimbursement vary greatly from country to country.

        Under European Union regulatory systems, we may submit marketing authorizations either under a centralized or decentralized procedure. The centralized procedure provides for the grant of a single marketing authorization that is valid for all European Union member states. The decentralized procedure provides for mutual recognition of national approval decisions. Under this procedure, the holder of a national marketing authorization may submit an application to the remaining member states. Within 90 days of receiving the applications and assessment report, each member state must decide whether to recognize approval.

  Reimbursement

        In the U.S., European Union and elsewhere, sales of pharmaceutical products depend in part on the availability of reimbursement to the patient from third-party payors, such as government health administrative authorities, managed care providers, and private insurance plans. Third-party payors are increasingly challenging the prices charged for medical products and services and examining their cost-effectiveness.

        In the U.S., Medicare, a federal health program for those over the age of 65 and certain disabled younger individuals, is the largest single third-party payor for medical care. Historically, Medicare did not cover the cost of most types of prescription drugs. The Medicare Prescription Drug Improvement and Modernization Act of 2003, or MMA, will change significantly the way that Medicare covers and pays for pharmaceutical products after January 1, 2006. Medicare beneficiaries will have the opportunity to obtain prescription drug coverage by enrolling in one of several non-governmental prescription drug plans. Coverage may vary for one enrolled beneficiary to the next depending in part on the plan chosen, the income level of the beneficiary, and the availability of a specific drug on a particular plan's drug formulary.

        The MMA also introduced a new reimbursement methodology, part of which went into effect in 2004. At this point, it is not clear what effect MMA will have on the prices paid for currently approved drugs and the pricing options for new drugs approved after January 1, 2006. Moreover, while the MMA applies only to drug benefits for Medicare beneficiaries, private payors often follow Medicare coverage policy and payment limitations in setting their own payment rates. Any reduction in payment that results from the MMA may result in a similar reduction in payments from non-governmental payors.

        In some foreign countries, the proposed pricing for a drug must be approved before it may be lawfully marketed. The requirements governing drug pricing vary widely from country to country. For example, the EU generally provides options for its member states to restrict the range of medicinal products for which their national health insurance systems provide reimbursement and to control the prices of medicinal products for human use. A member state may approve a specific price for the medicinal product or it may instead adopt a system of direct or indirect controls on the profitability of the company placing the medicinal product on the market.

  Other Regulatory Matters

        From time to time, legislation is drafted, introduced and passed in Congress that could significantly change the statutory provisions governing the approval, manufacturing, and marketing of products regulated by the FDA. In addition, FDA regulations and guidance are often revised or reinterpreted by the agency in ways that may significantly affect our business and our products. It is impossible to predict whether legislative changes will be enacted, or FDA regulations, guidance or interpretations changed, or what the impact of such changes, if any, may be.

Competition

        The development and commercialization of new drugs is highly competitive. We will face competition with respect to all drug candidates we may develop or commercialize in the future from pharmaceutical and biotechnology companies worldwide. The key competitive factors affecting the success of any approved product will be its efficacy, safety profile, price, and method of administration. The efficacy and safety profile of our drug candidates relative to competitors will depend upon the results of our clinical trials and experience with the approved product in the commercial marketplace.

        STA-5326.    If approved, STA-5326 is expected to compete against the currently approved therapies for the treatment of chronic inflammatory diseases, including:

  •
  large-molecule, injectable TNFa antagonists, including: Remicade, marketed by Johnson & Johnson; Enbrel, marketed by Amgen and Wyeth Pharmaceuticals; and Humira, marketed by Abbott Laboratories; and

  •
  broadly immunosuppressive small-molecule agents including corticosteroids, methotrexate and azathioprine.

        STA-5326 may also compete with CNTO-1275 and ABT-874, two injectable antibody-based clinical candidates targeting IL-12 currently in clinical trials that are being developed by Johnson & Johnson and Abbott Laboratories, respectively. We expect that as an oral, small-molecule drug, STA-5326 may prove competitive relative to current and future biologic therapies in price and convenience of administration. We are not aware of any orally administered, selective inhibitors of IL-12 production in clinical trials. Other novel, oral agents in development for inflammatory diseases represent potential competition to STA-5326. These include chemokine inhibitors, oral fumarates, and calcineurin inhibitors.

        STA-4783.    If approved, STA-4783 may compete with:

  •
  other agents that are being used or tested in combination with taxanes, including: Herceptin, marketed by Genentech; Tarceva, marketed by OSI Pharmaceuticals, Genentech and Roche; and Xeloda, marketed by Roche;

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  taxane-like molecules such as epothilones; and

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  modifications or reformulations of taxanes.

        STA-5312.    If approved, STA-5312 may compete against the currently approved therapies for the treatment of cancers. In particular, STA-5312 may compete with other agents that are being used or tested in combination with taxanes such as epothilones. STA-5312 may also compete with agents that inhibit the P-gp pump. These agents include tariquidar, manufactured by Xenova, and R101933, manufactured by Janssen-Cilag.

        Many of our potential competitors have substantially greater financial, technical, and personnel resources than us. In addition, many of these competitors have significantly greater commercial infrastructures. Our ability to compete successfully will depend largely on our ability to leverage our experience in drug discovery and development to:

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  discover and develop medicines that are superior to other products in the market;

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  attract high-quality scientific, product development, and commercial personnel;

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  obtain patent and/or proprietary protection for our medicines and technologies;

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  obtain required regulatory approvals; and

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  selectively partner with pharmaceutical companies in the development and commercialization of certain drug candidates.

Employees

        We believe that our success will depend greatly on our ability to identify, attract, and retain capable employees. As of April 15, 2005, we had 135 full time employees, including a total of 50 employees who hold M.D. or Ph.D. degrees. One hundred and two of our employees are primarily engaged in research and development activities, and 33 are primarily engaged in general and administrative activities. Our employees are not represented by any collective bargaining unit, and we believe our relations with our employees are good.

Properties

        Our operations are based primarily in Lexington, Massachusetts, which is located 30 minutes west of Boston, Massachusetts. We lease a total of 68,730 square feet of office and laboratory space in Lexington and 8,700 square feet of office and laboratory space in the neighboring city of Bedford, Massachusetts. We lease the following properties:

Location	Approximate Square Feet	Use	Lease Expiration Date
45 Hartwell Avenue Lexington, Massachusetts	24,420	Office and Laboratory	Nov. 2006
125 Hartwell Avenue Lexington, Massachusetts	22,480	Office and Laboratory	Jan. 2008
8-A Preston Court Bedford, Massachusetts	8,700	Office and Laboratory	May 2009
91 Hartwell Avenue Lexington, Massachusetts	21,830	Office	Jan. 2007

        We believe these facilities are adequate for our current needs.

Legal Proceedings

        We are currently not a party to any material legal proceedings.

MANAGEMENT

Executive Officers, Key Employees and Directors

        The following table sets forth certain information concerning our executive officers, key employees, and directors as of April 15, 2005:

Name	Age	Position
Executive Officers and Key Employees
Safi R. Bahcall, Ph.D.	36	President and Chief Executive Officer and Director
Keizo Koya, Ph.D.	47	Senior Vice President, Drug Development
John A. McCarthy, Jr.	46	Senior Vice President and Chief Financial Officer
Matthew L. Sherman, M.D.	49	Senior Vice President and Chief Medical Officer
Robert J. Terifay	45	Senior Vice President, Commercial Development and Strategy
James G. Barsoum, Ph.D.	48	Vice President, Biology
Jeremy G. Chadwick, Ph.D.	42	Vice President, Program Management and Clinical Operations
Thomas A. Dahl, Ph.D.	42	Vice President, Clinical Development
Ninad A. Deshpanday, Ph.D.	45	Vice President, Drug Product Development
Keith S. Ehrlich	54	Vice President, Finance and Administration
Stephen M. Gansler	50	Vice President, Human Resources
Eric W. Jacobson, M.D.	48	Vice President, Medical Research
Wendy E. Rieder, Esq.	37	Vice President, Intellectual Property and Legal Affairs
Lijun Sun, Ph.D.	42	Vice President, Chemistry
Directors
Keith R. Gollust(1)(2)(3)	59	Chairman of the Board of Directors
Lan Bo Chen, Ph.D.	61	Director
Bruce Kovner(2)(3)	59	Director
William S. Reardon, C.P.A.(1)	58	Director
Robert N. Wilson(1)(2)(3)	64	Director

(1)
Member of our Audit Committee

(2)
Member of our Compensation Committee

(3)
Member of our Nominating and Governance Committee

        Safi R. Bahcall, Ph.D. co-founded Synta with Dr. Lan Bo Chen and has been our Chief Executive Officer and a member of our board of directors since July 2001. Dr. Bahcall has served as our President since December 2003. From 1998 to 2001, Dr. Bahcall was a consultant at McKinsey & Company serving investment banks and pharmaceutical companies on key issues of strategy, technology, and operations. Dr. Bahcall also co-founded a drug discovery company focused on novel ion channel research in November 2001, which was acquired by Synta in December 2002. He received his B.A. summa cum laude from Harvard University, was awarded his Ph.D. from Stanford University in theoretical physics, and was a Miller postdoctoral fellow at the University of California, Berkeley.

        Keizo Koya, Ph.D. has served as our Senior Vice President, Drug Development since September 2002. From September 1997 to August 2002, Dr. Koya worked for Shionogi BioResearch Corp. as Vice

President, Research and Development. From April 1995 to August 1997, Dr. Koya was the Director, Drug Discovery and Development at Fuji ImmunoPharmaceuticals Corp., now EMD Lexigen Research Center Corp., a biopharmaceutical company. From October 1990 to March 1995 he was employed by Fuji Photo Film Co., Ltd., a global imaging and information company, where he was most recently the Head of Pharmaceutical R&D, U.S. Representative Office. He earned his Ph.D. in organic chemistry at Kyushu University.

        John A. McCarthy, Jr. has served as our Senior Vice President and Chief Financial Officer since May 2004. From October 2000 until February 2004, Mr. McCarthy worked for Exact Sciences Corporation, a publicly traded applied genomics company, in various capacities, most recently as Executive Vice President, Chief Financial Officer and Treasurer. From October 1999 to October 2000, Mr. McCarthy worked with InfoMedtrics, Inc., a developer of software for large self-insured employers and managed care organizations, as President, Chief Operating Officer and a director and, following its merger with Physician WebLink, Inc. in July 2000, as a consultant. From January 1998 to August 1999, Mr. McCarthy was General Partner of Crescent Gate, L.P., a private equity fund that he co-founded. From August 1994 to January 1998, Mr. McCarthy was employed by Concentra Managed Care, Inc., a publicly traded nationwide provider of managed care services to the workers' compensation, auto and disability marketplaces, most recently as President, Managed Care Services Division. Mr. McCarthy holds a B.S. in finance from Lehigh University and an M.B.A. from Harvard Business School.

        Matthew L. Sherman, M.D. has served as our Senior Vice President and Chief Medical Officer since March 2004. From January 1997 to March 2004, Dr. Sherman worked at Wyeth, a global pharmaceutical and biotechnology company, in various capacities, most recently as Assistant Vice President of Medical Research, Clinical Research and Development and Therapeutic Area Director for Oncology at Wyeth Research. From October 1992 to January 1997, he held various clinical positions at Genetics Institute, which was acquired by Wyeth in January 1997. From July 1983 to June 2001, Dr. Sherman held various clinical positions at Harvard Medical School, most recently as Assistant Clinical Professor of Medicine, with corresponding hospital appointments at the Dana-Farber Cancer Institute and Brigham and Women's Hospital. Dr. Sherman holds a B.S. in chemistry Phi Beta Kappa from the Massachusetts Institute of Technology and an M.D. with honors from Dartmouth Medical School. He is board certified in Medical Oncology and Internal Medicine and has published over 75 papers and book chapters.

        Robert J. Terifay has served as our Senior Vice President, Commercial Development and Strategy since April 2005. From February 2002 until April 2005, Mr. Terifay held positions of increasing responsibility at Millennium Pharmaceuticals, Inc., a publicly traded biopharmaceutical company, most recently serving as the Senior Vice President, Oncology Marketing and Sales and Corporate Commercial Services. From July 1996 until February 2002, Mr. Terifay was employed by COR Therapeutics, Inc. most recently as the Vice President, U.S. Marketing and Medical Affairs. In 2002, COR Therapeutics was acquired by Millennium. From May 1993 until July 1996, Mr. Terifay was the Executive Vice President of Client Services at Klemtner Advertising, the medical advertising division of Saatchi and Saatchi located in New York. Prior to May 1993, Mr. Terifay held positions at G.D. Searle & Co. and Schering Laboratories. Mr. Terifay received his B.S. from Notre Dame in Preprofessional Studies (Biology and Chemistry) and his Master of Management degree in Marketing and Health Service Management from the Kellogg School of Management, Northwestern University.

        James G. Barsoum, Ph.D. has served as our Vice President, Biology since February 2003. From February 1987 to February 2003, Dr. Barsoum held various leadership roles at Biogen, Inc., now Biogen Idec Inc., a publicly traded biopharmaceutical company, most recently as the Director of Molecular and Cellular Biology. From January 1984 to January 1987, Dr. Barsoum held research fellowships at Stanford University and the Whitehead Institute for Biomedical Research. Dr. Barsoum received a Ph.D. in Biology from the Massachusetts Institute of Technology.

        Jeremy G. Chadwick, Ph.D. has served as our Vice President, Program Management and Clinical Operations since May 2004. From January 2002 to May 2004, Dr. Chadwick served as Vice President, Development Operations at Vertex Pharmaceuticals, Inc., a publicly traded pharmaceutical company. From December 1995 to September 1998, Dr. Chadwick held various positions at Parexel International, a publicly traded pharmaceutical services company, most recently as Vice President, U.S. Biostatistics and Data Management. From September 1985 to October 1995, Dr. Chadwick held various positions at Glaxo Group Research, most recently as Senior Manager, Medical Data Sciences Division. From September 1998 to October 2001, Dr. Chadwick was the Chief Operating Officer at Foliage Software Systems, a privately held software development company. Dr. Chadwick obtained both his Masters and Ph.D. in statistics from the University of London, U.K.

        Thomas A. Dahl, Ph.D. has served as our Vice President, Clinical Development since September 2002, after having worked for Synta and Shionogi BioResearch Corp. since April 2002. From February 2002 to September 2002, Dr. Dahl was President and CEO of SinglePixel Biomedical, Inc. From 1994 to February 2002, Dr. Dahl held various positions at Lexigen Pharmaceuticals Corp. (now EMD Lexigen Research Center Corp.), most recently as the Vice President, Clinical Products Development, and its predecessor, Fuji ImmunoPharmaceuticals Corp. From 1993 to 1994, Dr. Dahl was a drug development consultant at Arthur D. Little, a global management consulting firm, and from 1989 to 1993 he was an Assistant Professor at Tufts Medical School's department of pharmacology and experimental therapeutics. He received his Ph.D. in biology from Johns Hopkins University.

        Ninad A. Deshpanday, Ph.D. has served as our Vice President, Drug Product Development since June 2004. From October 2001 to April 2004, Dr. Deshpanday was employed by Cardinal Health, Inc., a publicly traded provider of products and services supporting the healthcare industry, and most recently held the position of the Technical Business Director. From March 1997 to April 2001, Dr. Deshpanday worked at AAI Pharma, a publicly traded specialty pharmaceutical and product development company, in various positions most recently as Global Product Director. From May 1994 to February 1997, Dr. Deshpanday served as Manager, Transdermal Research at TheraTech, Inc. From March 1990 to April 1994, he served as Staff Scientist at Procter & Gamble Pharmaceuticals. Dr. Deshpanday obtained both his Baccalaureate and Masters in pharmacy from Gujarat University in India and his Ph.D. in pharmacy from the University of South Carolina.

        Keith S. Ehrlich has served as our Vice President, Finance and Administration and Treasurer since March 2004. From November 2003 to February 2004, Mr. Ehrlich served as a financial consultant to the Company. From September 1999 to April 2003, Mr. Ehrlich was Vice President, Finance and Administration and Chief Financial Officer and Treasurer at Argentys Corporation, a private software development company. From January 1998 to July 1999, Mr. Ehrlich served as Senior Vice President, Finance and Administration, Chief Financial Officer and Treasurer of Dyax Corp., a publicly traded biopharmaceutical company. From October 1993 to January 1998, he served as Vice President, Finance and Administration and Chief Financial Officer and Treasurer of Oravax, Inc., a publicly traded biopharmaceutical company since acquired by Peptide Therapeutics Group. From May 1991 to October 1993, he served as Treasurer and Director of Finance of Vertex Pharmaceutics, Inc., a publicly traded biopharmaceutical company. From January 1980 to April 1991, Mr. Ehrlich was an auditor with Coopers & Lybrand LLP. Mr. Ehrlich received his B.A. in Biology from Drew University and his M.B.A. in Finance and Accounting from Rutgers University.

        Stephen M. Gansler has served as our Vice President, Human Resources since January 2005. From March 2001 to July 2004, Mr. Gansler worked for Covanta Energy Corporation, a publicly traded energy company as Senior Vice President, Human Resources. From May 1981 to March 2001, Mr. Gansler worked for Johnson & Johnson, a global manufacturer of health care products, in various capacities, most recently Worldwide Vice President, Human Resources for DePuy, Inc. He holds a B.I.A. from General Motors Institute, now known as Kettering University, and an M.B.A. and J.D. from Seton Hall University.

        Eric W. Jacobson, M.D. has served as our Vice President, Medical Research since April 2005. From January 2002 until April 2005, Dr. Jacobson held positions of increasing responsibility at Millennium Pharmaceuticals, Inc., a publicly traded biopharmaceutical company, most recently serving as the Senior Director, Clinical Research and previously as the Director, Clinical Research. From June 2000 until January 2002, Dr. Jacobson was the U.S. Medical Director, New Clinical Therapies for Serono Laboratories, Inc., a publicly traded biotechnology company. Dr. Jacobson was employed as an Academic Rheumatologist at the University of Massachusetts Medical Center from April 1991 until June 2000. From 1998 through 2000, he was also a consultant for the Center for Clinical and Lifestyle Research assisting with study design, data interpretation, report generation and journal publication. From July 1993 through June 1995, Dr. Jacobson was Adjunct Faculty at Northeastern University in their Physician Assistant Program, and previous to this Dr. Jacobson was a Rheumatologist at the North Carolina Arthritis and Allergy Care Center from July 1989 until April 1991. Dr. Jacobson received his B.S. at the University of Illinois at Champaign/Urbana and his M.D. at Rush Medical College of Rush University. Dr. Jacobson has had numerous academic appointments and has published over 25 abstracts, papers and book chapters.

        Wendy E. Rieder, Esq. has served as our Vice President, Intellectual Property and Legal Affairs since December 2002 and our Secretary since January 2005. In August 1998, Ms. Rieder co-founded Microbiotix, Inc., a privately held biotechnology company developing small-molecule anti-infectives, and served as its Chief Operating Officer and Vice President, Business Development and Intellectual Property from January 2000 to December 2002. From August 1997 to December 1999 Ms. Rieder served as the Vice President, Business Development and Intellectual Property at LipoGenics, Inc., a subsidiary of a publicly traded biopharmaceutical company. Ms. Rieder was a patent attorney at Boehringer Ingelheim Pharmaceuticals, a U.S. affiliate of Boehringer Ingelheim GmbH, a global pharmaceutical company, from August 1995 to July 1997, and a patent agent at Fish & Neave LLP from January 1991 to July 1995. Ms. Rieder received an M.S. in organic chemistry from Columbia University and a J.D. from Fordham Law School.

        Lijun Sun, Ph.D. has served as our Vice President, Chemistry since December 2003. From November 1997 to August 2002, Dr. Sun worked for Shionogi BioResearch Corp. in various capacities, most recently as Senior Director of Chemistry. He received his Ph.D. in synthetic organic chemistry from Emory University and was a postdoctoral fellow in chemical biology at the Emory University School of Medicine.

        Keith R. Gollust has been a member of our board of directors since July 2002 and has been our Chairman since September 2002. Mr. Gollust is a private investor and founded Gollust, Tierney, and Oliver, a private investment firm, in 1978. Mr. Gollust also was a Managing Director of Caxton Associates, L.L.C., a hedge fund firm, from July 2003 through December 2004. Mr. Gollust received a B.A. from Princeton University and an MSIA from Carnegie Mellon University.

        Lan Bo Chen, Ph.D. co-founded Synta with Dr. Safi Bahcall and has been a member of our board of directors since July 2001, and a member of our scientific advisory board and its Chairman since July 2001. Dr. Chen is a Professor of Pathology, Emeritus, at Harvard Medical School. He has been at the Dana-Farber Cancer Institute and Harvard Medical School since July 1977. Dr. Chen is the founder of several biotechnology companies, including Fuji ImmunoPharmaceuticals Corp. and Shionogi BioResearch Corp. Dr. Chen received his B.S. in chemistry from National Taiwan University and his Ph.D. in cell biology from the Massachusetts Institute of Technology.

        Bruce Kovner has been a member of our board of directors since July 2002. In 1983, Mr. Kovner founded Caxton Corporation, a diversified trading company and manager of client funds active in currency, interest rate, commodity and equity markets, and has acted as its Chairman since its inception. He is also Chairman of Caxton Associates, L.L.C., which succeeded to a significant portion of Caxton Corporation's trading and investment activities in 1996. Prior to the formation of Caxton, Mr. Kovner served as a Vice President of Commodities Corporation, a private commodities trading company since acquired by Goldman Sachs. Mr. Kovner is also Chairman of the Board of the American Enterprise Institute, Chairman of the Board of the Juilliard School, and Vice Chairman of Lincoln Center for the Performing Arts. In addition, he is the Founder and Chairman of the School Choice Scholarships Foundation, which provides scholarships to low-income students in New York City to attend primary schools of their choice. Mr. Kovner received his B.A. from Harvard College in 1966. He continued his studies at the John F. Kennedy School of Government until 1970.

        William S. Reardon, C.P.A. has been a member of our board of directors since August 2004. Until his retirement in 2002 from PricewaterhouseCoopers LLP, where he was employed from June 1973 to July 2002, Mr. Reardon was a business assurance (audit) partner at the firm's Boston office and leader of its life sciences industry practice for New England and the eastern U.S. From 1998 to 2000, Mr. Reardon served on the board of the emerging companies section of the Biotechnology Industry Organization. He also served on the board of the Massachusetts Biotechnology Council from 2000 until his retirement in 2002. Mr. Reardon is currently a member of the board of directors and the chairman of the audit committees of Hybridon, Inc. and Oscient Pharmaceuticals Corp., both of which are publicly traded pharmaceutical companies. He is an advisor to the audit committee at Momenta Pharmaceuticals, Inc., a publicly traded pharmaceutical company, and a member of the board of advisors for Feinstein Kean Healthcare. Mr. Reardon received both his undergraduate degree in East Asian history and his M.B.A. from Harvard University.

        Robert N. Wilson has been a member of our board of directors since June 2003. Mr. Wilson served as Vice Chairman of the board of directors of Johnson & Johnson, a global manufacturer of healthcare products, from 1986 until 2003. Mr. Wilson joined Johnson & Johnson in 1964. He was appointed to Johnson & Johnson's executive committee in 1983 and was elected to its board of directors in 1986. Mr. Wilson is also a director of The Charles Schwab Corporation, a publicly traded retail brokerage firm, U.S. Trust Corporation, United States Trust Company of New York and Amerada Hess Corporation, an integrated oil and gas company and is the Chairman of Caxton Health Holdings LLC, a healthcare investment firm that is an affiliate of Caxton Associates, L.L.C. Mr. Wilson received his B.A. in business administration from Georgetown College in Kentucky, and received an Executive Program B.A. from Columbia University Graduate School of Business.

Scientific Advisory Board

        We have established a scientific advisory board comprised of leading experts in their fields. Members of our scientific advisory board consult with us regularly on matters relating to:

  •
  our research and development programs;

  •
  the design and implementation of our clinical programs;

  •
  market opportunities from a clinical perspective;

  •
  new technologies relevant to our research and development programs; and

  •
  scientific and technical issues relevant to our business.

        The current members of our scientific advisory board are:

Name	Professional Affiliations/Honors
Lan Bo Chen, Ph.D., Chairman	See biography above.
Sir James W. Black, O.M., F.R.S.
Emeritus Professor of Analytical Pharmacology at King's College London; previously conducted research with Imperial Chemical Industries plc, SmithKline French and Wellcome Laboratories; was awarded the Nobel Prize in Medicine in 1989 for his work in pharmotherapeutic potential of receptor blocking drugs; knighted by the Queen of England in 1981; received the Order of Merit from the Queen in 2000.

Judah Folkman, M.D.
Surgeon-In-Chief Emeritus and Director of the Vascular Biology program at Boston Children's Hospital; Professor of Pediatric Surgery and Cell Biology at Harvard Medical School; member of the National Academy of Sciences and the American Academy of Arts and Sciences; awarded the 2004 Prince of Asturias award for Technical and Scientific Research in Spain, The Franklin Institute's 2001 Benjamin Franklin Award in Life Science, the 1998 Keio University (Tokyo) Medical Science Prize, and the 1997 Charles S. Mott Prize of the General Motors Cancer Research Foundation.
Nir Hacohen, Ph.D.
Assistant Professor at Massachusetts General Hospital and Harvard Medical School; founder of the RNAi consortium, a group of Harvard and Massachusetts Institute of Technology researchers who are spearheading efforts to create and apply genome-wide gene silencing libraries to accelerate gene discovery in humans; honors include the Sandler Memorial first prize Ph.D. thesis award, Helen Hay Whitney Fellowship with David Baltimore and Whitehead Institute Fellowship.
Jean-Pierre Kinet, M.D.
Professor of Pathology at Harvard Medical School; Director of the Division of Allergy and Immunology at the Beth Israel Deaconess Medical Center; previously the head of the Molecular Allergy and Immunology section of the National Institute of Allergy and Infectious Diseases at the National Institutes of Health; scientific founder of Astarix Institute, Inc., an early-stage drug discovery company later sold to Heska Corporation.
Christopher J. Logothetis, M.D.
Professor and Chairman of the Department of Genitourinary Medical Oncology at the University of Texas M.D. Anderson Cancer Center; Principal Investigator of the M.D. Anderson SPORE in Prostate Cancer; Director of the Genitourinary Cancer Center and the Prostate Cancer Research Program, which are multidisciplinary collaborations of physicians and scientists dedicated to genitourinary cancer treatment, research, prevention, and education; leader in the Therapy Consortium, an active group of researchers involved in the development of innovative therapy for prostate cancer.
Reinhold Penner, M.D., Ph.D.
Director of Research at the Center for Biomedical Research at Queen's Medical Center; professor at the University of Hawaii; previously served as research head at the Max Planck Institute for Biophysical Chemistry.

Mace L. Rothenberg, M.D.
Ingram Professor of Cancer Research at the Vanderbilt-Ingram Cancer Center and Professor of Medicine at Vanderbilt University Medical Center; Medical Oncologist with appointments at the Vanderbilt University Medical Center and the Department of Veterans Affairs Medical Center; Director of the Phase 1 Drug Development Program at Vanderbilt-Ingram Cancer Center; serves on a number of committees including the Vanderbilt-Ingram Cancer Center Gastrointestinal Cancer SPORE Executive Committee and Lung Cancer SPORE Steering Committee, the Clinical Cancer Research Committee for the American Association for Cancer Research, and the Medical Oncology Committee for the American College of Surgeons.
Daniel D. Von Hoff, M.D.
Professor of Medicine, Pathology, Molecular and Cellular Biology, at the University of Arizona; Director of the Arizona Health Sciences Center's Cancer Therapeutics Program; Executive Vice President of the Translational Genomics Research Institute, or TGen; Director of TGen's Translational Drug Development Division; Head, Pancreatic Cancer Research Program; Chief Medical Officer for U.S. Oncology, the nation's largest health-care services network devoted exclusively to cancer treatment and research; past President of the American Association for Cancer Research; past board member of the American Society of Clinical Oncology; founder and editor emeritus of Investigational New Drugs—The Journal of New Anticancer Agents; editor-in-chief of Molecular Cancer Therapeutics; appointed to President Bush's National Cancer Advisory Board in June 2004.
Michael E. Weinblatt, M.D.
Co-Director of Clinical Rheumatology at the Brigham and Women's Hospital and Professor of Medicine at Harvard Medical School; published over 127 papers, reviews and invited chapters in the field of rheumatology primarily rheumatoid arthritis therapeutics; co-editor of the textbook, Treatment of Rheumatic Diseases, the textbook, Rheumatology 3rd edition; author of the Arthritis Action Program; co-received in 1997 the Arthritis Foundation Virginia P. Engalitcheff Award for Impact on Quality of Life for work on methotrexate; served as an Associate Editor of Arthritis and Rheumatism; currently sits on the editorial board of Journal of Rheumatology; was a member of the Rheumatology Subspeciality Board of the American Board of Internal Medicine; in 2001, served as the President of the American College of Rheumatology.

Bruce R. Zetter, Ph.D.
Charles Nowiszewski professor in the departments of cell biology and surgery at Harvard Medical School; Chief Scientific Officer at Boston Children's Hospital; has won numerous national and international awards for his work in the field of cancer research including a Faculty Research Award from the American Cancer Society and the MERIT award from the National Cancer Institute; served as an expert witness on cancer to the U.S. senate.

Board Composition

        Our restated certificate of incorporation and restated bylaws to be effective upon completion of this offering provide that the authorized number of directors may be changed only by resolution of the board of directors. We currently have six directors. In accordance with our restated certificate of incorporation and restated bylaws, immediately upon the closing of this offering, our board of directors will be divided into three classes with staggered three-year terms. At each annual meeting of stockholders following the offering, the successors to the directors whose terms then expire will be elected to serve until the third annual meeting following the election. At the closing of this offering, our directors will be divided among the three classes as follows:

  •
  The Class I directors will be Dr. Chen and Mr. Reardon, and their terms will expire at the annual meeting of stockholders to be held in 2006;

  •
  The Class II directors will be Messrs. Gollust and Wilson, and their terms will expire at the annual meeting of stockholders to be held in 2007; and

  •
  The Class III directors will be Dr. Bahcall and Mr. Kovner, and their terms will expire at the annual meeting of stockholders to be held in 2008.

        Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors.

Committees of the Board of Directors

        Our board of directors has an audit committee, a compensation committee, and a nominating and governance committee, each of which has the composition and responsibilities described below.

        Audit Committee.    Our audit committee is composed of Messrs. Gollust, Reardon (chairman) and Wilson and is authorized to:

  •
  approve and retain the independent auditors to conduct the annual audit of our books and records;

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  review the proposed scope and results of the audit;

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  review and pre-approve the independent auditor's audit and non-audit services rendered;

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  approved the audit fees to be paid;

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  review accounting and financial controls with the independent auditors and our financial and accounting staff;

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  review and approve transactions between us and our directors, officers and affiliates;

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  recognize and prevent prohibited non-audit services;

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  establish procedures for complaints received by us regarding accounting matters;

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  oversee internal audit functions; and

  •
  prepare the report of the audit committee that SEC rules require to be included in our annual meeting proxy statement.

        Compensation Committee.    Our compensation committee is composed of Messrs. Gollust, Kovner and Wilson (chairman) and is authorized to:

  •
  review and recommend the compensation arrangements for management, including the compensation for our President and Chief Executive Officer;

  •
  establish and review general compensation policies with the objective to attract and retain superior talent, to reward individual performance and to achieve our financial goals;

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  administer our stock incentive plan; and

  •
  prepare the report of the compensation committee that SEC rules require to be included in our annual meeting proxy statement.

        Nominating and Governance Committee.    Our nominating and governance committee is composed of Messrs. Gollust (chairman), Kovner and Wilson and is authorized to:

  •
  identify and nominate members of the board of directors;

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  develop and recommend to the board of directors a set of corporate governance principles applicable to our company; and

  •
  oversee the evaluation of the board of directors and management.

Compensation of Directors

        We reimburse each member of our board of directors who is not an employee for reasonable travel and other expenses in connection with attending meetings of the board of directors.

        We have granted the following stock options to our non-employee directors:

Name of Director	Number of Shares		Exercise Price	Date of Grant
Keith R. Gollust	181,818 109,090	(1) (2)	$7.455 7.455	7/15/2002 5/27/2004
Bruce Kovner	181,818	(1)	7.455	7/15/2002
William S. Reardon, C.P.A.	21,818	(1)	11.00	8/25/2004
Robert N. Wilson	90,909	(1)	7.455	6/17/2003

(1)
The options vest as to 25% of the shares on the first anniversary of the grant date and an additional 6.25% of the shares at the end of each successive three-month period thereafter.

(2)
The option vests as to 50% of the shares upon grant and an additional 6.25% of the shares at the end of each successive three-month period thereafter.

        In January 2005, our board of directors approved a policy in which each non-employee director will receive an option to purchase 22,000 shares of our common stock upon his or her initial appointment to our board of directors. These options shall vest as to 25% of such grant on the first anniversary of the grant date and as to an additional 6.25% of such grant on the last day of each calendar quarter thereafter, subject to the non-employee director's continued service as a director. However, in the event of termination of service of a non-employee director, such option shall vest to the extent of a pro rata portion through the non-employee director's last day of service based on the number of days accrued in the applicable period prior to his or her termination of service. Each non-employee director stock option will terminate on the earlier of ten years from the date of grant and three months after the recipient ceases to serve as a director, except in the case of death or disability, in which event the option will terminate one year from the date of the director's death or disability. The exercise price of all of these options will equal the fair market value of our common stock on the date of grant.

        Each non-employee director shall be compensated on an annual basis for providing services to Synta. Director compensation shall be paid for the period from July 1 through June 30 of each year. Each non-employee director shall receive compensation consisting of one of the following combinations of cash and/or a grant of our common stock, at the election of each non-employee director, as follows:

  •
  $40,000 cash;

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  $30,000 cash and such number of shares of restricted common stock with a value of $10,000 on the date of grant of the shares;

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  $20,000 cash and such number of shares of restricted common stock with a value of $20,000 on the date of grant of the shares;

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  $10,000 cash and such number of shares of restricted common stock with a value of $30,000 on the date of grant of the shares; or

  •
  such number of shares of restricted common stock with a value of $40,000 on the date of the grant of the shares.

        The number of shares to be received by a non-employee director shall be calculated by dividing the total dollar amount that the non-employee director has elected to be paid in shares of common stock by the fair market value of the shares of our common stock on the last business day prior to the date of grant of the shares. Shares granted shall be subject to a lapsing repurchase right such that the shares shall be subject to forfeiture to us if a non-employee director does not continue to serve as a member of the board of directors as of the end of the applicable quarter as follows: the repurchase right shall lapse as to 25% of each such grant on each of September 30, December 31, March 31 and June 30 thereafter, provided such non-employee director continues to serve as a member of the board of directors as of the applicable date.

        In addition, under this policy each non-employee director received the following pro rata share of the annual fee for the period from January 1, 2005 through June 30, 2005:

Director	Pro Rata Fee Paid
Keith R. Gollust	1,322 shares of restricted common stock
Bruce Kovner	1,322 shares of restricted common stock
William S. Reardon, C.P.A.	$10,000 and 661 shares of restricted common stock
Robert N. Wilson	1,322 shares of restricted common stock

The shares issued as set forth above were issued on January 18, 2005 based on a fair market value of $15.125 per share as of such date. These shares are subject to our repurchase right, which shall lapse as to 50% of each such grant on March 31, 2005 and June 30, 2005, provided such non-employee director continues to serve as a member of the board of directors as of such date. Any cash to be paid as set forth above will be paid 50% on March 31, 2005 and 50% on June 30, 2005.

        Each non-employee director shall also receive an annual fee of $5,000 for each committee of the board of directors on which such individual serves. However, the chairman of each committee, other than the audit committee, shall receive an annual fee of $10,000, and the chairman of the audit committee shall receive an annual fee of $15,000 for services as chairman.

Compensation Committee Interlocks and Insider Participation

        Our compensation committee is composed of Messrs. Gollust, Kovner and Wilson. No member of our compensation committee has at any time been an employee of ours. None of our executive officers serve as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or compensation committee.

        Each of Messrs. Gollust, Kovner and Wilson and affiliates of theirs have participated in transactions with us. For a detailed description of these transactions, see "Certain Relationships and Related Party Transactions."

Executive Compensation

        The following summary compensation table sets forth summary information as to compensation received by our President and Chief Executive Officer and our four other most highly compensated executive officers who were employed by us as of December 31, 2004 and earned more than $100,000 in salary and bonus for the year ended December 31, 2004.

Summary Compensation Table

				Long-Term Compensation
				Awards
Name and Principal Position	Year	Salary	Bonus(1)	Restricted Stock Awards(2)	Securities Underlying Options/ SARs (#)	All Other Compensation(3)
Safi R. Bahcall, Ph.D. President and Chief Executive Officer	2004	$300,000	$100,000	$1,099,976	—	$25,503
James G. Barsoum, Ph.D. Vice President, Biology	2004	208,998	53,000	879,972	14,545	—
Keizo Koya, Ph.D. Senior Vice President, Drug Development	2004	208,959	53,000	879,972	14,545	4,188
Matthew L. Sherman, M.D.(4) Senior Vice President and Chief Medical Officer	2004	222,693	81,000	879,972	127,272	—
Keith S. Ehrlich(5) Vice President, Finance and Administration	2004	191,811	44,000	549,980	54,545	—

(1)
Reflects bonuses earned in 2004 and paid in 2005.

(2)
Reflects restricted shares of common stock granted under our 2001 Stock Plan to each of the named executive officers on December 21, 2004. The amount in the table is based on the number of shares granted to the executive officer multiplied by $15.125, the fair value of our common stock as determined by our board of directors, less the per share purchase price of the restricted shares of $0.000275. As of December 31, 2004, Dr. Bahcall held 72,727 restricted shares valued at $1,090,885, Dr. Barsoum held 58,181 restricted shares valued at $872,699, Dr. Koya held 58,181 restricted shares valued at $872,699, Dr. Sherman held 58,181 restricted shares valued at $872,699, and Mr. Ehrlich held 36,363 restricted shares valued at $545,435. Because there was no public trading market for our common stock as of December 31, 2004, the value of the restricted shares at year-end have been calculated using an assumed initial public offering price of $15.00 per share less the per share purchase price of the restricted shares of $0.000275. Dividends will be paid on the restricted shares. These restricted shares are subject to repurchase by us at a repurchase price of $0.000275 per share if the executive officer is no longer employed by us. This right of repurchase lapses as to 50% of the shares on January 4, 2007 and the remaining 50% of the shares on the earlier of January 4, 2009 or the date the FDA approves an NDA for one of our drug candidates.

(3)
The amounts shown include $25,503 of rental payments for a company apartment for Dr. Bahcall's use and $4,188 in lease payments for an automobile for Dr. Koya's use.

(4)
Dr. Sherman joined us as Senior Vice President and Chief Medical Officer in March 2004.

(5)
Mr. Ehrlich joined us as Vice President, Finance and Administration in March 2004. Mr. Ehrlich's salary includes $45,562 earned as a consultant in 2004 prior to his employment with us.

Option Grants in Last Fiscal Year

        The following table shows information regarding stock options granted to the executive officers named in the summary compensation table above during our fiscal year ended December 31, 2004. Options were granted with an exercise price per share equal to the fair market value of our common stock on the date of grant, as determined by our board of directors. The potential realizable value is based on the assumption that our common stock appreciates at the annual rate shown, compounded annually, from the date of grant until the expiration of the ten-year term. These numbers are calculated based on SEC requirements and do not reflect projections or estimates of future stock price growth. Potential realizable values are computed by:

  •
  multiplying the number of shares of common stock underlying each option by $15.00 per share, the assumed initial public offering price per share;

  •
  assuming that the total stock value derived from that calculation compounds at the annual 5% or 10% rate shown in the table for the entire ten-year term of the option; and

  •
  subtracting from that result the total option exercise price.

        Actual gains, if any, on stock option exercises will be dependent on the future performance of the common stock. The percentage of total options granted is based on an aggregate of 924,320 options granted by us during the year ended December 31, 2004, to our employees, including the executive officers listed in the table below.

		Individual Grants
					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term ($)
	Number of Securities Underlying Options/SARs Granted (#)	% of Total Options/SARs Granted to Employees in Fiscal Year
			Exercise or Base Price ($/Share)
Name				Expiration Date
					5%	10%
Safi R. Bahcall, Ph.D.	—	—	—	—	—	—
James G. Barsoum, Ph.D.	14,545	1.6%	$11.00	5/27/2014	$195,389	$405,895
Keizo Koya, Ph.D.	14,545	1.6%	11.00	5/27/2014	195,389	405,895
Matthew L. Sherman, M.D.	127,272	13.8%	11.00	5/27/2014	1,709,698	3,551,670
Keith S. Ehrlich	54,545	5.9%	11.00	5/27/2014	732,726	1,522,140

Year-End Option Values

        The following table sets forth certain information with respect to the total value of options held by each executive officer named in the summary compensation table above as of December 31, 2004. Because there was no public trading market for the common stock as of December 31, 2004, the value of the unexercised in-the-money options at year-end have been calculated using an assumed initial public offering price of $15.00 per share minus the applicable per share exercise price.

	Number of Securities Underlying Unexercised Options at December 31, 2004
			Value of Unexercised In-the-Money Options at December 31, 2004
Name
	Exercisable	Unexercisable	Exercisable	Unexercisable
Safi R. Bahcall, Ph.D.	—	—	—	—
James G. Barsoum, Ph.D.	47,727	75,909	$360,107	$521,190
Keizo Koya, Ph.D.	188,636	80,454	1,423,315	555,483
Matthew L. Sherman, M.D.	—	127,272	—	509,088
Keith S. Ehrlich	—	54,545	—	218,180

Employment Contracts and Termination of Employment and Change-in-Control Arrangements

  Employment Agreement with Dr. Safi Bahcall

        Pursuant to a letter agreement effective as of April 18, 2005, between us and Safi R. Bahcall, Ph.D., we agreed to employ Dr. Bahcall as our President and Chief Executive Officer on an at-will basis. We also agreed that so long as Dr. Bahcall continues to serve as our President and Chief Executive Officer, he will be nominated by the board of directors for election as a director at each annual meeting preceding which his term as director expires. Under this agreement, Dr. Bahcall's initial base salary is $340,000 per year, subject to adjustment from time to time at the discretion of the board of directors or the compensation committee. Dr. Bahcall is also eligible to receive annual performance based bonuses and grants of stock options under our stock plans at the discretion of the board of directors or the compensation committee. In the event of termination without cause, as defined in the agreement, Dr. Bahcall is entitled to continue to receive his then-current base salary for a period of 24 months. Dr. Bahcall has also entered into a non-competition/non-solicitation agreement pursuant to which he has agreed not to compete with Synta or to solicit customers or employees of Synta for a period of 24 months after the termination of his employment.

  Offer Letters

        Pursuant to a letter agreement dated October 1, 2002, between us and Keizo Koya, Ph.D., we agreed to employ Dr. Koya as Vice President of Drug Development on an at-will basis, beginning on October 1, 2002. Dr. Koya's base salary is currently $250,000 per year and he is also eligible to receive annual performance based bonuses. Under this agreement, Dr. Koya has been granted an incentive stock option to purchase a total of 181,818 shares of common stock at an exercise price of $7.455 per share. This option vests as to 54,545 of the shares upon grant and an additional 6.25% per calendar quarter after December 31, 2002.

        Pursuant to a letter agreement dated February 18, 2004, between us and Matthew L. Sherman, M.D., we agreed to employ Dr. Sherman as Senior Vice President and Chief Medical Officer on an at-will basis, beginning on March 1, 2004. Dr. Sherman's base salary is currently $285,000 per year and he is also eligible to receive annual performance based bonuses. Under this agreement, Dr. Sherman has also been granted an incentive stock option to purchase a total of 127,272 shares of common stock at an exercise price of $11.00 per share. This option vests as to 25% of the shares on March 4, 2005 and an additional 6.25% of the shares per calendar quarter thereafter. In the event of termination without cause, as defined in the agreement, Dr. Sherman is entitled to a one-time severance payment one week after the date of termination equal to six months of base salary if the employment period has been less than 12 months, or 12 months of base salary if the employment period has been more than 12 months.

        Pursuant to a letter agreement dated January 22, 2003, between us and James G. Barsoum, Ph.D., we agreed to employ Dr. Barsoum as Vice President of Biology on an at-will basis, beginning on February 26, 2003. Dr. Barsoum's base salary is currently $220,000 per year and he is also eligible to receive annual performance based bonuses. Under this agreement, Mr. Barsoum has also been granted an incentive stock option to purchase 109,090 shares of common stock at an exercise price of $7.455 per share. This option vests as to 25% of the shares on the first anniversary of the grant date and an additional 6.25% of the shares per calendar quarter thereafter. In the event of termination without cause, as defined in the agreement, Dr. Barsoum is entitled to a one-time severance payment on the date of termination equal to three months of base pay.

        Pursuant to a letter agreement dated February 19, 2004, between us and Keith S. Ehrlich, we agreed to employ Mr. Ehrlich as Vice President, Finance and Administration on an at-will basis, beginning on March 1, 2004. Mr. Ehrlich's base salary is currently $192,000 per year and he is also eligible to receive annual performance based bonuses. Under this agreement, Mr. Ehrlich has been granted a nonqualified stock option to purchase 54,545 shares of common stock at an exercise price of $11.00 per share. This option vests as to 15,909 shares on the first anniversary of the grant date and an additional 3,219 shares per calendar quarter thereafter. In the event of termination without cause, as defined in the agreement, the vesting of the options will be adjusted so that 7,763 shares vest as of June 1, 2004 and an additional 1,137 shares vest each month through the date of termination.

  Separation Agreement with Dr. Mitsunori Ono

        On April 21, 2004, we entered into an agreement memorializing a previously established agreement with Dr. Mitsunori Ono, our former President and Chief Operating Officer, under which Dr. Ono resigned his employment with us in 2003, effective as of January 1, 2004. Under the agreement, we agreed to make a one time payment to Dr. Ono of $200,000 upon the signing of the agreement and 18 monthly payments of approximately $13,889 beginning in January 2004. Under the agreement, we accelerated the vesting and extended the time in which Dr. Ono may exercise options to purchase 68,181 shares of our common stock and extended the time in which Dr. Ono may exercise vested options to purchase 295,454 shares of common stock. In addition, options to purchase 290,909 shares of our common stock were cancelled pursuant to the terms thereof. Dr. Ono also released Synta, its stockholders, directors, officers, and employees from all claims he may have had against them.

  Change-in-Control Arrangements

        Under our 2005 Stock Plan, in the event of a change in control event where outstanding options are assumed or substituted or in the event of a change in control event that does not constitute a corporate transaction under our 2005 Stock Plan, options will become immediately exercisable in full if on or prior to the date that is six months after the date of the change in control event (i) an option holder's service with us or our succeeding corporation is terminated by us or the succeeding corporation without cause, as defined in our 2005 Stock Plan; (ii) a participant terminates his or her service with us as a result of being required to change the principal location where he or she renders services to a location more than 50 miles from his or her location of service immediately prior to the change in control event; or (iii) the participant terminates his or her service after there occurs a material adverse change in a participant's duties, authority or responsibilities which cause such participant's position with us to become of significantly less responsibility or authority than such participant's position was immediately prior to the change in control. Our 2005 Stock Plan provides similar change in control vesting provisions for restricted stock under the plan and allows the Board to make appropriate adjustments for other stock-based awards.

Employee Benefit Plans

  2001 Stock Plan

        Our 2001 Stock Plan was adopted by our board of directors and approved by our stockholders in July 2001. In December 2003, our board of directors and stockholders approved amendments to our 2001 Stock Plan. Under this plan, we may grant incentive stock options, nonqualified stock options and restricted and unrestricted stock awards. A maximum of 5,454,545 shares of common stock are authorized for issuance under our 2001 Stock Plan.

        In accordance with the terms of the 2001 Stock Plan, our board of directors has authorized our compensation committee to administer our 2001 Stock Plan.

        Our board of directors or any committee to which the board of directors delegates authority may, with the consent of the affected plan participants, amend outstanding awards consistent with the terms of the 2001 Stock Plan.

        Upon a merger or other reorganization event, our board of directors, or the board of directors of any corporation assuming our obligations, may, in their sole discretion, take any one or more of the following actions pursuant to our 2001 Stock Plan, as to some or all outstanding options:

  •
  provide that all outstanding options shall be assumed or substituted by the successor corporation;

  •
  terminate all unexercised outstanding options immediately prior to the consummation of such transaction unless exercised by the optionee;

  •
  in the event of a merger pursuant to which holders of our common stock will receive a cash payment for each share surrendered in the merger, make or provide for a cash payment to the optionees equal to the difference between the merger price times the number of shares of our common stock subject to such outstanding options (to the extent then exercisable at prices not in excess of the merger price), and the aggregate exercise price of all such outstanding options, in exchange for the termination of such options; and

  •
  provide that all or any outstanding options shall become exercisable in full immediately prior to such event.

        Pursuant to our 2001 Stock Plan, upon a merger or other reorganization event, any securities, cash or other property received in exchange for shares of restricted stock shall continue to be governed by the provisions of any restricted stock agreement pursuant to which such restricted stock was issued.

        As of April 15, 2005, 639,513 shares have been issued upon the exercise of options and the grant of stock awards under this plan, 4,300,600 shares are subject to outstanding options under this plan, and 514,246 shares are available for future grant under this plan. After completion of this offering, the 2001 Stock Plan will terminate and we will grant no further stock options or other awards under this plan. All outstanding stock options granted and restricted stock issued under the 2001 Stock Plan as of the date of termination will remain outstanding and subject to their respective terms and the terms of the 2001 Stock Plan.

  2005 Stock Plan

        Our 2005 Stock Plan was adopted by our board of directors on April 13, 2005 and approved by our stockholders on April 14, 2005. The 2005 Stock Plan will become effective upon completion of this offering. The 2005 Stock Plan provides for the grant of incentive stock options, nonqualified stock options, restricted and unrestricted stock awards and other stock-based awards. Upon effectiveness, 3,500,000 shares of common stock will be reserved for issuance under the 2005 Stock Plan. In addition, the 2005 Stock Plan contains an "evergreen provision" which allows for an annual increase in the number of shares available for issuance under the plan on the first day of each of our fiscal years during the period beginning in fiscal year 2006 and ending on the second day of fiscal year 2014. The annual increase in the number of shares shall be equal to the lowest of

  •
  1,900,000 shares;

  •
  5% of our outstanding shares on the first day of the fiscal year; and

  •
  an amount determined by our board of directors.

        Under this provision, no annual increase shall be made to the extent that the number of shares of common stock available for issuance under the 2005 Stock Plan and all other employee or director stock plans would exceed 25% of our outstanding shares on the first day of the applicable fiscal year.

        In accordance with the terms of the 2005 Stock Plan, our board of directors has authorized our compensation committee to administer our 2005 Stock Plan however, our full board shall retain authority to make grants to our executive officers and members of our board of directors. In accordance with the provisions of the 2005 Stock Plan, our board of directors or compensation committee will determine the terms of options and other awards, including:

  •
  the determination of which employees, directors and consultants will be granted options and other awards;

  •
  the number of shares subject to options and other awards;

  •
  the exercise price of each option which may not be less than fair market value on the date of grant;

  •
  the schedule upon which options become exercisable;

  •
  the termination or cancellation provisions applicable to options; the terms and conditions of other awards, including conditions for repurchase, termination or cancellation, issue price and repurchase price; and

  •
  all other terms and conditions upon which each award may be granted in accordance with the 2005 Stock Plan.

        No participant may receive awards for over 175,000 shares of common stock in any fiscal year.

        In addition, our board of directors or any committee to which the board of directors delegates authority may, with the consent of the affected plan participants, reprice or otherwise amend outstanding awards consistent with the terms of the 2005 Stock Plan.

        Upon a merger or other reorganization event, our board of directors, may, in their sole discretion, take any one or more of the following actions pursuant to our 2005 Stock Plan, as to some or all outstanding awards:

  •
  provide that all options shall be assumed or substituted by the successor corporation;

  •
  upon written notice to a participant, provide that the participant's unexercised options will become exercisable in full and will terminate immediately prior to the consummation of such transaction unless exercised by the participant;

  •
  in the event of a merger pursuant to which holders of our common stock will receive a cash payment for each share surrendered in the merger, make or provide for a cash payment to the participants equal to the difference between the merger price times the number of shares of our common stock subject to such outstanding options (at prices not in excess of the merger price), and the aggregate exercise price of all such outstanding options (all options being made fully vested and immediately exercisable prior to their termination), in exchange for the termination of such options; and

  •
  provide that outstanding awards shall be assumed or substituted by the successor corporation, become realizable or deliverable, or restrictions applicable to an award will lapse, in whole or in part, prior to or upon the merger or reorganization event.

        In addition, in the event of a change in control under our 2005 Stock Plan where outstanding options are assumed or substituted or in the event of a change in control that does not constitute a corporate transaction under our 2005 Stock Plan, options will become immediately exercisable in full if on or prior to the date that is six months after the date of the change in control (i) an option holder's service with us or our succeeding corporation is terminated by us or the succeeding corporation without cause, as defined in our 2005 Stock Plan; (ii) a participant terminates his or her service with us as a result of being required to change the principal location where he or she renders services to a location more than 50 miles from his or her location of service immediately prior to the change in control; or (iii) the participant terminates his or her service after there occurs a material adverse change in a participant's duties, authority or responsibilities which cause such participant's position with us to become of significantly less responsibility or authority than such participant's position was immediately prior to the change in control. Our 2005 Stock Plan provides similar change in control vesting provisions for restricted stock under the plan and allows the Board to make appropriate adjustments for other stock-based awards.

Limitation of Officers' and Directors' Liability and Indemnification

        The Delaware General Corporation Law authorizes corporations to limit or eliminate, subject to certain conditions, the personal liability of directors to corporations and their stockholders for monetary damages for breach of their fiduciary duties. Our restated certificate of incorporation and restated bylaws limit the liability of our directors to the fullest extent permitted by Delaware law.

        We have obtained director and officer liability insurance to cover liabilities our directors and officers may incur in connection with their services to us, including matters arising under the Securities Act. Our restated certificate of incorporation and restated bylaws also provide that we will indemnify any of our directors and officers who, by reason of the fact that he or she is one of our officers or directors, is involved in a legal proceeding of any nature. We will repay certain expenses incurred by a director or officer in connection with any civil or criminal action or proceeding, specifically including actions by us or in our name (derivative suits). Such indemnifiable expenses include, to the maximum extent permitted by law, attorney's fees, judgments, civil or criminal fines, settlement amounts and other expenses customarily incurred in connection with legal proceedings. A director or officer will not receive indemnification if he or she is found not to have acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interest. Prior to the completion of this offering, we plan to enter into agreements to indemnify our directors and officers. These agreements, among other things, will indemnify our directors and officers for certain expenses, including attorneys' fees, judgments, fines, and settlement amounts incurred by any such person in any action or proceeding, including any action by us arising out of such person's services as our director or officer, any of our subsidiaries from time to time or any other company or enterprise to which the person provides services at our request. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and officers.

        Such limitation of liability and indemnification does not affect the availability of equitable remedies. In addition, we have been advised that in the opinion of the SEC, indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act and is therefore unenforceable.

        There is no pending litigation or proceeding involving any of our directors, officers, employees or agents in which indemnification will be required or permitted. We are not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

        The following is a description of the transactions we have engaged in (1) since January 1, 2002 with our directors and officers and beneficial owners of more than five percent of our voting securities and their affiliates and (2) since our inception in March 2000 with our founders, Dr. Safi R. Bahcall and Dr. Lan Bo Chen.

Issuance of Common Stock to Our Founders

        In July of 2001, in connection with the initial capitalization of Synta, we issued an aggregate of 7,418,180 shares of common stock to our founders, Dr. Bahcall and Dr. Chen, at a purchase price of $0.000275 per share as follows:

Name	Number of Shares of Common Stock	Aggregate Purchase Price
Safi R. Bahcall, Ph.D.	2,909,090	$800
Lan Bo Chen, Ph.D.	4,509,090	1,240

Dr. Bahcall is also our President and Chief Executive Officer, a director and a beneficial owner of more than five percent of our voting securities. Dr. Chen is also a director and a beneficial owner of more than five percent of our voting securities. The purchase price per share was determined by the board of directors to be fair market value based on, among other things, the fact that Synta had just commenced operations.

Private Placements of Our Common Stock

        During the period from July 2001 to December 2001, we issued an aggregate of 2,472,729 shares of our common stock to 21 investors at a purchase price of $1.375 per share, including an aggregate of 509,090 shares to the following directors, officers, and beneficial owners of more than five percent of our voting securities, and their affiliates:

Name	Number of Shares of Common Stock	Aggregate Purchase Price
John and Neta Bahcall	72,727	$100,000
Gollust Trust II	72,727	100,000
Wyandanch Partners, LP	363,636	500,000

John and Neta Bahcall are the parents of Dr. Bahcall. Keith R. Gollust, one of our directors, is the settlor for Gollust Trust II, a trust established for the benefit of Mr. Gollust's minor children, and is the president and sole stockholder of Gollust Management, Inc., which is the general partner of Wyandanch Partners, LP. The purchase price per share was the fair market value as determined by arms-length negotiations between sophisticated investors and Synta's management and board of directors, based on factors such as our stage of development and valuations of similarly situated private biopharmaceutical companies.

        During the periods from April 2002 through May 2002 and from November 2002 through March 2003, we issued an aggregate of 8,352,549 shares of our common stock to 48 investors at a purchase price of $7.455 per share, including an aggregate of 4,493,138 shares to the following directors, officers, and beneficial owners of more than five percent of our voting securities, and their affiliates:

Name	Number of Shares of Common Stock	Aggregate Purchase Price
Keith R. Gollust	134,143	$1,000,000
CxSynta, LLC	4,358,995	32,495,000

CxSynta, LLC is a beneficial owner of more than five percent of our voting securities and an affiliated investment vehicle of the Caxton Corporation. Bruce Kovner, one of our directors, is the Chairman of the Caxton Corporation. The purchase price per share was the fair market value as determined by arms-length negotiations between sophisticated investors and Synta's management and board of directors, based on factors such as our stage of development and valuations of similarly situated private biopharmaceutical companies.

        During the period from October 2003 through January 2004, we issued an aggregate of 4,545,455 shares of our common stock to 43 investors at a purchase price of $11.00 per share, including an aggregate of 2,009,089 shares to the following directors, officers, and beneficial owners of more than five percent of our voting securities, and their affiliates:

Name	Number of Shares of Common Stock	Aggregate Purchase Price
Robert N. Wilson	45,454	$500,000
CxSynta, LLC	1,818,181	20,000,000
Wyandanch Partners, LP	145,454	1,600,000

Robert N. Wilson is one of our directors. The purchase price per share was the fair market value as determined by arms-length negotiations between sophisticated investors and Synta's management and board of directors, based on factors such as our stage of development and valuations of similarly situated private biopharmaceutical companies.

        In November 2004, we issued an aggregate of 5,818,191 shares of our common stock to 76 investors at a purchase price of $13.75 per share, including an aggregate of 2,263,013 shares to the following directors, officers, and beneficial owners of more than five percent of our voting securities, and their affiliates:

Name	Number of Shares of Common Stock	Aggregate Purchase Price
LAJ Holdings LLC	72,727	$1,000,000
Robert N. Wilson	181,818	2,500,000
Bruce Kovner	17,540	241,180
CxSynta, LLC	1,717,005	23,608,820
Wyandanch Partners, LP	273,923	3,766,445

Lin-Huey Chen, the spouse of Dr. Chen, is the managing member of LAJ Holdings LLC. The purchase price per share was the fair market value as determined by arms-length negotiations between sophisticated investors and Synta's management and board of directors, based on factors such as our stage of development and valuations of similarly situated private biopharmaceutical companies.

Issuance of Restricted Stock to Employees

        On December 21, 2004, we granted an aggregate of 530,901 shares of restricted common stock to certain officers and key employees at a purchase price of $0.000275 per share as a reward for their service and as a long-term incentive, including an aggregate of 356,359 shares to the following officers:

Name of Holder	Number of Registrable Shares
Safi R. Bahcall, Ph.D.	72,727
Keizo Koya, Ph.D.	58,181
John A. McCarthy, Jr.	36,363
Matthew L. Sherman, M.D.	58,181
James G. Barsoum, Ph.D.	58,181
Keith S. Ehrlich	36,363
Wendy E. Rieder, Esq.	36,363

These restricted shares of common stock are subject to repurchase by us at a repurchase price of $0.000275 per share if the officer is no longer employed by us. This right of repurchase lapses as to 50% of the shares on January 4, 2007 and the remaining 50% on the earlier of January 4, 2009 or the date the FDA approves an NDA for one of our drug candidates. The fair value of the common stock issued was determined to be $15.125 per share.

Acquisition of Principia Associates, Inc. and SBR Pharmaceuticals Corp.

        In September 2002, we acquired Principia Associates, Inc. and its subsidiary SBR Pharmaceuticals Corp. In this transaction, Principia became a wholly owned subsidiary of Synta as we acquired all of the outstanding capital stock of Principia in exchange for an aggregate of 1,796,182 shares of our common stock and warrants to purchase an aggregate of 348,772 shares of our common stock at a purchase price of $1.375 per share. The consideration paid in this transaction was determined through negotiations between the shareholders of Principia and the management and independent directors of Synta, based on factors such as the early stage potential of the compounds under development, the assets acquired, and the price paid by Principia to acquire SBR Pharmaceuticals Corp. in July 2002. CxSynta, LLC and Mr. Gollust owned a majority of the outstanding shares of Principia and received the following consideration in exchange for their Principia shares in this transaction:

Principia Shareholders	Principia Shares	Synta Shares Issued	Warrants Issued
CxSynta, LLC	500,000	690,839	209,264
Keith R. Gollust	300,000	414,503	41,852

Total:	800,000	1,105,342	251,116

        Prior to this transaction, in July of 2002, Principia had acquired 98.8% of the outstanding capital stock of SBR Pharmaceuticals Corp., formerly Shionogi BioResearch Corp., at a purchase price of $0.3267973 per share, for an aggregate purchase price of approximately $12.2 million. Dr. Chen and affiliates of Dr. Chen were shareholders of Shionogi and received the following consideration in the transaction:

Shionogi Shareholders	Shionogi Shares	Aggregate Purchase Price
Lan Bo Chen, Ph.D.	1,140,000	$372,549
Lin-Huey Chen	4,800,000	1,568,627
Lan Bo Chen and Lin-Huey Chen Irrevocable Trust dated 12/29/95	860,000	281,046

The Lan Bo Chen and Lin-Huey Chen Irrevocable Trust is for the benefit of Dr. Chen, his spouse and family.

        In addition, in August and September 2002, we loaned a total of $1.0 million to SBR Pharmaceuticals Corp. pursuant to two promissory notes with fixed interest rates of 7%. These notes were due on December 31, 2002 but were forgiven in connection with our acquisition of Principia described above. In December 2002, we paid the liability for the remaining 1.2% of the outstanding capital stock of SBR Pharmaceuticals, and Principia and SBR were merged with Principia as the surviving corporation, which was renamed SBR Pharmaceuticals Corp. We then merged this wholly owned subsidiary with and into Synta. We believe that the transactions described above were entered into on terms no less favorable to us than we could have obtained from unrelated third parties.

Acquisition of Diagon Genetics, Inc.

        In December of 2002, we acquired Diagon Genetics, Inc. through the merger of Diagon with and into our wholly owned merger subsidiary, DGN Genetics Acquisition Corp., for consideration of approximately $13.5 million, consisting of 1,143,946 shares of our common stock at a per share value of $7.455 and $5.0 million in cash. Dr. Bahcall, Dr. Chen, the Ann Chen Trust and the Jane Chen Trust, owned all of the outstanding capital stock of Diagon and received the following consideration in exchange for their Diagon shares in this transaction:

Shareholder	Diagon Shares	Synta Shares Issued	Cash Paid
Safi R. Bahcall, Ph.D.	1,009	446,400	$1,222,220
Lan Bo Chen, Ph.D.	838	—	3,777,780
Ann Chen Trust, and Jane Chen Trust, Lin-Huey Chen co-trustee	1,153	697,546	—

Total:	3,000	1,143,946	$5,000,000

The Ann Chen Trust and Jane Chen Trust are for the benefit of Dr. Chen's daughters. Dr. Bahcall was also a member of the board of directors, the President and the Secretary of Diagon, and Dr. Chen was also a member of the board of directors of Diagon. The consideration paid in this transaction was determined through negotiation between the shareholders of Diagon and the management and independent directors of Synta, based on factors such as the value of intellectual property and technologies to be acquired and an assessment of potential future cash flows from products that could be developed using the technologies acquired, and the valuations of similarly situated privately held biopharmaceutical companies. In December 2002, the wholly owned subsidiary resulting from this transaction was merged with and into Synta. We believe this transaction was entered into on terms no less favorable to us than we could have obtained from unrelated third parties.

Acquisition of the Assets of Cancer Genomics, Inc., Kava Pharmaceuticals, Inc., and SinglePixel Biomedical, Inc.

        In January of 2004, we acquired substantially all of the assets of each of Cancer Genomics, Inc., Kava Pharmaceuticals, Inc., and SinglePixel Biomedical, Inc. in a single transaction for consideration of approximately $2.2 million, consisting of 201,216 shares of our common stock, apportioned 25% to Cancer Genomics, 50% to Kava Pharmaceuticals, and 25% to SinglePixel Biomedical, at a per share value of $11.00 and the assumption of SinglePixel Biomedical, Inc.'s responsibilities under a Dana-Farber Cancer Institute license agreement. In addition, we are required to make cash payments to Kava Pharmaceuticals and SinglePixel Biomedical, respectively, if certain milestones regarding such company's technology are achieved. Further, if commercialization is achieved from products or services covered by a Cancer Genomics or Kava Pharmaceuticals patent we may owe royalties on the gross revenue achieved by such a product.

        Pursuant to the Asset Purchase Agreement the shareholders of Kava Pharmaceuticals have an option to repurchase the technology and intellectual property for $750,000 if within 30 months following the sale we have not instituted clinical trials. We have not instituted clinical trials to date and cannot predict whether we will do so in the future. The Kava Pharmaceuticals technology is unrelated to our current clinical programs or our programs in development. Dr. Chen and his affiliates hold a non-voting membership interest in an unrelated entity CMAC, LLC, that is the majority stockholder of these three companies. Dr. Chen and his affiliates own substantially all of an entity, Three L Enterprises, that was a greater than 10% stockholder in Cancer Genomics, Inc., and SinglePixel Biomedical, Inc. The consideration paid in, and the terms of, this transaction were determined through negotiation between the shareholders of these entities and the management and independent directors of Synta, based on factors such as the value of intellectual property and technologies to be acquired and an assessment of potential future cash flows from products that could be developed using the technologies acquired, and the valuations of similarly situated privately held biopharmaceutical companies. We believe this transaction was entered into on terms no less favorable to us than we could have obtained from unrelated third parties.

License Agreement with SBR

        In April 2002, we entered into an exclusive license agreement with SBR for certain small molecule technology and know-how. Pursuant to this license, we paid SBR an initial fee of $1.0 million, and were obligated to make milestone payments and pay royalties. At the time of this transaction, Dr. Chen and his affiliates were significant shareholders of SBR as described above. This agreement was terminated in connection with our acquisition of Principia described above. We believe this transaction was entered into on terms no less favorable to us than we could have obtained from unrelated third parties.

Sublease with Affiliated Entities of Dr. Lan Bo Chen

        In October 2001, we entered into an arrangement to sublet office space from Munchi BioTherapeutics Corp., formerly known as Asiana Pharmaceuticals Corporation, an entity affiliated with and controlled by Dr. Chen. Three L Enterprises is the sole stockholder of this entity. Under the terms of this oral arrangement, we pay the monthly lease fees payable pursuant to the underlying lease, and we are obligated to pay the lease fees through the termination of the lease on May 30, 2009. In the alternative, we may find another tenant to sublet the space, but we are obligated to pay any difference between the monthly rent paid by the other tenant and the amount owed under the lease. Pursuant to this arrangement, we paid a total of approximately $14,000, $174,000, $194,000, and $213,000 in 2001, 2002, 2003, and 2004, respectively. We are engaged in final negotiations regarding the assignment of the lease to us. We believe this transaction was entered into on terms no less favorable than we could have obtained from unrelated third parties.

Consulting Agreement with Dr. Lan Bo Chen

        In 2002, we entered into an oral consulting agreement with Dr. Chen pursuant to which Dr. Chen provided consulting services as mutually determined by us and Dr. Chen from time to time. This consulting agreement had no definitive term. Under the terms of the agreement, we provided compensation to Dr. Chen of $25,000 per month. Dr. Chen was paid $75,000, $300,000 and $300,000 in 2002, 2003 and 2004, respectively, under this arrangement. In April 2005, we entered into a written consulting agreement with Dr. Chen pursuant to which he has agreed to provide consulting services to us and to serve as the chairman and/or a member of our scientific advisory board. This written agreement supercedes the aforementioned oral agreement. Under the terms of this agreement, we pay Dr. Chen $25,000 per month for these services. This written agreement has no definitive term and may be terminated by us or Dr. Chen upon 15 days advance written notice. The agreement also contains a one-year post termination non-competition and non-solicitation provision.

Agreement and Release with Dr. Lan Bo Chen

        In January 2005, we entered into an Agreement and Release with Dr. Chen whereby we resolved all outstanding matters regarding various oral understandings and arrangements between Dr. Chen and Synta, including arrangements relating to (1) the assignment by Dr. Chen of the benefit of his interests resulting from our acquisition of the assets of Cancer Genomics, Inc., Kava Pharmaceuticals, Inc., and SinglePixel Biomedical, Inc., (2) Dr. Chen's assignment of inventions, non-competition, non-solicitation and confidentiality agreements with us, and (3) a general release by Dr. Chen of any and all claims that Dr. Chen may have had against us. Pursuant to this agreement we will pay Dr. Chen $500,000 payable in $25,000 installments quarterly for five years.

Investor Rights Agreement

        Upon completion of this offering, pursuant to an Amended and Restated Investor Rights Agreement dated December 31, 2002 by and among Synta and certain stockholders, as amended on January 11, 2005, the holders of 12,470,297 shares of our common stock and 370,453 shares of our common stock issuable upon the exercise of options, are entitled to registration rights with respect to the shares of common stock held by them. These rights are provided under the terms of an investor rights agreement, as amended, between us and these shareholders. These shareholders include the following directors, beneficial owners of more than five percent of our voting securities, and their affiliates:

Name of Holder	Number of Registrable Shares
CxSynta, LLC	8,830,645
Gollust Trust II	72,727
Wyandanch Partners, LP	1,331,659
Keith R. Gollust(1)	334,082
Bruce Kovner(2)	200,678

Total:	10,769,791

(1)
Consists of 43,174 shares of common stock and 290,908 shares of common stock issuable upon the exercise of options.

(2)
Consists of 121,133 shares of common stock and 79,545 shares of common stock issuable upon the exercise of options.

See "Description of Capital Stock — Registration Rights" for a more detailed description of these registration rights. Other than the registration rights set forth above, there are no provisions of the Amended and Restated Investor Rights Agreement, as amended, that will remain in effect after completion of this offering.

Indemnification Arrangements

        Our restated certificate of incorporation and restated bylaws to be effective upon completion of this offering provide that we will indemnify our directors and officers to the fullest extent permitted by Delaware law. In addition, we expect to enter into indemnification agreements with each of our directors and executive officers prior to completion of the offering. See "Management — Limitation of Officers' and Directors' Liability and Indemnification" for a more detailed description of these indemnification arrangements.

PRINCIPAL STOCKHOLDERS

        The following table sets forth certain information regarding the beneficial ownership of our common stock as of April 15, 2005, and as adjusted to reflect the sale of our common stock offered by this prospectus by:

  •
  the executive officers named in the summary compensation table;

  •
  each of our directors;

  •
  all of our current directors and executive officers as a group; and

  •
  each stockholder known by us to own beneficially more than five percent of our common stock.

        Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. Shares of common stock that may be acquired by an individual or group within 60 days of April 15, 2005, pursuant to the exercise of options or warrants, are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table. Percentage of ownership is based on 32,903,233 shares of common stock outstanding on April 15, 2005 and 38,903,233 shares of common stock outstanding after the completion of this offering.

        Except as indicated in footnotes to this table, we believe that the stockholders named in this table have sole voting and investment power with respect to all shares of common stock shown to be beneficially owned by them, based on information provided to us by such stockholders. Unless otherwise indicated, the address for each director and executive officer listed is: c/o Synta Pharmaceuticals Corp., 45 Hartwell Avenue, Lexington, Massachusetts 02421.

		Percentage of Common Stock Beneficially Owned
Beneficial Owner	Number of Shares Beneficially Owned	Before Offering	After Offering
Directors and Executive Officers
Safi R. Bahcall, Ph.D.(1)	3,259,126	9.9%	8.4%
Keizo Koya, Ph.D.(2)	267,270	*	*
Matthew L. Sherman, M.D.(3)	97,953	*	*
James G. Barsoum, Ph.D.(4)	117,271	*	*
Keith S. Ehrlich(5)	55,492	*	*
Keith R. Gollust(6)	1,654,376	5.0	4.2
Lan Bo Chen, Ph.D.(7)	5,036,936	15.3	12.9
Bruce Kovner(8)	8,974,506	27.3	23.1
William S. Reardon, C.P.A.(9)	661	*	*
Robert N. Wilson(10)	313,820	*	*
All current executive officers and directors as a group (13 persons)(11)	19,942,863	59.4	50.4
Five Percent Stockholders
CxSynta LLC c/o Caxton Corporation Princeton Plaza, Building 2 731 Alexander Road Princeton, NJ 08540(12)	8,830,645	26.8	22.7
Lin-Huey Chen 184 East Emerson Road Lexington, MA 02420(13)	5,036,936	15.3	12.9

*
Represents beneficial ownership of less than 1% of the shares of Common Stock.

(1)
Represents shares of common stock owned of record by Dr. Bahcall. The amount excludes an aggregate of 159,999 shares of common stock of which 21,818 shares are owned of record by the Safi R. Bahcall Irrevocable Trust, the trustee of which is Dr. Bahcall's mother and of which Dr. Bahcall is the beneficiary; 94,545 shares are owned of record by the Neta Bahcall Grantor Retained Annuity Trust, the trustee of which is Dr. Bahcall's father and of which Dr. Bahcall is a beneficiary; 21,818 shares owned of record by the Dan O. Bahcall Irrevocable Trust, the trustee of which is Dr. Bahcall's mother and of which Dr. Bahcall's brother is the beneficiary; and 21,818 shares are owned of record by the Orli G. Bahcall Irrevocable Trust, the trustee of which is Dr. Bahcall's mother and of which Dr. Bahcall's sister is the beneficiary. Dr. Bahcall disclaims beneficial ownership of the shares held by these trusts.

(2)
Consists of 58,181 shares of common stock owned of record by and 209,089 shares of common stock issuable upon the exercise of options exercisable within 60 days of April 15, 2005 held by Dr. Koya.

(3)
Consists of 58,181 shares of common stock owned of record by and 39,772 shares of common stock issuable upon the exercise of options exercisable within 60 days of April 15, 2005 held by Dr. Sherman.

(4)
Consists of 58,181 shares of common stock owned of record by and 59,090 shares of common stock issuable upon the exercise of options exercisable within 60 days of April 15, 2005 held by Dr. Barsoum.

(5)
Consists of 36,363 shares of common stock owned of record by and 19,129 shares of common stock issuable upon the exercise of options exercisable within 60 days of April 15, 2005 held by Mr. Ehrlich.

(6)
Consists of 43,174 shares of common stock owned of record by and 206,816 shares of common stock issuable upon the exercise of options exercisable within 60 days of Aprl 15, 2005 held by Mr. Gollust; 72,727 shares of common stock owned of record by the Gollust Trust II, a trust established for the benefit of Mr. Gollust's minor children; and 1,331,659 shares of common stock owned of record by Wyandanch Partners, L.P. Mr. Gollust is president and sole stockholder of Gollust Management, Inc., which is the general partner of Wyandanch Partners, L.P.

(7)
Consists of 997,626 shares of common stock owned of record by Dr. Chen; 181,818 shares of common stock owned of record by the Lan Bo Chen 2004 GRAT; 206,870 shares of common stock owned of record by LAJ Holdings LLC, the manager of which is Dr. Chen's spouse; 2,914,933 shares of common stock owned of record by the Wisteria Trust, the trustee of which is Dr. Chen's spouse; 351,682 shares of common stock owned of record by the Ann Chen Trust, a co-trustee of which is Dr. Chen's spouse; 351,682 shares of common stock owned of record by the Jane Chen Trust, a co-trustee of which is Dr. Chen's spouse; 13,635 shares of common stock owned of record by the Chen Grandchildren's Trust, a co-trustee of which is Dr. Chen's spouse; 7,636 shares of common stock owned of record by the Alexander Chen Wu 2002 Irrevocable Trust, a co-trustee of which is Dr. Chen's spouse; an aggregate of 9,454 shares of common stock owned of record by Dr. Chen's two daughters; and 1,600 shares of common stock owned of record by the Allison Chen Wu 2004 Irrevocable Trust, a co-trustee of which is Dr. Chen's spouse. See note 13.

(8)
Consists of 121,133 shares of common stock owned of record by and 22,728 shares of common stock issuable upon the exercise of options exercisable within 60 days of April 15, 2005 held by Mr. Kovner; and 8,830,645 shares of common stock owned of record by CxSynta LLC. Caxton Corporation is the managing member of CxSynta LLC and Bruce Kovner is the chairman of Caxton Corporation. See note 12.

(9)
Represents shares of common stock owned of record by Mr. Reardon.

(10)
Consists of 274,048 shares of common stock owned of record by and 39,772 shares of common stock issuable upon the exercise of options exercisable within 60 days of April 15, 2005 held by Mr. Wilson.

(11)
Consists of the shares of common stock set forth in footnotes 1 through 10 and 72,726 shares of common stock owned of record by, and 92,726 shares of common stock issuable upon the exercise of options exercisable within 60 days of April 15, 2005 held by, two executive officers not named in the table.

(12)
Represents 8,830,645 shares of common stock owned of record by CxSynta LLC. Caxton Corporation is the managing member of CxSynta LLC and Bruce Kovner is the chairman of Caxton Corporation. See note 8.

(13)
Consists of 997,626 shares of common stock owned of record by Ms. Chen's spouse, Dr. Chen; 181,818 shares of common stock owned of record by the Lan Bo Chen 2004 GRAT, the granter of which is Ms. Chen's spouse; 206,870 shares of common stock owned of record by LAJ Holdings LLC, of which Ms. Chen is the manager; 2,914,933 shares of common stock owned of record by the Wisteria Trust, of which Ms. Chen is the trustee; 351,682 shares of common stock owned of record by the Ann Chen Trust, of which Ms. Chen is a co-trustee; 351,682 shares of common stock owned of record by the Jane Chen Trust, of which Ms. Chen is a co-trustee; 13,635 shares of common stock owned of record by the Chen Grandchildren's Trust, of which Ms. Chen is a co-trustee; 7,636 shares of common stock owned of record by the Alexander Chen Wu 2002 Irrevocable Trust, of which Ms. Chen is a co-trustee; an aggregate of 9,454 shares of common stock owned of record by Ms. Chen's two daughters; and 1,600 shares of common stock owned of record by the Allison Chen Wu 2004 Irrevocable Trust, of which Ms. Chen is a co-trustee. See note 7.

DESCRIPTION OF CAPITAL STOCK

        Upon completion of this offering, we will be authorized to issue 100,000,000 shares of common stock, $0.0001 par value per share, and 5,000,000 shares of preferred stock, $0.0001 par value per share, and there will be 38,903,233 shares of common stock and no shares of preferred stock outstanding. As of April 15, 2005, we had 32,903,233 shares of common stock outstanding held of record by 168 stockholders, and there were outstanding options to purchase 4,409,690 shares of common stock.

Common Stock

        Holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders, and do not have cumulative voting rights. Subject to preferences that may be applicable to any outstanding shares of preferred stock, holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by our board of directors out of funds legally available for dividend payments. All outstanding shares of common stock are fully paid and nonassessable, and the shares of common stock to be issued upon completion of this offering will be fully paid and nonassessable. The holders of common stock have no preferences or rights of conversion, exchange, pre-emption or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. In the event of any liquidation, dissolution or winding-up of our affairs, holders of common stock will be entitled to share ratably in our assets that are remaining after payment or provision for payment of all of our debts and obligations and after liquidation payments to holders of outstanding shares of preferred stock, if any.

Preferred Stock

        Preferred stock, if issued, would have priority over the common stock with respect to dividends and other distributions, including the distribution of assets upon liquidation. Our board of directors has the authority, without further stockholder authorization, to issue from time to time shares of preferred stock in one or more series and to fix the terms, limitations, relative rights and preferences, and variations of each series. Although we have no present plans to issue any shares of preferred stock, the issuance of shares of preferred stock, or the issuance of rights to purchase such shares, could decrease the amount of earnings and assets available for distribution to the holders of common stock, could adversely affect the rights and powers, including voting rights, of the common stock, and could have the effect of delaying, deterring, or preventing a change in control of us or an unsolicited acquisition proposal.

Registration Rights

        The holders of 12,470,297 shares of our common stock and 370,453 shares of our common stock issuable upon the exercise of options are entitled to certain registration rights with respect to these securities as set forth in an agreement between us and the holders of these securities. We are generally required to pay all expenses incurred in connection with registrations effected in connection with the following rights, excluding underwriting discounts and commissions, and fees and expenses of counsel to the registering security holders.

        Demand Rights.    Beginning upon the expiration of the lock-up agreements entered into by the holders of these registrable securities in connection with this offering, as described below in the section entitled "Shares Eligible for Future Sale — Lock-Up Agreements," subject to specified limitations, the holders of not less than 60% of these registrable securities may require that we register all or a portion of these securities for sale under the Securities Act, if the anticipated aggregate offering price of such securities is at least $15,000,000. We may be required to effect up to two such registrations. Stockholders with these registration rights who are not part of an initial registration demand are entitled to notice and are entitled to include their shares of common stock in the registration.

        Piggyback Rights.    If at any time after the expiration of the lock-up agreements entered into by the holders of these registrable securities in connection with this offering, we propose to register any of our equity securities under the Securities Act, other than in connection with:

  •
  a registration relating solely to our stock option plans or other employee benefit plans, or

  •
  a registration relating solely to a business combination or merger involving us,

the holders of these registrable securities are entitled to notice of such registration and are entitled to include their shares of common stock in the registration. Under certain circumstances, the underwriters, if any, may limit the number of shares included in any such registration.

        Form S-3 Rights.    If we become eligible to file registration statements on Form S-3, subject to specified limitations, a holder of these registrable securities can require us to register all or a portion of its registrable securities on Form S-3, if the anticipated aggregate offering price of such securities is at least $10,000,000. We may not be required to effect more than two such registrations in any rolling 12-month period. Stockholders with these registration rights who are not part of an initial registration demand are entitled to notice and are entitled to include their shares of common stock in the registration.

Anti-Takeover Provisions

        The provisions of (1) Delaware law, (2) our restated certificate of incorporation to be effective upon completion of this offering, and (3) our restated bylaws to be effective upon completion of this offering discussed below could discourage or make it more difficult to accomplish a proxy contest or other change in our management or the acquisition of control by a holder of a substantial amount of our voting stock. It is possible that these provisions could make it more difficult to accomplish, or could deter, transactions that stockholders may otherwise consider to be in their best interests or the best interests of the company. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by the board of directors and to discourage certain types of transactions that may involve an actual or threatened change of control of us. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. Such provisions also may have the effect of preventing changes in our management.

        Delaware Statutory Business Combinations Provision.    We are subject to the anti-takeover provisions of Section 203 of the Delaware General Corporations Law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is, or the transaction in which the person became an interested stockholder was, approved in a prescribed manner or another prescribed exception applies. For purposes of Section 203, a "business combination" is defined broadly to include a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and, subject to certain exceptions, an "interested stockholder" is a person who, together with his or her affiliates and associates, owns (or within three years prior, did own) 15% or more of the corporation's voting stock.

        Classified Board of Directors; Removal of Directors for Cause.    Our restated certificate of incorporation and restated bylaws provide that upon completion of this offering, our board of directors will be divided into three classes, with the term of office of the first class to expire at the first annual meeting of stockholders following the initial classification of directors, the term of office of the second class to expire at the second annual meeting of stockholders following the initial classification of directors, and the term of office of the third class to expire at the third annual meeting of stockholders following the initial classification of directors. At each annual meeting of stockholders, directors elected to succeed those directors whose terms expire will be elected for a three-year term of office. All directors elected to our classified board of directors will serve until the election and qualification of their respective successors or their earlier resignation or removal. The board of directors is authorized to create new directorships and to fill such positions so created and is permitted to specify the class to which any such new position is assigned. The person filling such position would serve for the term applicable to that class. The board of directors (or its remaining members, even if less than a quorum) is also empowered to fill vacancies on the board of directors occurring for any reason for the remainder of the term of the class of directors in which the vacancy occurred. Members of the board of directors may only be removed for cause and only by the affirmative vote of 80% of our outstanding voting stock. These provisions are likely to increase the time required for stockholders to change the composition of the board of directors. For example, in general, at least two annual meetings will be necessary for stockholders to effect a change in a majority of the members of the board of directors.

        Advance Notice Provisions for Stockholder Proposals and Stockholder Nominations of Directors.    Our restated bylaws provide that, for nominations to the board of directors or for other business to be properly brought by a stockholder before a meeting of stockholders, the stockholder must first have given timely notice of the proposal in writing to our Secretary. For an annual meeting, a stockholder's notice generally must be delivered not less than 45 days nor more than 75 days prior to the anniversary of the mailing date of the proxy statement for the previous year's annual meeting. Detailed requirements as to the form of the notice and information required in the notice are specified in the restated bylaws. If it is determined that business was not properly brought before a meeting in accordance with our bylaws, such business will not be conducted at the meeting.

        Special Meetings of Stockholders.    Special meetings of the stockholders may be called only by our board of directors pursuant to a resolution adopted by a majority of the total number of directors.

        No Stockholder Action by Written Consent.    Our restated certificate of incorporation and restated bylaws do not permit our stockholders to act by written consent. As a result, any action to be effected by our stockholders must be effected at a duly called annual or special meeting of the stockholders.

        Super-Majority Stockholder Vote Required for Certain Actions.    The Delaware General Corporation Law provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or bylaws, unless the corporation's certificate of incorporation or bylaws, as the case may be, requires a greater percentage. Our restated certificate of incorporation requires the affirmative vote of the holders of at least 80% of our outstanding voting stock to amend or repeal any of the provisions discussed in this section of this prospectus entitled "Anti-Takeover Provisions." This 80% stockholder vote would be in addition to any separate class vote that might in the future be required pursuant to the terms of any preferred stock that might then be outstanding. In addition, an 80% vote is also required for any amendment to, or repeal of, our restated bylaws by the stockholders. Our restated bylaws may be amended or repealed by a vote of a majority of the total number of directors.

Transfer Agent and Registrar

        The transfer agent and registrar for the common stock will be EquiServe Trust Company.

Listing

        We have applied to list our common stock on the Nasdaq National Market under the symbol "SNTA."

SHARES ELIGIBLE FOR FUTURE SALE

        Prior to this offering, there has been no market for our common stock. Future sales of substantial amounts of our common stock in the public market could adversely affect market prices prevailing from time to time. Furthermore, because only a limited number of shares will be available for sale shortly after this offering due to existing contractual and legal restrictions on resale as described below, there may be sales of substantial amounts of our common stock in the public market after the restrictions lapse. This may adversely affect the prevailing market price and our ability to raise equity capital in the future.

        Upon completion of this offering, we will have 38,903,233 shares of common stock outstanding, assuming no exercise of any outstanding options outstanding. Of these shares, the 6,000,000 shares sold in this offering will be freely transferable without restriction or registration under the Securities Act, except for any shares purchased by one of our existing "affiliates," as that term is defined in Rule 144 under the Securities Act. The remaining 32,903,233 shares of common stock are "restricted shares" as defined in Rule 144. Restricted shares may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144 or 701 of the Securities Act, as described below. As a result of the contractual 180-day lock-up period described below and the provisions of Rules 144 and 701, these shares will be available for sale into the public market as follows:

Number of Shares	Date Available for Sale Into the Public Market
36,358	On the date of this prospectus.
26,827,404	After 180 days* from the date of this prospectus (subject, in some cases, to volume limitations).
6,039,471	At various times after 180 days* from the date of this prospectus (subject, in some cases, to volume limitations).

*
This 180-day period corresponds to the end of the lock-up period described below in "Lock-Up Agreements." This lock-up period may be extended as described below.

Rule 144

        In general, under Rule 144 as currently in effect, beginning 90 days after this offering, a person, or persons whose shares are aggregated, who owns shares that were purchased from us, or any affiliate, at least one year previously, is entitled to sell within any three-month period a number of shares that does not exceed the greater of (1) 1% of our then-outstanding shares of common stock, which will equal approximately 389,032 shares immediately after this offering, or (2) the average weekly trading volume of our common stock on the Nasdaq National Market during the four calendar weeks preceding the filing of a notice of the sale on Form 144. Sales under Rule 144 are also subject to manner of sale provisions, notice requirements, and the availability of current public information about us. We are unable to estimate the number of shares that will be sold under Rule 144 since this will depend on the market price for our common stock, the personal circumstances of the stockholder and other factors.

Rule 144(k)

        Under Rule 144(k), a person who is not deemed to have been one of our affiliates at any time during the three months preceding a sale, and who owns shares within the definition of "restricted securities" under Rule 144 that were purchased from us, or any affiliate, at least two years previously, would be entitled to sell shares under Rule 144(k) without regard to the volume limitations, manner of sale provisions, public information requirements or notice requirements described above.

Rule 701

        In general, under Rule 701, any of our employees, directors, officers, consultants or advisors who purchase shares from us in connection with a compensatory stock or option plan or other written agreement before the effective date of this offering are entitled to resell such shares 90 days after the effective date of this offering in reliance on Rule 144, without having to comply with the holding period requirements or other restrictions contained in Rule 701.

        The SEC has indicated that Rule 701 will apply to typical stock options granted by an issuer before it becomes subject to the reporting requirements of the Securities Exchange Act, along with the shares acquired upon exercise of such options, including exercises after the date of this prospectus. Securities issued in reliance on Rule 701 are restricted securities and, subject to the contractual restrictions described above, beginning 90 days after the date of this prospectus, may be sold by persons other than "affiliates," as defined in Rule 144, subject only to the manner of sale provisions of Rule 144 and by "affiliates" under Rule 144 without compliance with its one-year minimum holding period requirement.

Registration Rights

        Upon completion of this offering, the holders of 12,470,297 shares of our common stock and 370,453 shares of our common stock issuable upon the exercise of options or their transferees, will be entitled to various rights with respect to the registration of these shares under the Securities Act. Registration of these shares under the Securities Act would result in these shares becoming freely tradable without restriction under the Securities Act immediately upon the effectiveness of the registration, except for shares held by affiliates.

Stock Options

        As of April 15, 2005, there were options outstanding to purchase 4,409,690 shares of common stock, including options to purchase 109,090 shares of common stock granted outside of our stock plans, 514,246 shares of common stock were available for future option grants under our 2001 Stock Plan, which terminates upon the closing of this offering, and 3,500,000 shares of common stock have been reserved for future awards under our 2005 Stock Plan, which becomes effective upon the closing of this offering.

        Upon completion of this offering, we intend to file a registration statement on Form S-8 under the Securities Act covering all shares of common stock subject to outstanding options or issuable pursuant to our stock plans. Subject to Rule 144 volume limitations applicable to affiliates, shares registered under any registration statements will be available for sale in the open market, except to the extent that the shares are subject to vesting restrictions with us or the contractual restrictions described below.

Lock-Up Agreements

        The holders of substantially all of our currently outstanding stock have agreed that, without the prior written consent of Morgan Stanley & Co. Incorporated on behalf of the underwriters and subject to the exceptions described in the section entitled "Underwriters" in this prospectus, they will not, during the period ending 180 days after the date of this prospectus, subject to a possible extension as described below:

  •
  offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock; or

  •
  enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of our common stock,

whether any transaction described above is to be settled by delivery of shares of our common stock or such other securities, in cash or otherwise. Morgan Stanley does not have any pre-established conditions to waiving the terms of the lock-up agreements. Any determination to release any shares subject to the lock-up agreements would be based on a number of factors at the time of determination, including but not necessarily limited to the market price of the common stock, the liquidity of the trading market for the common stock, general market conditions, the number of shares proposed to be sold and the timing, purpose and terms of the proposed sale.

        The lock-up agreements also provide that, if we issue an earnings release or if material news or a material event relating to our company occurs during the last 17 days of the 180-day restricted period or if prior to the expiration of the 180-day restricted period we announce that we will release earnings results during the 16-day period beginning on the last day of the 180-day period, the restricted period will continue for the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

UNDERWRITERS

        Under the terms and subject to the conditions contained in an underwriting agreement dated the date of this prospectus, the underwriters named below, for whom Morgan Stanley & Co. Incorporated, Lehman Brothers Inc., and Lazard Frères & Co. LLC are acting as representatives, have severally agreed to purchase, and we have agreed to sell to them, severally, the number of shares indicated below:

Name	Number of Shares
Morgan Stanley & Co. Incorporated
Lehman Brothers Inc.
Lazard Frères & Co. LLC

Total

        The underwriters are offering the shares of common stock subject to their acceptance of the shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of common stock offered by this prospectus are subject to the approval of specified legal matters by their counsel and to other conditions. The underwriters are obligated to take and pay for all of the shares of common stock offered by this prospectus if any such shares are taken. However, the underwriters are not required to take or pay for the shares covered by the underwriters' over-allotment option described below.

        The underwriters initially propose to offer part of the shares of common stock directly to the public at the public offering price listed on the cover page of this prospectus and part to certain dealers at a price that represents a concession not in excess of $                  per share under the public offering price. No underwriter may allow, and no dealer may reallow, any concession to other underwriters or to certain dealers. After the initial offering of the shares of common stock, the offering price and other selling terms may from time to time be varied by the representatives.

        We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to an aggregate of 900,000 additional shares of common stock at the public offering price listed on the cover page of this prospectus, less underwriting discounts and commissions. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the shares of common stock offered by this prospectus. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of the additional shares of common stock as the number listed next to the underwriter's name in the preceding table bears to the total number of shares of common stock listed next to the names of all underwriters in the preceding table. If the underwriters' option is exercised in full, the total price to the public would be $                  , the total underwriters' discounts and commissions would be $                                           and the total proceeds to us would be $                  .

        The underwriters have informed us that they do not intend sales to discretionary accounts to exceed five percent of the total number of shares of common stock offered by them.

        We and all of our directors and officers and holders of substantially all of our outstanding stock have agreed that, without the prior written consent of Morgan Stanley & Co. Incorporated on behalf of the underwriters, we and they will not, during the period ending 180 days after the date of this prospectus:

  •
  offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock; or

  •
  enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of shares of our common stock,

whether any transaction described above is to be settled by delivery of shares of our common stock or such other securities, in cash or otherwise.

        The 180-day restricted period described in the preceding paragraph will be extended if:

  •
  during the last 17 days of the 180-day restricted period we issue an earnings release or material news or a material event relating to our company occurs; or

  •
  prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 180-day period,

in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

        These restrictions do not apply to:

  •
  the sale of shares to the underwriters;

  •
  the issuance by us of shares of our common stock upon the exercise of an option or a warrant or the conversion of a security outstanding on the date of this prospectus of which the underwriters have been advised in writing;

  •
  the issuance by us of shares or options to purchase shares of our common stock pursuant to our stock plans, provided that the recipient of the shares agrees to be subject to the restrictions described above;

  •
  transactions by any person other than us relating to shares of common stock or other securities acquired in open market transactions after the completion of the offering of the shares, provided that no filing by any party under the Exchange Act will be required or will be voluntarily made in connection with subsequent sales of common stock or other securities acquired in such open market transactions;

  •
  transfers of shares or securities convertible into shares as a gift or charitable contribution, or by will or intestacy;

  •
  transfers of shares or securities convertible into shares to any trust the sole beneficiaries of which are the transferee or a member of the immediate family of the transferee; or

  •
  transfers or securities convertible into shares to certain entities or persons affiliated with the stockholder;

provided that in the case of each of the last three transactions, each donee, distributee, transferee, and recipient agrees to be subject to the restrictions described in the immediately preceding paragraph, no filing under Section 16 of the Securities Exchange Act of 1934, as amended, is required in connection with these transactions, other than a filing on a Form 5 made after the expiration of the 180-day period, and no transaction includes a disposition for value.

        The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional shares of our common stock.

Paid by Synta Pharmaceuticals
	No Exercise	Full Exercise
Per share	$	$

Total	$	$

        In addition, we estimate that the expenses of this offering payable by us, other than underwriting discounts and commissions, will be $                  .

        In order to facilitate the offering of the common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriters may sell more shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of shares available for purchase by the underwriters under the over-allotment option. The underwriters can close out a covered short sale by exercising the over-allotment option or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares compared to the price available under the over-allotment option. The underwriters may also sell shares in excess of the over-allotment option, creating a naked short position. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in this offering. In addition, to stabilize the price of the common stock, the underwriters may bid for, and purchase, shares of common stock in the open market. Finally, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the common stock in this offering, if the syndicate repurchases previously distributed common stock in transactions to cover syndicate short positions or to stabilize the price of the common stock. Any of these activities may stabilize or maintain the market price of the common stock above independent market levels. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

        We have applied for quotation of our common stock on the Nasdaq National Market under the symbol "SNTA."

        We and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

Pricing of the Offering

        Prior to the offering, there has been no public market for our common stock. The initial public offering price will be determined by negotiations between us and the representatives. Among the factors to be considered in determining the initial public offering price of the shares will be our future prospects and those of our industry in general, our sales, earnings, and other financial operating information in recent periods, and the price-earnings ratios, price-sales ratios, market prices of securities and financial and operating information of companies engaged in activities similar to ours. The estimated initial public offering price range set forth on the cover page of this preliminary prospectus is subject to change as a result of market conditions and other factors.

LEGAL MATTERS

        The validity of the issuance of the common stock offered by us in this offering will be passed upon for us by Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., Boston, Massachusetts. Ropes & Gray LLP, Boston, Massachusetts, has acted as counsel for the underwriters in connection with certain legal matters related to this offering.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The consolidated financial statements of Synta Pharmaceuticals Corp. as of December 31, 2003 and 2004, and for each of the years in the three-year period ended December 31, 2004 and for the period from inception (March 10, 2000) through December 31, 2004, the consolidated financial statements of Principia Associates, Inc. as of September 20, 2002 and for the period from inception (June 17, 2002) through September 20, 2002, and the financial statements of SBR Pharmaceuticals Corp. as of July 31, 2002 and for the seven months ended July 31, 2002, have been included herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the SEC a registration statement on Form S-1 under the Securities Act, with respect to the common stock offered by this prospectus. This prospectus, which is part of the registration statement, omits certain information, exhibits, schedules, and undertakings set forth in the registration statement. For further information pertaining to us and our common stock, reference is made to the registration statement and the exhibits and schedules to the registration statement. Statements contained in this prospectus as to the contents or provisions of any documents referred to in this prospectus are not necessarily complete, and in each instance where a copy of the document has been filed as an exhibit to the registration statement, reference is made to the exhibit for a more complete description of the matters involved.

        You may read and copy all or any portion of the registration statement without charge at the public reference room of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of the registration statement may be obtained from the SEC at prescribed rates from the public reference room of the SEC at such address. You may obtain information regarding the operation of the public reference room by calling 1-800-SEC-0330. In addition, registration statements and certain other filings made with the SEC electronically are publicly available through the SEC's web site at http://www.sec.gov. The registration statement, including all exhibits and amendments to the registration statement, has been filed electronically with the SEC.

        Upon completion of this offering, we will become subject to the information and periodic reporting requirements of the Securities Exchange Act and, accordingly, will file annual reports containing financial statements audited by an independent public accounting firm, quarterly reports containing unaudited financial data, current reports, proxy statements and other information with the SEC. You will be able to inspect and copy such periodic reports, proxy statements, and other information at the SEC's public reference room, and the web site of the SEC referred to above.

INDEX TO FINANCIAL STATEMENTS

SYNTA PHARMACEUTICALS CORP.
(A Development-Stage Company)

SYNTA PHARMACEUTICALS CORP.
(A Development-Stage Company)

Consolidated Balance Sheets

(in thousands, except share and per share amounts)

(Unaudited)

	December 31, 2004	March 31, 2005
Assets
Current assets:
Cash and cash equivalents	$42,736	$26,492
Restricted cash	457	457
Marketable securities available-for-sale	82,232	83,523
Prepaid expenses and other current assets	597	582

Total current assets	126,022	111,054
Property and equipment, net	4,797	5,169
Deferred offering costs	1,085	2,087
Other assets	115	162

Total assets	$132,019	$118,472

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$2,885	$4,058
Accrued expenses	8,996	10,568
Capital lease obligations	537	750
Deferred revenue	457	457

Total current liabilities	12,875	15,833
Capital lease obligations—long term	1,188	1,572

Total liabilities	14,063	17,405

Commitments and contingencies (note 7)
Stockholders' equity:
Common stock, par value $0.0001 per share.
Authorized 150,000,000 shares; 32,801,068 shares issued and outstanding at December 31, 2004 and 32,903,233 shares issued and outstanding at March 31, 2005	3	3
Additional paid-in capital	238,929	239,326
Deferred compensation	(10,435)	(9,789)
Accumulated other comprehensive loss	(116)	(191)
Deficit accumulated during the development stage	(110,425)	(128,282)

Total stockholders' equity	117,956	101,067

Total liabilities and stockholders' equity	$132,019	$118,472

See accompanying notes to unaudited consolidated financial statements.

SYNTA PHARMACEUTICALS CORP.
(A Development-Stage Company)

Consolidated Statements of Operations

(in thousands, except share and per share amounts)

(Unaudited)

			Period from inception (March 10, 2000) through March 31, 2005
	Three months ended March 31,
	2004	2005
Research grant revenue	$173	$—	$1,477

Operating expenses:
Research and development	5,625	16,218	86,260
In-process research and development	1,583	—	19,671
General and administrative	1,934	2,280	16,695
Other compensation expense(1)	—	—	9,315

Total operating expenses	9,142	18,498	131,941

Loss from operations	(8,969)	(18,498)	(130,464)

Other income:
Investment income, net	212	641	2,182

Net loss	$(8,757)	$(17,857)	$(128,282)

Basic and diluted weighted average common shares outstanding	26,317,679	32,356,965
Basic and diluted net loss per common share	$(0.33)	$(0.55)

(1)
Excluded from general and administrative expense.

See accompanying notes to unaudited consolidated financial statements.

SYNTA PHARMACEUTICALS CORP.
(A Development-Stage Company)
Consolidated Statement of Stockholders' Equity and Comprehensive Loss
(in thousands, except share amounts)
(Unaudited)

						Deficit accumulated during the development stage
	Common stock				Accumulated other comprehensive income (loss)
			Additional paid-in capital	Deferred compensation			Total stockholders' equity	Comprehensive loss
	Shares	Amount
Balance at December 31, 2004	32,801,068	$3	$238,929	$(10,435)	$(116)	$(110,425)	$117,956	$
Issuance of restricted common stock	4,627	—	70	(70)	—	—	—
Exercise of stock warrants	97,656	—	135	—	—	—	135
Issuance and remeasurement of stock options for services	—	—	192	(192)	—	—	—
Compensation expense related to stock options for services	—	—	—	371	—	—	371
Compensation expense related to restricted stock	—	—	—	537	—	—	537
Unrealized loss on marketable securities	—	—	—	—	(75)	—	(75)		(75)
Fractional share adjustment (note 8)	(118)	—	—	—	—	—	—
Net loss	—	—	—	—	—	(17,857)	(17,857)		(17,857)

Balance at March 31, 2005	32,903,233	$3	$239,326	$(9,789)	$(191)	$(128,282)	$101,067		$(17,932)

See accompanying notes to unaudited consolidated financial statements.

SYNTA PHARMACEUTICALS CORP.
(A Development-Stage Company)

Consolidated Statements of Cash Flows

(in thousands)

(Unaudited)

			Period from inception (March 10, 2000) through March 31, 2005
	Three months ended March 31
	2004	2005
Cash flows from operating activities:
Net loss	$(8,757)	$(17,857)	$(128,282)
Adjustments to reconcile net loss to net cash used in operating activities:
In-process research and development	1,583	—	19,671
Common stock issued for licenses	—	—	1,242
Other stock-related compensation expense	285	908	14,349
Depreciation and amortization	252	430	3,277
Changes in operating assets and liabilities, net of acquisitions:
Restricted cash	(112)	—	(457)
Prepaid expenses and other current assets	(105)	15	(322)
Other assets	—	(47)	(95)
Accounts payable	1,675	1,419	3,724
Accrued expenses	(874)	1,765	8,931
Deferred revenue	125	—	457

Net cash used in operating activities	(5,928)	(13,367)	(77,505)

Cash flows from investing activities:
Cash paid for acquisitions, net of cash acquired	—	—	(5,586)
Advances issued to related parties	—	—	(1,630)
Purchases of marketable securities	(19,423)	(57,194)	(229,821)
Sales and maturities of marketable securities	7,594	55,828	146,107
Repayment of advances from related parties	—	—	1,630
Purchases of property and equipment	(493)	(830)	(3,441)

Net cash used in investing activities	(12,322)	(2,196)	(92,741)

Cash flows from financing activities:
Proceeds from issuances of common stock and warrants, net	3,000	135	195,891
Proceeds from exercise of stock options	85	—	776
Proceeds from sale-leaseback of property and equipment	—	727	2,044
Payment of capital lease obligation	—	(130)	(373)
Payment of deferred offering costs	—	(1,413)	(1,600)

Net cash provided by (used in) financing activities	3,085	(681)	196,738

Net increase (decrease) in cash and cash equivalents	(15,165)	(16,244)	26,492
Cash and cash equivalents at beginning of period	36,062	42,736	—

Cash and cash equivalents at end of period	$20,897	$26,492	$26,492

Supplemental disclosure of noncash investing and financing activities:
Acquisition of equipment under capital lease	$—	$727	$2,605
Cash paid for interest	—	38	57

See accompanying notes to unaudited consolidated financial statements.

SYNTA PHARMACEUTICALS CORP.
(A Development-Stage Company)

Notes to Unaudited Consolidated Financial Statements

(1) Nature of Business

        Synta Pharmaceuticals Corp. (the Company) was incorporated in March 2000 and commenced operations in July 2001. The Company is an emerging pharmaceutical company focusing on discovering, developing, and commercializing novel drugs for inflammatory disease, cancer, and diabetes.

        The Company is subject to risks common to emerging companies in the drug development and pharmaceutical industry including, but not limited to, uncertainty of product development and commercialization, lack of marketing and sales history, dependence on key personnel, uncertainty of market acceptance of products, product liability, uncertain protection of proprietary technology, potential inability to raise additional financing and compliance with FDA and other government regulations.

        Since its inception, the Company has devoted its efforts to research, product development, and securing financing. Although the Company's planned principal operations have commenced, there have been no significant revenues therefrom. Accordingly, the consolidated financial statements are presented in accordance with Statement of Financial Accounting Standards (SFAS) No. 7, Accounting and Reporting by Development-Stage Enterprises.

(2) Basis of Presentation

        The accompanying consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States applicable to interim periods. These statements, however, are condensed and do not include all disclosures required by accounting principles generally accepted in the United States for complete financial statements and should be read in conjunction with the Company's consolidated financial statements for the year ended December 31, 2004.

        In the opinion of the Company, the unaudited financial statements contain all adjustments (all of which were considered normal and recurring) necessary to present fairly the Company's financial position at March 31, 2005 and the results of operations and cash flows for the three-month periods ended March 31, 2004 and 2005 and the period from inception (March 10, 2000) through March 31, 2005. These interim results are not necessarily indicative of results to be expected for a full year or subsequent interim periods.

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect certain reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting periods. Significant items subject to such estimates and assumptions include recoverability of long-lived and deferred tax assets, valuation of acquired in-process research and development, measurement of stock-based compensation, and the fair value of the Company's common stock. The Company bases its estimates on historical experience and various other assumptions that management believes to be reasonable under the circumstances. Changes in estimates are recorded in the period in which they become known. Actual results could differ from those estimates.

(3) Accounting Policies

        Except as otherwise disclosed, the accounting policies underlying these quarterly financial statements are those set forth in the consolidated financial statements for the year ended December 31, 2004.

  Stock-Based Compensation

        The Company accounts for stock-based employee compensation arrangements using the intrinsic value method in accordance with Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and complies with the disclosure provisions of Statement of Financial Accounting Standards (SFAS) No. 123, Accounting for Stock-Based Compensation (SFAS 123), as amended by SFAS No. 148, Accounting for Stock-Based Compensation—Transition and Disclosure—An Amendment of SFAS No. 123 (SFAS 148). Under APB No. 25, compensation expense is recognized based on the difference, if any, on the date of grant between the fair value of the Company's common stock and the exercise price of stock options granted. Under SFAS 123, compensation cost is measured at the grant date based on the fair value of the award and is recognized on a pro rata basis over the service period, which is usually the vesting period.

        The Company provides the disclosure requirements of SFAS 148. If compensation expense for the Company's stock-based compensation had been determined based on the fair value at the grant dates as calculated in accordance with SFAS 123, the Company's net loss would approximate the pro forma amounts below:

	Three months ended March 31
	2004	2005
	(in thousands, except per share data)
Net loss, as reported	$(8,757)	$(17,857)
Add: stock-based employee compensation expense determined under the fair value method	(125)	(1,042)
Deduct: stock-based employee compensation expense included in reported net loss	33	566

Pro forma net loss	$(8,849)	$(18,333)

Basic and diluted net loss per common share, as reported	$(0.33)	$(0.55)
Basic and diluted net loss per common share, pro forma	$(0.34)	$(0.57)

        Equity instruments issued to nonemployees are accounted for in accordance with the provisions of SFAS 123 and Emerging Issues Task Force (EITF) Issue No. 96-18, Accounting for Equity Instruments that are Issued to Other than Employees for Acquiring, or in Conjunction with Selling, Goods or Services.

  Comprehensive Income (Loss)

        SFAS No. 130, Reporting Comprehensive Income, requires that all components of comprehensive income (loss) be disclosed in the consolidated financial statements. Comprehensive income (loss) is defined as the change in equity of a business enterprise during a period from transactions, and other events and circumstances from non-owner sources. Comprehensive loss was $8,755,000 and $17,932,000 for the three months ended March 31, 2004 and March 31, 2005, respectively. Changes in unrealized gains and losses in marketable securities represent the only difference between the Company's net loss and comprehensive loss as well as the only component of accumulated comprehensive loss.

  Basic and Diluted Net Loss Per Common Share

        Net loss per share is computed based on the guidance of SFAS No. 128, Earnings Per Share (SFAS 128), requiring companies to report both basic net loss per common share, which is computed using the weighted average number of common shares outstanding during the period, and diluted net loss per common share, which is computed using the weighted average number of common shares outstanding and the weighted average dilutive potential common shares outstanding using the treasury stock method. However, for all periods presented, diluted net loss per share is the same as basic net loss per share as the inclusion of weighted average shares of unvested restricted common stock and common stock issuable upon the exercise of stock options and warrants would be anti-dilutive. In addition, the weighted average number of shares of unvested restricted common stock is excluded from basic weighted average common shares outstanding.

        The following table summarizes securities outstanding at each of the periods presented which were not included in the calculation of diluted net loss per share since their inclusion would be anti-dilutive.

	March 31
	2004	2005
Common stock options	2,850,832	4,291,326
Common stock warrants	139,508	—
Unvested restricted common stock	—	533,223

  Recent Accounting Pronouncements

        In December 2004, the FASB issued SFAS No. 123R, Share-Based Payment: an amendment of FASB Statements No. 123 and 95 (SFAS 123R), which requires companies to measure and recognize compensation expense for all stock-based payments at fair value. SFAS 123R is effective for annual periods beginning after June 15, 2005 and, thus, will be effective for us beginning with the first quarter of 2006. Early adoption is encouraged. We are currently evaluating the impact of SFAS 123R on our financial position and results of operations.

(4) Marketable Securities

        A summary of available-for-sale marketable securities held by the Company as of December 31, 2004 and March 31, 2005 is as follows:

	December 31, 2004
	Cost	Unrealized gains	Unrealized losses	Fair value
	(in thousands)
Cash and cash equivalents:
Cash and money market funds	$25,381	$—	$—	$25,381
Marketable securities with original maturition of less than 3 months	17,355	—	—	17,355

Total cash and cash equivalents	42,736	—	—	42,736

Marketable securities:
Corporate bonds:
Due within 1 year	71,412	—	(110)	71,302
Due within 1 to 2 years	4,486	—	(6)	4,480

	75,898	—	(116)	75,782

Government agency bonds:
Due within 1 year	6,450	—	—	6,450
Due within 1 to 2 years	—	—	—	—

	6,450	—	—	6,450

Total marketable securities	82,348	—	(116)	82,232

Total cash, cash equivalents and marketable securities.	$125,084	$—	$(116)	$124,968

	March 31, 2005
	Cost	Unrealized gains	Unrealized losses	Fair value
	(in thousands)
Cash and cash equivalents:
Cash and money market funds	$25,742	$—	$—	$25,742
Marketable securities with original maturition of less than 3 months	750	—	—	750

Total cash and cash equivalents	26,492	—	—	26,492

Marketable securities:
Corporate bonds:
Due within 1 year	77,225	—	(190)	77,035
Due within 1 to 2 years	—	—	—	—

	77,225	—	(190)	77,035

Government agency bonds:
Due within 1 year	6,489	—	(1)	6,488
Due within 1 to 2 years	—	—	—	—

	6,489	—	(1)	6,488

Total marketable securities	83,714	—	(191)	83,523

Total cash, cash equivalents and marketable securities.	$110,206	$—	$(191)	$110,015

(5) Stockholders' Equity

  Issuance of Common Stock

        In January 2005, warrants for 97,656 shares of common stock were exercised for net proceeds of $135,000 and 4,627 shares of restricted stock were issued to members of the Company's Board of Directors for $0.003 per share.

(6) Stock Option Plan

        As of March 31, 2005, the Company had options outstanding to purchase 4,291,326 shares of its common stock including options to purchase 109,090 shares of the Company's common stock granted outside of the 2001 Stock Option Plan, had issued 530,901 restricted shares of common stock and had available for future issuance stock options to purchase 632,804 shares under the 2001 Stock Option Plan.

        The Company's stock option activity is as follows:

	2005
	Shares	Weighted average exercise price
Outstanding at January 1	3,668,400	$8.11
Granted	657,017	15.13
Exercised	—	—
Cancelled	(34,091)	7.46

Outstanding at March 31	4,291,326	$9.19

        From inception through December 31, 2004 and during the three months ended March 31, 2005, the Company issued stock options to purchase 562,445 and 16,363 shares of common stock, respectively, to nonemployee consultants, including its scientific advisors. The compensation expense is recorded over the respective vesting periods and is subject to variable accounting treatment prior to vesting, whereby the Company remeasures the fair value of the options at the end of each reporting period. Compensation expense related to these options was approximately $285,000, $342,000, and $2,748,000 for the three months ended March 31, 2004 and 2005 and for the period from inception (March 10, 2000) through March 31, 2005, respectively.

(7) Related-Party Transactions

  Consulting Agreements

        The Company paid its scientific founder, who is also a member of its Board of Directors, consulting fees of approximately $75,000 in each of the three month periods ended March 31, 2004 and 2005.

        In January 2005, the Company entered into an Agreement and Release with its scientific founder whereby all outstanding matters regarding various oral understandings and arrangements between the scientific founder and the Company were resolved, including arrangements relating to (1) the assignment by the scientific founder of the benefit of his interests resulting from the Company's acquisition of the net assets of CKS in 2004, (2) the scientific founder's assignment of inventions, non-competition, non-solicitation and confidentiality agreements with the Company, and (3) a release by the scientific founder of any and all claims that the scientific founder may have had against the Company. Pursuant to this agreement, the Company is paying the scientific founder $500,000, which was charged to research and development expense in the three months ended March 31, 2005, payable in $25,000 installments quarterly for five years. The Company paid the scientific founder $25,000 under this agreement in the three months ended March 31, 2005.

(8) Subsequent Events

  Reverse Stock Split

        In April 2005, the Board of Directors and the stockholders of the Company approved a 1-for-2.75 reverse stock split. All share data shown in the accompanying consolidated financial statements have been retroactively restated to reflect the reverse stock split. In addition, in April 2005, the Board of Directors and the stockholders of the Company approved a reduction in the authorized shares of the Company's common stock to 100,000,000 shares, effective upon the completion of an initial public offering of the Company's common stock.

  2005 Stock Plan

        The 2005 Stock Plan was adopted by our Board of Directors and approved by our stockholders in April 2005. The 2005 Stock Plan will become effective upon completion of an initial public offering of the Company's common stock and the 2001 Stock Option Plan will be terminated. The 2005 Stock Plan provides for the grant of incentive stock options, nonqualified stock options, restricted and unrestricted stock awards and other stock-based awards. Upon effectiveness, 3,500,000 shares of common stock will be reserved for issuance under the 2005 Stock Plan.

Report of Independent Registered Public Accounting Firm

The Board of Directors
Synta Pharmaceuticals Corp.:

        We have audited the accompanying consolidated balance sheets of Synta Pharmaceuticals Corp. (the Company), a development-stage company, as of December 31, 2003 and 2004, and the related consolidated statements of operations, stockholders' equity (deficit) and comprehensive loss, and cash flows for each of the years in the three-year period ended December 31, 2004 and the period from inception (March 10, 2000) through December 31, 2004. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Synta Pharmaceuticals Corp. as of December 31, 2003 and 2004, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2004, and the period from inception (March 10, 2000) through December 31, 2004, in conformity with United States generally accepted accounting principles.

/s/ KPMG LLP

Boston, Massachusetts
February 4, 2005, except as to note 15,
    which is as of April 14, 2005

SYNTA PHARMACEUTICALS CORP.
(A Development-Stage Company)

Consolidated Balance Sheets

(in thousands, except share and per share amounts)

	December 31
	2003	2004
Assets
Current assets:
Cash and cash equivalents	$36,062	$42,736
Restricted cash	345	457
Marketable securities available-for-sale	40,164	82,232
Prepaid expenses and other current assets	489	597

Total current assets	77,060	126,022
Property and equipment, net	3,245	4,797
Deferred offering costs	—	1,085
Other assets	82	115

Total assets	$80,387	$132,019

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$209	$2,885
Accrued expenses	2,942	8,996
Capital lease obligations—current	—	537
Deferred revenue	345	457

Total current liabilities	3,496	12,875
Capital lease obligations—long-term	—	1,188

Total liabilities	3,496	14,063

Commitments and contingencies (notes 11 and 15)
Stockholders' equity
Common stock, par value $0.0001 per share.
Authorized 150,000,000 shares; 25,889,022 shares issued and outstanding and 45,455 subscribed shares at December 31, 2003 and 32,801,068 shares issued and outstanding at December 31, 2004	3	3
Additional paid-in capital	144,153	238,929
Deferred compensation	(2,307)	(10,435)
Stock subscription receivable	(500)	—
Accumulated other comprehensive income (loss)	33	(116)
Deficit accumulated during the development stage	(64,491)	(110,425)

Total stockholders' equity	76,891	117,956

Total liabilities and stockholders' equity	$80,387	$132,019

See accompanying notes to consolidated financial statements.

SYNTA PHARMACEUTICALS CORP.
(A Development-Stage Company)

Consolidated Statements of Operations

(in thousands, except share and per share amounts)

				Period from inception (March 10, 2000) through December 31, 2004
	Years ended December 31
	2002	2003	2004
Research grant revenue	$—	$1,304	$173	$1,477

Operating expenses:
Research and development	7,292	24,337	38,136	70,042
In-process research and development	18,088	—	1,583	19,671
General and administrative	1,569	5,261	7,383	14,415
Other compensation expense(1)	9,315	—	—	9,315

Total operating expenses	36,264	29,598	47,102	113,443

Loss from operations	(36,264)	(28,294)	(46,929)	(111,966)
Other income:
Investment income, net	110	416	995	1,541

Net loss	$(36,154)	$(27,878)	$(45,934)	$(110,425)

Basic and diluted weighted average common shares outstanding	12,041,660	21,853,163	27,205,672
Basic and diluted net loss per common share	$(3.00)	$(1.28)	$(1.69)

(1)
Excluded from general and administrative expense.

See accompanying notes to consolidated financial statements.

SYNTA PHARMACEUTICALS CORP.
(A Development-Stage Company)
Consolidated Statements of Stockholders' Equity (Deficit) and Comprehensive Loss
(in thousands, except share amounts)

							Deficit accumulated during the development stage
	Common stock					Accumulated other comprehensive income (loss)
			Additional paid-in capital	Deferred compensation	Stock subscription receivable			Total stockholders' equity (deficit)	Comprehensive loss
	Shares	Amount
Balance at inception	—	$—	$—	$—	$—	$—	$—	$—	$
Net loss	—	—	—	—	—	—	(78)	(78)		(78)

Balance at December 31, 2000	—	—	—	—	—	—	(78)	(78)		$(78)

Issuance of common shares to founders	7,418,180	1	1	—	—	—	—	2
Issuance of common shares	2,472,729	—	3,400	—	(225)	—	—	3,175
Issuance and remeasurement of stock options for services	—	—	120	(120)	—	—	—	—
Compensation expense related to stock options for services	—	—	—	26	—	—	—	26
Net loss	—	—	—	—	—	—	(381)	(381)		(381)

Balance at December 31, 2001	9,890,909	1	3,521	(94)	(225)	—	(459)	2,744		$(381)

Issuance of common shares	5,182,631	1	38,634	—	—	—	—	38,635
Issuance of common stock and warrants for Principia	1,796,182	—	15,860	—	—	—	—	15,860
Proceeds from stock subscription	—	—	—	—	225	—	—	225
Issuance of common stock for licenses	139,798	—	1,042	—	—	—	—	1,042
Issuance of common stock for Diagon	1,143,946	—	8,525	—	—	—	—	8,525
Issuance and remeasurement of stock options for services	—	—	851	(851)	—	—	—	—
Compensation expense related to stock options for services	—	—	—	274	—	—	—	274
Net loss	—	—	—	—	—	—	(36,154)	(36,154)		(36,154)

Balance at December 31, 2002	18,153,466	2	68,433	(671)	—	—	(36,613)	31,151		$(36,154)

Issuance of common shares, net	7,442,646	1	70,479	—	—	—	—	70,480
Amount due from stock subscription	—	—	500	—	(500)	—	—	—
Issuance of common stock for licenses	26,828	—	200	—	—	—	—	200
Exercise of stock warrants	209,264	—	288	—	—	—	—	288
Exercise of stock options	56,818	—	423	—	—	—	—	423
Modification of employee stock options	—	—	1,289	—	—	—	—	1,289
Issuance and remeasurement of stock options for services	—	—	2,541	(2,541)	—	—	—	—
Compensation expense related to stock options for services	—	—	—	905	—	—	—	905
Unrealized gain on marketable securities	—	—	—	—	—	33	—	33		33
Net loss	—	—	—	—	—	—	(27,878)	(27,878)		(27,878)

Balance at December 31, 2003	25,889,022	3	144,153	(2,307)	(500)	33	(64,491)	76,891		$(27,845)

See accompanying notes to consolidated financial statements.

SYNTA PHARMACEUTICALS CORP.
(A Development-Stage Company)
Consolidated Statements of Stockholders' Equity (Deficit) and Comprehensive Loss (Continued)
(in thousands, except share amounts)

							Deficit accumulated during the development stage
	Common stock					Accumulated other comprehensive income (loss)
			Additional paid-in capital	Deferred compensation	Stock subscription receivable			Total stockholders' equity (deficit)	Comprehensive loss
	Shares	Amount
Issuance of common shares under stock subscription	272,727	$—	$2,493	$—	$500	$—	$—	$2,993	$
Issuance of common shares, net	5,818,191	—	79,900	—	—	—	—	79,900
Issuance of common stock in connection with acquisition	201,216	—	2,213	—	—	—	—	2,213
Issuance of restricted common shares	530,901	—	8,030	(8,030)	—	—	—	—
Issuance stock options at less than fair value	—	—	471	(471)	—	—	—	—
Exercise of stock options	47,159	—	352	—	—	—	—	352
Exercise of stock warrants	41,852	—	58	—	—	—	—	58
Issuance and remeasurement of stock options for services	—	—	1,259	(1,259)	—	—	—	—
Compensation expense related to stock options for services	—	—	—	1,331	—	—	—	1,331
Compensation expense related to issuance of stock options and restricted stock below fair value	—	—	—	301	—	—	—	301
Unrealized loss on marketable securities	—	—	—	—	—	(149)	—	(149)		(149)
Net loss	—	—	—	—	—	—	(45,934)	(45,934)		(45,934)

Balance at December 31, 2004	32,801,068	$3	$238,929	$(10,435)	$—	$(116)	$(110,425)	$117,956		$(46,083)

See accompanying notes to consolidated financial statements.

SYNTA PHARMACEUTICALS CORP.
(A Development-Stage Company)

Consolidated Statements of Cash Flows

(in thousands)

				Period from inception (March 10, 2000) through December 31, 2004
	Years ended December 31
	2002	2003	2004
Cash flows from operating activities:
Net loss	$(36,154)	$(27,878)	$(45,934)	$(110,425)
Adjustments to reconcile net loss to net cash used in operating activities:
In-process research and development	18,088	—	1,583	19,671
Common stock issued for licenses	1,042	200	—	1,242
Other stock-related compensation expense	9,589	2,194	1,632	13,441
Depreciation and amortization	292	1,006	1,547	2,847
Changes in operating assets and liabilities, net of acquisitions:
Restricted cash	—	(345)	(112)	(457)
Prepaid expenses and other current assets	(53)	(344)	(108)	(337)
Other assets	(27)	13	(33)	(48)
Accounts payable	33	202	2,041	2,305
Accrued expenses	880	995	5,477	7,166
Deferred revenue	—	345	112	457

Net cash used in operating activities	(6,310)	(23,612)	(33,795)	(64,138)

Cash flows from investing activities:
Cash paid for acquisitions, net of cash acquired	(5,586)	—	—	(5,586)
Advances issued to related parties	(500)	—	—	(1,630)
Purchases of marketable securities	—	(47,916)	(124,711)	(172,627)
Sales and maturities of marketable securities	—	7,785	82,494	90,279
Repayment of advances from related parties	1,000	500	—	1,630
Purchases of property and equipment	(200)	(769)	(1,594)	(2,611)

Net cash used in investing activities	(5,286)	(40,400)	(43,811)	(90,545)

Cash flows from financing activities:
Proceeds from issuance of common stock and warrants, net	38,860	70,768	82,951	195,756
Proceeds from exercise of stock options	—	424	352	776
Proceeds from sale—leaseback of property and equipment	—	—	1,317	1,317
Payment of capital lease obligation	(20)	(70)	(153)	(243)
Payment of deferred offering costs	—	—	(187)	(187)

Net cash provided by financing activities	38,840	71,122	84,280	197,419

Net increase in cash and cash equivalents	27,244	7,110	6,674	42,736
Cash and cash equivalents at beginning of period	1,708	28,952	36,062	—

Cash and cash equivalents at end of period	$28,952	$36,062	$42,736	$42,736

Supplemental disclosure of cash flow information:
Acquisition of equipment under capital lease	—	—	$1,878	$1,878
Cash paid for interest	—	—	$19	$19

See accompanying notes to consolidated financial statements.

SYNTA PHARMACEUTICALS CORP.
(A Development-Stage Company)

Notes to Consolidated Financial Statements

(1) Nature of Business

        Synta Pharmaceuticals Corp. (the Company) was incorporated in March 2000 and commenced operations in July 2001. The Company is an emerging pharmaceutical company focusing on discovering, developing, and commercializing novel drugs for inflammatory disease, cancer and diabetes.

        The Company is subject to risks common to emerging companies in the drug development and pharmaceutical industry including, but not limited to, uncertainty of product development and commercialization, lack of marketing and sales history, dependence on key personnel, uncertainty of market acceptance of products, product liability, uncertain protection of proprietary technology, potential inability to raise additional financing and compliance with FDA and other government regulations.

(2) Summary of Significant Accounting Policies

  Basis of Presentation

        Since its inception, the Company has devoted its efforts to research, product development, and securing financing. Although the Company's planned principal operations have commenced, it has not earned significant revenue. Accordingly, the consolidated financial statements are presented in accordance with Statement of Financial Accounting Standards (SFAS) No. 7, Accounting and Reporting by Development-Stage Enterprises.

  Principles of Consolidation

        The consolidated financial statements include the financial statements of Synta Pharmaceuticals Corp. and its wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

  Reclassification in the Preparation of Financial Statements

        Certain amounts in prior years' consolidated financial statements have been reclassified to conform with the current presentation. These reclassifications had no effect on the Company's reported net loss or financial position.

  Use of Estimates

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect certain reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting periods. Significant items subject to such estimates and assumptions include recoverability of long-lived and deferred tax assets, valuation of acquired in-process research and development, measurement of stock-based compensation, and the fair value of the Company's common stock. The Company bases its estimates on historical experience and various other assumptions that management believes to be reasonable under the circumstances. Changes in estimates are recorded in the period in which they become known. Actual results could differ from those estimates.

  Cash and Cash Equivalents

        Cash equivalents include money market funds and marketable securities. The Company considers all highly liquid investments with original maturities of three months or less at the date of purchase to be cash equivalents. Changes in cash and cash equivalents may be affected by shifts in investment portfolio maturities, as well as actual cash disbursements.

  Marketable Securities

        The Company considers its marketable securities available-for-sale in accordance with SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities. Marketable securities consist of investments in high-grade corporate, government and government agency obligations that are classified as available-for-sale. Since these securities are available to fund current operations they are classified as current assets on the consolidated balance sheet. Marketable securities are stated at fair value, including accrued interest, with their unrealized gains and losses included as a component of accumulated other comprehensive income (loss), which is a separate component of stockholders' equity, until such gains and losses are realized. The fair value of these securities is based on quoted market prices. If a decline in value is considered other-than-temporary, based on available evidence, the unrealized loss is transferred from other comprehensive income (loss) to the consolidated statement of operations. Realized gains and losses are determined on the specific identification method.

        During the year ended December 31, 2004, the Company recorded no realized gains and losses on marketable securities. There were no charges to write down marketable securities in 2004.

  Credit Risk and Concentrations

        Financial instruments that potentially subject the Company to a concentration of credit risk consist of money market funds and marketable securities. Deposits with banks may exceed the amount of insurance provided on such deposits. Generally, these deposits may be redeemed upon demand and, therefore, bear minimal risk. Marketable securities consist of investments in high-grade corporate, government and government agency obligations. The Company's policy for investments in marketable securities, approved by the board of directors, establishes guidelines relating to diversification and maturities that allows the Company to manage risk.

  Fair Value of Financial Instruments

        The carrying amounts of the Company's financial instruments, which include cash equivalents, marketable securities, and capital lease obligations, approximate their fair values.

  Property and Equipment

        Property and equipment is carried at cost and depreciated using the straight-line method over the estimated useful lives of the related assets, which range from three to five years. Leasehold improvements are amortized over the lesser of the lease term or estimated useful life.

  Research and Development Costs

        Research and development costs are expensed as incurred in accordance with SFAS No. 2, Accounting for Research and Development Costs. Research and development costs are comprised of costs incurred in performing research and development activities, including salaries, benefits, facilities, research-related overhead, clinical trial costs, contracted services, technology acquisition license fees, and other external costs.

  Patents

        Costs to secure and defend patents are expensed as incurred and are classified as general and administrative expense in the Company's consolidated statements of operations. Patent expenses were approximately $158,000, $628,000, $1,605,000 and $2,391,000 for the years ended December 31, 2002, 2003, 2004, and for the period from inception (March 10, 2000) through December 31, 2004, respectively.

  Income Taxes

        The Company accounts for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes. Deferred tax assets and liabilities are determined based on differences between financial reporting and income tax basis of assets and liabilities, as well as net operating loss carryforwards, and are measured using the enacted tax rates and laws that are expected to be in effect when the differences reverse. Deferred tax assets may be reduced by a valuation allowance to reflect the uncertainty associated with their ultimate realization.

  Impairment of Long-Lived Assets

        The Company accounts for the impairment and disposition of long-lived assets in accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (SFAS 144). In accordance with SFAS 144, management assesses the potential impairments of its long-lived assets whenever events or changes in circumstances indicate that an asset's carrying value may not be recoverable. If the carrying value exceeds the undiscounted future cash flows estimated to result from the use and eventual disposition of the asset, the Company writes down the asset to its estimated fair value. Management believes that no long-lived assets were impaired as of December 31, 2003 and 2004.

  Revenue Recognition

        Revenues to date have been generated by research grant contracts and, accordingly, the Company recognizes revenue in accordance with the Securities and Exchange Commission's (SEC) Staff Accounting Bulletin No. 101, Revenue Recognition in Financial Statements (SAB 101), as amended by Staff Accounting Bulletin No. 104, Revenue Recognition (SAB 104). Revenues from research contracts are recognized in the period the related services are performed and the reimbursable costs are incurred. The Company is a development-stage enterprise, and no revenues have been derived to date from its principal operations.

  Stock-Based Compensation

        The Company accounts for stock-based employee compensation arrangements using the intrinsic value method in accordance with Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock

Issued to Employees, and complies with the disclosure provisions of SFAS No. 123, Accounting for Stock-Based Compensation (SFAS 123), as amended by SFAS No. 148, Accounting for Stock-Based Compensation—Transition and Disclosure—An Amendment of SFAS No. 123 (SFAS 148). Under APB No. 25, compensation cost is recognized based on the difference, if any, on the date of grant between the fair value of the Company's common stock and the exercise price of stock options granted or the purchase price of restricted stock. Under SFAS No. 123, compensation cost is measured at the grant date based on the fair value of the award and is recognized on a pro rata basis over the service period, which is usually the vesting period.

        The Company provides the disclosure requirements of SFAS 148. If compensation expense for the Company's stock-based compensation plan had been determined based on the fair value at the grant dates as calculated in accordance with SFAS No. 123, the Company's net loss would approximate the pro forma amounts below:

				Period from inception (March 10, 2000) through December 31, 2004
	Years ended December 31
	2002	2003	2004
	(in thousands, except per share amounts)
Net loss, as reported	$(36,154)	$(27,878)	$(45,934)	$(110,425)
Add: stock-based employee compensation expense determined under the fair value method	(409)	(2,567)	(1,113)	(4,090)
Deduct: stock-based employee compensation expense included in reported net loss	—	1,419	301	1,720

Pro forma net loss	$(36,563)	$(29,026)	$(46,746)	$(112,795)

Basic and diluted net loss per common share, as reported	$(3.00)	$(1.28)	$(1.69)
Basic and diluted net loss per common share, pro forma	(3.04)	(1.33)	(1.72)

        The Company has estimated the fair value of its granted stock options and restricted stock awards using the Black-Scholes model by applying a present value approach which does not consider expected volatility of the underlying stock (minimum value method) using the following weighted average assumptions:

				Period from inception (March 10, 2000) through December 31, 2004
	Years ended December 31
	2002	2003	2004
Risk-free interest rate	3.34%	2.51%	4.14%	3.45%
Expected life	5 years	5 years	5 years	5 years
Volatility	—	—	—	—
Expected dividend yield	—	—	—	—

        The weighted average fair value per share of options and restricted stock granted during 2002, 2003, and 2004 was $1.02, $0.91 and $6.93, respectively.

        Equity instruments issued to nonemployees are accounted for in accordance with the provisions of SFAS No. 123 and Emerging Issues Task Force (EITF) Issue No. 96-18, Accounting for Equity Instruments that are Issued to Other than Employees for Acquiring, or in Conjunction with Selling Goods or Services.

  Comprehensive Income (Loss)

        SFAS No. 130, Reporting Comprehensive Income, requires that all components of comprehensive income (loss) be disclosed in the consolidated financial statements. Comprehensive income (loss) is defined as the change in equity of a business enterprise during a period from transactions, and other events and circumstances from non-owner sources. Changes in unrealized gains and losses on marketable securities represents the only difference between the Company's net loss and comprehensive loss.

  Segment Reporting

        The Company has adopted SFAS No. 131, Disclosure About Segments of an Enterprise and Related Information, which requires companies to report selected information about operating segments, as well as enterprise-wide disclosures about products, services, geographical area, and major customers. Operating segments are determined based on the way management organizes its business for making operating decisions and assessing performance. The Company has only one operating segment, the discovery, development and commercialization of drug products.

  Basic and Diluted Net Loss Per Common Share

        Net loss per share is computed based on the guidance of SFAS No. 128, Earnings Per Share, requiring companies to report both basic net loss per common share, which is computed using the weighted average number of common shares outstanding during the period, and diluted net loss per common share, which is computed using the weighted average number of common shares outstanding and the weighted average dilutive potential common shares outstanding using the treasury stock method. However, for all periods presented, diluted net loss per share is the same as basic net loss per share as the inclusion of weighted average shares of unvested restricted common stock and common stock issuable upon the exercise of stock options and warrants would be anti-dilutive. In addition, the weighted average number of shares of unvested restricted common stock is excluded from basic weighted average common shares outstanding.

        The following table summarizes securities outstanding as of each year-end which were not included in the calculation of diluted net loss per share as their inclusion would be anti-dilutive.

	December 31
	2002	2003	2004
Common stock options	2,021,536	2,798,354	3,668,400
Common stock warrants	348,772	139,508	97,656
Unvested restricted common stock	—	—	530,901

  Recent Accounting Pronouncements

        In December 2004, the Financial Accounting Standards Board (FASB) issued SFAS No. 123R, Share-Based Payment: an amendment of FASB Statements No. 123 and 95 (SFAS 123R), which requires companies to measure and recognize compensation expense for all stock-based payments at fair value. SFAS 123R is effective for annual periods beginning after June 15, 2005 and, thus, will be effective for us beginning with the first quarter of 2006. Early adoption is encouraged. We are currently evaluating the impact of SFAS 123R on our financial position and results of operations. See note 2 for information related to the pro forma effects on our reported net loss and net loss per share of applying the fair value recognition provisions of the previous SFAS No. 123 to stock-based employee compensation.

        In January 2003, the FASB issued FASB Interpretation No. 46 (FIN 46), Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51, and in December 2003, issued a revised FIN 46 (FIN 46R) which addresses the period of adoption of FIN 46R for entities created before January 31, 2003. FIN 46R provides a new consolidation model which determines control and consolidation based on potential variability in gains and losses. The provisions of FIN 46R are effective for enterprises with variable interest entities created after January 31, 2003. The Company adopted the provisions of FIN 46R in the first quarter of 2004 and the adoption did not have a material impact on the consolidated financial statements.

(3) Acquisitions

  Principia Associates, Inc.

        In September 2002, the Company acquired all of the outstanding capital stock of Principia Associates, Inc. (Principia) and its wholly-owned subsidiary, SBR Pharmaceuticals Corp. (formerly Shionogi BioResearch Corp.) (SBR) in exchange for an aggregate of 1,796,182 shares of common stock of the Company together with warrants to purchase an aggregate of 348,772 shares of common stock of the Company, forgiveness of a $1.0 million short-term promissory notes receivable and cash of approximately $268,000. Total value of consideration paid was approximately $16.9 million. Principia was formed and held by three stockholders of the Company. On July 31, 2002, Principia and members of the Company's board of directors, together with their respective affiliates, acquired a majority of the common stock of SBR. The Company's scientific founder, a member of the board of directors and major shareholder of the Company, previously owned approximately 20% of SBR.

        The common stock of the Company was valued at $7.455 per share, its fair value as determined by the Company's board of directors, for an aggregate value of approximately $13.4 million. The common stock purchase warrants, which expire in 2005, have an exercise price of $1.375 per share. The warrants were valued at approximately $2.2 million using the Black-Scholes valuation pricing model, with the following assumptions: risk-free interest rate of 2.3%, volatility of 75%, and a life of three years.

        The following table summarizes the estimated fair value of the assets acquired and liabilities assumed at the date of acquisition (in thousands):

Current assets, including cash of $922	$995
In-process research and development	13,888
Property and equipment	3,527
Other assets	67

Total assets acquired	18,477
Liabilities assumed	1,617

Net assets acquired	$16,860

        For accounting purposes, the transaction was treated as an acquisition of assets and not a business combination because Principia did not meet the definition of a business under EITF 98-3, Determination Whether a Nonmonetary Transaction Involves Receipt of Productive Assets or of a Business. The purchase price was allocated to assets acquired and liabilities assumed based on management's analysis and estimates of fair values. Management's estimates of fair value are based on assumptions believed to be reasonable, but which are inherently uncertain and unpredictable. The acquired in-process research and development (IPR&D) was valued at $11.7 million. The remaining excess purchase price over the identified tangible and intangible assets and liabilities assumed was approximately $2.2 million. The excess amount was allocated to the acquired intangible assets, resulting in approximately $13.9 million being assigned to IPR&D assets that were written off at the date of acquisition in accordance with FASB Interpretation No. 4, Applicability of FASB Statement No. 2 to Business Combinations Accounted for by the Purchase Method.

        The value assigned to IPR&D related to research projects for which technological feasibility had not yet been established and no future alternative uses existed. The fair value was determined using the income approach, which discounts expected future cash flows from projects under development to their net present value using a risk-adjusted rate. Each project was analyzed to determine the utilization of core technology; the complexity, cost and time to complete development; any alternative future use or current technological feasibility; and the stage of completion. Future cash flows were estimated, taking into account the expected life cycles of the product and the underlying technology, relevant market sizes and industry trends. The estimated net cash flows from these products were based on management's estimates of related revenues, cost of goods sold, R&D costs, selling, general and administrative costs, and income taxes. Discount rates ranging from 30% to 40% were utilized based on the nature of the technology of the products, the stage of completion of the projects, the complexity of the development effort and the risks associated with reaching technological feasibility of the projects.

        SBR had three products under development at the acquisition date, contributing 59%, 23%, and 18% of the total IPR&D value. The products under development are intended to result in therapeutic products in the areas of oncology and autoimmune disease. Commercialization of any product is not anticipated for several years.

  Diagon Genetics, Inc.

        In December 2002, the Company acquired all of the outstanding capital stock of Diagon Genetics, Inc. (Diagon). The purchase price of approximately $13.5 million consisted of 1,143,946 shares of common stock at a per share value of $7.455 and $5.0 million in cash. Diagon was previously owned by the Company's Chief Executive Officer and scientific founder, both of whom are board members and significant shareholders of the Company.

        For accounting purposes, the transaction did not constitute a business combination because Diagon did not meet the definition of a business under EITF No. 98-3, Determining Whether a Nonmonetary Transaction Involves Receipt of Productive Assets or of a Business. At the time, Diagon's activities consisted of owning the rights to the development of certain intellectual property that might be used to develop therapeutic drug products. Commercialization of any product is not anticipated for several years. The Company allocated the purchase price to the fair value of the acquired assets and liabilities. As a result, the Company recorded in-process research and development of $4.2 million, which was written off at the date of acquisition. As noted above, Diagon was previously owned by the Company's Chief Executive Officer and its scientific founder, both members of the Company's board of directors, therefore the remaining excess purchase price of $9.3 million was charged to operations as other compensation expense in the accompanying consolidated statement of operations.

        The value assigned to IPR&D related to research projects for which technological feasibility had not yet been established and no future alternative uses existed. The fair value was determined using the income approach, which discounts expected future cash flows from projects under development to their net present value using a risk-adjusted rate. Each project was analyzed to determine the utilization of core technology; the complexity, cost and time to complete development; any alternative future use or current technological feasibility; and the stage of completion. Future cash flows were estimated, taking into account the expected life cycles of the product and the underlying technology, relevant market sizes and industry trends. The estimated net cash flows from these products were based on management's estimates of related revenues, cost of goods sold, R&D costs, selling, general and administrative costs, and income taxes. A discount rate of 30% was utilized based on the nature of the technology of the products, the stage of completion of the projects, the complexity of the development effort and the risks associated with reaching technological feasibility of the projects.

        The Company had three products under development at the acquisition date, contributing 66%, 29%, and 5% of the total IPR&D value. The products under development are intended to result in therapeutic products in the areas of oncology, autoimmune disease, and allergy. Commercialization of any product is not anticipated for several years.

  Cancer Genomics, Inc., Kava Pharmaceuticals, Inc. and SinglePixel Biomedical, Inc.

        In January 2004, the Company acquired certain assets of Cancer Genomics, Inc., Kava Pharmaceuticals, Inc. (Kava) and SinglePixel Biomedical, Inc. (collectively, CKS) in a single transaction. Direct and indirect shareholders in these companies included the Company's scientific founder, who is also a board member, as well as three current or former Company executives. The purchase price of approximately $2.2 million consisted of 201,216 shares of the Company's common stock. In addition, the Company is required to make cash payments of up to $2.0 million if certain milestones are achieved. If commercialization is achieved, the Company will be required to pay royalties on the gross sales of any payment of service covered by the acquired technology. Under the terms of the Asset Purchase Agreement, if within 30 months following the sale, the Company has not initiated clinical trials for a Kava product, then the shareholders of Kava have the option to repurchase the intellectual property from the Company for $750,000 for a period of three months after the 30 month period ends. The intellectual property acquired from Kava is unrelated to our current clinical programs or our programs in development.

        The following table summarizes the estimated fair value of the assets acquired and liabilities assumed at the date of acquisition (in thousands):

In-process research and development	$1,583
Property and equipment (including capitalized software)	736

Total assets acquired	2,319
Liabilities assumed	(106)

Net assets acquired	$2,213

        The purchase price was allocated to assets acquired and liabilities assumed based on management's analysis and estimates of fair values. Management's estimates of fair value are based on assumptions believed to be reasonable, but which are inherently uncertain and unpredictable. The acquired IPR&D was initially valued at approximately $0.5 million. The remaining excess purchase price over the identified tangible and intangible assets and liabilities assumed was approximately $1.1 million. The excess amount was allocated to the acquired intangible assets, resulting in approximately $1.6 million being assigned to IPR&D assets that were written off at the date of acquisition in accordance with FASB Interpretation No. 4. The Kava IPR&D pertained to the small-molecule pharmaceutical for the treatment of anxiety and general pain. The initial value of the Kava IPR&D was based on the cost approach. During 2002, after an initial investment to advance the technology, the Company ceased further funding of the project.

(4) Marketable Securities

        A summary of available-for-sale marketable securities held by the Company as of December 31, 2003 and 2004 is as follows:

	December 31, 2003
	Cost	Unrealized gains	Unrealized losses	Fair value
	(in thousands)
Cash and cash equivalents:
Cash and money market funds	$34,547	$—	$—	$34,547
Marketable securities with original maturities of less than 3 months	1,515	—	—	1,515

Total cash and cash equivalents	36,062	—	—	36,062

Marketable securities:
Corporate bonds:
Due within 1 year	18,227	—	(10)	18,217
Due within 1 to 2 years	16,521	25	(2)	16,544

	34,748	25	(12)	34,761

Government agency bonds:
Due within 1 year	5,383	20	—	5,403
Due within 1 to 2 years	—	—	—	—

	5,383	20	—	5,403

Total marketable securities	40,131	45	(12)	40,164

Total cash, cash equivalents and marketable securities	$76,193	$45	$(12)	$76,226

	December 31, 2004
	Cost	Unrealized gains		Unrealized losses		Fair value
	(in thousands)
Cash and cash equivalents:
Cash and money market funds	$25,381	$		$		$25,381
Marketable securities with original maturities of less than 3 months	17,355		—		—	17,355

Total cash and cash equivalents	42,736					42,736

Marketable securities:
Corporate bonds:
Due within 1 year	71,412		—		(110)	71,302
Due within 1 to 2 years	4,486		—		(6)	4,480

	75,898		—		(116)	75,782

Government agency bonds:
Due within 1 year	6,450		—		—	6,450
Due within 1 to 2 years	—		—		—	—

	6,450		—		—	6,450

Total marketable securities	82,348		—		(116)	82,232

Total cash, cash equivalents and marketable securities	$125,084		$—		$(116)	$124,968

(5) Property and Equipment

        Property and equipment consist of the following at December 31:

	2003	2004
	(in thousands)
Laboratory equipment	$2,488	$3,422
Leasehold improvements	1,841	1,841
Office equipment	122	232
Equipment under capital lease	—	1,878
Furniture and fixtures	100	100

	4,551	7,473
Less accumulated depreciation and amortization	(1,306)	(2,676)

	$3,245	$4,797

        Depreciation and amortization expenses of property and equipment were approximately $292,000, $1,006,000, $1,547,000 and $2,847,000 for the years ended December 31, 2002, 2003, 2004, and for the period from inception (March 10, 2000) through December 31, 2004, respectively. The net book value and accumulated depreciation of equipment under capital lease was $1,752,000 and $126,000, respectively, at December 31, 2004.

(6) Stockholders' Equity

  Capital Stock—Authorized Shares

        In October 2004, the Company's stockholders approved an increase in the number of authorized shares of common stock from 100,000,000 shares to 150,000,000 shares, each share having a $0.0001 par value. As of December 31, 2004, 32,801,068 shares of common stock were issued and outstanding.

        Each common stockholder is entitled to one vote for each share of stock held. The common stock will vote together with all other classes and series of stock of the Company as a single class on all actions to be taken by the Company's stockholders. Each share of common stock is entitled to receive dividends, as and when declared by the Company's board of directors.

        The Company has never declared cash dividends on any of its capital stock and does not expect to do so in the foreseeable future.

        On December 13, 2002, the Company entered into an Amended and Restated Investor Rights Agreement (the Investor Rights Agreement) with its three largest stockholders and their affiliates exclusive of the founders (the Investors). The Investors Rights Agreement grants certain rights and privileges to and places certain restrictions upon the Investors, including: (i) grants the Investor a right of first refusal to purchase the Investor's pro rata share of any private securities offering by the Company, so long as such Investor owns at least 5% of the Company's outstanding common stock; (ii) piggyback registration rights with respect to any registration by the Company of its securities in preparation for a public offering, with priority over other Company stockholders; (iii) demand registration rights commencing 180 days after a public offering in which such Investor did not exercise its piggyback registration rights, allowing the Investor to demand that the Company register the Investor's securities so long as the value of such securities equals or exceeds $5.0 million; and (iv) places restrictions upon the

Investors' abilities to transfer, contract to transfer, or enter into any swap agreement related to the Company's securities starting from the date of an initial public offering and ending up to 180 days later, provided that all of the Company's directors, executive officers, and 1% or greater shareholders agree to similar restrictions. Finally, the Company bears certain information reporting and indemnification obligations with respect to the Investors and the registration of the Company's securities, and the Investors bear certain indemnification obligations to the Company with respect to the registration of the Investor's Company securities.

  Issuance of Common Stock

        In July 2001, the Company issued 7,418,180 shares of its common stock to its founding members for $0.000275 per share.

        Between July and December 2001, the Company sold 2,472,729 shares of its common stock at $1.375 per share (the A Round Financing) through a stock subscription, resulting in gross proceeds of $3.4 million. As of December 31, 2001, the Company had a stock subscription receivable of $225,000, which was received in 2002.

        During 2002, the Company sold 5,182,631 shares of its common stock at $7.455 per share (the B Round Financing), resulting in gross proceeds of approximately $38.6 million.

        In July and December 2002, the Company issued an aggregate of 139,798 shares of its common stock, plus $30,000 of cash, in exchange for exclusive royalty-bearing licenses for certain patent rights. The aggregate value of the stock and cash consideration of $1,072,000 was charged immediately to research and development costs.

        Between January and March 2003, the Company completed the B Round Financing by issuing 3,169,918 shares of common stock at $7.455 per share, which resulted in gross proceeds of approximately $23.6 million.

        In March 2003, the Company issued 26,828 shares of its common stock, plus $40,000 cash, in exchange for an exclusive royalty-bearing license for certain patent rights. The total value of the consideration paid of $240,000 was expensed immediately to research and development costs (see note 11).

        In September 2003, the Company commenced the sale of 4,545,455 shares of its common stock at $11.00 per share (the C Round Financing). Through December 31, 2003, the Company had issued 4,272,728 shares, resulting in gross proceeds of $47.0 million. In addition, 45,455 shares of common stock were subscribed but unissued. The stock subscription receivable of $500,000 is reflected as a component of stockholders' equity on the accompanying consolidated balance sheet. The remaining 272,727 shares of common stock were issued in January 2004, which resulted in additional gross proceeds of $3.0 million.

        In January 2004, the Company received the proceeds under a stock subscription for 272,727 shares of its common stock at $11.00 per share, for net proceeds of $2,993,000 (C Round Financing).

        In November 2004, the Company sold 5,818,191 shares of its common stock at $13.75 per share, for net proceeds of $79,900,000.

        In 2002 and 2004, the Company issued common stock in connection with acquisitions (see note 3).

  Issuance of Restricted Stock

        In December 2004, the Company sold and issued 530,901 restricted shares of common stock to its officers and certain employees at par value. Holders of the restricted shares employed by the Company in January 2007 will become vested in 50% of the restricted stock. The remaining 50% vests upon the earlier of January 2009 or the approval of the Company's first New Drug Application (NDA) by the Food and Drug Administration (FDA). The excess of the fair value over the purchase price of the common stock at the date of issuance, an aggregate of approximately $8.0 million, has been recorded as deferred compensation and will be amortized and expensed ratably over the estimated vesting period.

  Warrants

        In September 2002, the Company issued warrants to purchase an aggregate of 348,772 shares of its common stock at an exercise price of $1.375 per share and with an expiration date of September 19, 2005, in connection with its acquisition of Principia (see note 3). In December 2003, warrants to purchase 209,264 shares of the Company's common stock were exercised, resulting in proceeds of $288,000. In November 2004, warrants to purchase 41,852 shares of the Company's common stock were exercised, resulting in proceeds of $58,000. At December 31, 2004, the Company had outstanding warrants to purchase 97,656 shares of common stock at an exercise price of $1.375 per share and with an expiration date of September 19, 2005. These warrants were fully exercised in January 2005, resulting in proceeds to the Company of $134,000.

(7) 2001 Stock Option Plan

        In July 2001, the Company adopted the Synta Pharmaceuticals Corp. 2001 Stock Plan (the 2001 Stock Option Plan). The 2001 Stock Option Plan provides for the grant of incentive stock options, nonstatutory stock options and restricted stock to employees, officers, directors and consultants to the Company. A total of 5,454,545 shares of common stock have been reserved for issuance under the 2001 Stock Option Plan. The administration of the 2001 Stock Option Plan is under the general supervision of the board of directors. The exercise price of the stock options will be determined by the board of directors, provided that incentive stock options will be granted at not less than fair market value of the common stock on the date of grant and will expire no later than ten years from the date the option is granted. As of December 31, 2004, the Company had options outstanding to purchase 3,668,400 shares of its common stock, including options to purchase 109,090 shares of the Company's common stock granted outside of the 2001 Stock Option Plan, had issued 530,901 restricted shares of common stock and had 1,260,357 shares available for future issuances under the 2001 Stock Option Plan.

        The Company's stock option activity for the years ended December 31, 2002, 2003, and 2004 is as follows:

	2002		2003		2004
	Shares	Weighted average exercise price	Shares	Weighted average exercise price	Shares	Weighted average exercise price
Outstanding at January 1	201,655	$1.38	2,021,536	$6.66	2,798,354	$6.99
Granted	1,983,517	6.77	1,147,636	7.76	1,115,592	10.81
Exercised	—	—	(56,818)	7.46	(47,159)	7.46
Cancelled	(163,636)	1.38	(314,000)	7.40	(198,387)	7.62

Outstanding at December 31	2,021,536	6.66	2,798,354	6.99	3,668,400	8.11

Exercisable at December 31	504,106	$6.10	1,085,676	$6.52	1,907,691	$6.82

        The following table summarizes information about stock options outstanding at December 31, 2004:

	Options outstanding			Options exercisable
Exercise price	Number outstanding	Weighted average remaining contractual life	Weighted average exercise price	Number exercisable	Weighted average exercise price
$ 1.375	239,655	6.91	$1.38	211,245	$1.38
7.455	2,380,518	8.12	7.46	1,668,264	7.46
11.00	986,772	9.38	11.00	28,182	11.00
13.75	61,455	9.98	13.75	—	—

	3,668,400	8.41		1,907,691

        In 2002, 2003, and 2004, the Company issued stock options to purchase 199,518, 166,327, and 60,364 shares of common stock, respectively, to nonemployee consultants, including its scientific advisors. The compensation expense is recorded over the respective vesting periods and is subject to variable accounting treatment prior to vesting, whereby the Company remeasures the fair value of the options at the end of each reporting period using the Black-Scholes valuation pricing model including estimated volatility. Compensation expense related to these options was approximately $274,000, $775,000, $1,331,000 and $2,406,000 for the years ended December 31, 2002, 2003, 2004, and for the period from inception (March 10, 2000) through December 31, 2004, respectively.

        In connection with a separation agreement with a former officer in 2003 that was memorialized in 2004, the Company accelerated the vesting and extended the time in which the officer may exercise options to purchase 68,181 shares of the Company's common stock and extended the time in which the officer may exercise vested options to purchase an additional 295,454 shares of the Company's common stock. In addition, options to purchase 290,909 shares of the Company's common stock were cancelled pursuant to the terms thereof. The Company recorded a non-cash compensation charge of approximately $1,289,000 related to the modification of the options. In addition, the Company agreed to pay the officer an aggregate of $450,000 during 2004 and 2005. In 2003, the Company recorded a total charge of approximately $1.7 million to research and development.

        The following table outlines the stock option grants and issuance of restricted stock during 2004:

Recipient	Month Issued or Granted	Shares	Per Share Exercise/ Purchase Price	Per Share Fair Value	Per Share Intrinsic Value
Grants of stock options:
Employees	February 2004	18,909	$11.00	$11.00	$—
Advisory board member	February 2004	36,364	11.00	11.00	—
Employees and officers	May 2004	626,864	11.00	11.00	—
Advisory board members	May 2004	18,182	11.00	11.00	—
Board member	May 2004	109,090	7.455	11.00	3.545
Employees	August 2004	150,909	11.00	11.00	—
Board member	August 2004	21,818	11.00	11.00	—
Advisory board member	August 2004	5,818	11.00	11.00	—
Employees	September 2004	66,182	11.00	11.00	—
Employees	December 2004	61,456	13.75	15.125	1.375
Issuance of Restricted Stock to employees	December 2004	530,901	—	15.125	15.125

Total		1,646,493

(8) Employee Stock Purchase Plan

       In December 2002, the Company's board of directors adopted a noncompensatory Employee Stock Purchase Plan (the ESPP). Under the ESPP, employees of the Company who elect to participate may purchase the Company's common stock at a 15% discount from the fair market value. The Company may exclude employees who have not been employed with the Company for at least two years from participating in any offering period under the ESPP at the discretion of the board of directors. The ESPP permits an enrolled employee to make contributions to purchase shares of the Company's common stock by having withheld from his or her salary an amount between 1% and 15% of compensation. The total number of shares of common stock that may be issued under the ESPP is 134,143. As of December 31, 2004, no shares of common stock have been issued under the ESPP. The ESPP was terminated in January, 2005.

(9) Accrued Expenses

        Accrued expenses consist of the following at December 31:

	2003	2004
	(in thousands)
Contracted research costs	$1,649	$6,372
Compensation and benefits	900	647
Professional fees	232	1,413
Other	161	564

	$2,942	$8,996

(10) Income Taxes

        Differences between the actual tax benefit and tax benefit computed using the United States federal income tax rate is as follows:

				Period from inception (March 10, 2000) through December 31, 2004
	Years ended December 31
	2002	2003	2004
	(in thousands)
Income tax benefit at statutory rate	$(12,654)	$(9,478)	$(15,618)	$(37,911)
In-process research and development	6,331	—	—	6,331
Stock-based compensation	3,272	438	—	3,710
Tax credits	(1,067)	(425)	(1,434)	(2,935)
Other	3	370	20	393
Change in valuation allowance	4,115	9,095	17,032	30,412

Income tax benefit	$—	$—	$—	$—

        The effects of temporary differences that give rise to significant portions of deferred tax assets and deferred tax liabilities at December 31, are presented below:

	2003	2004
	(in thousands)
Deferred tax assets:
Federal and state net operating loss carryforwards	$21,427	$35,679
Federal and state research and experimentation credits	1,822	4,132
Licenses	918	851
Depreciation and amortization	428	1,223
Deferred compensation	551	1,261
Other	418	275

Deferred tax assets	25,564	43,421
Less valuation allowance	(25,564)	(43,421)

Net deferred tax assets	$—	$—

        The valuation allowance for deferred tax assets was approximately $25,564,000 and $43,421,000 as of December 31, 2003 and 2004, respectively. The increase in the total valuation allowance for the years ended December 31, 2002, 2003, 2004, and for the period from inception (March 10, 2000) through December 31, 2004 was approximately $15,078,000, $10,271,000, $17,857,000, and $43,421,000, respectively. The Company has established valuation allowances against its deferred tax assets because management believes that, after considering all of the available objective evidence, both historical and perspective, the realization of the deferred tax assets does not meet the "more likely than not" criteria under SFAS No. 109.

        The Company completed an analysis to determine if there were changes in ownership, as defined by Section 382 of the Internal Revenue Code, that would limit its ability to utilize certain net operating loss and tax credit carryforwards. The Company determined that it experienced an ownership change, as defined by Section 382, in connection with its acquisition of Principia Associates, Inc. on September 20, 2002. As a result, the utilization of the Company's federal tax net operating loss carryforwards generated prior to the ownership change is limited. As of December 31, 2004, the Company has net operating loss carryforwards for U.S. federal tax purposes of approximately $85,472,000, after taking into consideration net operating losses expected to expire unused as a result of Section 382 limitations, and the remainder will expire in varying amounts through 2024 unless utilized. At December 31, 2004, the Company has state net operating loss carryforwards of approximately $69,669,000, which will expire through 2009 unless utilized. The utilization of these net operating loss carryforwards may be further limited if the Company experiences future ownership changes as defined in Section 382 of the Internal Revenue Code. At December 31, 2004, the Company had approximately $3,351,000 and $781,000, respectively, in federal and state research and development credits.

(11) Commitments and Contingencies

  Leases

        The Company leases its laboratory and office space for its headquarters facility under a non-cancelable operating lease expiring in November 2006. This lease agreement contains a five-year renewal option. In June 2004, the Company entered into a noncancelable operating lease for additional laboratory and office space through January 2008.

        The Company subleased laboratory and office space from its scientific founder, who is a major shareholder of the Company, under a tenant-at-will arrangement. In May 2004, in agreement with the Company, the scientific founder exercised a five-year renewal option under the lease. The Company expects that the lease will be assigned to the Company in February 2005. The renewed noncancelable operating lease agreement expires in May 2009.

        The Company entered into a noncancelable operating lease for an additional office facility in January 2005. The lease has a two-year term with a one-year renewal option.

        In November 2004, the Company entered into an agreement for an equipment lease line of credit. Under the agreement, the Company may periodically directly lease, or sell and lease-back, up to $3.0 million of equipment, with payment periods of 36 or 48 months and a $1.00 purchase option at the end of each lease period. The lease rates are based upon a fixed base interest rate plus the respective prevailing 36- or 48-month U.S. Treasury Bill interest rates at the time of each funding. The leases will be accounted for as capital leases. In November 2004, the Company sold and leased back under this agreement approximately $1.3 million of its previously purchased equipment, of which approximately $1.0 million and $0.3 million were capitalized and will be paid over 36 and 48 months, respectively. As a result, the Company recorded a deferred gain of approximately $209,000 which is being amortized over the applicable lease period. The Company also leases certain vehicles and equipment under various other non-cancelable capital and operating leases.

        Future minimum payments, excluding operating costs and taxes, under the Company's capital and non-cancelable operating leases, and including the office facility lease entered into in January 2005, are approximately as follows (in thousands):

	Capital leases	Operating leases
Years ended December 31,
2005	$670	$1,880
2006	670	1,846
2007	545	931
2008	88	267
2009	3	87

Total minimum lease payments	1,976	$5,011

Less: amount representing interest	251

Present value of minimum capital lease payments	1,725
Less current portions of capital lease obligations	537

Capital lease obligations—long term	$1,188

        Rent expense was approximately $318,000, $718,000, $1,033,000 and $2,085,000 for the years ended December 31, 2002, 2003, 2004, and for the period from inception (March 10, 2000) through December 31, 2004, respectively, including rent paid for the lease from its scientific founder in the amounts of approximately $174,000, $194,000, $213,000 and $595,000, respectively.

  License Agreements

  Queen's Medical Center

        In March 2003, the Company entered into an exclusive, royalty-bearing license agreement with Queen's Medical Center (QMC) for certain technology related to ion channel technologies. The Company paid QMC cash of $40,000 and issued 26,828 shares of its common stock. The total consideration paid of approximately $240,000 was expensed immediately to research and development costs. Under the terms of the Agreement, if certain milestones are met, the Company is obligated to make cash payments of up to an aggregate of $1.0 million. If commercialization is achieved, the Company will be required to pay royalties to QMC on the net sales of any product using the licensed technologies. In the event the Company grants a sublicense of the licensed technology, the Company is obligated to compensate QMC a percentage of all fees received from the sublicense.

        Through December 31, 2004, no milestone, royalty, or sublicense payments had been earned by or paid to QMC.

  Beth Israel Deaconess Medical Center

        In connection with its acquisition of Diagon in December 2002 (see note 3), the Company acquired two exclusive licenses relating primarily to monoclonal antibodies and ion channel technologies, respectively, in return for payment of cash and 67,071 shares of its common stock to Beth Israel Deaconess Medical Center (Beth Israel). The total value of the stock of $500,000 was expensed immediately by the Company to research and development costs. Under the terms of the licenses, if certain milestones are met, the Company is required to make cash payments up to an aggregate of $2.0 million. If commercialization is achieved, the Company will be required to pay royalties on the net sales of any product using the licensed technologies. In the event the Company grants a sublicense of the licensed technologies, the Company is obligated to compensate Beth Israel a percentage of all fees received from the sublicense.

        As a result of the Diagon acquisition, the Company also assumed an exclusive license with Beth Israel to specific know-how relating to certain calcium channels. Under the terms of the agreement, if certain milestones are met, the Company is required to make cash payments up to an aggregate of $800,000. If commercialization is achieved, the Company will be required to pay royalties on the net sales of any product using the licensed know-how.

        Through December 31, 2004, no milestone, royalty or sublicense payments had been earned by or paid to Beth Israel.

  Dana-Farber Cancer Institute

        In July 2002, the Company entered into an exclusive license agreement with Dana-Farber Cancer Institute (DFCI) for certain patent rights relating to the use of immune system modulators with other agents for use against cancer. The Company paid DFCI cash of approximately $30,000 and issued 72,727 shares of its common stock. The total consideration paid of approximately $572,000 was expensed immediately to research and development costs. Under the terms of the agreement, if certain milestones are met, the Company is required to make cash payments up to an aggregate of $600,000. If commercialization is achieved, the Company will be required to pay nominal royalties on the net sales of any product using the licensed technologies.

        Through December 31, 2004, no milestone, royalty or sublicense payments had been earned by or paid to DFCI.

  SBR Pharmaceuticals Corp.

        In April 2002, the Company entered into an exclusive license agreement with SBR for certain patent rights relating to a potential cancer product. The Company paid $1.0 million to SBR which was immediately expensed to research and development costs. Under the agreement, the Company was obligated for milestone payments and royalties in the event of commercialization, none of which have been earned or paid. In September 2002, the Company acquired Principia, a related party, who in July 2002 acquired a majority of the outstanding stock of SBR (see note 3).

  Consulting Agreements

        In July 2002, the Company entered into a consulting agreement with a member of its scientific advisory board (SAB), which was amended and restated effective January 1, 2004. The agreement has an initial term of two years from the amendment date and automatically extends for additional one-year terms unless thirty days' written notice is given by either party. In addition to an annual consulting fee, in the event the Company executes a transaction during the first two years of the consulting agreement in which the Company grants a license or other right of certain defined intellectual property, the SAB member is entitled to a one-time bonus payment of $150,000 and a portion of any up-front license fee, milestone payments or equity payments to purchase the Company's common stock over a certain defined amount related to the license transaction. The bonus and milestone payments may be paid in either cash or common stock, at the Company's discretion. In addition, the Company will pay QMC a portion of any committed research payments received by the Company that directly relate to the intellectual property, provided that the research agreement with QMC remains in effect when such payment is received by the Company. The SAB member may be entitled to a retention bonus of $1.0 million in the event the Company is acquired or there is a sale of substantially all of the assets related to the consulting agreement, subject to certain limitations.

        In October 2002, the Company entered into a consulting agreement with an SAB member for scientific advisory services which was amended in October 2003. Under the amended consulting agreement, the term is four years from the effective date of the amendment, and for a one-time payment of $400,000, a one-time bonus payment based on the achievement of a certain performance milestone was eliminated. In addition to an annual consulting fee, the consultant is entitled a bonus payment of a portion of any up-front or milestone payments received by the Company related to calcium channel technology during the four-year term of the amended agreement.

  Guarantees

        As permitted under Delaware law, the Company's Certificate of Incorporation and Bylaws provide that the Company will indemnify certain of its officers and directors for certain claims asserted against them in connection with their service as an officer or director. The maximum potential amount of future payments that the Company could be required to make under these indemnification provisions is unlimited. However, the Company has purchased a directors' and officers' liability insurance policy that reduces its monetary exposure and enables it to recover a portion of any future amounts paid. The Company believes the estimated fair value of these indemnification arrangements is minimal.

        The Company customarily agrees in the ordinary course of its business to indemnification provisions in agreements with clinical trials investigators in its drug development programs, in sponsored research agreements with academic and not-for-profit institutions, in various comparable agreements involving parties performing services for the Company in the ordinary course of business, and in its real estate leases. The Company also expects to agree to certain indemnification provisions in any drug discovery and development collaboration agreements. With respect to the Company's clinical trials and sponsored research agreements, these indemnification provisions typically apply to any claim asserted against the investigator or the investigator's institution relating to personal injury or property damage, violations of law or certain breaches of the Company's contractual obligations arising out of the research or clinical testing of the Company's compounds or drug candidates. With respect to lease agreements, the indemnification provisions typically apply to claims asserted against the landlord relating to personal injury or property damage caused by the Company, to violations of law by the Company or to certain breaches of the Company's contractual obligations. The indemnification provisions appearing in collaboration agreements are similar, but in addition provide some limited indemnification for its collaborator in the event of third-party claims alleging infringement of intellectual property rights. In each of the cases above, the term of these indemnification provisions generally survives the termination of the agreement, although the provision has the most relevance during the contract term and for a short period of time thereafter. The maximum potential amount of future payments that the Company could be required to make under these provisions is generally unlimited. The Company purchased insurance policies covering personal injury, property damage and general liability that reduce its exposure for indemnification and would enable it in many cases to recover a portion of any future amounts paid. The Company has never paid any material amounts to defend lawsuits or settle claims related to these indemnification provisions. Accordingly, the Company believes the estimated fair value of these indemnification arrangements is minimal.

(12) Related Party Transactions

        The Company pays its scientific founder and a member of the board consulting fees of approximately $25,000 per month. Total consulting fees paid in 2002, 2003 and 2004 were approximately $75,000, $300,000 and $300,000, respectively.

        During 2001 and 2002, the Company contracted with a company owned by the Company's scientific founder, board member and significant shareholder to provide drug development testing services. Amounts advanced under this arrangement totaled $1.0 million and $500,000 as of December 31, 2001 and 2002, respectively. During 2002 and 2003, all advances were paid back to the Company as no services were ever performed.

        On August 23, 2002 and September 11, 2002, the Company issued two promissory notes receivable of $500,000 each to SBR (a wholly-owned subsidiary of Principia). The promissory notes had a fixed interest rate of 7% and were due on December 31, 2002. The promissory notes were forgiven in connection with the Company's acquisition of Principia (see note 3).

(13) Retirement Plan

        In 2003, the Company implemented a 401(k) retirement plan (the Synta 401(k) Plan) in which substantially all of its permanent employees are eligible to participate. Participants may contribute a percentage of their annual compensation to the plan, subject to statutory limitations. The Company may declare discretionary matching contributions to the Synta 401(k) Plan. As of December 31, 2004, the Company had not declared any matching contributions since inception of the plan.

(14) Research Grant Contracts

        In August 2002, the Company was awarded a $250,000 government contract with the Office of Naval Research to perform scientific research services related to the monitoring of biological agents. In 2003, the Company performed all services and received full funding, and recognized $250,000 as research grant revenue for services performed under the terms of the contract.

        In September 2002, the Company was appointed as a subcontractor to a contract awarded by the Defense Advanced Research Projects Agency (DARPA). The Company's subcontract award totaled $1.2 million and requires the Company to provide scientific services utilizing expertise in immunology, screening and diagnostics. No services were performed in 2002. During 2003, the Company had recognized approximately $1.0 million of research grant revenue for services performed under the terms of the subcontract, which ran through March 31, 2004.

        In May 2003, the Company was awarded a $500,000 government contract with DARPA to perform research services associated with performance enhancement. As of December 31, 2003, the Company had recognized approximately $43,000 of research grant revenue for services performed under the terms of the contract, which expired in September 2004. In addition, the Company recorded deferred revenue of approximately $457,000, which represents advance payments received under this contract. In accordance to the terms of the DARPA contract, the advance payments received by the Company are deposited in a separate interest-bearing account and are recorded as restricted cash as of December 31, 2004.

(15) Subsequent Events

  Scientific Founders' Agreement and Release

        In January 2005, the Company entered into an Agreement and Release with its scientific founder, who is a board member, whereby all outstanding matters regarding various oral understandings and arrangements between the scientific founder and the Company were resolved, including arrangements relating to (1) the assignment by the scientific founder of the benefit of his interests resulting from the Company's acquisition of the net assets of CKS, (2) the scientific founder's assignment of inventions, non-competition, non-solicitation and confidentiality agreements with the Company, and (3) a release by the scientific founder of any and all claims that the scientific founder may have had against the Company. Pursuant to this agreement, the Company is paying the scientific founder $500,000, payable in $25,000 installments quarterly for five years.

  Reverse Stock Split

        In April 2005, the Board of Directors and the stockholders of the Company approved a 1-for-2.75 reverse stock split. All share data shown in the accompanying consolidated financial statements have been retroactively restated to reflect the reverse stock split. In addition, in April 2005, the Board of Directors and the stockholders of the Company approved a reduction in the authorized shares of the Company's common stock to 100,000,000 shares, effective upon the completion of an initial public offering of the Company's common stock.

  2005 Stock Plan

        The 2005 Stock Plan was adopted by our Board of Directors and approved by our stockholders in April 2005. The 2005 Stock Plan will become effective upon completion of an initial public offering of the Company's common stock and the 2001 Stock Option Plan will be terminated. The 2005 Stock Plan provides for the grant of incentive stock options, nonqualified stock options, restricted and unrestricted stock awards and other stock-based awards. Upon effectiveness, 3,500,000 shares of common stock will be reserved for issuance under the 2005 Stock Plan.

Report of Independent Registered Public Accounting Firm

The Board of Directors
Synta Pharmaceuticals Corp.:

        We have audited the accompanying consolidated balance sheet of Principia Associates, Inc. (the Company), a development-stage company, as of September 20, 2002, and the related consolidated statements of operations, stockholders' equity and cash flows for the period from inception (June 17, 2002) through September 20, 2002. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

        We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Principia Associates, Inc. as of September 20, 2002, and the results of their operations and their cash flows for the period from inception (June 17, 2002) through September 20, 2002 in conformity with United States generally accepted accounting principles.

        As discussed in note 11, the Company was acquired by Synta Pharmaceuticals Corp. in September 2002.

/s/ KPMG LLP

Boston, Massachusetts
December 1, 2004, except as to note 11,
    which is as of April 14, 2005

PRINCIPIA ASSOCIATES, INC.
(A Development-Stage Company)

Consolidated Balance Sheet

September 20, 2002

(in thousands, except share and per share amounts)

Assets
Current assets:
Cash and cash equivalents	$1,097
Advance to related party	500
Prepaid expenses and other current assets	74

Total current assets	1,671
Property and equipment, net	3,315
Security deposits	67

$5,053

Liabilities and Stockholders' Equity
Current liabilities:
Notes payable to related party	$1,000
Accounts payable	2,109
Accrued expenses	167
Acquisition payables	518
Current maturities of capital lease obligation	82

Total current liabilities	3,876
Long-term liabilities:
Capital lease obligation, less current maturities	7

Total liabilities	3,883

Stockholders' equity:
Common stock, $0.01 par value. Authorized 2,000,100 shares; issued and outstanding 1,300,000 shares	13
Additional paid-in capital	12,987
Deficit accumulated during the development stage	(11,830)

Total stockholders' equity	1,170

$5,053

See accompanying notes to consolidated financial statements.

PRINCIPIA ASSOCIATES, INC.
(A Development-Stage Company)

Consolidated Statement of Operations

Period from inception (June 17, 2002) to September 20, 2002

(in thousands)

Operating expenses:
In-process research and development	$9,551
Research and development expenses	1,949
General and administrative expenses	335

Total operating expenses	11,835

Loss from operations	(11,835)
Other income (expense):
Interest expense	(1)
Interest income	6

Net loss	$(11,830)

See accompanying notes to consolidated financial statements.

PRINCIPIA ASSOCIATES, INC.
(A Development-Stage Company)

Consolidated Statement of Stockholders' Equity

Period from inception (June 17, 2002) to September 20, 2002

(in thousands, except share amounts)

	Common stock			Deficit accumulated during the development stage
	Number of shares	Amount	Additional paid-in capital		Total stockholders' equity
Issuance of common shares	1,300,000	$13	$12,987	$—	$13,000
Net loss	—	—	—	(11,830)	(11,830)

Balance at September 20, 2002	1,300,000	$13	$12,987	$(11,830)	$1,170

See accompanying notes to consolidated financial statements.

PRINCIPIA ASSOCIATES, INC.
(A Development-Stage Company)

Consolidated Statement of Cash Flows

Period from inception (June 17, 2002) to September 20, 2002

(in thousands)

Cash flows from operating activities:
Net loss	$(11,830)
Adjustments to reconcile net loss to net cash used by operating activities:
In-process research and development	9,551
Depreciation and amortization expense	191
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	20
Accounts payable	780
Accrued expenses	30

Net cash used by operating activities	(1,258)

Cash flows from investing activities:
Cash paid for acquisition, net of cash acquired	(11,603)
Capital expenditures	(29)

Net cash used by investing activities	(11,632)

Cash flows from financing activities:
Proceeds from issuance of common stock	13,000
Proceeds from notes payable to related party	1,000
Principal payments of capital lease obligation	(13)

Net cash provided by financing activities	13,987

Net increase in cash and cash equivalents	1,097
Cash and cash equivalents at beginning of period	—

Cash and cash equivalents at end of period	$1,097

Supplemental disclosures of cash flow information:
Cash paid during the year:
Interest expense	$2

See accompanying notes to consolidated financial statements.

PRINCIPIA ASSOCIATES, INC.
(A Development-Stage Company)

Notes to Consolidated Financial Statements

September 20, 2002

(1) Nature of Business

        Principia Associates, Inc. (the Company) was incorporated in Delaware on June 17, 2002. Business operations effectively commenced with the acquisition of SBR Pharmaceuticals Corp. (formerly Shionogi BioResearch Corp.) (SBR) on July 31, 2002. SBR conducted research and development activities related to the treatment of various diseases. All of SBR's funding came from its majority stockholder, Shionogi & Co. Ltd. In September 2002, the Company was acquired by Synta Pharmaceuticals Corp. (Synta) (see note 9). The three shareholders of the Company are principal shareholders and board members of Synta.

        The Company was subject to risks common to emerging companies in the drug development and pharmaceutical industry including, but not limited to, uncertainty of product development and commercialization, lack of marketing and sales history, dependence on key personnel, uncertainty of market acceptance of products, product liability, uncertain protection of proprietary technology, potential inability to raise additional financing and compliance with FDA and other government regulations.

(2) Summary of Significant Accounting Policies

  Principles of Consolidation

        The consolidated financial statements include the financial statements of Principia Associates, Inc. and its subsidiary, SBR. All significant intercompany balances and transactions have been eliminated in consolidation.

  Basis of Presentation

        Since its inception, the Company devoted its efforts to research, product development, and securing financing. The Company's planned principal operations had not commenced. Accordingly, the consolidated financial statements are presented in accordance with Statement of Financial Accounting Standards (SFAS) No. 7, Accounting and Reporting by Development-Stage Enterprises.

  Use of Estimates

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect certain reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting periods. Significant items subject to such estimates and assumptions include recoverability of long-lived and deferred tax assets, measurement of stock-based compensation, and the fair value of the Company's common stock. The Company bases its estimates on historical experience and various other assumptions that management believes to be reasonable under the circumstances. Changes in estimates are recorded in the period in which they become known. Actual results could differ from those estimates.

  Cash and Cash Equivalents

        Cash equivalents include money market funds, which are valued at cost plus accrued interest. The Company considers all highly liquid investments with original maturities of three months or less at the date of purchase to be cash equivalents.

  Credit Risk and Concentrations

        Financial instruments that potentially subject the Company to a concentration of credit risk consist of money market funds. Deposits with banks may exceed the amount of insurance provided on such deposits. Generally, these deposits may be redeemed upon demand and, therefore, bear minimal risk.

  Fair Value of Financial Instruments

        The carrying amounts of the Company's financial instruments, which include cash equivalents, capital leases and long-term debt, approximate their fair values.

  Property and Equipment

        Property and equipment are stated at cost. Depreciation on property and equipment is calculated on the straight-line method over the estimated useful lives of the assets, which range from five to ten years. Equipment held under capital leases is amortized on a straight-line basis over the shorter of the lease term or estimated useful life of the asset. Amortization of assets held under capital leases is included in depreciation expense and amortization expense.

  Research and Development Costs

        Research and development costs are expensed as incurred in accordance with SFAS No. 2, Accounting for Research and Development Costs. Research and development costs are comprised of costs incurred in performing research and development activities, including salaries, benefits, facilities, research-related overhead, contract services and other external costs.

  Patents

        Costs to secure and defend patents are expensed as incurred and are classified as general and administrative expenses in the Company's statements of operations.

  Income Taxes

        The Company accounts for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized as income in the period that includes the enactment date.

  Impairment of Long-Lived Assets

        The Company accounts for the impairment and disposition of long-lived assets in accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (SFAS 144). In accordance with SFAS 144, management assesses the potential impairments of its long-lived assets whenever events of changes in circumstances indicate that an asset's carrying value may not be recoverable. If the carrying value exceeds the undiscounted future cash flows estimated to result from the use and eventual disposition of the asset, the Company will write down the asset to its estimated fair value.

  Comprehensive Income (Loss)

        SFAS No. 130, Reporting Comprehensive Income, requires that all components of comprehensive income (loss) be disclosed in the consolidated financial statements. Comprehensive income is defined as the change in equity of a business enterprise during a period from transactions, and other events and circumstances. For the period presented, the Company's comprehensive loss is equal to its net loss reported in the accompanying consolidated statements of operations.

  Segment Reporting

        The Company adopted SFAS No. 131, Disclosure About Segments of an Enterprise and Related Information, which requires companies to report selected information about operating segments, as well as enterprise-wide disclosures about products, services, geographical area, and major customers. Operating segments are determined based on the way management organizes its business for making operating decisions and assessing performance. The Company had only one operating segment, the discovery, development and commercialization of drug products.

(3) Acquisition of SBR Pharmaceuticals Corp.

        On July 31, 2002, the Company purchased 98.8% of the outstanding stock of SBR Pharmaceuticals Corp. (formerly Shionogi BioResearch Corp.) (SBR) from its shareholders in exchange for an aggregate of approximately $12.2 million in cash and agreed to purchase the remaining outstanding shares and certain stock options for approximately $268,000. The Company incurred transaction-related costs of approximately $250,000 consisting exclusively of legal costs. The scientific founder of Synta, who is a majority shareholder and a board member, was a 20% shareholder of SBR.

        The following table summarizes the estimated fair value of the assets acquired and liabilities assumed at the date of acquisition (in thousands):

Current assets, including cash of $619	$1,212
In-process research and development	9,551
Property and equipment	3,478
Other assets	67

Total assets acquired	14,308
Liabilities assumed	1,568

Net assets acquired	$12,740

        For accounting purposes, the transaction was treated as an acquisition of assets and not a business combination because SBR did not meet the definition of a business under EITF 98-3, Determination Whether a Nonmonetary Transaction Involves Receipt of Productive Assets or of a Business. The purchase price was allocated to assets acquired and liabilities assumed based on management's analysis and estimates of fair values. Management's estimates of fair value are based on assumptions believed to be reasonable, but which are inherently uncertain and unpredictable. The acquired in-process research and development (IPR&D) was valued at $9.6 million. The IPR&D assets were written off at the date of acquisition in accordance with Financial Accounting Standards Board (FASB) Interpretation No. 4, Applicability of FASB Statement No. 2 to Business Combinations Accounted for by the Purchase Method.

        The value assigned to IPR&D related to research projects for which technological feasibility had not yet been established and no future alternative uses existed. The fair value was determined using the income approach, which discounts expected future cash flows from projects under development to their net present value using a risk-adjusted rate. Each project was analyzed to determine the utilization of core technology; the complexity, cost and time to complete development; any alternative future use or current technological feasibility; and the stage of completion. Future cash flows were estimated, taking into account the expected life cycles of the product and the underlying technology, relevant market sizes and industry trends. The estimated net cash flows from these products were based on management's estimates of related revenues, cost of goods sold, R&D costs, selling, general and administrative costs, and income taxes. Discount rates ranging from 30% to 40% were utilized based on the nature of the technology of the products, the stage of completion of the projects, the complexity of the development effort and the risks associated with reaching technological feasibility of the projects.

        The Company had three products under development at the acquisition date, contributing 59%, 23%, and 18% of the total IPR&D value. The products under development are intended to result in therapeutic products in the areas of oncology, autoimmune disease, and allergy. Commercialization of any product is not anticipated for several years.

(4) Property and Equipment

        Property and equipment is comprised of the following at September 20, 2002 (in thousands):

Furniture and equipment	$1,604
Leasehold improvements	1,903

3,507
Less accumulated depreciation and amortization	(192)

Net property and equipment	$3,315

(5) Accrued Expenses

        Accrued expenses consist of the following at September 20, 2002 (in thousands):

Compensation and benefits	$132
Professional fees	30
Other	5

$167

(6) Stockholders' Equity

        In August 2002, the Company issued 1,300,000 shares of its common stock for proceeds of $13,000,000.

(7) Leases

        The Company is obligated under a capital lease for certain lab equipment that expires in September 2003. At September 20, 2002, the gross amount of machinery and equipment and related accumulated amortization recorded under the capital lease is as follows (in thousands):

Equipment	$126
Less accumulated amortization	(8)

$118

        The Company also has several operating leases that expire at various dates through 2006. Rental expense for operating leases was approximately $75,000 for the period from inception (June 17, 2002) through September 20, 2002.

        Future minimum lease payments under noncancelable operating leases and future minimum capital lease payments as of September 20, 2002 are as follows:

	Capital leases	Operating leases
	(in thousands)
Periods ending December 31:
2002 (remaining period through December 31, 2002)	$22	$139
2003	72	486
2004	—	482
2005	—	481
2006	—	481

Total minimum lease payments	94	$2,069

Less amount representing interest	(5)

Present value of net minimum lease obligation	89
Less current portion	(82)

Long-term capital lease obligation	$7

(8) Income Taxes

        Differences between the actual tax benefit and the tax benefit computed using the U.S. federal income tax rate of 34% is as follows for the period from inception (June 17, 2002) through September 20, 2002 (in thousands):

Income tax benefit at statutory rate	$(4,023)
In-process research and development	3,247
Nondeductible expenses	2
Change in valuation allowance	774

Income tax expense	$—

        The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at September 20, 2002 are presented below (in thousands):

Deferred tax assets:
Net operating loss carryforwards	$8,587
Compensated absences and others	46
Tax credits carryforwards	622
Charitable contribution carryover	3
Depreciation and amortization	493

Total gross deferred tax assets	9,751
Less valuation allowance	(9,751)

Net deferred tax assets	$—

        The valuation allowance was approximately $9,751,000 at September 20, 2002. The Company has recorded a full valuation allowance against its deferred tax assets since management believes that after considering all the available evidence, both positive and negative, it is not more likely than not that the deferred tax assets will be realized.

        At September 20, 2002, the Company has net operating loss carryforwards for federal income tax purposes of approximately $24.7 million which are available to offset future federal taxable income, if any, expiring in various years through 2022 and a state net operating loss carryforward of approximately $2.2 million expiring in 2007.

        The Company's ability to utilize its net operating loss and credit carryforwards may be limited if the Company experiences an ownership change as defined in Section 382 of the Internal Revenue Code. Generally, an ownership change occurs when the ownership percentage of 5% or greater stockholders increases by more than 50% over a three-year period. The Company has not determined the extent of this provision on the utilization of the net operating loss and credit carryforwards.

(9) Related-Party Transactions

  License Agreement

        In April 2002, SBR entered into an exclusive license agreement with Synta. Under the terms of the agreement, SBR received $1,000,000 for licensing certain of its technology. In addition, as a result of the acquisition of SBR, the Company is entitled to other payments totaling $14.0 million depending on the achievement of certain milestones in the research and development process by Synta. The Company is also eligible to receive royalties from the net sales upon communication of the licensed product from Synta.

  Notes Payable

        In August 2002 and September 2002, the Company issued promissory notes payable totaling $1,000,000 to Synta to fund the Company's operations. The promissory notes had a fixed interest rate of 7% and were due on December 31, 2002. The promissory notes were forgiven in connection with the Synta's acquisition of the Company (see note 11).

  Advance to Related Party

        During 2002, SBR contracted with a company owned by its scientific founder, board member and significant shareholder to provide drug development testing services. The former board member and significant shareholder of SBR is the scientific founder, board member and significant shareholder of Synta. Amounts advanced under this arrangement totaled $500,000. As of September 20, 2002, no services had yet been performed under this contract.

(10) Retirement Plan

        The Company has a defined contribution 401(k) plan (the Plan). The Plan covers substantially all employees of the Company. The Company has elected not to contribute to the Plan for the period from inception (June 17, 2002) through September 20, 2002, and accordingly, has not recorded any pension expense in the accompanying consolidated statement of operations.

(11) Subsequent Event

  Sale of Company

        On September 20, 2002, Synta acquired all of the outstanding shares of the Company's common stock from its shareholders in exchange for 1,796,182 shares of its common stock together with warrants to purchase an aggregate of 348,772 shares of Synta common stock, forgiveness of the $1,000,000 short-term promissory notes payable and cash of approximately $268,000. The total value of the consideration was approximately $16.9 million. The three shareholders of the Company are principal shareholders and board members of Synta (see note 1).

        The above share data has been restated to reflect the 1-for-2.75 reverse stock split of Synta's common stock approved by Synta's Board of Directors and stockholders in April 2005.

Report of Independent Registered Public Accounting Firm

The Board of Directors
Synta Pharmaceuticals Corp.:

        We have audited the accompanying balance sheet of SBR Pharmaceuticals Corp. (the Company) as of July 31, 2002, and the related statements of operations, stockholders' equity and cash flows for the seven months ended July 31, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

        We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of SBR Pharmaceuticals Corp. as of July 31, 2002, and the results of its operations and its cash flows for the seven months ended July 31, 2002 in conformity with United States generally accepted accounting principles.

        As discussed in note 12, the Company was acquired by Principia Associates, Inc. on July 31, 2002.

/s/ KPMG LLP

Boston, Massachusetts
December 1, 2004

SBR PHARMACEUTICALS CORP.

Balance Sheet

(in thousands, except share and per share amounts)

July 31, 2002
Assets
Current assets:
Cash and cash equivalents	$619
Advance to related party	500
Prepaid expenses and other current assets	95

1,214
Property and equipment, net	3,478
Security deposits	67

$4,759

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$1,329
Accrued expenses	137
Current maturities of capital lease obligation	81

1,547
Long-term liabilities:
Capital lease obligation, less current maturities	21

1,568

Stockholders' equity
Common stock, $0.01 par value. Authorized 40,000,000 shares; issued and outstanding 37,855,200 shares	379
Additional paid-in capital	54,027
Accumulated deficit	(51,215)

3,191

$4,759

See accompanying notes to financial statements.

SBR PHARMACEUTICALS CORP.

Statement of Operations

(in thousands)

Seven months ended July 31, 2002
License revenue	$1,000

Operating expenses:
Research and development expenses	5,057
General and administrative expenses	1,344

Total operating expenses	6,401

Loss from operations	(5,401)
Other income (expense):
Interest income	13
Interest expense	(12)

Net loss	$(5,400)

See accompanying notes to financial statements.

SBR PHARMACEUTICALS CORP.

Statement of Stockholders' Equity

Seven months ended July 31, 2002

(in thousands, except share amounts)

	Common stock
	Number of shares	Amount	Additional paid-in capital	Accumulated deficit	Total stockholders' equity
Balance at December 31, 2001	37,834,800	$378	$51,526	$(45,815)	$6,089
Amounts received from majority stockholder under research and development agreement	—	—	2,500	—	2,500
Exercise of stock options	20,400	1	1	—	2
Net loss	—	—	—	(5,400)	(5,400)

Balance at July 31, 2002	37,855,200	$379	$54,027	$(51,215)	$3,191

See accompanying notes to financial statements.

SBR PHARMACEUTICALS CORP.

Statement of Cash Flows

(in thousands)

Seven months ended July 31, 2002
Cash flows from operating activities:
Net loss	$(5,400)
Adjustments to reconcile net loss to net cash used by operating activities:
Depreciation and amortization expense	1,118
Changes in operating assets and liabilities:
Advance to related party	(500)
Prepaid expenses and other current assets	(5)
Accounts payable	1,279
Accrued expenses	(119)

Net cash used by operating activities	(3,627)

Cash flows from investing activity:
Capital expenditures	(305)

Net cash used by investing activity	(305)

Cash flows from financing activities:
Amounts received from majority stockholder under capital and research and development agreements	2,500
Amounts received from exercise of stock options	2
Payments of long-term debt	(250)
Payments of capital lease obligation	(44)

Net cash provided by financing activities	2,208

Net decrease in cash and cash equivalents	(1,724)
Cash and cash equivalents at beginning of period	2,343

Cash and cash equivalents at end of period	$619

Supplemental disclosures of cash flow information:
Cash paid during the year:
Interest expense	$12

See accompanying notes to financial statements.

SBR PHARMACEUTICALS CORP.

Notes to Financial Statements

July 31, 2002

(1) Nature of Business

        SBR Pharmaceuticals Corp. (formerly Shionogi BioResearch Corp.) (the Company) was formed to conduct research and development activities related to the treatment of various diseases. In order to fund the initial stages of operations, the Company entered into a research and development agreement and a capital agreement with Shionogi & Co. Ltd., (the majority stockholder) (see notes 8 and 12).

        The Company was subject to risks common to emerging companies in the drug development and pharmaceutical industry including, but not limited to, uncertainty of product development and commercialization, lack of marketing and sales history, dependence on key personnel, uncertainty of market acceptance of products, product liability, uncertain protection of proprietary technology, potential inability to raise additional financing and compliance with FDA and other government regulations.

        On July 31, 2002, the Company was acquired by Principia Associates, Inc. (see note 12).

(2) Summary of Significant Accounting Policies

  Use of Estimates

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect certain reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting periods. Significant items subject to such estimates and assumptions include recoverability of long-lived and deferred tax assets, measurement of stock-based compensation, and the fair value of the Company's common stock. The Company bases its estimates on historical experience and various other assumptions that management believes to be reasonable under the circumstances. Changes in estimates are recorded in the period in which they become known. Actual results could differ from those estimates.

  Cash and Cash Equivalents

        Cash equivalents include money market funds, which are valued at cost plus accrued interest. The Company considers all highly liquid investments with original maturities of three months or less at the date of purchase to be cash equivalents.

  Credit Risk and Concentrations

        Financial instruments that potentially subject the Company to a concentration of credit risk consist of money market funds. Deposits with banks may exceed the amount of insurance provided on such deposits. Generally, these deposits may be redeemed upon demand and, therefore, bear minimal risk.

  Fair Value of Financial Instruments

        The carrying amounts of the Company's financial instruments, which include cash equivalents, capital leases and long-term debt, approximate their fair values.

  Property and Equipment

        Property and equipment are stated at cost. Depreciation on property and equipment is calculated on the straight-line method over the estimated useful lives of the assets, which range from five to ten years.

Equipment held under capital leases is amortized on a straight-line basis over the shorter of the lease term or estimated useful life of the asset. Amortization of assets held under capital leases is included in depreciation and amortization expense.

  Research and Development Costs

        Research and development costs are expensed as incurred in accordance with SFAS No. 2, Accounting for Research and Development Costs. Research and development costs are comprised of costs incurred in performing research and development activities, including salaries, benefits, facilities, research-related overhead, contracted services and other external costs.

  Patents

        Costs to secure and defend patents are expensed as incurred and are classified as general and administrative expenses in the Company's statements of operations.

  Income Taxes

        The Company accounts for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized as income in the period that includes the enactment date.

  Impairment of Long-Lived Assets

        The Company accounts for the impairment and disposition of long-lived assets in accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (SFAS 144). In accordance with SFAS 144, management assesses the potential impairments of its long-lived assets whenever events of changes in circumstances indicate that an asset's carrying value may not be recoverable. If the carrying value exceeds the undiscounted future cash flows estimated to result from the use and eventual disposition of the asset the Company writes down the asset to its estimated fair value. Management believes that no long-lived assets were impaired as of July 31, 2002.

  Revenue Recognition

        The Company follows the revenue recognition criteria outlined in Staff Accounting Bulletin (SAB) No. 101, Revenue Recognition in Financial Statements, as revised by SAB No. 104, Revenue Recognition, and Emerging Issues Task Force (EITF) Issue 00-21 Revenue Arrangements with Multiple Deliverables (EITF Issue 00-21). Accordingly, revenues from licensing agreements are recognized based on the performance requirements of the agreement. Nonrefundable up-front fees, where the Company has an ongoing involvement or performance obligation, would be recorded as deferred revenue in the balance sheet and amortized into collaboration revenue in the statement of operations over the term of the performance obligation.

        Funding from research and development services with the majority stockholder is not recognized as contract revenue in the accompanying statements of operations in accordance with Statement of Financial Accounting Standards (SFAS) No. 68, Research and Development Arrangements. Under SFAS No. 68, there is a presumption that transactions between significant related parties creates an arrangement where the funded party may have to repay the funding party.

  Stock-Based Compensation

        The Company accounts for stock-based employee compensation arrangements using the intrinsic value method in accordance with Accounting Principle Board Opinion (APB) No. 25, Accounting for Stock Issued to Employees, and complies with the disclosure provisions of SFAS No. 123, Accounting for Stock-Based Compensation. Under APB No. 25, compensation cost is recognized based on the difference, if any, on the date of grant between the fair value of the Company's common stock and the exercise price of stock options granted. Under SFAS No. 123, compensation cost is measured at the grant date based on the fair value of the award and is recognized on a pro rata basis over the service period, which is usually the vesting period.

        If compensation expense for the Company's stock-based compensation plan had been determined based on the fair value at the grant dates as calculated in accordance with SFAS No. 123, the Company's net loss would have increased by an immaterial amount.

        Equity instruments issued to nonemployees are accounted for in accordance with the provisions of SFAS No. 123 and Emerging Issues Task Force Issue (EITF) No. 96-18, Accounting for Equity Instruments that are Issued to Other than Employees for Acquiring, or in Conjunction with Selling Goods or Services.

  Comprehensive Income (Loss)

        SFAS No. 130, Reporting Comprehensive Income, requires that all components of comprehensive income (loss) be disclosed in the consolidated financial statements. Comprehensive income is defined as the change in equity of a business enterprise during a period from transactions, and other events and circumstances. For the period presented, the Company's comprehensive loss is equal to its net loss reported in the accompanying statement of operations.

  Segment Reporting

        The Company has adopted SFAS No. 131, Disclosure About Segments of an Enterprise and Related Information, which requires companies to report selected information about operating segments, as well as enterprise-wide disclosures about products, services, geographical area, and major customers. Operating segments are determined based on the way management organizes its business for making operating decisions and assessing performance. The Company has only one operating segment, the discovery, development and commercialization of drug products.

(3) Property and Equipment

        Property and equipment is comprised of the following (in thousands):

July 31, 2002
Furniture and equipment	$6,262
Leasehold improvements	3,740

10,002
Less accumulated depreciation and amortization	(6,524)

Net property and equipment	$3,478

(4) Accrued Expenses

        Accrued expenses consist of the following (in thousands):

July 31, 2002
Compensation and benefits	$133
Other	4

$137

(5) Leases

        The Company is obligated under various capital leases for furniture and equipment that expire at various dates through 2003. The gross amount of equipment and related accumulated amortization recorded under a capital lease are as follows (in thousands):

July 31, 2002
Furniture and equipment	$290
Less accumulated amortization	164

$126

        The Company also has several operating leases that expire at various dates through 2006. Rental expense for operating leases is approximately $307,000 for the seven months ended July 31, 2002.

        Future minimum lease payments under noncancelable operating leases and future minimum capital lease payments as of July 31, 2002 are as follows:

	Capital leases	Operating leases
	(in thousands)
Periods ending December 31:
2002 (through December 31, 2002)	$36	$208
2003	73	486
2004	—	482
2005	—	482
2006	—	481

Total minimum lease payments	109	$2,139

Less amount representing interest	(7)

Present value of net minimum lease obligations	102
Less current portion	(81)

Long-term capital lease obligation	$21

(6) Long-Term Debt

        In 1997, the Company entered into a loan agreement with the majority stockholder to borrow $5,000,000 for fixed asset acquisitions. As of December 31, 2001, the outstanding principal balance related to this agreement was $250,000. Interest on borrowings outstanding accrued at a rate of 6.63%. Principal payments of $250,000 plus interest are due on a quarterly basis. The final principal payment on the loan was paid in March 2002.

(7) Income Taxes

        Differences between the actual tax benefit and the tax benefit computed using the U.S. federal income tax rate of 34% is as follows (in thousands):

Seven months ended July 31, 2002
Income tax benefit at statutory rate	$(1,836)
Additional paid-in capital recognition	850
Nondeductible expenses	6
Change in valuation allowance	980

Income tax expense	$—

        The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are presented below (in thousands):

July 31, 2002
Deferred tax assets:
Net operating loss carryforwards	$9,633
Tax credits carryforwards	1,403
Mass Corp. start-up cost	28
Compensated absences	6
Charitable contribution carryover	3
Plant and equipment, due to difference in depreciation	462

Total gross deferred tax assets	11,535
Less valuation allowance	(11,535)

Net deferred tax assets	$—

        The net change in the total valuation allowance for the seven months ended July 31, 2002 was an increase of approximately $951,000. The Company has recorded a full valuation allowance against its deferred tax assets since management believes that, after considering all of the available objective evidence, both positive and negative, the realization of the deferred tax assets does not meet the "more likely than not" criteria under SFAS No. 109.

        At July 31, 2002, the Company has net operating loss carryforwards for federal income tax purposes of approximately $22.5 million which are available to offset future federal taxable income, if any, expiring in various years through 2022 and a state net operating loss carryforward of approximately $21.0 million expiring in various years through 2007. Pursuant to the Tax Reform Act of 1986, annual utilization of the Company's net operating loss carryforwards and other tax attributes may be limited if the Company experiences an ownership change as defined in Section 382 of the Internal Revenue Code. Generally, an ownership change occurs when the ownership percentage of 5% or greater stockholders increased by more than 50% over a three-year period. The Company has not determined the extent of this provision on the utilization of the loss and credit carryforwards (see note 12).

(8) Related Party Transactions

        During 1997, the Company entered into a research and development agreement with the majority stockholder. Under the terms of the agreement, the Company will provide certain research and development services in return for specified funding. Total cash payments under the contract of $50,000,000 will be received in quarterly installments of $1,250,000 through the year ended 2006.

        Additionally, in 1997 the Company entered into a capital agreement with the majority stockholder. Under the terms of the agreement, the majority stockholder will contribute total cash payments of $50,000,000 to the Company to be received in quarterly installments of $1,250,000 through the year ended 2006. The Company received no funding during the seven months ended July 31, 2002 related to this agreement. This agreement terminated effective April 1, 2002.

        Effective April 1, 2002, the majority stockholder and the Company have signed an Amended and Restated Research Funding Agreement, which replaces the prior research development agreements. Under the terms of the agreement, the Company shall proceed working on its research projects. Subject to the approval of the Company's board of directors, the Company may seek or enter into other agreements for contract research or take on other research projects, whether funded by third parties or self-funded. Total cash payments under the new contract of $10,000,000 will be received in quarterly installments of $1,250,000 through March 2004, beginning April 1, 2002 (see note 12).

        The Company received $2,500,000 during the seven months ended July 31, 2002 in funding under the research and development agreements. Such amounts have been recorded in the accompanying financial statements as additional paid-in capital.

        In anticipation of a possible initial public offering, the majority shareholder granted a call option to the Company to purchase 11,000,000 shares of the common stock, $0.01 par value, which represents 27.5% of the Company's authorized shares. The exercise price for the call option is $1.15 per share subject to adjustment in event of the subdivision, split-up or combination of the option shares.

        During 2002, the Company contracted with a company owned by the Company's scientific founder, board member and significant shareholder to provide drug development testing services. Amounts advanced under this arrangement totaled $500,000. As of July 31, 2002 no services had yet been performed under this contract.

(9) License Agreement

        In April 2002, the Company entered into an exclusive license agreement with Synta Pharmaceuticals Corp. (Synta). Under the terms of the license agreement, the Company granted and transferred a license and know-how related to certain small molecule technology to Synta. Synta paid an initial nonrefundable fee of $1,000,000. The Company is also entitled to other payments totaling $14,000,000 depending on the achievement of certain milestones in the research and development process by Synta. In addition, after the first commercial sale of a licensed product covered by the agreement, the Company is eligible to receive a royalty of 3.5% of the net sales from Synta.

(10) Stock Option Plan

        In 1997, the Company adopted the Shionogi BioResearch Corp. Incentive Stock Option Plan (the Plan). The Plan provides for the grant of stock options to employees, officers, directors, consultants and advisors to the Company. The terms of the options will be determined by the board of directors. Stock options are granted with an exercise price equal to the fair value of the underlying common stock at the date of grant. Options granted under the Plan will generally vest over a five year period. A total of 4,600,000 shares of common stock have been reserved for issuance under the Plan.

        Summary of stock option activity is presented below:

	Seven months ended July 31, 2002
	Shares	Weighted average exercise price
Outstanding at beginning of period	1,250,334	$0.05
Granted	—	—
Exercised	(20,400)	0.08
Canceled	(12,000)	0.25

Outstanding at end of period	1,217,934	$0.07

Options exercisable at end of period	1,062,471
Weighted average fair value of options granted during the period		—
Weighted average remaining contractual life		6.4 years

        The following table summarizes information about stock options outstanding at July 31, 2002:

Price range	Outstanding options	Weighted average price	Weighted average remaining contractual life	Exercisable options	Weighted average price
$0.01	908,600	$0.01	5.59	895,000	$0.01
0.25	309,334	0.25	8.69	167,471	0.25

	1,217,934			1,062,471

(11) Retirement Plan

        In October 1997, the Company adopted a defined contribution 401(k) plan (the Plan). The Plan covers substantially all employees of the Company. The Company has elected not to contribute to the Plan for the seven months ended July 31, 2002, and accordingly, has not recorded any expense in the accompanying statement of operations.

(12) Subsequent Event

  Sale of Company

        On July 31, 2002, Principia Associates, Inc. acquired the Company from its shareholders for approximately $12.5 million in cash.

        Effective at the closing date, the Amended and Restated Research Funding Agreement, dated as of April 1, 2002, by and between the majority stockholder and the Company was terminated. In addition, the Call Option Agreement by and between the majority stockholder and the Company was also terminated (see note 8).

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

        The following table sets forth an itemization of the various costs and expenses, all of which we will pay, in connection with the issuance and distribution of the securities being registered. All of the amounts shown are estimated except the SEC Registration Fee, the Nasdaq National Market Listing Fee and the NASD Filing Fee.

SEC Registration Fee	$13,536
Nasdaq National Market Listing Fee	125,000
NASD Filing Fee	12,000
Printing and Engraving Fees	180,000
Legal Fees and Expenses	1,800,000
Accounting Fees and Expenses	475,000
Blue Sky Fees and Expenses	5,000
Transfer Agent and Registrar Fees	5,000
Miscellaneous	84,464

Total	$2,700,000

Item 14. Indemnification of Directors and Officers.

        Our restated certificate of incorporation and restated bylaws provide that each person who was or is made a party or is threatened to be made a party to or is otherwise involved (including, without limitation, as a witness) in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or an officer of Synta Pharmaceuticals Corp. or is or was serving at our request as a director, officer, or trustee of another corporation, or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, whether the basis of such proceeding is alleged action in an official capacity as a director, officer or trustee or in any other capacity while serving as a director, officer or trustee, shall be indemnified and held harmless by us to the fullest extent authorized by the Delaware General Corporation Law against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such.

        Section 145 of the Delaware General Corporation Law permits a corporation to indemnify any director or officer of the corporation against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding brought by reason of the fact that such person is or was a director or officer of the corporation, if such person acted in good faith and in a manner that he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, if he or she had no reason to believe his or her conduct was unlawful. In a derivative action, (i.e., one brought by or on behalf of the corporation), indemnification may be provided only for expenses actually and reasonably incurred by any director or officer in connection with the defense or settlement of such an action or suit if such person acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be provided if such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine that the defendant is fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

        Pursuant to Section 102(b)(7) of the Delaware General Corporation Law, Article NINTH of our restated certificate of incorporation eliminates the liability of a director to us or our stockholders for monetary damages for such a breach of fiduciary duty as a director, except for liabilities arising:

  •
  from any breach of the director's duty of loyalty to us or our stockholders;

  •
  from acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

  •
  under Section 174 of the Delaware General Corporation Law; and

  •
  from any transaction from which the director derived an improper personal benefit.

        We carry insurance policies insuring our directors and officers against certain liabilities that they may incur in their capacity as directors and officers. In addition, we expect to enter into indemnification agreements with each of our directors and executive officers prior to completion of the offering.

        Additionally, reference is made to the Underwriting Agreement filed as Exhibit 1.1 hereto, which provides for indemnification by the underwriters of Synta Pharmaceuticals Corp., our directors and officers who sign the registration statement and persons who control Synta Pharmaceuticals Corp., under certain circumstances.

Item 15. Recent Sales of Unregistered Securities.

        Since January 18, 2002, we have sold the following securities that were not registered under the Securities Act. The following information gives effect to a 1-for-2.75 reverse split of our common stock to be effected prior to the completion of this offering.

(a)   Issuances of Capital Stock and Warrants

        Set forth below is information regarding shares of our common stock issued and warrants granted, by us since January 18, 2002. Also included is the consideration, if any, received by us for such shares and warrants.

  1.
  Between April 15, 2002 and May 16, 2002, we issued and sold 1,609,723 shares of our common stock at a purchase price per share of $7.455 to two accredited investors for an aggregate purchase price of $12,000,000.00.

  2.
  On July 25, 2002, we issued 72,727 shares of our common stock with an aggregate value of $542,160.00 to a private research institute as consideration for a license of technology from such research institute.

  3.
  Between November 7, 2002 and March 27, 2003, we issued and sold 6,742,826 shares of our common stock at a purchase price per share of $7.455 to 48 accredited investors for an aggregate purchase price of $50,265,732.78.

  4.
  On September 20, 2002, we issued 1,796,182 shares of our common stock with an aggregate value of $13,389,996.60, and granted warrants to purchase 348,772 shares of our common stock with an aggregate value of approximately $2,200,000.00 to the former stockholders of a privately held corporation as consideration for our acquisition of such corporation.

  5.
  On December 30, 2002, we issued 1,143,946 shares of our common stock with an aggregate value of $8,527,781.02 to the former stockholders of a privately held corporation as consideration for our acquisition of such corporation.

  6.
  On December 30, 2002, we issued 67,071 shares of our common stock with an aggregate value of $499,998.92 to a medical center as consideration for a license of technology from such medical center.

  7.
  On March 27, 2003, we issued 26,828 shares of our common stock with an aggregate value of $200,000.11 to a privately held company as consideration for a license of technology from such company.

  8.
  Between October 15, 2003 and January 22, 2004, we issued and sold 4,545,455 shares of our common stock at a purchase price per share of $11.00 to 43 accredited investors for an aggregate purchase price of $50,000,000.00.

  9.
  On December 17, 2003, we issued 209,264 shares of our common stock upon the exercise of warrants to an accredited investor for an aggregate purchase price of $287,738.00.

  10.
  On January 9, 2004, we issued 201,216 shares of our common stock with an aggregate value of $2,213,376.00 to three privately held corporations as consideration for our acquisition of certain assets from such corporations.

  11.
  On November 10, 2004, we issued and sold 5,818,191 shares of our common stock at a purchase price per share of $13.75 to 76 accredited investors for an aggregate purchase price of $80,000,000.00.

  12.
  On November 15, 2004, we issued 41,852 shares of our common stock upon the exercise of warrants to an accredited investor for an aggregate purchase price of $57,547.50.

  13.
  On December 21, 2004, we issued 530,901 shares of restricted common stock to certain officers at a purchase price of $0.000275 per share for an aggregate purchase price of $146.00.

  14.
  On January 11, 2005, we issued 97,656 shares of our common stock upon the exercise of warrants to an accredited investor for an aggregate purchase price of $134,277.50.

  15.
  On January 18, 2005, we issued 4,627 shares of restricted common stock to our non-employee directors as compensation for services as a director at a purchase price of $0.000275 per share for an aggregate purchase price of $1.27.

        All of these issuances were made in reliance on Section 4(2) of the Securities Act or Regulation D promulgated thereunder as sales not involving a public offering. The recipients of securities in each of the above-referenced transactions represented their intentions to acquire the securities for investment purposes only and not with a view to, or for sale in connection with, any distribution thereof and appropriate legends were affixed to the instruments representing such securities issued in such transactions. All recipients either received adequate information about us or had, through their relationship with us, adequate access to such information.

  (b) Certain Grants and Exercises of Stock Options

        The sale and issuance of the securities described below were deemed to be exempt from registration under the Securities Act in reliance on Rule 701 promulgated under Section 3(b) of the Securities Act, as transactions by an issuer not involving a public offering or transactions pursuant to compensatory benefit plans and contracts relating to compensation as provided under Rule 701.

        Pursuant to our stock plans and certain stand-alone stock option agreements, we have issued options to purchase an aggregate of 5,261,599 shares of common stock. Of these options:

  •
  options to purchase 747,738 shares of common stock have been canceled or lapsed without being exercised;

  •
  options to purchase 103,977 shares of common stock have been exercised; and

  •
  options to purchase a total of 4,409,690 shares of common stock are currently outstanding, at a weighted average exercise price of $9.41 per share.

Item 16. Exhibits and Financial Statement Schedules.

  (a)    Exhibits

Exhibit Number	Description of Exhibit
*1.1	Form of Underwriting Agreement.
†3.1	Certificate of Incorporation, as amended, of the Registrant.
†3.1(a)	Certificate of Amendment to Certificate of Incorporation, as amended, to be filed prior to completion of the offering to effect a 1-for-2.75 reverse stock split.
†3.2	Restated Certificate of Incorporation of the Registrant to be filed upon completion of this offering.
†3.3	Bylaws, as amended, of the Registrant.
†3.4	Restated Bylaws of the Registrant to be effective upon completion of this offering.
4.1	Form of Common Stock Certificate.
†4.2.1	Amended and Restated Investor Rights Agreement dated December 13, 2002, by and among the Registrant and certain stockholders of the Registrant.
†4.2.2	First Amendment, dated January 11, 2005, to the Amended and Restated Investor Rights Agreement, dated December 13, 2002, by and among the Registrant and certain stockholders of the Registrant.
5.1	Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., counsel to the Registrant, with respect to the legality of securities being registered.
†10.1	2001 Stock Plan.
†10.2	2005 Stock Plan.
†10.2(a)	Form of incentive stock option agreement under 2005 Stock Plan.
†10.2(b)	Form of nonqualified stock option agreement under 2005 Stock Plan.
†10.2(c)	Form of restricted stock agreement under 2005 Stock Plan.
†10.3	Director Compensation Policy.
†10.4	Non-Qualified Stock Option Agreement, dated May 27, 2004, by and between the Registrant and Keith R. Gollust.
†10.5	Duffy Hartwell Limited Partnership Commercial Lease, dated November 4, 1996, by and between Duffy Hartwell Limited Partnership and Shionogi BioResearch Corp.
†10.6	Lease of 125 Hartwell Avenue, Lexington, MA, dated October 26, 1992, by and between Fuji ImmunoPharmaceuticals Corp. and 125 Hartwell Trust, as amended by First Amendment dated January 31, 1993, Second Amendment dated October 1, 1997, Third Amendment dated November 1, 2002, Assignment and Assumption of Lease and Consent of Release by Landlord and Fourth Amendment of Lease, dated July 9, 2004, and Fifth Amendment, dated October 22, 2004.
†10.7	Pinnacle Properties Management, Inc. Standard Form Commercial Lease, dated May 31, 1999, by and between 6-8 Preston Court, L.L.C. and Asiana Pharmaceuticals Corporation, as amended by Amendment to Lease #1, dated July 31, 2000, Amendment to Lease #2, dated November 26, 2001, and Amendment to Lease #3, dated December 2003.
†10.8	Lease, dated January 13, 2005, by and between the Registrant and Mortimer B. Zuckerman and Edward H. Linde, Trustees of 91 Hartwell Avenue Trust.
†10.9	Stock Exchange Agreement, dated September 9, 2002, by and among the Registrant, Principia Associates, Inc. and certain stockholders of Principia Associates, Inc.
†10.10	Agreement of Merger, dated December 27, 2002, by and among the Registrant, DGN Genetics Acquisition Corp., Diagon Genetics, Inc. and certain stockholders of Diagon Genetics, Inc.

†**10.11	Asset Purchase Agreement, dated December 17, 2003, by and among the Registrant, Cancer Genomics, Inc., Kava Pharmaceuticals, Inc., SinglePixel Biomedical, Inc. and CMAC, LLC.
†10.12	Letter Agreement, dated April 21, 2004, by and between the Registrant and Dr. Mitsunori Ono.
†10.13	Letter Agreement, dated May 7, 2004, by and between the Registrant and John A. McCarthy, Jr.
†10.14	Letter Agreement, dated February 18, 2004, by and between the Registrant and Dr. Matthew L. Sherman.
†10.15	Letter Agreement, dated October 12, 2002, by and between the Registrant and Dr. Keizo Koya.
†10.16	Letter Agreement, dated January 22, 2003, by and between the Registrant and Dr. James Barsoum.
†10.17	Letter Agreement, dated February 19, 2004, by and between the Registrant and Keith Ehrlich.
†10.18	Letter Agreement, dated January 14, 2003, by and between the Registrant and Wendy E. Rieder.
†10.19	Master Lease Agreement, dated November 10, 2004, by and between the Registrant and General Electric Capital Corporation.
†10.20	Agreement and Release, dated January 14, 2005, by and among the Registrant and Dr. Lan Bo Chen.
†10.21	Letter Agreement, dated January 3, 2005, by and between the Registrant and Stephen M. Gansler.
†10.22	Letter Agreement, dated March 16, 2005, by and between the Registrant and Robert J. Terifay.
†10.23	Form of Indemnification Agreement between the Registrant and its directors and executive officers.
†10.24	Letter Agreement, dated April 18, 2005, by and between the Registrant and Safi R. Bahcall, Ph.D.
†10.25	Consulting Agreement, dated April 18, 2005, by and between the Registrant and Lan Bo Chen, Ph.D.
†21.1	List of Subsidiaries.
23.1	Consents of KPMG LLP, Independent Registered Public Accounting Firm.
23.2	Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (see Exhibit 5.1).
†24.1	Powers of Attorney.

*
To be filed by amendment.

**
Confidential treatment has been granted for portions of this exhibit.

†
Previously filed.

@
Replaces previously filed exhibit.

  (b)    Financial Statement Schedules

        Financial Statement Schedules are omitted because the information is included in our financial statements or notes to those financial statements.

Item 17. Undertakings

        The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 14 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        The undersigned registrant hereby undertakes that:

  (1)
  For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

  (2)
  For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has duly caused this Amendment No. 4 to this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Lexington, Massachusetts, on April 29, 2005.

By:	/s/ SAFI R. BAHCALL Safi R. Bahcall, Ph.D. President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 4 to this registration statement has been signed by the following persons in the capacities held on the dates indicated.

Signature	Title	Date

/s/ SAFI R. BAHCALL Safi R. Bahcall, Ph.D.	President, Chief Executive Officer and Director (principal executive officer)	April 29, 2005
/s/ JOHN A. MCCARTHY, JR. John A. McCarthy, Jr.	Senior Vice President and Chief Financial Officer (principal financial officer)	April 29, 2005
* Keith S. Ehrlich	Vice President, Finance and Administration (principal accounting officer)	April 29, 2005
* Keith R. Gollust	Chairman of the Board	April 29, 2005
* Lan Bo Chen, Ph.D.	Director	April 29, 2005
* Bruce Kovner	Director	April 29, 2005
* William S. Reardon, C.P.A.	Director	April 29, 2005
* Robert N. Wilson	Director	April 29, 2005
*By:	/s/ JOHN A. MCCARTHY, JR. Attorney-in-fact

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
*1.1	Form of Underwriting Agreement.
†3.1	Certificate of Incorporation, as amended, of the Registrant.
†3.1(a)	Certificate of Amendment to Certificate of Incorporation, as amended, to be filed prior to completion of the offering to effect a 1-for-2.75 reverse stock split.
†3.2	Restated Certificate of Incorporation of the Registrant to be filed upon completion of this offering.
†3.3	Bylaws, as amended, of the Registrant.
†3.4	Restated Bylaws of the Registrant to be effective upon completion of this offering.
4.1	Form of Common Stock Certificate.
†4.2.1	Amended and Restated Investor Rights Agreement dated December 13, 2002, by and among the Registrant and certain stockholders of the Registrant.
†4.2.2	First Amendment, dated January 11, 2005, to the Amended and Restated Investor Rights Agreement, dated December 13, 2002, by and among the Registrant and certain stockholders of the Registrant.
5.1	Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., counsel to the Registrant, with respect to the legality of securities being registered.
†10.1	2001 Stock Plan.
†10.2	2005 Stock Plan
†10.2(a)	Form of incentive stock option agreement under 2005 Stock Plan.
†10.2(b)	Form of nonqualified stock option agreement under 2005 Stock Plan.
†10.2(c)	Form of restricted stock agreement under 2005 Stock Plan.
†10.3	Director Compensation Policy.
†10.4	Non-Qualified Stock Option Agreement, dated May 27, 2004, by and between the Registrant and Keith R. Gollust.
†10.5	Duffy Hartwell Limited Partnership Commercial Lease, dated November 4, 1996, by and between Duffy Hartwell Limited Partnership and Shionogi BioResearch Corp.
†10.6	Lease of 125 Hartwell Avenue, Lexington, MA, dated October 26, 1992, by and between Fuji ImmunoPharmaceuticals Corp. and 125 Hartwell Trust, as amended by First Amendment dated January 31, 1993, Second Amendment dated October 1, 1997, Third Amendment dated November 1, 2002, Assignment and Assumption of Lease and Consent of Release by Landlord and Fourth Amendment of Lease, dated July 9, 2004, and Fifth Amendment, dated October 22, 2004.
†10.7	Pinnacle Properties Management, Inc. Standard Form Commercial Lease, dated May 31, 1999, by and between 6-8 Preston Court, L.L.C. and Asiana Pharmaceuticals Corporation, as amended by Amendment to Lease #1, dated July 31, 2000, Amendment to Lease #2, dated November 26, 2001, and Amendment to Lease #3, dated December 2003.
†10.8	Lease, dated January 13, 2005, by and between the Registrant and Mortimer B. Zuckerman and Edward H. Linde, Trustees of 91 Hartwell Avenue Trust.
†10.9	Stock Exchange Agreement, dated September 9, 2002, by and among the Registrant, Principia Associates, Inc. and certain stockholders of Principia Associates, Inc.
†10.10	Agreement of Merger, dated December 27, 2002, by and among the Registrant, DGN Genetics Acquisition Corp., Diagon Genetics, Inc. and certain stockholders of Diagon Genetics, Inc.
†**10.11	Asset Purchase Agreement, dated December 17, 2003, by and among the Registrant, Cancer Genomics, Inc., Kava Pharmaceuticals, Inc., SinglePixel Biomedical, Inc. and CMAC, LLC.
†10.12	Letter Agreement, dated April 21, 2004, by and between the Registrant and Dr. Mitsunori Ono.
†10.13	Letter Agreement, dated May 7, 2004, by and between the Registrant and John A. McCarthy, Jr.

†10.14	Letter Agreement, dated February 18, 2004, by and between the Registrant and Dr. Matthew L. Sherman.
†10.15	Letter Agreement, dated October 12, 2002, by and between the Registrant and Dr. Keizo Koya.
†10.16	Letter Agreement, dated January 22, 2003, by and between the Registrant and Dr. James Barsoum.
†10.17	Letter Agreement, dated February 19, 2004, by and between the Registrant and Keith Ehrlich.
†10.18	Letter Agreement, dated January 14, 2003, by and between the Registrant and Wendy E. Rieder.
†10.19	Master Lease Agreement, dated November 10, 2004, by and between the Registrant and General Electric Capital Corporation.
†10.20	Agreement and Release, dated January 14, 2005, by and among the Registrant and Dr. Lan Bo Chen.
†10.21	Letter Agreement, dated January 3, 2005, by and between the Registrant and Stephen M. Gansler.
†10.22	Letter Agreement, dated March 16, 2005, by and between the Registrant and Robert J. Terifay.
†10.23	Form of Indemnification Agreement between the Registrant and its directors and executive officers.
†10.24	Letter Agreement, dated April 18, 2005, by and between the Registrant and Safi R. Bahcall, Ph.D.
†10.25	Consulting Agreement, dated April 18, 2005, by and between the Registrant and Lan Bo Chen, Ph.D.
†21.1	List of Subsidiaries.
23.1	Consents of KPMG LLP, Independent Registered Public Accounting Firm.
23.2	Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (see Exhibit 5.1).
†24.1	Powers of Attorney.

*
To be filed by amendment.

**
Confidential treatment has been granted for portions of this exhibit.

†
Previously filed.

@
Replaces previously filed exhibit.

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TABLE OF CONTENTS
PROSPECTUS SUMMARY
Synta Pharmaceuticals Corp.
RISK FACTORS
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
DIVIDEND POLICY
CAPITALIZATION
DILUTION
SELECTED HISTORICAL FINANCIAL AND OPERATING DATA (in thousands, except per share amounts)
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
BUSINESS
MANAGEMENT
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
PRINCIPAL STOCKHOLDERS
DESCRIPTION OF CAPITAL STOCK
SHARES ELIGIBLE FOR FUTURE SALE
UNDERWRITERS
LEGAL MATTERS
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INDEX TO FINANCIAL STATEMENTS
SYNTA PHARMACEUTICALS CORP. (A Development-Stage Company) Consolidated Balance Sheets (in thousands, except share and per share amounts) (Unaudited)
SYNTA PHARMACEUTICALS CORP. (A Development-Stage Company) Consolidated Statements of Operations (in thousands, except share and per share amounts) (Unaudited)
Consolidated Statement of Stockholders' Equity and Comprehensive Loss
SYNTA PHARMACEUTICALS CORP. (A Development-Stage Company) Consolidated Statements of Cash Flows (in thousands) (Unaudited)
SYNTA PHARMACEUTICALS CORP. (A Development-Stage Company) Notes to Unaudited Consolidated Financial Statements
Report of Independent Registered Public Accounting Firm
SYNTA PHARMACEUTICALS CORP. (A Development-Stage Company) Consolidated Balance Sheets (in thousands, except share and per share amounts)
SYNTA PHARMACEUTICALS CORP. (A Development-Stage Company) Consolidated Statements of Operations (in thousands, except share and per share amounts)
Consolidated Statements of Stockholders' Equity (Deficit) and Comprehensive Loss
SYNTA PHARMACEUTICALS CORP. (A Development-Stage Company) Consolidated Statements of Cash Flows (in thousands)
SYNTA PHARMACEUTICALS CORP. (A Development-Stage Company) Notes to Consolidated Financial Statements
Report of Independent Registered Public Accounting Firm
PRINCIPIA ASSOCIATES, INC. (A Development-Stage Company) Consolidated Balance Sheet September 20, 2002 (in thousands, except share and per share amounts)
PRINCIPIA ASSOCIATES, INC. (A Development-Stage Company) Consolidated Statement of Operations Period from inception (June 17, 2002) to September 20, 2002 (in thousands)
PRINCIPIA ASSOCIATES, INC. (A Development-Stage Company) Consolidated Statement of Stockholders' Equity Period from inception (June 17, 2002) to September 20, 2002 (in thousands, except share amounts)
PRINCIPIA ASSOCIATES, INC. (A Development-Stage Company) Consolidated Statement of Cash Flows Period from inception (June 17, 2002) to September 20, 2002 (in thousands)
PRINCIPIA ASSOCIATES, INC. (A Development-Stage Company) Notes to Consolidated Financial Statements September 20, 2002
Report of Independent Registered Public Accounting Firm
SBR PHARMACEUTICALS CORP. Balance Sheet (in thousands, except share and per share amounts)
SBR PHARMACEUTICALS CORP. Statement of Operations (in thousands)
SBR PHARMACEUTICALS CORP. Statement of Stockholders' Equity Seven months ended July 31, 2002 (in thousands, except share amounts)
SBR PHARMACEUTICALS CORP. Statement of Cash Flows (in thousands)
SBR PHARMACEUTICALS CORP. Notes to Financial Statements July 31, 2002
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  Item 13. Other Expenses of Issuance and Distribution.
  Item 14. Indemnification of Directors and Officers.
  Item 15. Recent Sales of Unregistered Securities.
  Item 16. Exhibits and Financial Statement Schedules.
  Item 17. Undertakings
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